Exhibit 99.1
EXPLANATORY NOTE
Colony Capital, Inc. (“we,” “our,” or the “Company”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to recast the financial information and financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”) solely to reflect the reclassification of the Company’s industrial business as discontinued operations. As previously disclosed, in June 2019, the Company engaged advisors to market its industrial portfolio and the related management platform for sale. In September 2019, the Company entered into a definitive sale agreement for sale of the Company’s light industrial portfolio and the related management platform for an aggregate gross sales price of approximately $5.7 billion. The sale closed on December 10, 2019. The Company indirectly held approximately 34 percent of the light industrial portfolio. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. The sale of the industrial business, including its related management platform, represents a strategic shift that will have a major effect on the Company’s operations and financial results and had met the criteria as held for sale and discontinued operations in June 2019, at which time the Company began reporting results for the industrial business as discontinued operations.
As required by the rules of the Securities and Exchange Commission (the “SEC”) requiring the reissuance of prior period financial statements included or incorporated by reference in a registration statement or proxy statement to retrospectively revise and reclassify such pre-event financial statements to reflect accounting changes, such as discontinued operations, this Exhibit 99.1 to our Current Report on Form 8-K presents the financial results of the industrial business as discontinued operations for the year ended December 31, 2018 and is consistent with the presentation of discontinued operations included in our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 9, 2019 and for the quarter ended September 30, 2019 filed with the SEC on November 8, 2019, respectively.
The information included in this Exhibit 99.1 to our Current Report on Form 8-K is presented solely in connection with the reporting changes described above and does not otherwise amend or restate the audited consolidated financial statements that were included in the 2018 Form 10-K. Unaffected items and unaffected portions of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit 99.1 to our Current Report on Form 8-K. Other than as required to reflect the presentation of the industrial business as discontinued operations, this Exhibit 99.1 to our Current Report does not reflect events occurring after the filing of the Company's 2018 Form 10-K. Without limitation to the foregoing, this Exhibit 99.1 to our Current Report on Form 8-K does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the 2018 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management. More current information is contained in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K subsequent to the 2018 Form 10-K, which also contain important information regarding forward-looking statements, events, developments or updates to certain expectations of the Company that have occurred subsequent to the filing of the 2018 Form 10-K. Therefore, this Exhibit 99.1 to our Current Report on Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to the date of the 2018 Form 10-K.
We have revised the following portions of the 2018 Form 10-K, respectively, to reflect the retrospective revisions that have been made as a result of the classification of the industrial business as discontinued operations:
2018 Form 10-K
PART I

•	Item 1. Business
PART II

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 8. Financial Statements and Supplementary Data
PART IV

•	Item 15. Exhibits, Financial Statement Schedules

FORWARD-LOOKING STATEMENTS
Some of the statements contained in this Exhibit 99.1 to our Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The forward-looking statements contained in this Exhibit 99.1 to our Current Report on Form 8-K reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the market, economic and environmental conditions in the healthcare, hospitality and industrial real estate, other commercial real estate equity and debt, and investment management sectors;

•
any decrease in our net income and funds from operations as a result of the tri-party merger among Colony Capital, Inc., NorthStar Asset Management Group Inc. ("NSAM") and NorthStar Realty Finance Corp. ("NRF") in an all-stock exchange on January 10, 2017 (the “Merger”) or otherwise, or our other acquisition activity;

•
our ability to integrate and maintain consistent standards and controls following the Merger, including our ability to manage our acquisitions effectively and to realize the anticipated benefits of such acquisitions;

•	our ability to realize anticipated compensation and administrative cost reductions in connection with the implementation of our corporate restructuring and reorganization plan;

•	our exposure to risks to which we have not historically been exposed, including liabilities with respect to the assets acquired through the Merger and our other acquisitions;

•
our business and investment strategy, including the ability of the businesses in which we have a significant investment (such as Colony Credit Real Estate, Inc. (NYSE:CLNC)) to execute their business strategies;

•	performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments and available for distribution;

•	our ability to grow our business by raising capital for the companies that we manage;

•	our ability to deploy capital into new investments consistent with our business strategies, including the earnings profile of such new investments;

•	the impact of adverse conditions affecting a specific asset class in which we have investments;

•	the availability of attractive investment opportunities;

•	our ability to achieve any of the anticipated benefits certain joint ventures, including any ability for such ventures to create and/or distribute new investment products;

•	our ability to satisfy and manage our capital requirements;

•	our expected holding period for our assets and the impact of any changes in our expectations on the carrying value of such assets;

•	the general volatility of the securities markets in which we participate;

•	our ability to obtain and maintain financing arrangements, including securitizations, on favorable or comparable terms or at all;

•	our ability to repay or refinance the existing debt on certain properties in our U.S. healthcare portfolio that is scheduled to mature in December 2019 on similar terms or at all;

•	changes in interest rates and the market value of our assets;

•	interest rate mismatches between our assets and any borrowings used to fund such assets;

•	effects of hedging instruments on our assets;

•	the impact of economic conditions on third parties on which we rely;

•	any litigation and contractual claims against us and our affiliates, including potential settlement and litigation of such claims;

•	adverse domestic or international economic conditions and the impact on the commercial real estate or real-estate related sectors;

•	the impact of legislative, regulatory and competitive changes;

•	actions, initiatives and policies of the U.S. and non-U.S. governments and changes to U.S. or non-U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended;

•	changes in our management team, including availability of qualified personnel;

•	our ability to make or maintain distributions to our stockholders; and

•	our understanding of our competition.
While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. We caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date made.

PART I
Item 1. Business.
In this Current Report on Form 8-K ("this Form 8-K"), unless specifically stated otherwise or the context indicates otherwise, the terms "Colony Capital," the "Company," "we," "our" and "us" refer to Colony Capital, Inc. and its consolidated subsidiaries beginning January 11, 2017, following the closing of the Merger, and Colony and its consolidated subsidiaries for all periods on or prior to the closing of the Merger on January 10, 2017. References to the “Operating Partnership,” our “Operating Company” and the “OP” refer to Colony Capital Operating Company, LLC, a Delaware limited liability company and the operating company of the Company, and its consolidated subsidiaries.
Overview
We are a leading global investment management firm with approximately $43 billion in assets under management ("AUM"). We manage capital on behalf of our stockholders, as well as institutional and retail investors in private funds, traded and non-traded real estate investment trusts ("REITs") and registered investment companies. We have significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe, Corp (NYSE: NRE) which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. We are headquartered in Los Angeles, with key offices in New York, Paris and London, and have over 400 employees in 17 locations in ten countries.
We were organized on May 31, 2016 as a Maryland corporation, and elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2017. We conduct our operations as a REIT, and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the 1940 Act. We conduct substantially all of our activities and hold substantially all of our assets and liabilities through our Operating Company. At December 31, 2018, we owned 93.9% of the Operating Company, as its sole managing member.
Our Business
Our vision is to establish the Company as a leading global investment management firm, principally focused on real estate strategies. We believe our deep understanding of commercial real estate provides us a significant advantage in identifying relative value throughout real estate cycles. Through our prudent sector or subsector capital allocation and operational capabilities, we aim to generate outsized total returns on our balance sheet and third-party capital. Specifically, our preference is to invest our balance sheet capital alongside third party capital to create alignment and generate returns for our shareholders in two ways. First, through the return on investment through our balance sheet capital. Second, through base management fees paid by third party capital and potential carried interest, which provides us with a greater participation of profits after a minimum return is achieved. Over time, our goal is to manage third party capital alongside the majority of our balance sheet capital at a higher ratio than what is currently in place.
Currently, we conduct our business through the following six segments:

•
Healthcare—Our healthcare segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings and hospitals. We earn rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, certain of our senior housing properties are managed by operators under a RIDEA (REIT Investment Diversification and Empowerment Act) structure, which effectively allows us to gain financial exposure to the underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement.

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Industrial—Our industrial segment is composed of and primarily invests in light industrial assets throughout the U.S. that serve as the “last mile” of the logistics chain, which are vital for e-commerce and tenants that require increasingly quick delivery times. These properties are generally multi-tenant warehouses that are less than 250,000 square feet. Driven by significant appreciation in the value of the Company's industrial portfolio, in June 2019, the Company engaged advisors to market its industrial portfolio and related management platform for sale. In September 2019, the Company entered into definitive sale agreements for the sale of its light industrial portfolio and related management platform, with the sale closing in December 2019. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. As the sale represents a strategic shift that will have a major effect on the Company’s operations and financial results, the operating results of the industrial business are presented as discontinued operations on the consolidated statements of operations effective June 2019 (Note 18).

•
Hospitality—Our hospitality portfolio is composed of primarily extended stay and select service hotels located mainly in major metropolitan and high-demand suburban markets in the U.S., with the majority affiliated with top hotel brands such as Marriott and Hilton.

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CLNC—This represents our investment in Colony Credit (as described below), a commercial real estate credit REIT with a diverse portfolio consisting primarily of commercial real estate ("CRE") senior mortgage loans, mezzanine loans, preferred equity, debt securities and net lease properties primarily in the U.S.

•
Other Equity and Debt—Our other equity and debt segment consists of a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity, real estate debt, and net leased assets, among other holdings.

•
Investment Management—Our investment management business raises, invests and manages funds on behalf of a diverse set of institutional and individual investors, for which we earn management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or carried interest based on the performance of the investment vehicles managed subject to the achievement of minimum return hurdles.

Refer to Note 25 to the consolidated financial statements for further information about our reportable segments.
Merger
On January 10, 2017, the Merger among NSAM, Colony and NRF to form Colony Capital, Inc. was completed in an all-stock exchange. The Merger was accounted for as a reverse acquisition, with NSAM as the legal acquirer for certain legal and regulatory matters, and Colony as the accounting acquirer for purposes of financial reporting.
Refer to Note 3 to the consolidated financial statements for further details on the Merger.
Colony Credit
On August 25, 2017, certain subsidiaries of the Company entered into a combination agreement with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”), both publicly registered non-traded real estate investment trusts sponsored and managed by a subsidiary of the Company, and certain other subsidiaries of the foregoing. Pursuant to the combination agreement, certain subsidiaries of the Company agreed to contribute the CLNY Contributed Portfolio (as defined below), represented by their ownership interests ranging from 38% to 100% in certain investment entities ("CLNY Investment Entities") to Colony Credit Real Estate, Inc. (formerly Colony NorthStar Credit Real Estate, Inc.) ("Colony Credit") and its operating company, and NorthStar I and NorthStar II agreed to merge with and into Colony Credit, with, in each case, Colony Credit surviving, in all-stock mergers (collectively, the “Combination”).
The CLNY Contributed Portfolio comprised the Company's interests in certain of its commercial real estate loans, net lease properties and limited partnership interests in third-party sponsored funds within the Company’s other equity and debt segment that were based in the U.S. and consistent with Colony Credit's strategy at the time of the Combination.
On January 18, 2018, the Combination was approved by the stockholders of NorthStar I and NorthStar II. The Combination closed on January 31, 2018. Upon closing of the Combination, the Company and its affiliates, NorthStar I stockholders and NorthStar II stockholders each owned approximately 37%, 32% and 31%, respectively, of Colony Credit on a fully diluted basis.
On June 25, 2018, Colony Credit changed its name from "Colony NorthStar Credit Real Estate, Inc." to "Colony Credit Real Estate, Inc." Additionally, in June 2018, Colony Credit was added to the Small-cap Russell 2000 and broad-market Russell 3000 Indexes.
Refer to Note 4 to the consolidated financial statements for further information related to the Combination.
Corporate Restructuring
Following a strategic review process, in November 2018, we announced a corporate restructuring and reorganization plan aimed at reducing our annual compensation and administrative expenses over the next 12 months. The restructuring plan was designed to match resources that further align our increasing focus on our investment management business by, among other things, reducing our workforce globally by 10% to 20%, primarily in connection with the exit of non-core assets and business lines, together with general cost reductions. In the fourth quarter of 2018, we incurred $19.3 million of restructuring costs, which were primarily compensation costs.
Strategic Asset Review
In February 2019, the Company announced the implementation of a series of changes designed to enhance its corporate governance, and entered into a cooperation agreement with Blackwells Capital LLC, a stockholder of the Company. In connection with the cooperation agreement, the Company's board of directors formed a Strategic Asset Review Committee, composed solely of independent directors, to review, evaluate and make recommendations to the board on issues relating to the Company's assets and business configuration.
As part of a comprehensive review undertaken by the Company, together with its Strategic Asset Review Committee and an independent advisor, the Company has undertaken certain assessments and strategic initiatives intended to build on core investment management competencies while focusing on high-growth businesses.
In June 2019, the Company engaged advisors to market its industrial portfolio and related management platform for sale. There has been significant appreciation in the value of the industrial portfolio driven by favorable operating fundamentals and strong investor demand for light industrial assets. In September 2019, the Company entered into definitive sale agreements for the sale of its light industrial portfolio and related management platform for an aggregate gross sales price of approximately $5.7 billion. The sale closed in December 2019. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. The Company may redeploy a portion of the proceeds into higher total return strategies and may further consider the reduction of corporate leverage or other uses. The sale of the industrial business, including its related management platform, represents a strategic shift that will have a significant effect on the Company’s operations and financial results, and had met the criteria as held for sale and discontinued operations effective June 2019. Accordingly, for all current and prior periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets and the related operating results are presented as income from discontinued operations on the consolidated statement of operations.

PART II
Item 6. Selected Financial Data.
The selected financial data set forth below are derived from our audited consolidated financial statements, other than selected quarterly financial information, which are unaudited, and should be read in conjunction with the consolidated financial statements and accompanying notes included in "Item 15. Exhibits and Financial Statement Schedules" and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Exhibit 99.1 to this Form 8-K.
The selected historical financial data below as of and for periods on or prior to January 10, 2017 represents the pre-Merger financial information of Colony on a stand-alone basis. The financial information of NSAM and NRF are incorporated into the Company effective January 11, 2017.
Additionally, the historical per share data for periods on or prior to January 10, 2017 have been adjusted to give effect to the exchange ratio of one share of Colony common stock for 1.4663 shares of the Company's common stock.
For all current and prior periods presented, our industrial business is presented as discontinued operations, and all assets and liabilities of the industrial business are classified as held for sale.
Selected Annual Financial Information

	Year Ended December 31,
(In thousands, except per share data)	2018	2017	2016	2015	2014
Statements of Operations Data:
Total revenues	$2,366,942	$2,549,540	$642,500	$631,831	$221,455
Income (loss) from continuing operations	(534,757)	(120,061)	293,702	277,214	168,378
Income (loss) from discontinued operations	39,582	55,448	(2,976)	(21,178)	(8,667)
Net income (loss)	(495,175)	(64,613)	290,726	256,036	159,711
Net income (loss) attributable to Colony Capital, Inc.	(519,607)	(197,891)	115,318	149,980	123,149
Net income (loss) attributable to common stockholders	(632,709)	(333,093)	67,159	107,411	98,279
Per Share Data:
Income (loss) from continuing operations per share
Basic	$(1.31)	$(0.70)	$0.40	$0.71	$0.73
Diluted	$(1.31)	$(0.70)	$0.40	$0.71	$0.73
Net income (loss) attributable to common stockholders per share
Basic	$(1.28)	$(0.64)	$0.39	$0.65	$0.69
Diluted	$(1.28)	$(0.64)	$0.39	$0.65	$0.69
Dividends per common share (1)	$0.44	$1.08	$1.08	$1.04	$0.98
Balance Sheet Data—At Year End:
Total assets	$22,215,249	$24,785,650	$9,760,992	$10,039,310	$5,825,449
Total debt (2)	10,039,957	11,024,715	3,715,618	4,178,803	2,701,764
Total liabilities	11,059,494	12,402,114	4,144,065	4,623,070	2,889,656
Total stockholders' equity	7,006,052	8,407,925	2,773,799	2,846,916	2,417,480
Total equity	11,146,370	12,349,392	5,616,927	5,416,240	2,935,793
__________

(1)
Dividends for 2017 include a $0.04444 per share dividend paid to Colony stockholders of common stock on a pre-exchange basis, or $0.03 per share after giving effect to the Colony exchange ratio, representing a pro rata dividend for the pre-Merger period from January 1, 2017 through January 10, 2017.

(2)	Includes debt presented as liabilities related to assets held for sale on the consolidated balance sheet, comprising predominantly debt financing our industrial portfolio.

Selected Quarterly Financial Information (Unaudited)

For the three months ended	2018				2017
(In thousands, except per share data)	Dec-31	Sep-30	Jun-30	Mar-31	Dec-31	Sep-30	Jun-30	Mar-31
Statements of Operations Data:
Total revenues	$556,130	$598,727	$615,488	$596,597	$652,592	$725,124	$622,167	$549,657
Income (loss) from continuing operations (1)	(419,177)	(28,656)	(50,672)	(36,252)	(319,192)	64,071	96,593	38,467
Income from discontinued operations	11,482	11,242	7,764	9,094	24,608	8,518	8,599	13,723
Net income (loss) (1)	(407,695)	(17,414)	(42,908)	(27,158)	(294,584)	72,589	105,192	52,190
Net income (loss) attributable to Colony Capital, Inc.	(370,077)	(42,790)	(65,413)	(41,327)	(335,738)	33,908	78,342	25,597
Net income (loss) attributable to common stockholders	(397,214)	(69,975)	(92,806)	(72,714)	(368,082)	1,650	38,555	(5,216)
Per Share Data:
Income (loss) from continuing operations per share:
Basic	$(0.83)	$(0.16)	$(0.20)	$(0.15)	$(0.71)	$(0.01)	$0.06	$(0.04)
Diluted	$(0.83)	$(0.16)	$(0.20)	$(0.15)	$(0.71)	$(0.01)	$0.06	$(0.04)
Net income (loss) attributable to common stockholders per share:
Basic	$(0.82)	$(0.15)	$(0.19)	$(0.14)	$(0.69)	$0.00	$0.07	$(0.01)
Diluted	$(0.82)	$(0.15)	$(0.19)	$(0.14)	$(0.69)	$0.00	$0.07	$(0.01)
Dividends per common share (2)	$0.11	$0.11	$0.11	$0.11	$0.27	$0.27	$0.27	$0.27
__________

(1)
Income (loss) from continuing operations and net income (loss) reflect the reclassification from net income attributable to noncontrolling interests to income from discontinued operations as carried interest compensation expense of $0.9 million, $1.1 million, $1.9 million for the quarters ended March 31, June 30 and September 30, respectively, and to carried interest and incentive compensation expense within continuing operations of $1.5 million for the quarter ended September 30, 2018. See Note 2 to our consolidated financial statements in Item 15 of this Exhibit 99.1 to this Form 8-K.

(2)
Dividends in the first quarter of 2017 consisted of (i) $0.04444 per share of common stock on a pre-exchange basis, or $0.03 per share after giving effect to the Colony exchange ratio, that was paid to Colony stockholders and represented a pro rata dividend for the pre-Merger period from January 1, 2017 through January 10, 2017; and (ii) $0.24 per share of common stock paid to Company. stockholders for the period from January 11, 2017 through March 31, 2017.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included in "Item 15. Exhibits and Financial Statement Schedules" of this Exhibit 99.1 to this Form 8-K.
Recent Developments
During the year ended December 31, 2018 and through February 2019, significant developments affecting our business and results of operations included the following:
Acquisitions, Dispositions and Fundraising

•	Consummated the Combination on January 31, 2018 to create Colony Credit, a prominent publicly-listed commercial real estate credit REIT.

•	Syndicated 30% of our portfolio of distressed CRE loans in Ireland to a third party investor for $67 million.

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Acquired a commercial real estate portfolio of 220 assets across France, primarily office and light industrial, in a sale-leaseback transaction alongside our sponsored credit fund for $479 million, financed with $344 million of debt at closing.

•	Sold a net lease property in Norway and industrial properties in Spain for total proceeds of approximately $332 million, resulting in aggregate gains on sale of real estate of $89 million.

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Closed on a co-sponsored digital real estate infrastructure vehicle in partnership with Digital Bridge. Total callable commitments of the vehicle is $4 billion, inclusive of our capital commitments which is capped at $250 million.

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Participated in the acquisition of an interest in a multinational European hospitality group, AccorInvest, the property arm of AccorHotels, alongside a consortium of global institutional investors, in which we co-invested $58 million in our sponsored fund, together with $760 million of third party capital raised and managed by us.

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Continued fundraising in our open-end industrial fund with $385 million of additional capital raised in 2018, bringing total third party capital raised to date in our industrial platform to $1.5 billion.

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In January 2019, entered into a definitive agreement to acquire, together with the management team of Abraaj, the private equity platform of the Abraaj Group in Latin America, with the transaction expected to close during the first quarter of 2019, subject to certain approvals.

•
In February 2019, acquired 54 buildings in our industrial segment (of which four buildings are under construction and expected to close over the next six months) at a purchase price of $1.16 billion, part of which includes the initiation of a new bulk industrial strategy that is expected to be complementary to, and synergistic with, our existing light industrial platform.

Financing and Capital Transactions

•	Repurchased 61.4 million shares of our class A common stock for $350 million.

•	Redeemed all outstanding shares of our Series D preferred stock for $200 million.

•	Extended scheduled maturities on $319 million of debt principal in our healthcare segment to December 2019 and May 2020.

•	Refinanced $628 million of debt financing in our hospitality portfolio, extending their scheduled maturities to 2020 and 2021.

•
In the industrial segment, closed on a $500 million floating rate unsecured term debt and a $235 million first mortgage debt, and replaced our existing credit facility with an upsized $600 million facility in connection with the acquisition of a $1.16 billion portfolio in February 2019.

Corporate Governance Enhancements
In February 2019, the Company announced the implementation of a series of changes designed to enhance its corporate governance, and entered into a cooperation agreement with Blackwells Capital LLC, a stockholder of the Company. In connection with the cooperation agreement the Company’s board of directors appointed two new independent directors to the board, and further agreed with Blackwells to mutually agree on one additional independent director to be appointed to the board. In addition, in accordance with the cooperation agreement, the Company’s board of directors formed a Strategic Asset Review Committee composed solely of independent directors to review, evaluate and make recommendations to the board on issues relating to the Company’s assets and business configuration.
Sale of Light Industrial Portfolio and Management Platform
In June 2019, the Company engaged advisors to market its industrial portfolio and related management platform for sale. There has been significant appreciation in the value of the industrial portfolio driven by favorable operating fundamentals and strong investor demand for light industrial assets. In September 2019, the Company entered into definitive sale agreements for the sale of its light industrial portfolio and related management platform for an aggregate gross sales price of approximately $5.7 billion. The sale closed in December 2019. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. The Company may redeploy a portion of the proceeds into higher total return strategies and may further consider the reduction of corporate leverage or other uses. The sale of the industrial business, including its related management platform, represents a strategic shift that will have a significant effect on the Company’s operations and financial results, and had met the criteria as held for sale and discontinued operations effective June 2019. Accordingly, for all current and prior periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets (see Note 10 to the consolidated financial statements) and the related operating results are presented as income from discontinued operations on the consolidated statement of operations (see Note 18 to the consolidated financial statements).
Results of Operations
The following table summarizes our results of operations by segment.
Results of operations associated with our industrial business are presented as discontinued operations for all current and prior periods presented (see Note 18 to the consolidated financial statements). Those results include (i) the entire industrial segment, and (ii) portions of the investment management segment associated with the industrial business, including fees and carried interest from the industrial open-end fund and related compensation expense.

(in thousands)	Total Revenues			Net Income (Loss)			Net Income (Loss) Attributable to Colony Capital, Inc.
Year Ended December 31,	2018	2017	2016	2018	2017	2016	2018	2017	2016
Healthcare	$592,455	$613,169	$—	$(283,516)	$(64,767)	$—	$(199,277)	$(51,428)	$—
Industrial	—	—	—	26,749	37,497	(3,003)	4,246	12,537	(911)
Hospitality	849,513	815,831	—	(90,581)	(9,863)	—	(82,798)	(9,199)	—
CLNC	—	—	—	(65,366)	—	—	(61,457)	—	—
Other Equity and Debt	739,167	873,046	569,780	268,768	568,747	431,903	143,065	426,052	226,202
Investment Management	176,568	240,632	68,331	(128,255)	(170,168)	21,229	(120,286)	(182,038)	17,903
Amounts not allocated to segments	9,239	6,862	4,389	(222,974)	(426,059)	(159,403)	(203,100)	(393,815)	(127,876)
	$2,366,942	$2,549,540	$642,500	$(495,175)	$(64,613)	$290,726	$(519,607)	$(197,891)	$115,318
Selected Balance Sheet Data
The following table summarizes key balance sheet data by segment and the industrial business that is held for sale.
All assets and liabilities of the industrial business are classified as held for sale for all current and prior periods presented (see Note 10 to the consolidated financial statements).

(In thousands)	Healthcare	Hospitality	CLNC	Other Equity and Debt	Investment Management	Amounts Not Allocated to Segments	Total	Industrial Held for Sale
December 31, 2018
Real estate, net	$4,995,298	$3,668,824	$—	$2,161,888	$—	$—	$10,826,010	$2,924,404
Loans receivable, net	48,330	—	—	1,597,214	13,673	—	1,659,217	—
Equity investments	—	—	1,037,754	1,210,536	180,882	3,742	2,432,914	13,422
Debt securities, at fair value	—	—	—	96,833	—	—	96,833	—
Debt, net	3,213,992	2,603,599	—	2,309,347	—	848,434	8,975,372	1,064,585
December 31, 2017
Real estate, net	$5,298,168	$3,881,857	$—	$2,833,142	$—	$—	$12,013,167	$2,459,139
Loans receivable, net	70,641	—	—	3,135,450	17,671	—	3,223,762	—
Equity investments	—	—	—	1,479,455	204,802	3,742	1,687,999	2,840
Debt securities, at fair value	—	—	—	348,342	—	—	348,342	—
Debt, net	3,242,837	2,560,485	—	3,126,428	—	896,602	9,826,352	1,001,458
Comparison of the Year Ended December 31, 2018 to the Year Ended December 31, 2017
As a result of the Merger, the historical financial information presented as of any date or for any periods on or prior to the Closing Date represents the pre-Merger financial information of Colony, and the results of operations of NSAM and NRF were incorporated into the Company effective from January 11, 2017. Additionally, as a result of the Combination which closed on January 31, 2018, the historical financial information in 2018 includes one month of operating results from the CLNY Contributed Portfolio prior to their contribution to Colony Credit; thereafter, 2018 reflects our share of results from our equity method investment in Colony Credit. Consequently, our results for 2018 are not directly comparable to 2017.

Consolidated Statements of Operations

	Year Ended December 31,
(In thousands)	2018	2017	Change
Revenues
Property operating income	$1,960,559	$1,873,055	$87,504
Interest income	214,588	416,234	(201,646)
Fee income	144,443	216,767	(72,324)
Other income	47,352	43,484	3,868
Total revenues	2,366,942	2,549,540	(182,598)
Expenses
Property operating expense	1,150,656	1,046,313	104,343
Interest expense	552,838	536,256	16,582
Investment and servicing expense	67,113	67,455	(342)
Transaction costs	7,266	95,859	(88,593)
Placement fees	7,615	824	6,791
Depreciation and amortization	443,302	508,514	(65,212)
Provision for loan loss	43,034	19,741	23,293
Impairment loss	587,275	420,316	166,959
Compensation expense
Cash and equity-based compensation	213,882	338,766	(124,884)
Carried interest and incentive fee compensation	7,485	—	7,485
Administrative expenses	92,431	106,279	(13,848)
Total expenses	3,172,897	3,140,323	32,574
Other income
Gain on sale of real estate	159,598	112,758	46,840
Other gain (loss), net	51,706	(25,814)	77,520
Equity method earnings (losses)	(9,601)	283,283	(292,884)
Equity method earnings—carried interest	9,525	—	9,525
Loss before income taxes	(594,727)	(220,556)	(374,171)
Income tax benefit	59,970	100,495	(40,525)
Loss from continuing operations	(534,757)	(120,061)	(414,696)
Income from discontinued operations	39,582	55,448	(15,866)
Net loss	(495,175)	(64,613)	(430,562)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(3,708)	23,543	(27,251)
Investment entities	67,994	129,996	(62,002)
Operating Company	(39,854)	(20,261)	(19,593)
Net loss attributable to Colony Capital, Inc.	(519,607)	(197,891)	(321,716)
Preferred stock redemption	(3,995)	4,530	(8,525)
Preferred stock dividends	117,097	130,672	(13,575)
Net loss attributable to common stockholders	$(632,709)	$(333,093)	(299,616)

Property Operating Income and Property Operating Expenses

	Year Ended December 31,
(In thousands)	2018	2017	Change
Property operating income:
Healthcare	$586,855	$606,992	$(20,137)
Hospitality	848,760	815,413	33,347
Other Equity and Debt	524,944	450,650	74,294
	$1,960,559	$1,873,055	87,504
Property operating expenses:
Healthcare	$271,166	$274,528	$(3,362)
Hospitality	563,453	537,884	25,569
Other Equity and Debt	316,037	233,901	82,136
	$1,150,656	$1,046,313	104,343
Healthcare—Property operating income and expenses for the year ended December 31, 2018 and 2017 are not directly comparable as 2017 results exclude 10 days of pre-Merger results. After giving effect to the 10-day pre-Merger period in 2017, property operating income and expenses decreased $35.8 million and $10.7 million, respectively, in 2018 compared to 2017. These decreases were primarily due to three skilled nursing facilities that were converted into net lease properties in November 2017 (which resulted in income recorded net of certain operating expenses), as well as sales of our non-core healthcare properties. Additionally, property operating income was also reduced by the accelerated amortization of above-market leases following lease modifications in 2018, as well as rent concessions granted in 2018, both of which were partially offset by termination fees from an early lease termination in 2018.
Hospitality—Property operating income and expenses in 2018 and 2017 are not directly comparable as 2017 results exclude 10 days of pre-Merger results. After giving effect to the 10-day pre-Merger period in 2017, property operating income and expenses increased $16.8 million and $13.0 million, respectively. The overall increase can be attributed to a 2.1% higher revenue per available room ("RevPAR"), which in turn was driven by higher occupancy, increasing from 74.1% in 2017 to 75.0% in 2018, supported by strong corporate, group and special event demand as well as post-renovation demand. In terms of property operating expenses, the increase was driven largely by higher labor costs, some of which was related to a franchisor's new food and beverage wage rate program, and to a lesser extent, by a combination of higher operating expenses which are tied to revenues, property taxes as well as property operations and maintenance.
Other Equity and Debt—Property operating income and expenses increased by $74.3 million and $82.1 million, respectively, in 2018 compared to 2017. The increases are primarily attributable to a portfolio of limited service hotels that was acquired through a consensual foreclosure in July 2017 (the "THL Hotel Portfolio"), which contributed an additional $150.9 million hotel operating income and $103.8 million of hotel operating expenses in 2018; and to a lesser extent, new real estate acquisitions in 2018. These increases were partially offset by decreases resulting from continued sales of our non-core properties, deconsolidation of a real estate investment following a third party syndication in September 2017, lease termination fee earned in 2017, as well as our contribution of $219.7 million of real estate to Colony Credit on January 31, 2018 which had resulted in decreases of $21.9 million in property operating income and $7.2 million in property operating expenses.
Interest Income
Interest income decreased $201.6 million in 2018 compared to 2017. The decrease can be attributed to our contribution of $1.3 billion of loans to Colony Credit on January 31, 2018 which reduced interest income by $130.7 million, $30.2 million decrease in interest income from sale and deconsolidation of our securitization trusts in the second quarter of 2018, consensual foreclosure of the THL Hotel Portfolio loan in July 2017 which had previously contributed interest income of $18.8 million, as well as decreases due to continuing loan repayments, payoffs and sales. These decreases more than offset new loan originations and additional drawdowns in 2018.

Fee Income
Fee income is earned from the following sources:

	Year Ended December 31,
(In thousands)	2018	2017	Change
Institutional funds	$48,624	$56,966	$(8,342)
Non-traded REITs	29,597	88,081	(58,484)
Public companies (Colony Credit, NRE)	65,258	14,003	51,255
Broker-dealer, Townsend funds and other clients	964	57,717	(56,753)
	$144,443	$216,767	(72,324)
Fee income decreased $72.3 million in 2018 compared to 2017, resulting from:

•	sale of our investment management subsidiary, Townsend Holdings, LLC ("Townsend") in December 2017, which had contributed $55.4 million of fee income in 2017;

•
$18.2 million decrease in fee income from NorthStar Healthcare Income, Inc. ("NorthStar Healthcare") following an amendment to its advisory agreement effective in 2018 that changed its management fee basis from 1% of gross assets to 1.5% of net asset value ("NAV") and no longer provides for acquisition fees, coupled with a decrease in its annual NAV basis effective December 2018; and

•	net decrease of $8.3 million in our institutional funds business as continued realization of investments by liquidating funds more than offset fees from new capital raised.
The decreases were partially offset by:

•	higher fees from NRE, specifically $6.4 million increase in base management fees as a result of a higher NAV in 2018 as well as $5.4 million of incentive fees earned in 2018; and

•
an approximately $2.6 million net increase in fee income from Colony Credit, which replaced fees from non-traded REITs, NorthStar I and NorthStar II, and has a larger fee base as we converted our on-balance sheet equity into fee generating assets under management through contribution of the CLNY Contributed Portfolio to Colony Credit.

Other Income
Other income increased $3.9 million in 2018 compared to 2017, attributable primarily to (i) amounts grossed up in other income and equity-based compensation expense beginning in 2018 related to equity awards granted by Colony Credit and NRE to the Company and certain of its employees, and to a lesser extent, (ii) higher dividend income from a sponsored private fund that was consolidated in the third quarter of 2017, and (iii) higher collateralized debt obligation ("CDO") advisory fees following a deconsolidation of a CDO securitization trust, all of which were partially offset by (iv) lower recovery income from our loan portfolios which continue to resolve over time, and (v) lower cost reimbursement income from our sponsored retail companies, in particular following the Combination.
Interest Expense

	Year Ended December 31,
(In thousands)	2018	2017	Change
Investment-level financing:
Healthcare	$194,898	$185,256	$9,642
Hospitality	153,395	134,729	18,666
Other Equity and Debt	150,032	161,993	(11,961)
Corporate-level debt	54,513	54,278	235
	$552,838	$536,256	16,582
The $16.6 million net increase in interest expense in 2018 compared to 2017 can be attributed to the following:
Healthcare—Interest expense in 2018 and 2017 are not directly comparable as 2017 excludes 10 days of pre-Merger interest expense. After giving effect to the 10-day pre-Merger period in 2017, there was a marginal increase in interest expense of approximately $3.9 million in 2018. This can be attributed to the impact of higher LIBOR on variable rate debt and additional cost incurred in 2018 related to a debt defeasance, prepayment of debt as well as extinguishment of debt, all of which were largely offset by debt payoffs from sales of our non-core healthcare properties and continued debt paydowns over time.
Hospitality—Interest expense in 2018 and 2017 are not directly comparable as 2017 excludes 10 days of pre-Merger interest expense. After giving effect to the 10-day pre-Merger period in 2017, interest expense increased $15.6 million in 2018. This resulted primarily from the impact of higher LIBOR on variable rate debt, additional debt obtained in 2018, and higher deferred financing cost expensed in 2018, all of which were partially offset by lower debt discount expensed in 2018 as the discount is expensed over a longer period following an extension of debt maturity.
Other Equity and Debt—Interest expense decrease approximately $12.0 million, driven by: (i) $25.2 million decrease in interest expense related to approximately $380 million of debt contributed to Colony Credit in January 2018, (ii) $11.7 million decrease in interest expense from the sale and deconsolidation of our securitization trusts in the second quarter of 2018, (iii) $4.1 million decrease in interest expense from deconsolidation of a real estate investment following a third party syndication in September 2017, and (iv) the effect of debt payoffs from continued sales and resolutions of our non-core investments. These decreases were partially offset by an increase of $36.2 million in interest expense due to debt assumed in the consensual foreclosure of the THL Hotel Portfolio in July 2017.
Corporate-level debt—The marginal increase in interest expense in 2018 reflects largely the effect of higher LIBOR on our junior subordinated debt, partially offset by lower utilization of our credit line.
Investment and Servicing Expense
There was a marginal $0.3 million net decrease in investment and servicing costs in 2018 compared to 2017. While higher expenses were incurred in 2018 through write-offs of cost reimbursement, organization and offering costs receivables related to certain retail companies as well as a full year of servicing and management fees in 2018 on the THL Hotel Portfolio that was foreclosed in July 2017, there was lower servicing fees on our loan portfolios due to resolutions. Additionally, 2017 included a non-employee restricted stock unit award that was fully vested in September 2017, expenses associated with the Townsend investment management business that was sold in December 2017 and the broker-dealer business that was contributed to a joint venture in April 2018, as well as fees incurred in connection with debt refinancing and restructuring.
Transaction Costs
Significant transaction costs totaling $95.9 million were incurred in 2017, of which $86.2 million was related to the Merger, consisting primarily of professional fees for legal, financial advisory, accounting and consulting services, including $66.8 million of investment banking fees. We also incurred transaction costs in connection with the acquisition of a controlling interest in a defaulted borrower, a real estate investment group in Europe ("CPI"), consensual foreclosure of the THL Hotel Portfolio and acquisition of a distressed loan portfolio in Ireland in 2017. In contrast, transaction costs of $7.3 million in 2018 consisted primarily of $3.3 million incurred related to our pending acquisition of the Latin American investment management business of The Abraaj Group.
Placement Fees
Placement fees were $7.6 million in 2018 and $0.8 million in the prior year. The higher fees in 2018 are attributed to the fundraising for our co-investment vehicle in AccorInvest while fees incurred in 2017 were in connection with fundraising for our distressed credit fund.
Depreciation and Amortization
The net decrease of $65.2 million in depreciation and amortization in 2018 compared to 2017 can be attributed to the following: (i) contribution of real estate to Colony Credit in January 2018 as well as real estate classified as held for sale or sold in 2017, mainly in our other equity and debt segment; (ii) deconsolidation of a real estate investment following a third party syndication in September 2017; and (iii) lower overall amortization on our investment management intangible assets following the sale of Townsend as well as write-off of management contracts, NorthStar trade name and customer relationships. These decreases were partially offset by (iv) higher expenses in 2018 on assets acquired through the Merger as 2017 results exclude 10 days of pre-Merger activities; and (v) acquisition of the THL Hotel Portfolio in July 2017.

Provision for Loan Losses

	Year Ended December 31,
(In thousands)	2018	2017	Change
Non-PCI loans	$22,557	$7,534	$15,023
PCI loans	20,477	12,207	8,270
Total provision for loan losses	$43,034	$19,741	23,293
Provision for loan losses was $23.3 million higher in 2018 compared to 2017, driven primarily by non-PCI loans in maturity default in 2018, losses on loan sales, including the sale of our interest in a securitization trust that resulted in a deconsolidation of the trust in 2018, as well as loan losses estimated based upon recoverability of underlying collateral value. Additionally, there was higher recovery in provision on purchased credit-impaired ("PCI") loans in 2017 of $6.3 million compared to $4.1 million in 2018.
Of the total provision for loan losses, $17.1 million and $10.9 million in 2018 and 2017, respectively, were attributed to noncontrolling interests in investment entities.
Impairment Loss

	Year Ended December 31,
(In thousands)	2018	2017	Change
Healthcare	$217,524	$14,375	$203,149
Hospitality	72,469	—	72,469
Other Equity and Debt	79,432	30,867	48,565
Investment Management	217,850	375,074	(157,224)
	$587,275	$420,316	166,959
Healthcare—In the fourth quarter of 2018, we reassessed the hold period on our healthcare properties, taking into consideration our ability to refinance the related debt with upcoming maturities. We applied a probability-weighted approach to different hold periods for each property depending upon our expected ability to refinance the related debt and determined that certain properties were impaired due to a shortened expected hold period. Aggregate impairment was measured at $212.0 million. Remaining impairment in 2018 relates to properties with hurricane-related damage that were initially written down in 2017. In 2017, impairment also included write-downs on properties that were sold or held for sale and three skilled nursing properties that were converted into net lease arrangements.
Hospitality—Impairment of $62.1 million was recorded in September 2018 on certain hotels for which we adopted a sales strategy in the third quarter of 2018. Prior to the third quarter of 2018, we held a long-term hold strategy. In the fourth quarter of 2018, a majority of these hotels were transferred from held-for-investment to held-for-sale. Remaining $10.3 million impairment was recorded on one hotel impacted by competition from new supply in the market in mid-2018.
Other Equity and Debt—Impairment was higher at $79.4 million in 2018 compared to $30.9 million in 2017. The increase resulted from a $29.5 million impairment on a portfolio of multi-tenant offices that are held for sale, $13.3 million impairment on the THL Hotel Portfolio based upon their selling prices and additional write-downs on European properties as they were sold or classified as held for sale.
Investment Management—Impairment was taken on various investment management intangible assets in both years. The impairment loss in 2017 is attributed primarily to the $316.0 million write-down in goodwill in 2017. Goodwill was not further impaired in 2018. On the other hand, higher impairments were taken on management contract intangibles in 2018, specifically a $139.0 million write-off of intangible assets related to the NorthStar I and NorthStar II management contracts that were terminated upon closing of the Combination. In 2017, the significant management contract impairment of $55.3 million resulted from an amendment to the NorthStar Healthcare advisory agreement. Other notable impairments in 2018 included write-offs of the NorthStar trade name of $59.5 million and retail customer relationship intangible of $10.1 million.
Of the $587.3 million and $420.3 million of total impairment in 2018 and 2017, respectively, $95.7 million and $23.2 million were attributable to noncontrolling interests in investment entities, respectively.

Compensation Expense
The following table provides the components of compensation expense.

	Year Ended December 31,
(In thousands)	2018	2017	Change
Cash compensation and benefits	$140,957	$162,744	$(21,787)
Carried interest and incentive fee compensation	7,485	—	7,485
Equity-based compensation	40,525	29,838	10,687
	188,967	192,582	(3,615)
Merger-related compensation expense
Equity-based compensation for replacement awards to former NSAM executives	3,297	116,725	(113,428)
Severance and other employee transition	9,877	29,459	(19,582)
	13,174	146,184	(133,010)
Restructuring-related compensation expense
Acceleration of equity-based compensation	4,734	—	4,734
Severance	14,492	—	14,492
	19,226	—	19,226
Total compensation expense	$221,367	$338,766	(117,399)
Compensation expense for 2017 included $133.0 million of incremental Merger-related costs, pertaining primarily to replacement equity awards issued to certain NSAM executives which vested one year from the Closing Date. On the other hand, 2018 included $19.2 million of compensation costs related to the Company's corporate restructuring, specifically severance costs and acceleration of equity-based compensation.
Excluding the effects of above items, compensation expense decreased $3.6 million in 2018 compared to 2017, as a result of the following:

•
$21.8 million decrease in cash compensation and benefits, primarily in connection with (i) the Townsend investment management business that was sold in December 2017; and (ii) the broker-dealer business that was contributed to a joint venture in April 2018, notwithstanding severance costs incurred in 2018 in connection with the broker dealer business.

However, this decrease was largely offset by:

•
$10.7 million of higher equity-based compensation in 2018 from new equity grants, which included an $8.7 million gross-up of equity-based compensation related to equity awards granted by Colony Credit and NRE to the Company and its employees; and

•
$7.5 million of carried interest and incentive fee compensation accrued in 2018, of which $2.7 million relates to NRE incentive fees that were recognized during the fourth quarter of 2018, while the remaining amount relates to unrealized carried interest on certain of our sponsored private funds. All such amounts are generally not paid to management or other employees until the related carried interest and incentive fees are distributed by the investment vehicles to the Company.

Administrative Expenses
Administrative expenses were $92.4 million in 2018, a $13.8 million decrease from 2017, largely due to a decrease in expenses incurred in connection with integrating the operations of the combined entities following the Merger, including lower overall rent expense, lower administrative expenses related to the Townsend business that was sold in December 2017 and the broker-dealer business.
Gain on Sale of Real Estate
We recognized gains totaling $159.6 million in 2018 and $112.8 million in 2017 related to our Other Equity and Debt segment, of which $142.5 million and $99.8 million, respectively, resulted from sales of our European properties, the largest being $60.3 million from the sale of two Spanish industrial portfolios in November 2018, $28.6 million from the sale of a net lease office property in Norway in August 2018 and $68.1 million from the sale of two net lease properties in Switzerland in July 2017. Other notable gains include $11.2 million from a U.S. multifamily property and $6.0 million from a U.S. net lease property in the second quarters of 2018 and 2017, respectively.
Gain on sale of $69.0 million and $23.9 million in 2018 and 2017, respectively, were attributable to noncontrolling interests in investment entities.

Equity Method Earnings (Losses)

	Year Ended December 31,
(In thousands)	2018	2017	Change
CLNC	$(65,366)	$—	$(65,366)
Other Equity and Debt	99,400	265,079	(165,679)
Investment Management (including $9,525 and $0 of carried interest, respectively)	(34,110)	18,204	(52,314)
	$(76)	$283,283	(283,359)
CLNC—Our share of net loss in Colony Credit for 2018 was $65.4 million. The net loss was driven by a variety of factors, including: (i) significant provision for loan loss recorded on several loans, including four New York hospitality loans, four loans cross-collateralized by a variety of property types, which were foreclosed on in early 2019 with insufficient collateral value to cover the loan carrying value, and three loans collateralized by retail properties; (ii) property impairments due, in part, to a recent reduction in estimated holding period and increased vacancy; (iii) fair value loss on secondary private equity fund investments; and (iv) significant transaction costs incurred in connection with the closing of the Combination.
Other Equity and Debt—Equity method earnings in 2017 included a $191.2 million gain from the sale of our 14% interest in Starwood Waypoint Homes. Excluding this gain, earnings from investments in unconsolidated ventures was $25.5 million higher in 2018, attributable primarily to (i) new or additional fundings made on our preferred equity and ADC loan investments, (ii) increase in fair value of our AccorInvest and digital infrastructure investments held through our sponsored or co-sponsored funds, and (iii) higher net income from our interest in NRE resulting from a significant gain on sale of real estate by NRE. These increases were partially offset by (iv) reduction in earnings resulting from the contribution of certain investments to Colony Credit in January 2018, and (v) net loss from our private equity fund investments compared to net gain in the prior year.
Investment Management—We recorded losses of $34.1 million in 2018 and earnings of $18.2 million in 2017. The losses primarily resulted from $55.5 million of impairment on investments in two third party asset managers. This was partially offset by $9.5 million of carried interest allocation from our sponsored private funds, with carried interest calculated based on fair value of underlying investments of the funds, which as of December 31, 2018, was unrealized. 2018 also included $6.1 million of income, primarily management fees, from our joint venture with Digital Bridge that co-manages our digital infrastructure vehicle.
Equity method earnings of $29.5 million and $27.1 million in 2018 and 2017, respectively, were attributed to noncontrolling interests in investment entities.
Other Gain (Loss), Net
We recognized a gain of $51.7 million in 2018 and loss of $25.8 million in 2017, resulting primarily from the following:

•
$34.0 million gain in 2018 compared to a $13.0 million loss in 2017 on a non-designated out-of-money interest rate swap assumed through the Merger due to rising interest rates. The swap was intended to hedge future refinancing risk on certain NRF mortgage debt;

•	$10.9 million gain from deconsolidation of consolidated N-Star CDOs in 2018;

•	$10.7 million gain from sale of commercial real estate ("CRE") securities in 2018;

•	Lower impairment on CRE securities of $8.2 million in 2018 compared to $33.0 million in 2017;

•	$4.6 million loss upon write-off of CRE securities in 2017;

•
$9.9 million gain recorded in connection with the Combination, which represents the excess of fair value over carrying value of the Company's equity interest in the CLNY Investment Entities, retained through the Company’s interest in Colony Credit (refer to Note 4 of the consolidated financial statements); and

•	$4.0 million gain from sale of loans in 2018.
The above factors were partially offset by:

•
Lower unrealized fair value gain recorded on the contingent consideration liability in connection with Colony's management internalization of $1.7 million in 2018 compared to $20.6 million in 2017, with the liability settled in 2018 (refer to Note 14 of the consolidated financial statements); and

•	$5.1 million loss in 2018 compared to $6.8 million gain in 2017 on remeasurement of a foreign currency loan receivable in our healthcare segment.
Income Tax Benefit
We recorded income tax benefit of $60.0 million in 2018 and $100.5 million in 2017.
The higher income tax benefit in 2017 was driven by deferred tax benefit recognized upon amortization of our investment management contract intangible assets and current tax benefit recorded in connection with severance costs. Additionally, 2017 also included a provisional net deferred tax benefit of $24.9 million as a result of the Tax Cuts and Jobs Act enacted in December 2017, where we remeasured certain deferred tax assets and liabilities based upon the rates at which they are expected to reverse in the future, which is generally 21% for U.S. federal corporate income tax purposes.
In 2018, the income tax benefit resulted primarily from the write-off of deferred tax liabilities in connection with the write-off of the management contract intangible assets for NorthStar I and NorthStar II as the contracts were terminated upon closing of the Combination and for NorthStar/RXR New York Metro Real Estate, Inc. ("NorthStar/RXR New York Metro"), another sponsored non-traded REIT, upon termination of its offering period. We also recognized foreign income tax expense in connection with the sale of certain European real estate which partially offset some of the income tax benefit recorded during the year.
Income from Discontinued Operations

	Year Ended December 31,
(In thousands)	2018	2017	Change
Revenues
Property operating income	$288,367	$284,051	$4,316
Fee income	7,378	4,022	3,356
Interest and other income	3,775	4,742	(967)
Revenues from discontinued operations	299,520	292,815	6,705
Expenses
Property operating expenses	84,162	87,726	(3,564)
Interest expense	42,713	47,594	(4,881)
Investment and servicing expense	436	542	(106)
Placement fees	234	1,650	(1,416)
Depreciation and amortization	129,104	109,265	19,839
Impairment loss	948	44	904
Compensation expense—cash and equity-based	11,156	8,119	3,037
Compensation expense—carried interest	4,696	—	4,696
Administrative expenses	4,569	4,703	(134)
Expenses from discontinued operations	278,018	259,643	18,375
Other income
Gain on sale of real estate	7,633	22,504	(14,871)
Equity method earnings, including carried interest	10,636	1,868	8,768
Income from discontinued operations before income taxes	39,771	57,544	(17,773)
Income tax expense	(189)	(2,096)	1,907
income from discontinued operations	$39,582	$55,448	(15,866)
Discontinued operations in 2018 and 2017 represent predominantly the results of operations of the industrial segment and its associated management platform, which includes property operations, fee income, equity method earnings from the Company's general partner interest in the industrial open-end fund, and related compensation expense.
Discontinued operations also consisted of: (i) a manufactured housing portfolio acquired through the Merger in January 2017, which generated $12.6 million of net income in the approximately two month period prior to its sale in March 2017; and (ii) certain properties acquired through consensual foreclosure of the THL Hotel Portfolio in July 2017, which were fully disposed in the second quarter of 2018, and generated immaterial results in both years.
Income from discontinued operations decreased $15.9 million comparing 2018 to 2017, attributed primarily to the following:

•
There was a net increase in property operating income of $4.3 million as the growth in our industrial portfolio contributed $46.4 million increase in income, largely offset by decreases in income following the sale of our manufactured housing portfolio, which contributed $33.9 million of income in 2017, and sale of properties in our THL Hotel Portfolio. Property operating expenses decreased $3.6 million as the corresponding increase in expenses in our industrial portfolio of $15.8 million was more than offset by decreases in expenses from our manufactured housing portfolio of $12.4 million and from our THL Hotel Portfolio. In 2018, our industrial portfolio recorded a net addition of 31 buildings and approximately 5.2 million rentable square feet.

•
Depreciation and amortization expense increased $19.8 million, attributable entirely to our industrial portfolio as no depreciation was recorded on our manufactured housing portfolio and THL Hotel Portfolio.

•
Interest expense decreased $4.9 million as 2017 included $9.0 million of interest expense on debt financing our manufactured housing portfolio, which was partially offset by a $4.1 million net increase in interest expense in 2018 associated with our industrial portfolio. In 2018, there was additional debt obtained to fund new industrial acquisitions, and higher unused fees on our industrial line of credit following an increase in capacity. However, these increases were partially offset by additional interest expense incurred in 2017 through accelerated amortization of deferred financing costs when we refinanced our variable rate industrial acquisition debt.

•	Impairment in both years relate to industrial properties sold or held for sale.

•
Gain on sale of real estate was higher in 2017 as it included the sale of two industrial portfolios totaling 26 buildings in the Chicago and Atlanta markets as we continued to recycle capital within the industrial portfolio.

•
Interest and other income was lower as 2017 included income generated from our manufactured housing portfolio, partially offset by higher property management income in our industrial portfolio in 2018 as we internalized property management in certain markets.

•
Cash and equity-based compensation and administrative expenses presented as discontinued operations relate to the management and operations of our industrial portfolio. Compensation was higher in 2018, reflecting the impact of growth in the portfolio and internalization of property management in certain markets.

•
In connection with our sponsored industrial open-end fund, we incurred higher placement fees in 2017 as we were actively fundraising following the first close of the fund in September 2016. Fee income, calculated based on net asset value of the fund, was $3.4 million higher in 2018 as a result of additional capital raised and appreciation in value of our industrial properties. Similarly, the increase in NAV of the fund resulted in carried interest allocated to us as general partner of the fund, which is reflected in higher equity method earnings recorded in 2018, and correspondingly in carried interest compensation accrued, which represents a portion of carried interest allocated to management and certain employees.

•	There was higher income tax expense in 2017, attributable to taxable industrial real estate sale transactions.
Preferred Stock Redemption
In 2018, approximately $4.0 million was recorded to decrease net loss attributable to common stockholders, representing the excess of carrying value over the redemption price of $25.00 per share of Series D preferred stock which was redeemed in full during 2018. This was because the Series D preferred stock carrying value included a premium that was recognized based upon its trading price at the closing of the Merger.
By comparison, a $4.5 million charge against net income available to common stockholders was recorded in 2017, representing the excess of the redemption price at $25.00 per share over the carrying value of our Series A, Series B, Series C and Series F preferred stock which were redeemed in full or in part during 2017.
Comparison of the Year Ended December 31, 2017 to the Year Ended December 31, 2016
As a result of the Merger, comparisons between 2017 and 2016 financial information of the Company may not be meaningful. The historical financial information included in this Exhibit 99.1 to this Form 8-K as of any date, or for any periods, on or prior to January 10, 2017, represents the pre-Merger financial information of Colony on a stand-alone basis. The results of operations of NSAM and NRF are incorporated into the Company's results effective from January 11, 2017. Following the Merger, the healthcare and hotel real estate portfolios acquired from NRF formed the Company's new healthcare and hospitality segments, respectively, while the investment management business acquired from NSAM has expanded Colony's existing investment management segment.

Consolidated Statements of Operations

	Year Ended December 31,
(In thousands)	2017	2016	Change
Revenues
Property operating income	$1,873,055	$176,412	$1,696,643
Interest income	416,234	385,849	30,385
Fee income	216,767	67,731	149,036
Other income	43,484	12,508	30,976
Total revenues	2,549,540	642,500	1,907,040
Expenses
Property operating expense	1,046,313	62,537	983,776
Interest expense	536,256	125,249	411,007
Investment and servicing expense	67,455	23,499	43,956
Transaction costs	95,859	39,684	56,175
Placement fees	824	900	(76)
Depreciation and amortization	508,514	82,828	425,686
Provision for loan loss	19,741	35,005	(15,264)
Impairment loss	420,316	11,310	409,006
Cash and equity-based compensation	338,766	103,982	234,784
Administrative expenses	106,279	48,100	58,179
Total expenses	3,140,323	533,094	2,607,229
Other income
Gain on sale of real estate	112,758	70,728	42,030
Other gain (loss), net	(25,814)	18,416	(44,230)
Equity method earnings	283,283	99,348	183,935
Income (loss) before income taxes	(220,556)	297,898	(518,454)
Income tax benefit (expense)	100,495	(4,196)	104,691
Income (loss) from continuing operations	(120,061)	293,702	(413,763)
Income from discontinued operations	55,448	(2,976)	58,424
Net income (loss)	(64,613)	290,726	(355,339)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	23,543	—	23,543
Investment entities	129,996	163,084	(33,088)
Operating Company	(20,261)	12,324	(32,585)
Net income (loss) attributable to Colony Capital, Inc.	(197,891)	115,318	(313,209)
Preferred stock redemption	4,530	—	4,530
Preferred stock dividends	130,672	48,159	82,513
Net income (loss) attributable to common stockholders	$(333,093)	$67,159	$(400,252)

Property Operating Income and Expenses

	Year Ended December 31,
(In thousands)	2017	2016	Change
Property operating income:
Healthcare	$606,992	$—	$606,992
Hospitality	815,413	—	815,413
Other Equity and Debt	450,650	176,412	274,238
	$1,873,055	$176,412	1,696,643
Property operating expenses:
Healthcare	$274,528	$—	$274,528
Industrial	—	—	—
Hospitality	537,884	—	537,884
Other Equity and Debt	233,901	62,537	171,364
	$1,046,313	$62,537	983,776
Healthcare—Subsequent to the Merger, we earn resident fee income and rental income from our healthcare portfolio as well as hotel operating income from our hotel portfolio acquired from NRF, and incur corresponding operating expenses. We also acquired other properties through the Merger, mainly net lease, multifamily and multi-tenant offices, included in our other equity and debt segment. These acquired assets, in aggregate, generated property operating income of approximately $1,478 million and incurred property operating expenses of $834.5 million in 2017.
Other Equity and Debt—Excluding properties acquired through the Merger, property operating income and property operating expenses related to our remaining other equity and debt portfolio increased $219.0 million and $149.2 million, respectively, in 2017. The increases were driven by $194.1 million of hotel operating income and $137.9 million of hotel operating expenses from the THL Hotel Portfolio which we acquired through a consensual foreclosure in July 2017.
Interest Income
Interest income increased by $30.4 million in 2017 compared to 2016. The increase can be attributed to interest earning assets acquired through the Merger, which contributed $89.1 million of interest income from CRE debt securities and loans receivable. Excluding interest earning assets from the Merger, the remaining interest income decreased $58.3 million between 2017 and 2016 due to loan repayments, sales and foreclosures, which more than offset income from new loans and additional draws on existing loans.
Fee Income
Fee income was earned from the following sources:

	Year Ended December 31,
(In thousands)	2017	2016	Change
Institutional funds	$56,966	$67,731	$(10,765)
Non-traded REITs	88,081	—	88,081
Public company (NRE)	14,003	—	14,003
Broker-dealer, Townsend private funds and other clients	57,717	—	57,717
	$216,767	$67,731	149,036
For the period following the Merger, we earned $104.4 million of additional fee income from the businesses acquired from NSAM, primarily management fees from non-traded REITs and NRE, as well as $55.4 million of management fees, incentive income and advisory fees from Townsend private funds and clients. We sold our interest in Townsend on December 29, 2017.
Fee income from Colony private funds decreased $10.8 million in 2017 compared to 2016 as additional fee income from private funds that we sponsor, predominantly from our distressed credit fund, was more than offset by fee concessions and continued realization of investments by various legacy private funds that we manage.
Other Income
The majority of other income in 2017 consisted of: (i) $25.6 million of cost reimbursements, of which $19.5 million was from managing the operations of the retail companies, and (ii) $8.2 million of expense recoveries from borrowers and other recoveries from loan resolutions. In 2016, other income was made up of $4.3 million of cost reimbursements, with the remainder attributed primarily to recoveries related to our loan investments.
Interest Expense

	Year Ended December 31,
(In thousands)	2017	2016	Change
Investment-level financing:
Healthcare	$185,256	$—	$185,256
Hospitality	134,729	—	134,729
Other Equity and Debt	161,993	80,503	81,490
Corporate-level debt	54,278	44,746	9,532
	$536,256	$125,249	411,007
The significant net increase in interest expense in 2017 compared to 2016 was a result of the following:

•
$354.7 million of interest expense on $6.5 billion of investment-level non-recourse debt assumed in the Merger, financing NRF assets in the healthcare, hospitality as well as other equity and debt segments;

•
$46.7 million net increase in interest expense on legacy Colony debt in the other equity and debt segment resulting from debt assumed through the acquisition of CPI and THL Hotel Portfolio as well as additional investment-level financing. These increases were partially offset by decreases in interest expense due to debt paydowns, primarily from loan resolutions and sales of real estate investments, particularly in our non-core hotel portfolio; and

•
$9.5 million net increase in interest expense on corporate-level debt driven by interest expense incurred in 2017 on NRF exchangeable notes and junior subordinated debt assumed in the Merger, partially offset by a decrease in interest expense on our corporate credit facility. There was lower utilization of our credit line in 2017 as we applied some of the net proceeds from the sale of our manufactured housing portfolio for working capital purposes.

Investment, Servicing and Commission Expense
Investment, servicing and commission expense includes costs incurred for servicing and managing loan portfolios and foreclosed properties, fees paid to third parties for management of our real estate portfolios, fees incurred in relation to debt refinancing or restructuring, and unconsummated deal costs. The $44.0 million increase in costs between 2017 and 2016 can be attributed predominantly to expenses incurred in relation to assets and service arrangements acquired from NRF and NSAM.
Transaction Costs
In 2017, transaction costs of $86.2 million were incurred in connection with the Merger. These costs consisted primarily of professional fees for legal, financial advisory, accounting and consulting services, as well as fees incurred on a bridge loan facility commitment that was terminated on the Closing Date. Approximately $66.8 million of transaction costs represent fees paid to investment bankers that were contingent upon consummation of the Merger. Excluding Merger-related costs, remaining $9.6 million of transaction costs were related mainly to new acquisitions, restructuring of investments and the Combination transaction to form Colony NorthStar Credit, a new publicly-traded commercial real estate credit REIT.
In 2016, transaction costs included primarily (i) $19.4 million related to the Merger; and (ii) $12.4 million on the settlement of a foreign administrative tax assessment pertaining to an investment held by a legacy fund that has been liquidated. Remaining transaction costs pertained to acquisition and restructuring of investments in our other equity and debt segment.
Depreciation and Amortization
The significant increase in 2017 was driven by the real estate and related intangible assets as well as the investment management intangible assets acquired from NRF and NSAM, respectively, which contributed $394.3 million of depreciation and amortization expense in aggregate. Excluding assets acquired in the Merger, the remaining real estate and intangible assets recorded a $31.5 million increase in depreciation and amortization, resulting largely from acquisitions of CPI and THL Hotel Portfolio. This increase was partially offset by decreases in depreciation and amortization as a result of real estate classified as held for sale or sold in 2017, mainly in our non-core hotel and European portfolios.

Provision for Loan Losses

	Year Ended December 31,
(In thousands)	2017	2016	Change
Non-PCI loans	$7,534	$5,815	$1,719
PCI loans	12,207	29,190	(16,983)
Total provision for loan losses (1)	$19,741	$35,005	(15,264)
__________
(1) Excludes immaterial provision on interest receivable in 2016.
Provision for loan losses in both years primarily reflected a decrease in expected cash flows on PCI loans. In 2017, this was net of a $6.3 million reversal of provision following higher recoveries, mainly upon the bulk sale of a portfolio of PCI loans. Our PCI loan portfolio has continued to resolve over time and outstanding loan balances have correspondingly declined.
Provision for loan losses on non-PCI loans in 2017 related primarily to a development loan due to revised cash flow projections, decline in collateral value on a loan in the healthcare segment, as well as certain defaulted loans and securitized loans that were subsequently resolved. In 2016, provision for loan losses on non-PCI loans were driven primarily by a decrease in underlying collateral values and losses on a troubled debt restructure ("TDR") loan.
Of the total provision for loan losses, $10.9 million in 2017 and $21.2 million in 2016 were attributed to noncontrolling interests in investment entities.
Impairment Loss

	Year Ended December 31,
(In thousands)	2017	2016	Change
Healthcare	$14,375	$—	$14,375
Other Equity and Debt	30,867	10,990	19,877
Investment Management	375,074	320	374,754
	$420,316	$11,310	409,006
Healthcare—Impairment loss of approximately $9.8 million was recorded on six properties that were sold or held for sale in 2017 based upon their contracted sales prices, consisting of a medical office building, hospitals and skilled nursing facilities. Remaining impairment loss was incurred upon the conversion of three skilled nursing properties into net lease arrangements as well as due to property damage resulting from hurricanes Harvey and Irma, net of insurance recoveries.
Other Equity and Debt—Impairment in 2017 was $19.9 million higher than 2016, attributable mainly to: (i) a $15.7 million increase in impairment on our European real estate due to a reduction in estimated holding period, tenant vacancy and exposure to the retail and leisure markets in the United Kingdom or otherwise decreases in value of properties sold or held for sale; and (ii) $4.0 million of higher impairment on our remaining non-core limited service hotels which were fully disposed of in 2017.
Investment Management—The impairment recognized in 2017 consisted of the following:

•
$316.0 million write-down in goodwill, which represents the excess in carrying value of our investment management reporting unit, including its assigned goodwill, over its estimated fair value (refer to Note 8 to the consolidated financial statements); and

•
write-down of management contract intangibles for non-traded REITs that were acquired through the Merger, specifically $55.3 million for NorthStar Healthcare based upon an amendment to its advisory agreement as part of our efforts to preserve liquidity in NorthStar Healthcare and $3.7 million for NorthStar/RXR NY Metro based upon revised capital raising projections. Effective January 1, 2018, the base management fee for NorthStar Healthcare changed from 1% of gross assets to 1.5% of its most recently published net asset value, and we will no longer earn an acquisition fee for new investments (refer to Note 19 to the consolidated financial statements).

In 2016, the management contract intangible for a Colony private fund that was in liquidation was written down by $0.3 million due to a change in its fee basis.
Of the total impairment loss, $23.2 million in 2017 and $8.3 million in 2016 were attributed to noncontrolling interests in investment entities.

Compensation Expense
In addition to a significantly larger workforce following the Merger, 2017 also included Merger-related compensation expense as well as $4.8 million of equity-based compensation that accelerated upon vesting of the Townsend equity awards following the sale of the Townsend investment management business. The table below provides the components of compensation expense:

	Year Ended December 31,
(In thousands)	2017	2016	Change
Cash compensation and benefits	$162,744	$90,970	$71,774
Equity-based compensation	29,838	13,012	16,826
	192,582	103,982	88,600
Merger-related compensation expense:
Equity-based compensation for replacement awards to NSAM executives subject to one year vesting	116,725	—	116,725
Severance and other employee transition	29,459	—	29,459
	146,184	—	146,184
Total compensation expense	$338,766	$103,982	234,784
Administrative Expenses
In addition to operating a much larger organization following the Merger, we also incurred $15.4 million of administrative costs in 2017 in connection with integrating the operations of the combined entities, including but not limited to system integration, combination or renegotiation of office lease, legal costs as well as other professional fees paid to third party advisors and consultants. We believe that such costs would not be expected to recur and do not represent the ongoing costs of our fully integrated combined organization.
Gain on Sale of Real Estate
All gains on sale of real estate in both years were from our other equity and debt segment. We recorded significant gains from a single sale transaction in each of 2017 and 2016, consisting of $68.1 million gain from the sale of two net lease properties in Switzerland in 2017 and $49.3 million gain from the sale of a foreclosed property in Germany in 2016. Excluding these two dispositions, the higher gain in 2017 is driven primarily by a $26.7 million increase in gains from sales of our various European properties, particularly in the United Kingdom. This was partially offset by lower gains in 2017 from real estate sales in the U.S. as we had sold and realized gains on the bulk of our non-core limited service hotel portfolio in 2016.
Gain on sale of $23.9 million in 2017 and $47.0 million in 2016 were attributed to noncontrolling interests in investment entities.
Equity Method Earnings
The significant increase in equity method earnings in 2017 of $185.8 million from 2016 was driven by a $191.2 million gain from the sale of all of our 14% interest in Starwood Waypoint Homes and $24.7 million of net earnings from equity method investments acquired through the Merger. This increase was partially offset by a $45.0 million gain from the redemption of a preferred equity investment and $13.9 million gain from the sale of a hotel property by an investee in 2016.
Equity method earnings of $27.1 million in 2017 and $26.6 million in 2016 were attributed to noncontrolling interests in investment entities.
Other Gain (Loss), Net
The net loss of $25.8 million in 2017 resulted primarily from the net impact of the following:

•	$13.0 million unrealized loss on an undesignated out-of-the-money interest rate swap assumed through the Merger; and

•
$37.6 million loss due to other-than-temporary impairment and write-off of basis in commercial mortgage-backed securities held by consolidated N-Star CDOs and N-Star CDO bonds, as the underlying securitization tranches continue to wind up. These N-Star CDOs refer to NRF sponsored CDOs collateralized by CRE debt and securities as well as third party sponsored CRE CDOs acquired by NRF;

which were partially offset by:

•
$20.6 million gain due to a decrease in fair value of the contingent consideration liability in connection with Colony's management internalization in 2015 (refer to Note 3 of the consolidated financial statements); and

•	$6.7 million gain on remeasurement of a foreign currency loan receivable in our healthcare segment.
In 2016, the net gain of $18.4 million can be attributed primarily to an $11.7 million decrease in fair value of the contingent consideration liability in connection with Colony's management internalization in 2015, and $5.4 million related to the dedesignation of a net investment hedge.
Income Tax Expense
We recorded an income tax benefit of $100.5 million in 2017 compared to an income tax expense of $4.2 million in 2016.
2017 included significant deferred tax benefit recognized upon amortization of our investment management intangible assets acquired through the Merger and current tax benefit recorded in connection with severance costs incurred, which more than offset income tax expense on the operations of our TRS and foreign taxable entities. Additionally, the Tax Cuts and Jobs Act that was enacted in December 2017 provided for a reduction in the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. Accordingly, we remeasured certain of our existing deferred tax assets and liabilities based upon the rates at which they are expected to reverse in the future, which is generally 21% for U.S. federal corporate income tax purposes, resulting in the recognition of a provisional net deferred tax benefit of $24.9 million in 2017.
In 2016, deferred tax benefit was recognized related to the amortization of investment management intangible assets that were acquired in connection with Colony's management internalization in 2015. However, this was more than offset by income tax expense incurred on gains from sale of real estate, in particular, the sale of a property in Germany, as well as on net operating income from our real estate investments in the United Kingdom.
Income from Discontinued Operations

	Year Ended December 31,
(In thousands)	2017	2016	Change
Revenues
Property operating income	$284,051	$194,670	$89,381
Fee income	4,022	—	4,022
Interest and other income	4,742	1,687	3,055
Revenues from discontinued operations	292,815	196,357	96,458
Expenses
Property operating expenses	87,726	55,924	31,802
Interest expense	47,594	44,834	2,760
Investment and servicing expense	542	167	375
Placement fees	1,650	—	1,650
Depreciation and amortization	109,265	88,854	20,411
Impairment loss	44	407	(363)
Compensation expense—cash and equity-based	8,119	7,856	263
Administrative expenses	4,703	2,699	2,004
Expenses from discontinued operations	259,643	200,741	58,902
Other income
Gain on sale of real estate assets	22,504	2,888	19,616
Equity method earnings, including carried interest	1,868	27	1,841
Income (loss) from discontinued operations before income taxes	57,544	(1,469)	59,013
Income tax expense	(2,096)	(586)	(1,510)
income (loss) from discontinued operations	55,448	(2,055)	57,503
Discontinued operations in 2017 and 2016 represent predominantly the results of operations of the industrial segment and its associated management platform, which includes property operations, fee income, equity method earnings from the Company's general partner interest in the industrial open-end fund, and related compensation expense.
Discontinued operations in 2017 also consisted of: (i) a manufactured housing portfolio acquired through the Merger in January 2017, which generated $12.6 million of net income in the approximately two month period prior to its sale in

March 2017; and (ii) certain properties acquired through consensual foreclosure of the THL Hotel Portfolio in July 2017, which generated immaterial results in 2017.
Income from discontinued operations increased $57.5 million comparing 2017 to 2016, attributed primarily to the following:

•
Property operating income and expense increased $89.4 million and $31.8 million, respectively, as a result of growth in our industrial portfolio which contributed $46.1 million and $11.3 million increase, respectively, with remaining increases driven by the operations of our manufactured housing portfolio in 2017 prior to its sale in March 2017. In 2017, our industrial portfolio recorded a net addition of 23 buildings and approximately 5.7 million rentable square feet.

•
Depreciation and amortization expense increased $20.4 million, attributable entirely to our industrial portfolio as no depreciation was recorded on our manufactured housing portfolio and THL Hotel Portfolio.

•
Interest expense was higher as 2017 included $9.0 million of interest expense on debt financing our manufactured housing portfolio prior to its sale. This was largely offset by $6.3 million net decrease in interest expense associated with our industrial portfolio due to (i) lower average debt balance in 2017 as we utilized more third party capital to fund the growth in our industrial portfolio in 2017, and (ii) lower financing costs on new fixed rate debt relative to our variable rate acquisition debt which was paid off in 2017.

•	Impairment loss in both years reflect selling costs on properties sold from our industrial portfolio.

•	The higher gain on sale of real estate in 2017 was driven by the sale of two industrial portfolios totaling 26 buildings in the Chicago and Atlanta markets.

•	Interest and other income was higher in 2017, attributed to our manufactured housing portfolio.

•
Cash and equity-based compensation and administrative expenses presented as discontinued operations relate to the management and operations of our industrial portfolio. Administrative expenses were higher in 2017, reflecting additional costs incurred in managing our industrial open-end fund which had its first closing in September 2016.

•
Our sponsored industrial open-end fund had its first closing in September 2016. In 2017, we incurred placement fees in connection with fundraising and also began to earn management fees. We have an immaterial interest in the fund as general partner, recorded as an equity method investment. The growth and appreciation in value of the industrial portfolio in 2018 resulted in carried interest allocated to us in our capacity as general partner, reflected within equity method earnings in 2018.

•	Income tax expense was higher in 2017, attributable to taxable industrial real estate sale transactions.
Preferred Stock Redemption
A $4.5 million charge against net income available to common stockholders was recorded in 2017, representing the excess of the redemption price of $25.00 per share over the respective carrying values of our Series A, B, C and F preferred stock at the time of redemption.
Segments
The following discussion summarizes key information on each of our six segments.
Healthcare
Our healthcare segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings and hospitals. We earn rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a RIDEA structure, which effectively allows us to gain financial exposure to the underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement.
At December 31, 2018, our interest in our healthcare segment was 71%.
Portfolio Overview
Our healthcare portfolio is located across 33 states domestically and 11% of our portfolio (based upon property count) is in the United Kingdom.

The following table presents key balance sheet data of our healthcare segment:

(In thousands)	December 31, 2018	December 31, 2017
Real estate
Held for investment	$4,995,298	$5,298,168
Held for sale	—	42,289
Debt	3,213,992	3,242,837
The following table presents selected operating metrics of our healthcare segment as of and for the years ended December 31, 2018 and 2017:

	Number of Buildings	Capacity	Average Occupancy(1)	Average Remaining Lease Term (Years)
2018
Senior housing—operating	108	6,388 units	86.8%	N/A
Medical office buildings	108	3.8 million sq. ft.	82.3%	4.5
Net lease—senior housing	84	4,231 units	82.1%	11.7
Net lease—skilled nursing facilities	99	11,829 beds	82.4%	5.9
Net lease—hospitals	14	872 beds	58.1%	9.7
Total	413
2017
Senior housing—operating	109	6,436 units	87.4%	N/A
Medical office buildings	109	3.9 million sq. ft.	82.9%	4.7
Net lease—senior housing	83	4,135 units	82.9%	12.0
Net lease—skilled nursing facilities	102	12,300 beds	82.1%	6.9
Net lease—hospitals	14	872 beds	58.4%	11.4
Total	417
__________

(1)
Occupancy represents property operator's patient occupancy for all types except medical office buildings. Average occupancy is based upon the number of units, beds or square footage by type of facility. Occupancy percentage is as of the last day of the quarter presented for medical office buildings, average of the quarter presented for senior housing—operating, and average of the prior quarter for net lease properties.

Revenue mix of our healthcare portfolio weighted by net operating income ("NOI") for the twelve months ended September 30, 2018 (as our operators report on a quarter lag) was as follows:

Payor Sources	Revenue Mix % (1)
Private Pay	58%
Medicaid	32%
Medicare	10%
Total	100%
__________

(1)	Excludes two operating partners who do not track or report payor source data, representing approximately 2% of revenues for the trailing twelve month period.
Acquisition and Dispositions
In September 2018, we exercised a purchase option on our development loan facility to a healthcare operator to acquire a 78-bed, 90% occupied, senior housing facility in the United Kingdom that is net leased, at a purchase price of $24.4 million, equivalent to the outstanding principal balance of our development loan.
For the year ended December 31, 2018, we sold three skilled nursing facilities under net leases totaling 471 beds for aggregate gross proceeds of $14.1 million and one operating senior housing with 25 units for gross sales proceeds of $1.6 million. These activities reflect our continued monetization initiatives on non-core assets. Additionally, one medical office building encumbered with a $3 million mortgage was consensually transferred to the lender in February 2018.

Financing
At December 31, 2018, our healthcare portfolio is financed by $3.24 billion of outstanding debt principal, of which $2.13 billion is fixed and $1.11 billion is variable rate debt, bearing a combined weighted average interest rate of 5.31%.
In May 2018, we extended the maturity on $46.5 million of debt principal from May 2019 to May 2020 with a one-year extension option. In November 2018, we extended the maturity on $272.7 million of debt financing our healthcare portfolio in the United Kingdom from December 2018 to December 2019.
Additionally, in November 2018, the Company refinanced a select portfolio of medical office buildings with $140.0 million of variable rate debt, maturing in November 2020, with five one-year extension options. Proceeds from the refinancing was applied mainly to repay in full a $100.5 million floating rate component of a $1.85 billion non-recourse mortgage debt on certain properties in our U.S. healthcare portfolio. The remaining $1.7 billion fixed rate component of the debt is scheduled to mature in December 2019. We are currently evaluating our options in connection with the scheduled maturity on the fixed rate component. In the fourth quarter of 2018, we impaired the real estate collateralizing the debt by $109.1 million based on a reassessment of the expected hold period, taking into consideration the upcoming debt maturity (see Note 14). In pursuing the options available to us in connection with the scheduled debt maturity, we will continue to re-evaluate certain assumptions, including with respect to the holding period of the real estate collateralizing the debt, which could result in further impairment of the underlying real estate in a future period. At December 31, 2018, carrying value of the real estate collateralizing the remaining debt maturing in December 2019 was $2.5 billion.
Performance
Results of operations of our healthcare segment were as follows:

	Year Ended December 31,
(In thousands)	2018	2017
Total revenues	$592,455	$613,169
Net loss attributable to Colony Capital, Inc.	(199,277)	(51,428)
The significantly higher net loss in 2018 was driven by $212.0 million of impairment recognized in the fourth quarter of 2018, as we reassessed the hold period on our healthcare properties, taking into consideration our ability to refinance the related debt with upcoming maturities, some of which is as discussed above. We applied a probability-weighted approach to different hold periods for each property depending upon our ability to refinance the related debt and determined that certain properties were impaired under a shortened hold period. Impairment was recorded predominantly within our portfolio of medical office buildings, as well as skilled nursing facilities and senior housing that are both under net leases. As the impairment assessment involved subjectivity and judgment, actual results may differ if changes occur in the assumptions used and/or in market conditions and accordingly, negative changes to these variables would result in further impairment charge in the future.
NOI generated by our healthcare segment, in total and by portfolio, was as follows. NOI is discussed further and reconciled to the most directly comparable GAAP measure in "—Non-GAAP Supplemental Financial Measures."

	Year Ended December 31,
(In thousands)	2018	2017
Total revenues	$592,455	$613,169
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(15,225)	(34,229)
Property operating expenses (1)	(271,166)	(274,528)
NOI—Healthcare	$306,064	$304,412
__________

(1)	Fees paid to third parties for property management are included in property operating expenses.

	Year Ended December 31,
($ in thousands)	2018	2017	Change
Senior housing—operating	$66,343	$70,224	$(3,881)
Medical office buildings	56,288	53,550	2,738
Net lease—senior housing	60,627	56,732	3,895
Net lease—skilled nursing facilities	103,225	103,051	174
Net lease—hospitals	19,581	20,855	(1,274)
Total NOI—Healthcare	$306,064	$304,412	1,652
NOI for 2018 and 2017 are not directly comparable as 2017 excluded 10 days of activities pre-Merger. After giving effect to the 10-day pre-Merger period in 2017, NOI decreased $6.6 million as a result of sales of our non-core healthcare properties, lower contractual rents and rental concessions granted in 2018, all of which were partially offset by additional income from early lease termination fees in 2018.
Industrial
In December 2019, we sold our light industrial portfolio and the related management platform for an aggregate gross sales price of approximately $5.7 billion. Separately, we are in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019.
As previously discussed, the operating results of the industrial business are presented as discontinued operations in the consolidated statements of operations, and the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets effective June 2019.
Background
Our industrial segment is composed of and primarily invests in light industrial assets throughout the U.S. Our strategy is to pursue accretive asset acquisitions, capturing the benefits of scale as one of the few institutional investors primarily focused on the fragmented light industrial sector.
Light industrial buildings are generally multi-tenant buildings up to 250,000 square feet with an office build-out of less than 20%. They are typically located in supply constrained locations and serve as the “last mile” of the logistics chain, which are vital for e-commerce and tenants that require increasingly quick delivery times by providing smaller industrial distribution spaces located closer to a company's customer base. They are designed to meet the local and regional distribution needs of businesses of every size, from large international to local and regional firms.
Our investment in the industrial portfolio is made alongside third party limited partners through a joint venture, composed of two sponsored and managed partnerships, including an open end industrial fund. We also have a wholly owned industrial operating platform which provides vertical integration from acquisition and development to asset management and property management of the industrial assets.
Capitalization
At December 31, 2018, we owned 35.3% of our industrial platform based upon net asset value through our capital contributions of $749.2 million. Our ownership interest decreased from 41.5% at December 31, 2017 as we continued to expand our industrial platform through third party capital, with $385.3 million of additional capital closed in 2018, bringing total third party capital to $1.5 billion at December 31, 2018.
Portfolio Overview
Our industrial portfolio is well-diversified with 48.5 million square feet and over 950 tenants across 20 major U.S. markets, with significant concentrations (by total square feet) in Atlanta (16%) and Dallas (15%).
The following table presents key balance sheet data of our industrial segment, which are classified as held for sale:

(In thousands)	December 31, 2018	December 31, 2017
Real estate	$2,924,404	$2,459,139
Debt	1,064,585	1,001,458

We present and discuss below certain key metrics related to our industrial portfolio:

	Number of Buildings	Rentable Square Feet (in thousands)	Leased %	Average Remaining Lease Term (Years)
December 31, 2018	400	48,526	94.5%	3.8
December 31, 2017	369	43,325	95.1%	3.7

•
At December 31, 2018, 78% of our tenants (based upon leased square feet) were international and national companies, with the top ten tenants making up 8.3% of our portfolio based upon annualized base rent.

•
Total portfolio leased percentage declined from 95% at December 31, 2017 to 94.5% at December 31, 2018, driven in part by vacancy in new acquisitions. Notwithstanding, the market for light industrial space continues to experience capacity constraints and is driving rental rate growth and strong tenant demand, with initial rental rates on new and renewed leases commencing in 2018 (excluding leases less than 12 months) experiencing a 5% growth compared to prior ending rents (on a cash basis).

•	At December 31, 2018, no more than 17% of existing leases by square footage was scheduled to expire in any single year over the next ten years.
•Acquisitions and dispositions in 2018 are summarized below. We continually seek to sell less strategic assets and redeploy capital into high quality real estate in line with our strategy.

	Number of Buildings	Rentable Square Feet (in thousands)	Weighted Average Leased % At Acquisition	Purchase Price (1) (in thousands)	Gross Sales Price (in thousands)	Realized Gain (in thousands)
Acquisitions (2)	40	5,893	83%	$569,442	NA	NA
Dispositions	9	692	NA	NA	$45,663	$7,633
_________

(1)	Purchase price includes capitalized transaction costs for asset acquisitions.

(2)	Includes acquisition of $13.1 million of land for co-development with operating partners.

•
As of December 31, 2018, we funded $6.1 million with remaining unfunded purchase commitment of $1.3 billion for the acquisition of 61 buildings aggregating to approximately 13.7 million square feet, of which four buildings totaling 1.1 million square feet are under construction.

In January 2019, we closed on the acquisition of three buildings totaling approximately 0.7 million square feet that were on average 97% leased at the time of closing.
In February 2019, we acquired 54 buildings for a purchase price of $1.16 billion (of which four buildings are under construction and expected to close over the next six months). The portfolio is located across 10 markets, totaling approximately 11.9 million square feet and averaged 71% leased at the time of purchase. Forty-eight buildings, including those under construction, are light industrial, which were acquired by our existing light industrial platform. The remaining six bulk industrial buildings were acquired through a newly formed joint venture partnership in which we have a 51% interest and a third-party institutional investor has a 49% interest. Our initiation of a new bulk industrial strategy is expected to be complementary to, and synergistic with, our existing light industrial platform.
Financing
In May 2018, we increased the capacity on our industrial credit facility from $200 million to $400 million. At December 31, 2018, we have outstanding debt at total carrying value of $1.06 billion, bearing a weighted average interest rate of 3.84%, almost all of which were fixed rate debt, with a weighted average remaining maturity of 10.6 years.
In connection with our acquisition of the $1.16 billion portfolio in February 2019, we closed on a $500 million floating rate unsecured term debt and replaced our existing $400 million credit facility with a $600 million facility that was $142 million drawn at closing. The combined financing is secured by the light industrial portfolio and is non-recourse to the Company. Separately, we also closed on a $235 million first mortgage debt secured by the bulk industrial portfolio.

Performance
Results of operations of our industrial segment, presented as part of discontinued operations, were as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Total revenues	$290,956	$243,172	$196,357
Net income attributable to Colony Capital, Inc.	4,246	12,537	(911)
Same Store Property Operating Income and Expense

	Year Ended December 31,			Year Ended December 31,
($ in thousands)	2018	2017	% change	2017	2016	% change
Industrial:(1)
Same store property operating income	$189,278	$182,128	3.9%	$178,815	$173,505	3.1%
Same store property operating expenses	55,583	50,610	9.8%	51,132	49,253	3.8%
__________

(1)
The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned, stabilized and held-for-use throughout the entirety of both the current and prior years. Stabilized properties are properties held for more than one year or that are greater than 90% leased. Properties acquired, disposed or held-for-sale after the same store portfolio is determined are excluded. Our same store portfolio consisted of 257 buildings during 2018 and 2017 and 284 buildings during 2017 and 2016.

Comparing our industrial portfolio on a same store basis for 2018 and 2017, the increase in property operating income reflects generally higher rental rates on new and renewal leases as well as higher tenant reimbursements. Average occupancy, however, decreased to 94.3% in 2018 from 95.2% in 2017, partially due to delays in tenant build-outs which in turn delayed lease commencements. Same store property operating expenses also increased during this period, primarily due to higher real estate taxes, repair and maintenance costs as well as utility costs, which are, for the most part, recoverable from our tenants.
In the comparison for 2017 and 2016, the increase in property operating income reflects an increase in average occupancy from 93.2% to 93.9%, and generally higher rental rates on new and renewal leases. Same store property operating expenses also increased during this period, primarily due to higher real estate taxes, partially offset by lower repair and maintenance costs.
Net Operating Income
NOI generated by our industrial segment, classified as discontinued operations, was determined as follows. NOI is discussed further and reconciled to the most directly comparable GAAP figure in "—Non-GAAP Supplemental Financial Measures."

	Year Ended December 31,			Change
(In thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Total revenues	$290,956	$243,172	$196,357
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(11,076)	(6,665)	(3,798)
Interest income	(779)	(391)	(2)
Other income	—	(121)	—
Property operating expenses	(83,003)	(67,196)	(55,924)
Transaction, investment and servicing costs	—	(101)	—
Compensation and administrative expense (1)	(2,112)	(1,753)	(1,873)
NOI—Industrial	$193,986	$166,945	$134,760	$27,041	$32,185
__________

(1)	Compensation and administrative costs of employees engaged in property management and operations are included in compensation and administrative expenses.
The increase in NOI from 2016 through 2018 reflect the continued growth of our portfolio, with net increase in rentable square feet of 5.7 million in 2017 and 5.2 million in 2018, taking into account both acquisitions and dispositions during these periods. Additionally, tenant demand has been strong, coupled with higher tenant reimbursements and higher rental rates for both new leases and renewals. Average occupancy increased from 93.3% in 2016 to 94.1% in 2017 but decreased to 92.9% in 2018. The decrease in average occupancy in 2018 was driven by vacancy in newly acquired properties, lag in timing between leasing and occupancy for new leases, as well as delays in tenant build-outs which further delayed lease commencements. Notwithstanding, overall increases in rental income more than offset higher property operating expenses, primarily higher real estate taxes, repairs and maintenance and utility costs, all of which are, for the most part, recoverable from our tenants.
Hospitality
Our hotel portfolio consists primarily of extended stay hotels and premium branded select service hotels located in both major metropolitan markets and high-demand suburban markets throughout the U.S. The majority of our hotels are affiliated with top hotel brands such as Marriott and Hilton. We seek to achieve value optimization through capital improvements, asset management and as appropriate, opportunistic asset sales.
At December 31, 2018, we owned 94% of our hospitality segment.
Financing
At December 31, 2018, our hotel portfolio was financed by $2.6 billion of outstanding debt, predominantly variable rate debt, bearing a weighted average interest rate of 5.71%.
Financing activities in 2018 through February 2019 included the following:

•
In July 2018, refinanced $512 million of existing debt principal, encumbering 40 assets, with $550 million of new debt principal, encumbering 30 assets, at the prevailing market rate and extended debt maturity to July 2020, with five one-year extension options. Additional debt proceeds from the refinancing are earmarked for capital expenditures;

•
In August 2018, extended maturities on $336 million of debt principal to August 2019, of which $115.5 million was subsequently refinanced in February 2019, further extending its maturity to March 2021, with three one-year extension options.

Portfolio Overview
Our hotel portfolio is located across 26 states in the U.S., with concentrations (based on NOI before reserves for furniture, fixtures and equipment or NOI before FF&E Reserve) in California (22.5%), Texas (12.6%) and New Jersey (12.0%).
The following table presents key balance sheet data of our hospitality segment:

(In thousands)	December 31, 2018	December 31, 2017
Real estate
Held for investment	$3,668,824	$3,881,857
Held for sale	69,699	—
Debt	2,603,599	2,560,485
A majority of our portfolio is affiliated with top hotel brands. Composition of our hotel portfolio by brand at December 31, 2018 is as follows:

Brands	% by Rooms
Marriott	79%
Hilton	16%
Hyatt	4%
Intercontinental	1%
Total	100%

The following table presents selected operating metrics of our hotel portfolio:

	December 31,		Year Ended December 31,
Type	Number of Hotel Properties	Number of Rooms	Average Occupancy	ADR (1)	RevPAR (2)
2018
Select service	97	13,194	72.6%	$124	$90
Extended stay	66	7,936	79.5%	133	106
Full service	4	962	71.7%	163	117
Total	167	22,092	75.0%	129	97
2017
Select service	97	13,193	71.5%	$123	$88
Extended stay	66	7,936	78.7%	133	105
Full service	4	962	71.9%	159	114
Total	167	22,091	74.1%	128	95
_________

(1)	Average daily rate ("ADR") is calculated by dividing room revenue by total rooms sold.

(2)	RevPAR is calculated by dividing room revenue by room nights available for the period.
Performance
Results of operations of our hospitality segment were as follows.

	Year Ended December 31,
(In thousands)	2018	2017
Total revenues	$849,513	$815,831
Net loss attributable to Colony Capital, Inc.	(82,798)	(9,199)
Net loss in 2018 was driven by $72.5 million of impairment, recorded primarily in September 2018 on certain hotels for which we adopted a sales strategy in the third quarter of 2018. Prior to the third quarter of 2018, we held a long-term hold strategy. A majority of these hotels were transferred from held-for-investment to held-for-sale in the fourth quarter of 2018.
NOI before FF&E Reserve for our hospitality segment, in total and by type, was as follows. NOI before FF&E Reserve is discussed further and reconciled to the most directly comparable GAAP figure in "—Non-GAAP Supplemental Financial Measures."

	Year Ended December 31,
(In thousands)	2018	2017
Total revenues	$849,513	$815,831
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(25)	(74)
Other income	(556)	—
Property operating expenses (1)	(563,453)	(537,884)
NOI before FF&E Reserve	$285,479	$277,873
__________

(1)	Fees paid to third parties for hotel management are included in property operating expenses.

	Year Ended December 31,
($ in thousands)	2018	2017	Change
Select service	$153,849	$149,311	$4,538
Extended stay	116,920	116,597	323
Full service	14,710	11,965	2,745
Total NOI before FF&E Reserve	$285,479	$277,873	7,606
NOI before FF&E Reserve for the years ended December 31, 2018 and 2017 are not directly comparable as 2017 excluded 10 days of pre-Merger activities. After giving effect to the 10-day pre-Merger period in 2017, NOI before FF&E Reserve increased $3.6 million as RevPAR was 2.1% higher, driven by an increase in occupancy from 74.1% to 75.0%.

This can be attributed to strong corporate, group and special event demand as well as post-renovation demand, which more than offset corresponding increase in expenses, primarily labor costs, taxes, property operations and maintenance.
Colony Credit
At December 31, 2018, we have a 36.6% interest (on a fully diluted basis) in Colony Credit with a carrying value of $1.0 billion. Our share of net loss in Colony Credit for 2018 was $65.4 million. The net loss was driven by a variety of factors, including: (i) significant provision for loan loss recorded on several loans, including four New York hospitality loans, four loans cross-collateralized by a variety of property types, which were foreclosed on in early 2019 with insufficient collateral value to cover the loan carrying value, and three loans collateralized by retail properties; (ii) property impairments due, in part, to a recent reduction in estimated holding period and increased vacancy; (iii) fair value loss on secondary private equity fund investments; and (iv) significant transaction costs incurred in connection with the closing of the Combination.
Our interest in Colony Credit was measured based upon our proportionate share of Colony Credit's fair value at the closing date of the Combination. Colony Credit’s class A common stock had traded between $15.56 and $23.23 per share in 2018, and closed at $15.79 per share on December 31, 2018. At December 31, 2018, the carrying value of our investment in Colony Credit was $21.65 per share. As of December 31, 2018, we determined that our investment in Colony Credit was not other-than-temporarily impaired as we believe that the carrying value of our investment in Colony Credit is recoverable in the near term. If Colony Credit's common stock continues to trade below our carrying value for a prolonged period of time, an other-than-temporary impairment may be recognized in the future.
Other Equity and Debt
Our other equity and debt segment consists of a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Our interests in other equity and debt assets are held as direct interests as well as indirect interests through unconsolidated ventures. Strategic investments include our co-investments as a general partner and/or manager alongside third party capital that we raised and manage for investment management economics in the form of real estate, loans receivable and equity investments, including through direct limited partnership interests in our sponsored funds. Non-strategic investments include net lease, multifamily and multi-tenant office properties, a limited service hotel portfolio which we controlled through a consensual foreclosure (the "THL Hotel Portfolio"), our interest in a portfolio of CRE loans and securities, limited partnership interests in private equity funds and various other equity investments. Over time, we intend to recycle capital from non-strategic investments in our other equity and debt investments and shift our balance sheet exposure to strategic investments and our core real estate segments.
Our other equity and debt segment generated the following results of operations:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Total revenues	$739,167	$873,046	$569,780
Net income attributable to Colony Capital, Inc.	143,065	426,052	226,202
Significant investments and corresponding debt in our other equity and debt portfolio were as follows.

(In thousands)	December 31, 2018	December 31, 2017
Real estate
Held for investment	$2,161,888	$2,833,142
Held for sale	651,303	670,349
Equity investments
NRE	87,696	73,578
Third party private equity funds acquired through the Merger, at fair value	5,908	204,774
Limited partnership interests in our sponsored and co-sponsored funds	90,062	108,976
Other (1)	1,026,870	1,056,527
Loans receivable	1,597,214	3,135,450
CRE debt securities, at fair value	64,127	323,243
Debt (2)	2,309,347	3,126,428
_________

(1)	Significant investments include acquisition, development and construction loans ($481.5 million) and preferred equity investments ($219.9 million).

(2)	Includes debt carrying value of $409.0 million financing real estate held for sale.

Significant activities in our other equity and debt segment in 2018 were as follows:

•
Upon closing of the Combination on January 31, 2018, we contributed $1.9 billion of assets and $0.4 billion of liabilities or net equity of $1.1 billion (net of noncontrolling interests) from our other equity and debt segment to Colony Credit. The CLNY Contributed Portfolio included certain of our commercial real estate loans, net lease properties, limited partnership interests in third-party sponsored private funds that were based in the U.S. and consistent with Colony Credit's strategy at the time of the Combination. In consideration for our contribution, we received common shares in Colony Credit and membership units in its operating subsidiary. As discussed in Note 4 to the consolidated financial statements, we deconsolidated the subsidiaries holding the contributed interests, resulting in the recognition of a gain of $9.9 million, measured as the excess of fair value over carrying value of our retained interests. At December 31, 2018, we hold a 36.6% interest (on a fully diluted basis) in Colony Credit.

•	Syndicated 30% of equity in our portfolio of distressed CRE loans in Ireland to a third party investor for $67.0 million.

•	Syndicated to two third-party investors 30% of equity in our subordinated loan financing a mixed use development in Southern California for $94.7 million.

•
Participated in the acquisition of an interest in AccorInvest, the property arm of AccorHotels, alongside a consortium of global institutional investors, in which we co-invested $58 million in our sponsored fund, together with third party capital raised by us.

•
Together with our sponsored credit fund, acquired a commercial real estate portfolio of 220 assets across France, primarily office and light industrial, in a sale-leaseback transaction for $478.8 million, financed with $344.1 million of debt at closing.

•
In addition to the contribution of our interests in three of our sponsored securitization trusts to Colony Credit in January 2018, in the second quarter of 2018, we fully disposed of our interests in two of our sponsored securitization trusts, including a consolidated NRF collateralized debt obligation ("N-Star CDO"), to third parties, resulting in a deconsolidation of these securitization trusts; while the underlying assets of the remaining consolidated N-Star CDO was liquidated. As a result, we no longer have any consolidated securitization trusts.

•	Sold the majority of our investments in third party private equity funds acquired through the Merger for gross proceeds of $132.6 million.

•	Sold a net lease property in Norway and industrial properties in Spain for total proceeds of $332.3 million, resulting in aggregate gains on sale of real estate of $88.9 million.

•
At December 31, 2018, we had on deposit $25.1 million, with remaining unfunded purchase commitment of $0.3 billion, for the acquisition of a distressed hotel operator and its portfolio of six hotels in France alongside our sponsored credit fund. Acquisition of the six hotels closed in February 2019.

•	We continue to monetize other non-strategic assets, primarily our loan portfolios and our real estate in Europe, in our efforts to streamline our business and redeploy capital to more strategic areas.
Investment Management
We manage capital on behalf of third party institutional and retail investors through private funds, traded and non-traded REITs and investment companies, which provide a stable stream of management fee income.
Our investment management platform allows us to raise private third party capital in partnership with our own balance sheet to further scale our core real estate segments and also allows us to pursue a balance sheet light strategy.
Significant Developments in the Investment Management Segment
Colony Credit—Upon closing of the Combination on January 31, 2018, our management contracts with NorthStar I and NorthStar II were terminated. Concurrently, we entered into a management agreement with Colony Credit, which provides for a base management fee of 1.5% per annum of Colony Credit's stockholders' equity (as defined in the management agreement) and incentive fees subject to the achievement of minimum return levels in accordance with terms set out in the management agreement, each payable quarterly in arrears in cash. The management agreement has an initial term of three years and will be automatically renewed for a one-year term thereafter unless earlier terminated.
Digital Colony—In partnership with Digital Bridge, we closed on a new co-sponsored digital real estate infrastructure vehicle in February 2018. Total callable commitments of the vehicle was approximately $4.0 billion, inclusive of our capital commitments which are capped at $250 million in aggregate as both limited partner and co-general partner. Fee income and carried interest will be shared with our co-sponsor, Digital Bridge.
AccorInvest Fund—We have raised $760 million of third party capital in a new sponsored fund, which we closed in May 2018, alongside our invested capital in the fund as general partner and limited partner, to participate in the acquisition of AccorInvest, the property arm of AccorHotels.
NorthStar Realty Europe—In November, 2018, we reached an agreement with NRE to terminate NRE's management agreement upon a sale of NRE or, if no sale is consummated, upon internalization of the management of NRE. In connection with such termination, we will receive a termination payment of $70 million, less incentive fees. The strategic review committee of NRE's board of directors is in the process of evaluating strategic alternatives to maximize NRE's shareholder value, which includes the potential sale of NRE.
NorthStar RXR/NY Metro—In October 2018, NorthStar/RXR NY Metro was liquidated, as approved by its board of directors and shareholders. We wrote off our $1.5 million investment in NorthStar/RXR NY Metro in the third quarter of 2018 as we effectively forfeited our shareholding upon liquidation, along with our co-sponsor, RXR Realty.
Retail Distribution Business—In April 2018, we combined NorthStar Securities, our captive broker-dealer platform that raises capital in the retail market, with a third party joint venture partner, S2K, to form Colony S2K. Colony S2K will distribute both current and future investment products sponsored by us and S2K as well as third party sponsored products.
REIT Index—We have partnered with Barclays Bank PLC ("Barclays") to structure the Colony Capital Fundamental U.S. Real Estate Index ("REIT Index"), which is a rules-based (smart-beta) strategy that invests in common stock of REITs. The REIT Index implements fundamental real estate investing principles drawn from our 27 years of managing real estate investments for institutional investors, with a focus on risk mitigation to drive long term outperformance in commercial real estate. Barclays owns the licensing rights to the REIT Index and Barclays Index Administration acts as sponsor and administrator of the REIT Index. DoubleLine Capital has licensed the REIT Index to launch the DoubleLine Colony Real Estate and Income Fund in December 2018, an open-end mutual fund that provides exposure to the REIT Index and invests in a fixed income portfolio managed by DoubleLine Capital.
Colony HB2 Energy—In October 2018, we formed Colony HB2 Energy, a new energy focused investment management platform in partnership with HB2 and its seasoned management team. Colony HB2 Energy intends to sponsor and manage third-party capital across a series of investment solutions providing investors more efficient forms of exposure to the upstream and midstream oil and gas industry.
Abraaj Group—In January 2019, we entered into a definitive agreement to acquire, together with the existing management team of Abraaj, the private equity platform of The Abraaj Group in Latin America, which will be rebranded as Colony Latam Partners. The transaction is expected to close during the first quarter of 2019, subject to certain approvals. The platform’s core strategy is focused on growth equity investments in middle-market companies in Mexico, Colombia, Peru and Chile.
Performance
Results of operations of our Investment Management segment were as follows.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Total revenues (1)	$176,568	$240,632	$68,331
Net income (loss) attributable to Colony Capital, Inc.	(120,286)	(182,038)	17,903
__________

(1)
Includes $15.4 million and $19.5 million of cost reimbursement income from Colony Credit, NRE and retail companies for the years ended December 31, 2018 and 2017, respectively, which are recorded gross as income and expense in the results of operations. Excludes fee income from our industrial open-end fund of $7.4 million and $4.0 million for the years ended December 31, 2018 and 2017, respectively, which are included in income from discontinued operations.

Net loss recognized in 2018 was driven by impairments of intangible assets and equity method investments. Impairments consisted primarily of a $139.0 million write-off of the NorthStar I and NorthStar II management contract intangible upon closing of the Combination, $59.5 million write-off of the NorthStar trade name, $7.0 million impairment on the NorthStar Healthcare management contract intangible resulting from a decrease in expected fees, $10.1 million write-off of the retail customer relationship intangible based on a reassessment of future retail fund raising and $55.5 million impairment on investments in two third-party asset managers based on estimated future net cash flows or enterprise value of these investees. In addition to $151.8 million of fee income (including fees from our industrial open-end fund presented as discontinued operations), which included $5.4 million of incentive fees from NRE, these losses were also partially offset by $20.0 million of carried interest allocation from certain of our sponsored private funds (including allocation from our industrial open-end fund presented as discontinued operations), as well as $6.1 million of income, primarily management fees, from our joint venture with Digital Bridge that manages our digital infrastructure vehicle.
Balance sheet investments of $194.3 million in our Investment Management segment generally consist of our general partner and co-general partner interests in investment vehicles we sponsor or co-sponsor, which as of December 31, 2018, included $21.7 million of unrealized carried interest allocation (including allocation from our industrial open-end fund that is classified as held for sale), as well as interests in other asset managers.
Capital Raising, Assets Under Management and Fee Earning Equity Under Management
In the year ended December 31, 2018, we raised $5.5 billion of third party capital commitments (including our pro rata share from equity method investments in third party asset managers of $0.4 billion), driven primarily by capital commitments of $3.7 billion from our co-sponsored digital real estate infrastructure vehicle, approximately $0.8 billion from our co-investment vehicle in AccorInvest and approximately $0.4 billion from ongoing fundraising in our industrial platform.
Below is a summary of our third party AUM and fee earning equity under management ("FEEUM"):

			AUM (1) (In billions)		FEEUM (2) (In billions)
Type	Products	Description	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Institutional funds	Credit funds, opportunistic funds, value-add funds, Colony industrial open end fund and other co-investment vehicles	Earns base and asset management fees from all managed funds; potential for carried interest on sponsored funds	$9.5	$9.9	$6.4	$5.8
Retail Companies	NorthStar Healthcare	Earns base management fees and potential for carried interest	3.5	3.7	1.4	1.7
	CC Real Estate Income Fund (3) (formerly NorthStar Real Estate Capital Income Fund)
Public companies	NorthStar Realty Europe Corp.	NYSE-listed European equity REIT	1.7	2.2	1.0	1.0
	Colony Credit Real Estate, Inc.(4)	NYSE-listed credit REIT	3.5	3.2	3.1	3.3
		Earns base management fees and potential for incentive fees
Non-wholly owned real estate investment management platform	Joint venture investments in co-sponsored investment vehicles and third party asset managers	Earns share of earnings from equity method investments
		Digital Colony, 50% interest in co-sponsored digital infrastructure vehicle	1.9	—	1.9	—
		Others include investments in RXR Realty (27% interest in a real estate investor, developer and asset manager) and AHI (43% interest in a healthcare asset manager and sponsor of non-traded vehicles)	8.3	7.9	3.8	3.6
			$28.4	$26.9	$17.6	$15.4
__________

(1)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or incentives. AUM is based upon reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle. AUM further includes a) uncalled capital commitments and b) the Company’s pro rata share of assets of the real estate investment management platform of its joint ventures and investees as presented and calculated by them. The Company's calculation of AUM may differ materially from those of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers.

(2)
Equity for which the Company and its affiliates provide investment management services and derive management fees and/or incentives. FEEUM generally represents a) the basis used to derive fees, which may be based upon invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro rata share of fee bearing equity of its joint ventures and investees as presented and calculated by them. The Company's calculation of FEEUM may differ materially from other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers.

(3)
In February 2019, the board of directors of CC Real Estate Income Fund (“CCREIF”) approved a plan to dissolve, liquidate and terminate CCREIF and distribute the net proceeds of such liquidation to its shareholders. As CCREIF’s advisor, we have begun the process of liquidating its portfolio, however, no assurances can be made as to the timing or completion of the liquidation.

(4)
    Represents third party ownership share of CLNC's pro rata share of total assets, excluding consolidated securitization trusts. AUM and FEEUM at December 31, 2017 were adjusted to include CLNC based on its gross asset value at September 30, 2017.

The Company's third party FEEUM at December 31, 2018 increased $2.2 billion from December 31, 2017 as new fee-bearing capital was raised in 2018, primarily through our co-sponsored digital real estate infrastructure vehicle, our sponsored co-investment vehicle in AccorInvest as well as our industrial platform, partially offset by a decrease in NAV of NorthStar Healthcare and continued realization of investments by liquidating private funds.

Non-GAAP Supplemental Financial Measures
The Company reports funds from operations ("FFO") as an overall non-GAAP supplemental financial measure. The Company also reports NOI for the healthcare and industrial segments and NOI before FF&E Reserve for the hospitality segment, which are supplemental non-GAAP financial measures widely used in the equity REIT industry. FFO, NOI and NOI before FF&E Reserve should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculation of FFO, NOI and NOI before FF&E Reserve may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.
Funds from Operations
We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.
We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values fluctuate with market conditions, management considers FFO an appropriate supplemental performance measure by excluding historical cost depreciation, as well as gains or losses related to sales of previously depreciated real estate.
The following table presents a reconciliation of net income attributable to common stockholders to FFO attributable to common interests in Operating Company and common stockholders. Amounts in the table include our share of activity in unconsolidated ventures.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Net income (loss) attributable to common stockholders	$(632,709)	$(333,093)	$67,159
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net income (loss) attributable to noncontrolling common interests in Operating Company	(39,854)	(20,261)	12,324
Real estate depreciation and amortization	581,264	560,922	181,015
Impairment of real estate	382,290	49,933	11,491
Gain on sales of real estate	(190,376)	(134,979)	(92,088)
Less: Adjustments attributable to noncontrolling interests in investment entities(1)	(202,405)	(148,329)	(21,439)
FFO attributable to common interests in Operating Company and common stockholders	$(101,790)	$(25,807)	$158,462
__________

(1)
For the year ended December 31, 2018, adjustments attributable to noncontrolling interests in investment entities include $180.7 million of real estate depreciation and amortization, $96.2 million of impairment of real estate, offset by $74.5 million of gain on sales of real estate. For the year ended December 31, 2017, adjustments attributable to noncontrolling interests in investment entities include $162.7 million of real estate depreciation and amortization, $23.4 million of impairment of real estate, offset by $37.8 million of gain on sales of real estate. For the year ended December 31, 2016, adjustments attributable to noncontrolling interests in investment entities include $64.8 million of real estate depreciation and amortization, $8.7 million of impairment of real estate, offset by $50.5 million of gain on sales of real estate.

NOI and NOI before FF&E Reserve
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted primarily for the effects of (i) straight-line rental income adjustments; and (ii) amortization of acquired above- and below-market lease adjustments to rental income, where applicable. For our hospitality segment, NOI does not reflect the reserve contributions to fund certain capital expenditures, repair, replacement and refurbishment of furniture, fixtures, and equipment, based on a percentage of revenues, typically 4% to 5%, that is required under certain debt agreements and/or franchise and brand-managed hotel agreements.
We believe that NOI is a useful measure of operating performance of our respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below-market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates at our properties.
NOI excludes historical cost depreciation and amortization, which are based upon different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of our properties period over period and also against the results of other equity REITs in the same sectors.
Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of our properties, NOI provides a measure of operating performance independent of our capital structure and indebtedness.
However, the exclusion of these items as well as others, such as capital expenditures, FF&E reserve and leasing costs, which are necessary to maintain the operating performance of our properties, and transaction costs and administrative costs, may limit the usefulness of NOI.
The following tables present reconciliations of net income (loss) of the healthcare, industrial and hospitality segments to NOI. The operating results of the industrial segment are classified as discontinued operations.

	Healthcare		Hospitality
	Year Ended December 31,		Year Ended December 31,
(In thousands)	2018	2017	2018	2017
Net loss	$(283,516)	$(64,767)	$(90,581)	$(9,863)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(15,225)	(34,229)	(25)	(74)
Other income	—	—	(556)	—
Interest expense	194,898	185,256	153,395	134,729
Transaction, investment and servicing costs	9,017	11,941	8,410	9,152
Depreciation and amortization	164,389	183,897	144,528	133,269
Provision for loan losses	213	1,588	—	—
Impairment loss	217,524	14,375	72,469	—
Compensation and administrative expense	8,970	7,011	7,665	7,370
Other (gain) loss, net	4,803	(6,299)	49	511
Income tax (benefit) expense	4,991	5,639	(9,875)	2,779
NOI—Healthcare / NOI before FF&E Reserve—Hospitality	$306,064	$304,412	$285,479	$277,873

	Industrial
	Year Ended December 31,
(In thousands)	2018	2017	2016
Net income (loss)	$26,749	$37,497	$(3,003)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(11,076)	(6,665)	(3,798)
Interest income	(779)	(391)	(2)
Other income	—	(121)	—
Interest expense	42,713	38,566	44,834
Transaction, investment and servicing costs	307	41	1,088
Depreciation and amortization	129,104	109,265	88,854
Impairment loss	948	44	407
Compensation and administrative expense	13,613	11,069	8,682
Gain on sale of real estate	(7,633)	(24,612)	(2,888)
Income tax expense	40	2,252	586
NOI—Industrial	$193,986	$166,945	$134,760

Liquidity and Capital Resources
Our financing strategy in general favors investment-specific financing principally on a non-recourse basis, and then corporate financing, which is generally recourse to the Company or the Company’s assets. We seek to match terms and currencies, as available and applicable.
Our current primary liquidity needs are to fund:

•	our general partner commitments to our future investment vehicles and co-investment commitments to other investment vehicles;

•	acquisitions of our target assets for our balance sheet and third party capital and related ongoing commitments;

•	principal and interest payments on our borrowings, including interest obligation on our corporate level debt;

•	our operations, including compensation, administrative and overhead costs;

•	capital expenditures for our real estate investments;

•	distributions to our stockholders;

•	acquisitions of common stock under our common stock repurchase program and potentially other corporate securities;

•	income tax liabilities of taxable REIT subsidiaries and of the Company subject to limitations as a REIT;

•	potential margin calls and/or out-of-the-money expiration of $2 billion notional interest rate swap in December 2019; and

•
the repayment or refinancing of $1.7 billion of fixed rate debt financing our U.S. healthcare portfolio that is scheduled to mature in December 2019 for which we are currently evaluating our options in connection with the scheduled maturity.

Our current primary sources of liquidity are:

•	cash on hand;

•	our credit facilities;

•	fees received from our investment management business;

•	cash flow generated from our investments, both from operations and return of capital;

•	proceeds from full or partial realization of investments;

•	investment-level financing;

•	proceeds from public or private equity and debt offerings; and

•	third party capital commitments of sponsored investment vehicles.
We believe that our capital resources are sufficient to meet our short-term and long-term capital requirements. Distribution requirements imposed on us to qualify as a REIT generally require that we distribute to our stockholders 90% of our taxable income, which constrains our ability to accumulate operating cash flows.
Additional discussions of our liquidity needs and sources of liquidity are presented below.
Liquidity Needs
Commitments
Our commitments in connection with our investment activities and other activities are described in "—Contractual Obligations, Commitments and Contingencies."
Dividends
U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service, if any. If our cash available for distribution is less than our net taxable income, we may be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.
Common Stock—Our board of directors declared the following dividends in 2018:

Declaration Date	Record Date	Payment Date	Dividend Per Share
February 26, 2018	March 29, 2018	April 16, 2018	$0.11
May 8, 2018	June 29, 2018	July 16, 2018	0.11
August 2, 2018	September 28, 2018	October 15, 2018	0.11
November 5, 2018	December 31, 2018	January 15, 2019	0.11
Preferred Stock—We are required to make quarterly cash distributions on our outstanding preferred stock as follows:

		Shares Outstanding September 30, 2018 (In thousands)	Quarterly Cash Distributions
Description	Dividend Rate Per Annum		Total (In thousands)	Per Share
Series B	8.25%	6,114	$3,153	$0.5156250
Series E	8.75%	10,000	5,469	0.5468750
Series G	7.5%	3,450	1,617	0.4687500
Series H	7.125%	11,500	5,121	0.4453125
Series I	7.15%	13,800	6,167	0.4468750
Series J	7.125%	12,600	5,611	0.4453125
		57,464	$27,138
In May 2018, the Company issued a notice of redemption for all outstanding Series D preferred stock, with the redemption settled in July 2018.
Common Stock Repurchases
On May 23, 2018, the Company's board of directors authorized a new common stock repurchase program, pursuant to which the Company may repurchase up to $300 million of its outstanding class A common stock in a one-year period, either in the open market or through privately negotiated transactions. The May 2018 repurchase program is in addition to the $300 million share repurchase program the Company announced in February 2018, which program was completed in May 2018. During the year ended December 31, 2018, the Company repurchased 61,417,755 shares of its class A common stock, at an aggregate cost of approximately $350.1 million (excluding commissions), or a weighted-average price of $5.70 per share. As of February 25, 2019, $246.7 million remained outstanding under the May 2018 stock repurchase program.
In 2017, the Company had a similar stock repurchase program pursuant to which the Company repurchased the full authorized amount of $300 million of its outstanding class A common stock through both open market trades and privately negotiated transactions.
Sources of Liquidity
Cash From Operations
Our investments generate cash, either from operations or as a return of our invested capital. We primarily generate revenue from net operating income of our real estate properties. We also generate interest income from commercial real estate related loans and securities as well as receive periodic distributions from some of our equity investments, including our GP Co-Investments. Such income is partially offset by interest expense associated with borrowings against our investments.
Additionally, we generate fee revenue from our investment management segment through the management of various types of investment products, including both institutional and retail capital. Management fee income is generally a predictable and stable revenue stream, while carried interest and contractual incentive fees are by nature less predictable in amount and timing. Our ability to establish new investment vehicles and raise investor capital depends on general market conditions and availability of attractive investment opportunities as well as availability of debt capital.

Asset Monetization
We periodically monetize our investments through asset sales that are opportunistic in nature or to recycle capital from non-core assets. In December 2019, we sold our light industrial portfolio and the related management platform for an aggregate gross sales price of approximately $5.7 billion, which resulted in net proceeds to us, after debt settlement, transaction and other costs, of $1.2 billion. We may redeploy a portion of the proceeds into higher total return strategies, or use the proceeds to reduce corporate leverage or for other uses.
Investment-Level Financing
We have various forms of investment-level financing, as described in Note 12 to the consolidated financial statements. We currently have $1.7 billion of fixed rate debt financing our U.S. healthcare portfolio that is scheduled to mature in December 2019 for which we are currently evaluating our options in connection with the scheduled maturity.
Our ability to raise and access third party capital in our sponsored investment vehicles would allow us to scale our investment activities by pooling capital to access larger transactions and diversify our investment exposure.
Corporate Credit Facility
As described in Note 12 to the consolidated financial statements, the Credit Agreement provides a secured revolving credit facility in the maximum principal amount of $1.0 billion, which may be increased up to $1.5 billion, subject to customary conditions. The credit facility is scheduled to mature in January 2021, with two 6-month extension options.
The maximum amount available at any time is limited by a borrowing base of certain investment assets. As of February 25, 2019, the borrowing base valuation was sufficient to permit borrowings of up to the full $1.0 billion commitment, of which the full amount was available to be drawn.
The Credit Agreement contains various affirmative and negative covenants, including financial covenants that require the Company to maintain minimum tangible net worth, liquidity levels and financial ratios, as defined in the Credit Agreement. We were in compliance with the financial covenants as of December 31, 2018.
Convertible and Exchangeable Senior Notes
Convertible and exchangeable senior notes issued by us and that remain outstanding are described in Note 12 to the consolidated financial statements.
Public Offerings
We may offer and sell various types of securities under our effective shelf registration statement. These securities may be issued from time to time at our discretion based on our needs and depending upon market conditions and available pricing.
There were no public offering of securities in the year ended December 31, 2018.
In 2017, we issued our Series I preferred stock in June and our Series J preferred stock in September with dividend rates of 7.15% and 7.125% per annum, respectively. We applied the proceeds from these offerings, combined with available cash, to redeem all of the outstanding shares of Series A, Series F and Series C preferred stock and a portion of the outstanding shares of Series B preferred stock.
Cash Flows
As a result of the Merger, comparisons of the year over year cash flows may not be meaningful. The periods as of and on or prior to January 10, 2017 represent the pre-Merger cash flows of Colony, while the cash flows of NSAM and
NRF are incorporated into the Company effective from January 11, 2017.

The following table summarizes our cash flow activity for the periods presented.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Net cash provided by (used in):
Operating activities	$506,965	$582,546	405,172
Investing activities	(268,213)	1,666,387	215,457
Financing activities	(788,404)	(1,364,381)	(491,251)
Operating Activities
Cash inflows from operating activities are generated primarily through property operating income from our real estate investments, interest received from our loans and securities portfolio, distributions of earnings received from equity investments, and fee income from our investment management business. This is partially offset by payment of operating expenses supporting our various lines of business, including property management and operations, loan servicing and workout of loans in default, investment transaction costs, as well as compensation and general administrative costs.
Our operating activities generated cash of $507.0 million in 2018, $582.5 million in 2017 and $405.2 million in 2016. Our operating activities in these periods, however, are not directly comparable as 2016 and the first ten days of 2017 include only the pre-Merger activities of Colony and do not incorporate the operating results of NSAM and NRF. Additionally, 2017 also reflected significant payments of Merger-related costs, including $66.8 million of success-based fees paid to investment bankers.
We believe cash flows from operations, available cash balances and our ability to generate cash through short and long-term borrowings are sufficient to fund our operating liquidity needs.
Investing Activities
Investing activities include cash outlays for acquisition of real estate, disbursements on new and/or existing loans, and contributions to unconsolidated ventures, which are partially offset by repayments and sales of loan receivables, distributions of capital received from unconsolidated ventures, proceeds from sale of real estate, as well as proceeds from maturity or sale of securities.
Our investing activities generated net cash outflows in 2018 and net cash inflows in both 2017 and 2016.
In 2018, there was a net cash outflow of $268.2 million from investing activities. This was driven primarily by net cash outflows of $485.1 million related to our real estate investments as acquisitions and capital expenditures aggregating $1.35 billion exceeded proceeds from sales totaling $864.3 million. Other net cash outflows included a contribution of $141.2 million of cash and restricted cash to Colony Credit as part of the Combination transaction, and $548.2 million of new equity investments or additional contributions to existing investments. On the other hand, our loan and securities portfolio generated net cash inflows of $291.9 million, which included $142.3 million from sale of our equity interests in two securitization trusts. We also received $231.0 million from sales of our equity investments, which included $132.6 million from sale of our interests in certain third-party private equity funds, and $433.1 million of return of capital from our equity investments, of which $142.3 million was from our initial investment in a digital real estate infrastructure joint venture as we raised third party capital through a co-sponsored investment vehicle.
Investing activities in 2017 generated significant net cash inflows of $1.7 billion, resulting from our initiative to monetize non-core investments during the year. This included net proceeds of $500.5 million from sale of our interest in Starwood Waypoint Homes, $454.6 million from sale of the Townsend investment management business, sale of various non-core real estate investments totaling $1.6 billion, of which $664.4 million was from the sale of our manufactured housing portfolio acquired in the Merger. Our loan and securities portfolio also generated net cash inflow of $435.7 million, with receipts aggregating $1.4 billion, primarily from loan repayments, exceeding cash outlays totaling $983.3 million, which included $590.5 million for the acquisition of a distressed loan portfolio in Ireland. These cash inflows were partially offset by real estate acquisitions and capital expenditures of $1.3 billion, as well as net cash outflow of $297.5 million for additional contributions and/or new equity investments, net of distributions received from these investments.
Additionally, although the Merger was completed in an all-stock exchange in 2017, we assumed certain liabilities of NSAM and NRF which arose as a result of the Merger and were settled shortly after the Closing Date. These amounts included approximately $226.1 million which was paid to former NSAM stockholders, representing a one-time special dividend, and approximately $78.9 million in payroll taxes representing shares that were canceled and remitted to taxing authorities on behalf of employees whose equity-based compensation was accelerated and fully vested upon closing of the Merger. Cash and restricted cash assumed of $437.4 million is presented net of these payments as an investing cash inflow in the consolidated statement of cash flows in 2017.

2016 reflects the pre-Merger investing activities of Colony and is not directly comparable to 2017 and 2018. In 2016, investing activities generated net cash inflows of $215.5 million. Our loan investments generated net cash inflows of $508.0 million, with receipts from repayments and sales totaling $1.1 billion exceeding cash outlays for disbursements and acquisitions of $585.3 million. Our real estate investing activities resulted in minimal net cash outflow in aggregate with acquisitions and capital expenditures totaling $501.2 million, while inflows through sales was $390.9 million.
Financing Activities
We finance our investing activities largely through investment level secured debt along with capital from third party or affiliated co-investors. We also draw upon our corporate credit facility to finance our investing and operating activities, as well as have the ability to raise capital in the public markets through issuances of preferred stock, common stock and debt such as our convertible notes. Accordingly, we incur cash outlays for payments on our investment level and corporate debt, dividends to our preferred and common stockholders as well as distributions to our noncontrolling interests.
Net cash used in financing activities in 2018 was $788.4 million. In 2018, common stock repurchases and preferred stock redemptions of $543.1 million were funded through our investing and operating activities. Dividend payments to common stockholders of $310.5 million in 2018 was lower than in 2017 following additional common stock repurchases and a reduction in dividend rates in 2018, while dividend payment to preferred stockholders was $120.7 million. In terms of debt financing activities, repayments and payment of financing costs exceeded borrowings by $273.6 million. These cash outlays were partially offset by net cash inflow of $501.0 million from noncontrolling interests as contributions exceeded distributions.
Net cash used in financing activities in 2017 was $1.36 billion. In 2017, $638.1 million of additional capital was raised from the issuance of our new Series I and Series J preferred stock, which was used to fund our $936.0 million common stock repurchase and preferred stock redemptions. Other uses of cash include dividend payments to common and preferred stockholders of $612.3 million and net cash outlay of $629.2 million related to debt financing activities as repayments exceeded borrowings. In terms of debt financing activities, repayments and payment of financing costs exceeded borrowings by $273.6 million. These cash outlays were partially offset by net cash inflow of $202.8 million from noncontrolling interests as contributions exceeded distributions, including $330 million contribution from sale of a minority interest in our healthcare platform.
Net cash used in financing activities in 2016 is not comparable to 2018 and 2017 as it reflects the pre-Merger financing activities of Colony. The net cash outflow of $491.3 million was driven by $443.7 million of repayments on investment level debt and corporate debt exceeding additional borrowings during the year as well as dividend payments of $229.5 million to common and preferred stockholders, partially offset by $191.4 million of net cash inflow from noncontrolling interests.
Contractual Obligations, Commitments and Contingencies
The following table sets forth our known contractual obligations, commitments and contingencies on an undiscounted basis at December 31, 2018 and the future periods in which we expect to settle such obligations, commitments and contingencies. Amounts in the table do not reflect repayments or draws on our line of credit or new financing obtained subsequent to December 31, 2018 and exclude obligations that are not fixed and determinable such as amounts due under our derivative contracts.

	Payments Due by Period
(In thousands)	Total	2019	2020-2021	2022-2023	2024 and Thereafter
Corporate credit facility (1)	$10,772	$3,549	$7,116	$107	$—
Convertible and exchangeable senior notes (2)	700,730	26,683	440,124	214,101	19,822
Secured debt (3)	11,071,278	2,917,548	2,186,111	3,335,532	2,632,087
Junior subordinated notes	543,417	15,094	30,229	30,188	467,906
Ground lease obligations (4)	114,398	5,149	10,603	11,496	87,150
Office lease obligations (5)	67,708	8,980	16,798	13,786	28,144
	12,508,303	$2,977,003	$2,690,981	$3,605,210	$3,235,109
Contingent consideration—THL Hotel Portfolio	8,903
Lending commitments (6)	77,831
Investment commitments (7)	627,963
Total	$13,223,000

__________

(1)
There were no borrowings outstanding at December 31, 2018. Amounts represent the unused commitment fee of 0.35% per annum through the initial maturity date of January 2021. Future obligations under the credit facility could differ materially if we borrow on the credit facility in the future. See “—Liquidity and Capital Resources."

(2)
The convertible and exchangeable senior notes mature on their respective due dates, unless redeemed, repurchased or exchanged in accordance with their terms prior to such date. Amounts reflect future principal and interest payments through contractual maturity dates of the respective notes. See Note 12 to the consolidated financial statements.

(3)
Amounts include minimum principal or principal curtailment based upon cash flows from collateral loans after payment of certain loan servicing fees and monthly interest, as well as fixed or floating rate interest obligations and unused commitment fee on investment level credit facilities, through initial maturity dates of the respective secured debt or extended maturity dates to the extent criteria are met and the extension option is at the borrower’s discretion. Financing on certain loan portfolios are based on the Company's expectation of cash flows from underlying loan collateral as principal repayments on the loan financing depend upon net cash flows from collateral assets and ratio of outstanding principal to collateral. Interest on floating rate debt was determined based on the applicable index at December 31, 2018. Includes investment-level debt with total principal of approximately $1.5 billion financing assets held for sale at December 31, 2018. See Note 12 to the consolidated financial statements.

(4)
We assumed noncancelable operating ground leases as lessee or sublessee in connection with certain properties acquired. The amounts represent minimum future base rent commitments through current expiration dates of the respective leases, excluding any contingent rent payments, and exclude ground leases which require only nominal annual payments and those associated with real estate held for sale. Certain rents paid under ground leases are recoverable from tenants.

(5)
We lease office space under noncancelable operating leases. The amounts reflect only minimum rental payments for office leases that are not part of discontinued operations and do not project any potential escalation or other lease-related payments.

(6)
Future lending commitments may be subject to certain conditions that borrowers must meet to qualify for such fundings. Commitment amount assumes future draw requests meet the terms to qualify for such fundings. Amount presented reflects only our share of investment commitments, excluding commitments attributable to noncontrolling interests. Potential future commitments that we have approved but are not yet legally binding at December 31, 2018 are not included. See Note 6 to the consolidated financial statements.

(7)
Amounts are in connection with our investments in unconsolidated ventures, including ADC arrangements accounted for as equity method investments, property acquisitions as well as commitments to third party-sponsored funds and Company-sponsored funds that are not consolidated. Potential future commitments that we have approved but are not yet legally binding at December 31, 2018 are not included. See Notes 5 and 7 to the consolidated financial statements.

Guarantees and Off-Balance Sheet Arrangements
In connection with financing arrangements for certain unconsolidated ventures, we provided customary non-recourse carve-out guarantees. We believe that the likelihood of making any payments under the guarantees is remote and no liability has been recorded at December 31, 2018.
In connection with the THL Hotel Portfolio, we entered into guarantee agreements with various hotel franchisors, pursuant to which we guaranteed the franchisees’ obligations, including payments of franchise fees and marketing fees, for the term of the agreements, which expire between 2027 and 2032. In the event of default or termination of the franchise agreements, the Company is liable for liquidated damages not to exceed $81 million.
We have off-balance sheet arrangements with respect to our retained interests in certain deconsolidated N-Star CDOs. In each case, our exposure to loss is limited to the carrying value of our investment.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Certain accounting policies are considered to be critical accounting policies. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s subjective and complex judgments, and for which the impact of changes in estimates and assumptions could have a material effect on our financial statements. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made, based upon information available to us at that time.
Our significant accounting policies are discussed in Note 2 to our consolidated financial statements included in Item 15 of this Exhibit 99.1. We highlight below accounting policies that we believe are critical based on the nature of our operations and/or require significant management judgment, estimates and assumptions.

•	Impairments, including real estate, loans receivable, equity investments, debt securities, goodwill and intangible assets

•	Principles of consolidation—VIE assessment

•
Business combinations and asset acquisitions—evaluation of whether definition of a business is met; valuation of assets acquired, and where applicable, liabilities assumed and noncontrolling interests; purchase price allocation

•	Fair value measurements

•	Revenue and equity method earnings, including carried interest

•	Income taxes—assessment of deferred taxes and uncertain tax positions
Impairments
Real Estate—The Company evaluates its real estate held for investment for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company evaluates real estate for impairment generally on an individual property basis. If an impairment indicator exists, the Company evaluates the undiscounted future net cash flows that are expected to be generated by the property, including any estimated proceeds from the eventual disposition of the property. If multiple outcomes are under consideration, the Company may apply a probability-weighted approach to the impairment analysis. Based upon the analysis, if the carrying value of a property exceeds its undiscounted future net cash flows, an impairment loss is recognized for the excess of the carrying value of the property over the estimated fair value of the property. In evaluating and/or measuring impairment, the Company considers, among other things, current and estimated future cash flows associated with each property, market information for each sub-market, including, where applicable, competition levels, foreclosure levels, leasing trends, occupancy trends, lease or room rates, and the market prices of similar properties recently sold or currently being offered for sale, and other quantitative and qualitative factors. Another key consideration in this assessment is the Company's assumptions about the highest and best use of its real estate investments and its intent and ability to hold them for a reasonable period that would allow for the recovery of their carrying values. If such assumptions change and the Company shortens its expected hold period, this may result in the recognition of impairment losses.
Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal cost, with any write-down to fair value less disposal cost recorded as an impairment loss. For any increase in fair value less disposal cost subsequent to classification as held for sale, the impairment loss may be reversed, but only up to the amount of cumulative loss previously recognized.
See Note 14 to the consolidated financial statements for a discussion of real estate impairment.
Loan Receivable—On a periodic basis, the Company analyzes the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, financial and operating capability of the borrower or sponsor, as well as amount and status of any senior loan, where applicable. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, liquidation value of collateral properties, financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. The Company does not utilize a statistical credit rating system to monitor and assess the credit risk and investment quality of its acquired or originated loans. Given the diversity of the Company's portfolio, management believes there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, the Company evaluates impairment and allowance for loan losses on an individual loan basis.
Loans are considered to be impaired when it is probable that the Company will not be able to collect all amounts due in accordance with contractual terms of the loans, including consideration of underlying collateral value. Allowance for loan losses represents the estimated probable credit losses inherent in loans held for investment at balance sheet date. Allowance for loan losses generally excludes interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. Allowance for loan losses is generally measured as the difference between the carrying value of the loan and either the present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan or an observable market price for the loan. Loans are charged off against allowance for loan losses when all or a portion of the principal amount is determined to be uncollectible. A loan is considered to be collateral-dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Impaired collateral dependent loans are written down to the fair value of the collateral less disposal cost through a provision and a charge-off against allowance for loan losses.
Purchased credit-impaired loans ("PCI loans") are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing such PCI loans on nonaccrual, with interest income recognized using the cost recovery method or on a cash basis. Subsequent decreases in cash flows expected to be collected are evaluated to determine whether a provision for loan loss should be established. If decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost, the Company records a provision for loan losses calculated as the difference between the loan’s amortized cost and the revised cash flows, discounted at the loan’s effective yield. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life. Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.
Equity Investments—Evaluation of impairment applies to equity method investments and equity investments under the measurement alternative. If indicators of impairment exist, the Company will first estimate the fair value of its investment. In assessing fair value, the Company generally considers, among others, the estimated enterprise value of the investee or fair value of the investee's underlying net assets, including net cash flows to be generated by the investee as applicable, and for equity method investees with publicly traded equity, the traded price of the equity securities in an active market.
For investments under the measurement alternative, if carrying value of the investment exceeds its fair value, an impairment is deemed to have occurred.
For equity method investments, further consideration is made if a decrease in value of the investment is other-than-temporary to determine if impairment loss should be recognized. Assessment of other-than-temporary impairment ("OTTI") involves management judgment, including, but not limited to, consideration of the investee’s financial condition, operating results, business prospects and creditworthiness, the Company's ability and intent to hold the investment until recovery of its carrying value, or a significant and prolonged decline in traded price of the investee’s equity security. If management is unable to reasonably assert that an impairment is temporary or believes that the Company may not fully recover the carrying value of its investment, then the impairment is considered to be other-than-temporary. Investments that are other-than-temporarily impaired are written down to their estimated fair value.
Impairment loss is recorded in equity method earnings for equity method investments and in other gain (loss) for investments under the measurement alternative.
See Note 7 to the consolidated financial statements for a discussion of impairment to equity method investments. There was no impairment recorded on equity investments under the measurement alternative.
Debt Securities—The Company performs an assessment, at least quarterly, to determine whether a decline in fair value below amortized cost of AFS debt securities is other than temporary. Other-than-temporary impairment exists when either (i) the holder has the intent to sell the impaired security, (ii) it is more likely than not the holder will be required to sell the security, or (iii) the holder does not expect to recover the entire amortized cost of the security. For beneficial interests in debt securities that are not of high credit quality or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, OTTI also exists when there has been an adverse change in cash flows expected to be collected from the last measurement date.
If the Company intends to sell the impaired debt security or more likely than not will be required to sell the impaired debt security before recovery of its amortized cost, the entire impairment amount is recognized in earnings. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost, the Company further evaluates the debt security for impairment due to credit losses. In determining whether a credit loss exists, an assessment is made of the cash flows expected to be collected from the debt security. The credit component of OTTI is recognized in earnings within other gain (loss), while the remaining non-credit component is recognized in other comprehensive income. The amortized cost basis of the debt security is written down by the amount of impairment recognized in earnings and will not be adjusted for subsequent recoveries in fair value. The difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.
Identifiable Intangibles—Identifiable intangible assets are reviewed periodically to determine if circumstances exist which may indicate a potential impairment. If such circumstances are considered to exist, the Company evaluates if carrying value of the intangible asset is recoverable based upon an undiscounted cash flow analysis. Impairment loss is recognized for the excess, if any, of carrying value over estimated fair value of the intangible asset. An impairment establishes a new basis for the intangible asset and any impairment loss recognized is not subject to subsequent reversal.
Impairment analysis on lease intangible assets is performed in connection with the impairment assessment of the related real estate. In evaluating investment management intangibles intangibles for impairment, such as management contracts and customer relationships, the Company considers various factors that may affect future fee income, including but not limited to, changes in fee basis, amendments to contractual fee terms, and projected capital raising for future vehicles.
Goodwill—Goodwill is tested for impairment at the reporting units to which it is assigned at least on an annual basis in the fourth quarter of each year, or more frequently if events or changes in circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value, including goodwill. The assessment of goodwill for impairment may initially be performed based on qualitative factors to determine if it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying value, including goodwill. If so, a quantitative assessment is performed to identify both the existence of impairment and the amount of impairment loss. The Company may bypass the qualitative assessment and proceed directly to performing a quantitative assessment to compare the fair value of a reporting unit with its carrying value, including goodwill. Impairment is measured as the excess in carrying value over fair value of the reporting unit, with the loss recognized limited to the amount of goodwill assigned to that reporting unit. An impairment establishes a new basis for goodwill and any impairment loss recognized is not subject to subsequent reversal. Goodwill impairment tests require judgment, including identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.
See Note 9 to the consolidated financial statements for a discussion of our impairment assessment of investment management intangible assets and goodwill.
Principles of Consolidation
The Company consolidates entities in which it has a controlling financial interest by first considering if an entity meets the definition of a variable interest entity ("VIE") for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.
A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company assesses whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing this analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party's ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, may involve significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.
At each reporting period, the Company reassesses whether changes in facts and circumstances cause a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company's consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and noncontrolling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. However, if the consolidation represents an asset acquisition of a voting interest entity, the Company's existing interest in the acquired assets, if any, is not remeasured to fair value but continues to be carried at historical cost. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any interests retained.
See Note 15 to the consolidated financial statements for a discussion of our consolidation assessment of VIEs.
Business Combinations and Asset Acquisitions
Definition of a Business—The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. If substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the set of transferred assets and activities is not a business. If not, for an acquisition to be considered a business, it would have to include an input and a substantive process that together significantly contribute to the ability to create outputs (i.e., there is a continuation of revenue before and after the transaction). A substantive process is not ancillary or minor, cannot be replaced without significant costs, effort or delay or is otherwise considered unique or scarce. To qualify as a business without outputs, the acquired assets would require an organized workforce with the necessary skills, knowledge and experience that performs a substantive process.
Prior to the Company's adoption of the new definition of a business effective October 1, 2016, the concentration of acquired fair values in a single or group of similar identifiable assets did not preclude the acquisition of such assets from meeting the definition of a business. As a result, acquisition of real estate assets with existing in-place leases, other than sale-leaseback transactions, were generally recognized as business combinations.
Asset Acquisitions—For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisition of assets are included in the cost basis of the assets acquired.
Business Combinations—The Company accounts for acquisitions that qualify as business combinations by applying the acquisition method. Transaction costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and noncontrolling interests in acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and noncontrolling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions.
Identifiable Intangibles—In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual legal criterion or the separability criterion. Indefinite-lived intangibles are not subject to amortization until such time that its useful life is determined to no longer be indefinite, at which point, it will be assessed for impairment and its adjusted carrying amount amortized over its remaining useful life. Finite-lived intangibles are amortized over their useful life in a manner that reflects the pattern in which the intangible is being consumed if readily determinable, such as based upon expected cash flows; otherwise they are amortized on a straight-line basis. The useful life of all identified intangibles will be periodically reassessed and if useful life changes, the carrying amount of the intangible will be amortized prospectively over the revised useful life.
Contingent Consideration—Contingent consideration is classified as a liability or equity, as applicable. Contingent consideration in connection with the acquisition of a business is measured at fair value on acquisition date, and unless classified as equity, is remeasured at fair value each reporting period thereafter until the consideration is settled, with changes in fair value included in net income. Contingent consideration in connection with the acquisition of assets is generally recognized only when the contingency is resolved, as part of the basis of the acquired assets.
See Note 3 to the consolidated financial statements for a discussion of our assessment of business combination transactions that closed during the periods presented.
Real Estate Acquisitions—Real estate acquisitions are recorded at the fair values of the acquired components at the time of acquisition, allocated among land, building, improvements, equipment, lease-related tangible and identifiable intangible assets and liabilities, such as tenant improvements, deferred leasing costs, in-place lease values, above- and below-market lease values. The estimated fair value of acquired land is derived from recent comparable sales of land and listings within the same local region based on available market data. The estimated fair value of acquired buildings and building improvements is derived from comparable sales, discounted cash flow analysis using market-based assumptions, or replacement cost, as appropriate. The fair value of site and tenant improvements is estimated based upon current market replacement costs and other relevant market rate information.
Identifiable intangibles recognized in acquisitions of operating real estate properties generally include in-place leases, above- or below-market leases and deferred leasing costs. In-place leases generate value over and above the tangible real estate because a property that is occupied with leased space is typically worth more than a vacant building without an operating lease contract in place. The estimated fair value of acquired in-place leases is derived based on management's assessment of costs avoided from having tenants in place, including lost rental income, rent concessions and tenant allowances or reimbursements that hypothetically would be incurred to lease a vacant building to its actual existing occupancy level on the valuation date. The net amount recorded for acquired in-place leases is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If an in-place lease is terminated, the unamortized portion is charged to depreciation and amortization expense.

The estimated fair value of the above- or below-market component of acquired leases represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. Above- or below-market operating lease values are amortized on a straight-line basis as a decrease or increase to rental income, respectively, over the applicable lease terms. This includes fixed rate renewal options in acquired leases that are below market, which is amortized to decrease rental income over the renewal period. Above- or below-market ground lease obligations are amortized on a straight-line basis as a decrease or increase to rent expense, respectively, over the applicable lease terms. If the above- or below-market operating lease values or above- or below-market ground lease obligations are terminated, the unamortized portion of the lease intangibles are recorded in rental income or rent expense, respectively.
Deferred leasing costs represent management's estimation of the avoided leasing commissions and legal fees associated with an existing in-place lease. The net amount is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable lease.
Discontinued Operations
If the disposition of a component, being an operating or reportable segment, business unit, subsidiary or asset group, represents a strategic shift that has or will have a major effect on the Company’s operations and financial results, the operating profits or losses of the component when classified as held for sale, and the gain or loss upon disposition of the component, are presented as discontinued operations in the statements of operations.
A business or asset group acquired in connection with a purchase business combination that meets the criteria to be accounted for as held for sale at the date of acquisition are reported as discontinued operations, regardless of whether it meets the strategic shift criteria.
The sale of the industrial business, including its related management platform, represents a strategic shift that will have a major effect on the Company’s operations and financial results, and had met the criteria as held for sale and discontinued operations effective June 2019. Accordingly, for all periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets and the related operating results are presented as income from discontinued operations on the consolidated statement of operations.
Fair Value Measurement
Fair value is based on an exit price, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Where appropriate, the Company makes adjustments to estimated fair values to appropriately reflect counterparty credit risk as well as the Company's own credit-worthiness.
The estimated fair value of financial assets and financial liabilities are categorized into a three tier hierarchy, prioritized based on the level of transparency in inputs used in the valuation techniques, as follows:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in non-active markets, or valuation techniques utilizing inputs that are derived principally from or corroborated by observable data directly or indirectly for substantially the full term of the financial instrument.
Level 3—At least one assumption or input is unobservable and it is significant to the fair value measurement, requiring significant management judgment or estimate.
Where the inputs used to measure the fair value of a financial instrument falls into different levels of the fair value hierarchy, the financial instrument is categorized within the hierarchy based on the lowest level of input that is significant to its fair value measurement.
See Note 14 to the consolidated financial statements for further description of fair value measurements, in particular Level 3 fair values.
Revenues
Significant revenue streams include property operating income and fee income, as follows:
Rental Income—Rental income is recognized on a straight-line basis over the noncancelable term of the related lease which includes the effects of minimum rent increases and rent abatements under the lease. When it is determined that the Company is the owner of tenant improvements, rental income recognition commences when the leased space is substantially ready for its intended use and the tenant takes possession of the leased space. When it is determined that the tenant is the owner of tenant improvements, rental income recognition commences when the tenant takes possession of the lease space.
Tenant Reimbursements—In net lease arrangements, costs reimbursable from tenants and other recoverable costs are recognized as revenue in the period the recoverable costs are incurred. When the Company is the primary obligor with respect to purchasing goods and services for property operations and has discretion in selecting the supplier and retains credit risk, tenant reimbursement revenue and property operating expenses are presented on a gross basis. For certain triple net leases where the lessee self-manages the property, hires its own service providers and retains credit risk for routine maintenance contracts, no reimbursement revenue and expense are recognized.
Resident Fee Income—The Company earns resident fee income from senior housing operating facilities that operate through management agreements with independent third-party operators. Resident fee income is recorded when services are rendered based on the terms of their respective lease agreements.
Hotel Operating Income—Hotel operating income includes room revenue, food and beverage sales and other ancillary services. Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services.
Fee Income—Fee income consists of:

•	Base management fees recognized over the life of the investment vehicle as services are provided for the administration of the vehicles, including management of their investments;

•	One-time asset management fees received upon closing of each investment made by certain managed private funds recognized ratably over the life of each investment as services are rendered; and

•
Incentive fees, which take the form of a contractual fee arrangement determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles, represent a form of variable consideration that is recognized when it is probable that a significant reversal of the cumulative revenue will not occur, which is generally at the end of the performance measurement period of the respective investment vehicles.

Equity Method Earnings
The Company's share of net income or loss from its equity method investee may differ from its stated ownership percentage interest in the entity if the governing documents prescribe a substantive non-proportionate earnings allocation formula or a preferred return to certain investors. Additionally, the Company may earn carried interest related to its general partner or equivalent interests in sponsored or co-sponsored investment vehicles, which represents a disproportionate allocation of returns based on the performance of the investment vehicles subject to the achievement of minimum return hurdles. To the extent the investment vehicles qualify for investment company accounting, their underlying results and consequently, the calculation of carried interests, reflect changes in fair value of their investments each period. The amount of carried interest recognized based on the cumulative performance of each investment vehicle if it were liquidated as of the reporting date may be subject to reversal until such time the carried interest, if any, is realized. Realization of carried interest generally occurs upon disposition of all underlying investments of an investment vehicle, or in part with each disposition, pursuant to the governing documents of the investment vehicles.
Income Taxes
Deferred Income Taxes—The provision for income taxes includes current and deferred portions. The current income tax provision differs from the amount of income tax currently payable because of temporary differences in the recognition of certain income and expense items between financial reporting and income tax reporting. The Company uses the asset and liability method to provide for income taxes, which requires that the Company's income tax expense reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for financial reporting versus income tax purposes. Accordingly, a deferred tax asset or liability for each temporary difference is determined based on enacted tax rates that the Company expects to be in effect when the underlying items of income and expense are realized and the differences reverse. A deferred tax asset is also recognized for net operating loss carryforwards and the income tax effect of accumulated other comprehensive income items of the TRS and foreign taxable entities. A valuation allowance for deferred tax assets is established if the Company believes it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the Company's TRS and foreign taxable entities generating sufficient taxable income in future periods or employing certain tax planning strategies to realize such deferred tax assets.
See Note 23 to the consolidated financial statements for further description of deferred income taxes and realizability of net deferred tax assets.

Recent Accounting Updates
The impact of accounting standards adopted in 2018 and the potential impact of accounting standards to be adopted in the future are described in Note 2 to our consolidated financial statements in Item 15 of this Exhibit 99.1 to this Form 8-K.
Item 8.    Financial Statements.
The financial statements and the supplementary financial data required by this item appear in Selected Financial Data and Exhibits and Financial Statement Schedules included in this Exhibit 99.1 of this Form 8-K.

PART IV
Item 15. Exhibits, Financial Statement Schedules.
(a)(1) and (2). Financial Statements and Schedules of Colony Capital, Inc.
All other schedules are omitted because they are not applicable, or the required information is included in the consolidated financial statements or notes thereto.
(a)(3) Exhibits
The Exhibit Index attached hereto is incorporated by reference under this item.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Colony Capital, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Colony Capital, Inc. (the Company), as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and financial statement schedules listed in the Index at Item 15 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 1, 2019 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2009.

Los Angeles, California
March 1, 2019

except for the effects of presenting the industrial portfolio and related management platform as discontinued operations as described in Notes 1, 2, 10 and 18, as to which the date is

December 23, 2019

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$461,912	$921,822
Restricted cash	364,605	466,912
Real estate, net	10,826,010	12,013,167
Loans receivable, net ($0 and $45,423 at fair value, respectively)	1,659,217	3,223,762
Equity investments ($142,130 and $399,501 at fair value, respectively)	2,432,914	1,687,999
Debt securities, at fair value	96,833	348,342
Goodwill	1,514,561	1,514,561
Deferred leasing costs and intangible assets, net	445,930	764,000
Assets held for sale	3,969,635	3,408,530
Other assets ($33,558 and $10,152 at fair value, respectively)	400,143	386,194
Due from affiliates	43,489	50,361
Total assets	$22,215,249	$24,785,650
Liabilities
Debt, net ($0 and $44,542 at fair value, respectively)	$8,975,372	$9,826,352
Accrued and other liabilities ($141,711 and $212,267 at fair value, respectively)	634,144	836,867
Intangible liabilities, net	147,470	179,047
Liabilities related to assets held for sale	1,218,495	1,348,112
Due to affiliates ($0 and $20,650 at fair value, respectively)	—	23,534
Dividends and distributions payable	84,013	188,202
Total liabilities	11,059,494	12,402,114
Commitments and contingencies (Note 24)
Redeemable noncontrolling interests	9,385	34,144
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 and $1,636,605 liquidation preference, respectively; 250,000 shares authorized; 57,464 and 65,464 shares issued and outstanding, respectively	1,407,495	1,606,966
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 483,347 and 542,599 shares issued and outstanding, respectively	4,834	5,426
Class B, 1,000 shares authorized; 734 and 736 shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,598,019	7,913,622
Distributions in excess of earnings	(2,018,302)	(1,165,412)
Accumulated other comprehensive income	13,999	47,316
Total stockholders’ equity	7,006,052	8,407,925
Noncontrolling interests in investment entities	3,779,728	3,539,072
Noncontrolling interests in Operating Company	360,590	402,395
Total equity	11,146,370	12,349,392
Total liabilities, redeemable noncontrolling interests and equity	$22,215,249	$24,785,650

The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
The following table presents the assets and liabilities of securitization vehicles (as of December 31, 2017 only) and an investment fund consolidated as a variable interest entity for which the Company is determined to be the primary beneficiary. At December 31, 2018, there were no consolidated securitization vehicles as our interests in these securitization vehicles have either been contributed to Colony Credit in the Combination or sold to third parties, resulting in a deconsolidation, or the underlying assets of the securitization trust has been liquidated (see Note 15).

	December 31, 2018	December 31, 2017
Assets
Cash	$8,116	$10,969
Restricted cash	—	40,084
Loans receivable, net	—	546,306
Equity securities, at fair value	24,829	35,600
Debt securities, at fair value	—	214,926
Real estate, net	—	8,073
Other assets	9,786	13,671
Total assets	$42,731	$869,629
Liabilities
Debt, net	$—	$348,250
Other liabilities	20,105	31,299
Total liabilities	$20,105	$379,549

The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2018	2017	2016
Revenues
Property operating income	$1,960,559	$1,873,055	$176,412
Interest income	214,588	416,234	385,849
Fee income ($143,218, $180,892 and $67,731 from affiliates, respectively)	144,443	216,767	67,731
Other income ($34,695, $25,630 and $4,296 from affiliates, respectively)	47,352	43,484	12,508
Total revenues	2,366,942	2,549,540	642,500
Expenses
Property operating expense	1,150,656	1,046,313	62,537
Interest expense	552,838	536,256	125,249
Investment and servicing expense	67,113	67,455	23,499
Transaction costs	7,266	95,859	39,684
Placement fees	7,615	824	900
Depreciation and amortization	443,302	508,514	82,828
Provision for loan loss	43,034	19,741	35,005
Impairment loss	587,275	420,316	11,310
Compensation expense
Cash and equity-based compensation	213,882	338,766	103,982
Carried interest and incentive compensation	7,485	—	—
Administrative expenses	92,431	106,279	48,100
Total expenses	3,172,897	3,140,323	533,094
Other income (loss)
Gain on sale of real estate	159,598	112,758	70,728
Other gain (loss), net	51,706	(25,814)	18,416
Equity method earnings (losses)	(9,601)	283,283	99,348
Equity method earnings—carried interest	9,525	—	—
Income (loss) before income taxes	(594,727)	(220,556)	297,898
Income tax benefit (expense)	59,970	100,495	(4,196)
Income (loss) from continuing operations	(534,757)	(120,061)	293,702
Income (loss) from discontinued operations	39,582	55,448	(2,976)
Net income (loss)	(495,175)	(64,613)	290,726
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(3,708)	23,543	—
Investment entities	67,994	129,996	163,084
Operating Company	(39,854)	(20,261)	12,324
Net income (loss) attributable to Colony Capital, Inc.	(519,607)	(197,891)	115,318
Preferred stock redemption (Note 16)	(3,995)	4,530	—
Preferred stock dividends	117,097	130,672	48,159
Net income (loss) attributable to common stockholders	$(632,709)	$(333,093)	$67,159
Basic earnings (loss) per share
Income (loss) from continuing operations per basic common share	$(1.31)	$(0.70)	$0.40
Net income (loss) per basic common share	$(1.28)	$(0.64)	$0.39
Diluted earnings (loss) per share
Income (loss) from continuing operations per diluted common share	$(1.31)	$(0.70)	$0.40
Net income (loss) per diluted common share	$(1.28)	$(0.64)	$0.39
Weighted average number of shares
Basic	496,993	532,600	164,570
Diluted	496,993	532,600	164,570
The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Year Ended December 31,
	2018	2017	2016
Net income (loss)	$(495,175)	$(64,613)	$290,726
Other comprehensive income (loss):
Other comprehensive income (loss) from investments in unconsolidated ventures, net	(1,809)	5,849	101
Net change in fair value of available-for-sale debt securities	(18,645)	15,918	(659)
Net change in fair value of cash flow hedges	(487)	—	389
Foreign currency translation adjustments:
Foreign currency translation gain (loss)	(81,135)	216,262	(97,681)
Change in fair value of net investment hedges	33,747	(70,661)	35,833
Net foreign currency translation adjustments	(47,388)	145,601	(61,848)
Other comprehensive income (loss)	(68,329)	167,368	(62,017)
Comprehensive income (loss)	(563,504)	102,755	228,709
Comprehensive income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(3,708)	23,543	—
Investment entities	34,573	218,013	117,241
Operating Company	(41,719)	(15,789)	9,837
Comprehensive income (loss) attributable to stockholders	$(552,650)	$(123,012)	$101,631

The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity

Balance at December 31, 2015	$607,200	$1,646	$2,387,770	$(131,278)	$(18,422)	$2,846,916	$2,138,925	$430,399	$5,416,240
Net income	—	—	—	115,318	—	115,318	163,084	12,324	290,726
Other comprehensive income	—	—	—	—	(13,687)	(13,687)	(45,843)	(2,487)	(62,017)
Repurchase of preferred stock	(19,998)	—	—	—	—	(19,998)	—	—	(19,998)
Contribution of preferred stock to an affiliate	19,998	—	—	—	—	19,998	—	—	19,998
Equity-based compensation	—	15	13,623	—	—	13,638	—	—	13,638
Redemption of OP Units for cash and class A common	—	14	18,557	—	—	18,571	—	(21,128)	(2,557)
Shares canceled for tax withholding on vested stock awards	—	(3)	(2,859)	—	—	(2,862)	—	—	(2,862)
Contributions from noncontrolling interests	—	—	—	—	—	—	819,033	—	819,033
Distributions to noncontrolling interests	—	—	—	—	—	—	(587,539)	(33,668)	(621,207)
Acquisition of noncontrolling interests		—	725	—	—	725	(4,688)	—	(3,963)
Preferred stock dividends	—	—	—	(48,159)	—	(48,159)	—	—	(48,159)
Common stock dividends declared ($1.08 per share)	—	—	—	(181,945)	—	(181,945)	—	—	(181,945)
Reallocation of equity (Note 2 and 16)	—	—	25,284	—	—	25,284	(29,034)	3,750	—
Balance at December 31, 2016	607,200	1,672	2,443,100	(246,064)	(32,109)	2,773,799	2,453,938	389,190	5,616,927

The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY (Continued)
(In thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity

Balance at December 31, 2016	607,200	1,672	2,443,100	(246,064)	(32,109)	2,773,799	2,453,938	389,190	5,616,927
Net income	—	—	—	(197,891)	—	(197,891)	129,996	(20,261)	(88,156)
Other comprehensive income	—	—	—	—	74,879	74,879	88,017	4,472	167,368
Merger consideration (Note 3)	1,010,320	3,891	5,706,243	—	—	6,720,454	—	—	6,720,454
Payment of accrued dividends on preferred stock assumed in Merger	(12,869)	—	—	—	—	(12,869)	—	—	(12,869)
Fair value of noncontrolling interests assumed in Merger	—	—	—	—	—	—	505,685	8,162	513,847
Issuance of Cumulative Redeemable Perpetual Preferred Stock	660,000	—	—	—	—	660,000	—	—	660,000
Offering costs	(21,900)	—	—	—	—	(21,900)	—	—	(21,900)
Redemption of preferred stock	(635,785)	—	—	—	—	(635,785)	—	—	(635,785)
Common stock repurchases	—	(234)	(299,943)	—	—	(300,177)	—	—	(300,177)
Equity-based compensation	—	81	104,293	—	—	104,374	—	50,055	154,429
Redemption of OP Units for cash and class A common stock	—	17	22,814	—	—	22,831	—	(27,916)	(5,085)
Exchange of notes for Class A common stock	—	2	3,277	—	—	3,279	—	—	3,279
Shares canceled for tax withholdings on vested stock awards	—	(4)	(5,664)	—	—	(5,668)	—	—	(5,668)
Redemption of restricted stock units	—	8	(8)	—	—	—	—	—	—
Settlement of call spread option	—	—	6,900	—	—	6,900	—	—	6,900
Costs of noncontrolling equity	—	—	(9,209)	—	—	(9,209)	—	—	(9,209)
Deconsolidation of investment entity	—	—	—	—	—	—	(4,000)	—	(4,000)
Contributions from noncontrolling interests	—	—	—	—	—	—	1,190,383	—	1,190,383
Distributions to noncontrolling interests	—	—	—	—	—	—	(844,502)	(35,387)	(879,889)
Preferred stock dividends	—	—	—	(138,196)	—	(138,196)	—	—	(138,196)
Common stock dividends declared ($1.08 per share; Note 16)	—	—	—	(583,261)	—	(583,261)	—	—	(583,261)
Reallocation of equity (Note 2 and 17)	—	—	(58,181)	—	4,546	(53,635)	19,555	34,080	—
Balance at December 31, 2017	$1,606,966	$5,433	$7,913,622	$(1,165,412)	$47,316	$8,407,925	$3,539,072	$402,395	$12,349,392
The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY (Continued)
(In thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity

Balance at December 31, 2017	$1,606,966	$5,433	$7,913,622	$(1,165,412)	$47,316	$8,407,925	$3,539,072	$402,395	$12,349,392
Cumulative effect of adoption of new accounting pronouncements (Note 2)	—	—	—	(1,018)	(202)	(1,220)	—	—	(1,220)
Net income (loss)	—	—	—	(519,607)	—	(519,607)	67,994	(39,854)	(491,467)
Other comprehensive loss	—	—	—	—	(33,043)	(33,043)	(33,421)	(1,865)	(68,329)
Redemption of preferred stock (Note 16)	(199,471)	—	(529)	—	—	(200,000)	—	—	(200,000)
Common stock repurchases	—	(614)	(350,096)	—	—	(350,710)	—	—	(350,710)
Redemption of OP Units for cash and class A common stock	—	20	29,014	—	—	29,034	—	(33,864)	(4,830)
Equity-based compensation	—	34	39,672	—	—	39,706	486	1,414	41,606
Shares canceled for tax withholdings on vested stock awards	—	(33)	(34,170)	—	—	(34,203)	—	—	(34,203)
Reclassification of contingent consideration out of liability at end of measurement period	—	—	12,539	—	—	12,539	—	—	12,539
Issuance of OP Units and common stock—contingent consideration	—	1	—	—	—	1	—	24,608	24,609
Deconsolidation of investment entities (Note 4)	—	—	—	—	—	—	(330,980)	—	(330,980)
Contributions from noncontrolling interests	—	—	—	—	—	—	1,059,891	—	1,059,891
Distributions to noncontrolling interests	—	—	—	—	—	—	(489,261)	(13,793)	(503,054)
Preferred stock dividends	—	—	—	(115,019)	—	(115,019)	—	—	(115,019)
Common stock dividends declared ($0.44 per share)	—	—	—	(217,246)	—	(217,246)	—	—	(217,246)
Reallocation of equity (Notes 2 and 17)	—	—	(12,033)	—	(72)	(12,105)	(34,053)	21,549	(24,609)
Balance at December 31, 2018	$1,407,495	$4,841	$7,598,019	$(2,018,302)	$13,999	$7,006,052	$3,779,728	$360,590	$11,146,370

The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$(495,175)	$(64,613)	$290,726
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of discount and net origination fees on loans receivable and debt securities	(23,194)	(55,059)	(27,038)
Accretion in excess of cash receipts on purchased credit-impaired loan	—	—	(8,515)
Paid-in-kind interest added to loan principal, net of interest received	(38,408)	(25,152)	(29,844)
Straight-line rents	(29,330)	(32,664)	(12,617)
Amortization of above- and below-market lease values, net	(6,862)	(15,319)	2,045
Amortization of deferred financing costs and debt discount and premium	89,639	83,719	28,936
Equity method earnings	(10,560)	(285,151)	(99,375)
Distributions of income from equity method investments	79,995	72,197	79,361
Provision for loan losses	43,034	19,741	35,005
Allowance for doubtful accounts	26,860	14,602	3,314
Impairment of real estate and intangibles	588,223	104,360	11,717
Goodwill impairment	—	316,000	—
Depreciation and amortization	572,406	617,779	171,682
Equity-based compensation	41,876	154,429	13,638
Change in fair value of contingent consideration—Internalization	(1,730)	(20,600)	(11,740)
Gain on sales of real estate, net	(167,231)	(135,262)	(73,616)
Deferred income tax benefit	(69,430)	(138,459)	(7,618)
Other (gain) loss, net	(49,976)	45,360	—
Increase in other assets and due from affiliates	(40,123)	(66,287)	2,053
Decrease in accrued and other liabilities and due to affiliates	(470)	(11,169)	45,365
Other adjustments, net	(2,579)	4,094	(8,307)
Net cash provided by operating activities	506,965	582,546	405,172
Cash Flows from Investing Activities
Contributions to investments in unconsolidated ventures	(548,163)	(522,935)	(226,665)
Return of capital from equity method investments	433,144	225,477	113,491
Acquisition of loans receivable and securities	(104,247)	(590,536)	(199,638)
Cash and restricted cash assumed in Merger, net of payments for merger-related liabilities (Note 3)	—	132,377	—
Net disbursements on originated loans	(317,952)	(392,790)	(385,702)
Repayments of loans receivable	143,360	831,074	732,393
Proceeds from sales of loans receivable and securities	225,607	117,540	220,900
Cash receipts in excess of accretion on purchased credit-impaired loans	159,229	357,423	140,057
Acquisition of and additions to real estate, related intangibles and leasing commissions	(1,349,467)	(1,325,122)	(501,221)
Proceeds from sales of real estate, net of debt assumed by buyers	864,347	1,607,806	390,943
Proceeds from paydown and maturity of securities	43,625	112,939	—
Cash and restricted cash contributed to Colony Credit (Note 4)	(141,153)	—	—
Proceeds from sale of investments in unconsolidated ventures (Notes 7 and 22)	231,040	553,327	—
Proceeds from sale of equity interests in securitization trusts, net of cash and restricted cash deconsolidated (Note 15)	142,270	—	—
Proceeds from syndication of investment, net of cash and restricted cash deconsolidated	—	156,897	—
Proceeds from sale of Townsend, net of cash assumed by buyer (Note 17)	—	454,579	—
Acquisition of CPI, net of cash and restricted cash acquired (Note 3)	—	(23,111)	—
Acquisition of THL Hotel Portfolio, net of cash and restricted cash acquired (Note 3)	—	(8,976)	—
Investment deposits	(34,314)	(480)	(67,693)
Receipt (return) of borrower escrow deposits	—	(20,237)	(34,260)
Net (payments) receipts on settlement of derivative instruments	(15,954)	(11,800)	34,471
Other investing activities, net	415	12,935	(1,619)
Net cash provided by (used in) investing activities	(268,213)	1,666,387	215,457

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net	$—	$638,100	$—
Dividends paid to preferred stockholders	(120,702)	(130,182)	(48,372)
Dividends paid to common stockholders	(310,519)	(482,156)	(181,172)
Repurchase of common stock	(343,143)	(300,177)	—
Borrowings from corporate credit facility	685,000	1,041,000	694,000
Repayment of borrowings from corporate credit facility	(735,000)	(1,413,600)	(586,400)
Borrowings from secured debt	1,791,021	4,573,099	1,072,556
Repayments of secured debt	(1,985,990)	(4,733,640)	(1,601,423)
Payment of deferred financing costs	(28,630)	(96,069)	(22,464)
Contributions from noncontrolling interests	1,019,888	1,173,432	819,033
Distributions to and redemptions of noncontrolling interests	(518,864)	(970,615)	(627,629)
Redemption of preferred stock	(200,000)	(635,785)	(19,998)
Reissuance of preferred stock to an equity method investee	—	—	19,998
Shares canceled for tax withholdings on vested stock awards	(34,203)	(5,837)	(2,860)
Redemption of OP Units for cash	(4,830)	(5,085)	(2,557)
Acquisition of noncontrolling interests	—	—	(3,963)
Repurchase of exchangeable senior notes	—	(15,455)	—
Other financing activities, net	(2,432)	(1,411)	—
Net cash used in financing activities	(788,404)	(1,364,381)	(491,251)
Effect of exchange rates on cash, cash equivalents and restricted cash	(11,538)	11,482	(4,554)
Net increase (decrease) in cash, cash equivalents and restricted cash	(561,190)	896,034	124,824
Cash, cash equivalents and restricted cash, beginning of period	1,393,920	497,886	373,062
Cash, cash equivalents and restricted cash, end of period	$832,730	$1,393,920	$497,886

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets

	Year Ended December 31,
	2018	2017	2016
Beginning of the period
Cash and cash equivalents	$921,822	$376,005	$185,854
Restricted cash	466,912	98,461	167,151
Restricted cash included in assets held for sale	5,186	23,420	20,057
Total cash, cash equivalents and restricted cash, beginning of period	$1,393,920	$497,886	$373,062

End of the period
Cash and cash equivalents	$461,912	$921,822	$376,005
Restricted cash	364,605	466,912	98,461
Cash and restricted cash included in assets held for sale	6,213	5,186	23,420
Total cash, cash equivalents and restricted cash, end of period	$832,730	$1,393,920	$497,886
The accompanying notes are an integral part of the consolidated financial statements.

COLONY CAPITAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018

1. Business and Organization
Colony Capital, Inc. (together with its consolidated subsidiaries, the "Company") is a leading global investment management firm with approximately $43 billion of assets under management. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, traded and non-traded real estate investment trusts ("REITs") and registered investment companies. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe, Corp (NYSE: NRE) which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments.
The Company was organized in May 2016 as a Maryland corporation, and elected to be taxed as a REIT under the Internal Revenue Code, for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2017. Effective June 25, 2018, the Company changed its name from Colony NorthStar, Inc. to Colony Capital, Inc. and its ticker symbol on the NYSE from "CLNS" to "CLNY."
The Company conducts all of its activities and holds substantially all of its assets and liabilities through its operating subsidiary, Colony Capital Operating Company, LLC (the "Operating Company" or the “OP”). At December 31, 2018, the Company owned 93.9% of the OP, as its sole managing member. The remaining 6.1% is owned primarily by certain employees of the Company as noncontrolling interests.
Merger
The Company was formed through a tri-party merger (the “Merger”) among Colony Capital, Inc. (“Colony”), NorthStar Asset Management Group Inc. (“NSAM”) and NorthStar Realty Finance Corp. (“NRF”) in an all-stock exchange on January 10, 2017 ("Closing Date").
The Merger was accounted for as a reverse acquisition, with NSAM as the legal acquirer for certain legal and regulatory matters, and Colony as the accounting acquirer for purposes of financial reporting. Consequently, the historical financial information included herein as of any date or for any periods on or prior to the Closing Date represents the pre-Merger financial information of Colony. Accordingly, the results of operations of the Company may not be comparable as the first ten days of 2017 and full year 2016 reflect only the pre-Merger activity of Colony.
Details of the Merger are described more fully in Note 3 and the accounting treatment thereof in Note 2.
Colony Credit
On August 25, 2017, as amended and restated on November 20, 2017, certain subsidiaries of the Company entered into a combination agreement with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”), both publicly registered non-traded REITs sponsored and managed by a subsidiary of the Company, and certain other subsidiaries of the foregoing. Pursuant to the combination agreement, certain subsidiaries of the Company agreed to contribute the CLNY Contributed Portfolio (as defined in Note 4), represented by the Company's ownership interests ranging from 38% to 100% in certain investment entities ("CLNY Investment Entities"), to Colony Credit Real Estate, Inc. (formerly Colony NorthStar Credit Real Estate, Inc.) ("Colony Credit") and its operating company, and NorthStar I and NorthStar II agreed to merge in all-stock mergers with and into Colony Credit (collectively, the “Combination”).
On January 18, 2018, the Combination was approved by the stockholders of NorthStar I and NorthStar II. The Combination closed on January 31, 2018. On June 25, 2018, Colony Credit changed its name from Colony NorthStar Credit Real Estate, Inc. to Colony Credit Real Estate, Inc. See additional information in Note 4.
Corporate Restructuring
Following a strategic review process, in November 2018, the Company announced a corporate restructuring and reorganization plan aimed at reducing its annual compensation and administrative expenses over the next 12 months. The restructuring plan was designed to match resources that further align the Company's increasing focus on its investment management business. In the fourth quarter of 2018, the Company incurred $19.3 million of restructuring costs, which were primarily $14.5 million of severance costs and $4.7 million of accelerated equity-based compensation.

Strategic Asset Review
In February 2019, the Company announced the implementation of a series of changes designed to enhance its corporate governance, and entered into a cooperation agreement with Blackwells Capital LLC, a stockholder of the Company. In connection with the cooperation agreement, the Company's board of directors formed a Strategic Asset Review Committee, composed solely of independent directors, to review, evaluate and make recommendations to the board on issues relating to the Company's assets and business configuration.
As part of a comprehensive review undertaken by the Company, together with its Strategic Asset Review Committee and an independent advisor, the Company has undertaken certain assessments and strategic initiatives intended to build on core investment management competencies while focusing on high-growth businesses.
In June 2019, the Company engaged advisors to market its industrial portfolio and related management platform for sale. There has been significant appreciation in the value of the industrial portfolio driven by favorable operating fundamentals and strong investor demand for light industrial assets. In September 2019, the Company entered into definitive sale agreements for the sale of its light industrial portfolio and related management platform for an aggregate gross sales price of approximately $5.7 billion. The sale closed in December 2019. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. The Company may redeploy a portion of the proceeds into higher total return strategies and may further consider the reduction of corporate leverage or other uses. The sale of the industrial business, including its related management platform, represents a strategic shift that will have a significant effect on the Company’s operations and financial results, and had met the criteria as held for sale and discontinued operations effective June 2019. Accordingly, for all current and prior periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets (see Note 10 to the consolidated financial statements) and the related operating results are presented as income from discontinued operations on the consolidated statement of operations (see Note 18 to the consolidated financial statements).
2. Summary of Significant Accounting Policies
The significant accounting policies of the Company are described below. The accounting policies of the Company's unconsolidated ventures are substantially similar to those of the Company.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. The portions of equity, net income and other comprehensive income of consolidated subsidiaries that are not attributable to the parent are presented separately as amounts attributable to noncontrolling interests in the consolidated financial statements. A substantial portion of noncontrolling interests represents interests held by private investment funds or other investment vehicles managed by the Company and which invest alongside the Company and membership interests in OP primarily held by certain employees of the Company.
To the extent the Company consolidates a subsidiary that is subject to industry-specific guidance, the Company retains the industry-specific guidance applied by that subsidiary in its consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
Merger
The Merger was accounted for under the acquisition method for a business combination as a reverse acquisition. NSAM was the legal acquirer in the Merger for certain legal and regulatory matters, however, Colony was determined to be the accounting acquirer in the Merger for financial reporting purposes. While NSAM was the legal entity which initiated the transaction and issued its shares to consummate the Merger, the fact that the senior management of the Company primarily consists of Colony senior executives, along with other qualitative considerations, resulted in Colony being designated the accounting acquirer.
The financial statements of the Company represent a continuation of the financial information of Colony as the accounting acquirer, except that the equity structure of the Company was adjusted to reflect the equity structure of the legal acquirer, including for comparative periods, by applying the Colony share exchange ratio of 1.4663. The historical financial information as of any date or for any periods on or prior to the Closing Date represents the pre-Merger financial information of Colony. The assets and liabilities of Colony are reflected by the Company at their pre-Merger carrying values while the assets and liabilities of NSAM and NRF are accounted for at their acquisition date fair value. The results of operations of NSAM and NRF were incorporated into the Company effective from January 11, 2017.
Principles of Consolidation
The Company consolidates entities in which it has a controlling financial interest by first considering if an entity meets the definition of a variable interest entity ("VIE") for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.
Variable Interest Entities—A VIE is an entity that either (i) lacks sufficient equity to finance its activities without additional subordinated financial support from other parties; (ii) whose equity holders lack the characteristics of a controlling financial interest; or (iii) is established with non-substantive voting rights. A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company assesses whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing the related party analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party's ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, may involve significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.
Voting Interest Entities—Unlike VIEs, voting interest entities have sufficient equity to finance their activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities' voting interests or through other arrangements.
At each reporting period, the Company reassesses whether changes in facts and circumstances cause a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company's consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and noncontrolling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. However, if the consolidation represents an asset acquisition of a voting interest entity, the Company's existing interest in the acquired assets, if any, is not remeasured to fair value but continues to be carried at historical cost. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any interests retained.
Noncontrolling Interests
Redeemable Noncontrolling Interests—This represents noncontrolling interests in a consolidated open-end fund sponsored by the Company, and during 2017, an investment management subsidiary acquired through the Merger, Townsend Holdings, LLC ("Townsend"). The Company sold its interest in Townsend on December 29, 2017. The limited partners in the consolidated open-end fund who represent noncontrolling interests generally have the ability to withdraw all or a portion of their interests in cash with 30 days' notice.
Redeemable noncontrolling interests is presented outside of permanent equity. Allocation of net income or loss to redeemable noncontrolling interests is based upon their ownership percentage during the period. The carrying amount of redeemable noncontrolling interests is adjusted to its redemption value at the end of each reporting period to an amount not less than its initial carrying value, with such adjustments recognized in additional paid-in capital.
Noncontrolling Interests in Investment Entities—This represents predominantly interests in consolidated investment entities held by private investment funds or retail companies managed by the Company or held by third party joint venture partners. Allocation of net income or loss is generally based upon relative ownership interests held by equity owners in each investment entity, or based upon contractual arrangements that may provide for disproportionate allocation of economic returns among equity interests, including using a hypothetical liquidation at book value basis, where applicable and substantive.
Noncontrolling Interests in Operating Company—This represents membership interests in OP held primarily by certain employees of the Company. Noncontrolling interests in OP are allocated a share of net income or loss in OP based on their weighted average ownership interest in OP during the period. Noncontrolling interests in OP have the right to require OP to redeem part or all of such member’s membership units in OP ("OP Units") for cash based on the market value of an equivalent number of shares of class A common stock at the time of redemption, or at the Company's election as managing member of OP, through issuance of shares of class A common stock (registered or unregistered) on a one-for-one basis. At the end of each reporting period, noncontrolling interests in OP is adjusted to reflect their ownership percentage in OP at the end of the period, through a reallocation between controlling and noncontrolling interests in OP, as applicable.
Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the exchange rate in effect at the balance sheet date and the corresponding results of operations for such entities are translated using the average exchange rate in effect during the period. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income or loss in stockholders’ equity. Upon sale, complete or substantially complete liquidation of a foreign subsidiary, or upon partial sale of a foreign equity method investment, the translation adjustment associated with the investment, or a proportionate share related to the portion of equity method investment sold, is reclassified from accumulated other comprehensive income or loss into earnings.
Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the exchange rate in effect at the balance sheet date and the corresponding results of operations for such entities are remeasured using the average exchange rate in effect during the period. The resulting foreign currency remeasurement adjustments are recorded in other gain (loss) on the statements of operations. Disclosures of non-U.S. dollar amounts to be recorded in the future are translated using exchange rates in effect at the date of the most recent balance sheet presented.
Fair Value Measurement
Fair value is based on an exit price, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Where appropriate, the Company makes adjustments to estimated fair values to appropriately reflect counterparty credit risk as well as the Company's own credit-worthiness.
The estimated fair value of financial assets and financial liabilities are categorized into a three tier hierarchy, prioritized based on the level of transparency in inputs used in the valuation techniques, as follows:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in non-active markets, or valuation techniques utilizing inputs that are derived principally from or corroborated by observable data directly or indirectly for substantially the full term of the financial instrument.
Level 3—At least one assumption or input is unobservable and it is significant to the fair value measurement, requiring significant management judgment or estimate.
Where the inputs used to measure the fair value of a financial instrument falls into different levels of the fair value hierarchy, the financial instrument is categorized within the hierarchy based on the lowest level of input that is significant to its fair value measurement.
Fair Value Option
The fair value option provides an option to elect fair value as a measurement alternative for selected financial instruments. The fair value option may be elected only upon the occurrence of certain specified events, including when the Company enters into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs.
The Company has elected to account for certain equity method investments at fair value.

Prior to deconsolidation in May 2018, the Company had elected the fair value option for financial assets and financial liabilities of certain consolidated securitization trusts, and adopted the measurement alternative to measure both the financial assets and financial liabilities of the securitization trusts using the fair value of either the financial assets or financial liabilities, whichever is more observable.
Business Combinations
Definition of a Business—The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. If substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the set of transferred assets and activities is not a business. If not, for an acquisition to be considered a business, it would have to include an input and a substantive process that together significantly contribute to the ability to create outputs (i.e., there is a continuation of revenue before and after the transaction). A substantive process is not ancillary or minor, cannot be replaced without significant costs, effort or delay or is otherwise considered unique or scarce. To qualify as a business without outputs, the acquired assets would require an organized workforce with the necessary skills, knowledge and experience that performs a substantive process.
Prior to the Company's adoption of the new definition of a business effective October 1, 2016, the concentration of acquired fair values in a single or group of similar identifiable assets did not preclude the acquisition of such assets from meeting the definition of a business. As a result, acquisition of real estate assets with existing in-place leases, other than sale-leaseback transactions, were generally recognized as business combinations.
Asset Acquisitions—For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisition of assets are included in the cost basis of the assets acquired.
Business Combinations—The Company accounts for acquisitions that qualify as business combinations by applying the acquisition method. Transaction costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and noncontrolling interests in an acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and noncontrolling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions.
Contingent Consideration—Contingent consideration is classified as a liability or equity, as applicable. Contingent consideration in connection with the acquisition of a business is measured at fair value on acquisition date, and unless classified as equity, is remeasured at fair value each reporting period thereafter until the consideration is settled, with changes in fair value included in net income. Contingent consideration in connection with the acquisition of assets is generally recognized only when the contingency is resolved, as part of the basis of the acquired assets.
Discontinued Operations
If the disposition of a component, being an operating or reportable segment, business unit, subsidiary or asset group, represents a strategic shift that has or will have a major effect on the Company’s operations and financial results, the operating profits or losses of the component when classified as held for sale, and the gain or loss upon disposition of the component, are presented as discontinued operations in the statements of operations.
A business or asset group acquired in connection with a purchase business combination that meets the criteria to be accounted for as held for sale at the date of acquisition are reported as discontinued operations, regardless of whether it meets the strategic shift criteria.
The sale of the industrial business, including its related management platform, represents a strategic shift that will have a major effect on the Company’s operations and financial results, and had met the criteria as held for sale and discontinued operations effective June 2019. Accordingly, for all periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets (Note 10) and the related operating results are presented as income from discontinued operations on the consolidated statement of operations (Note 18).
Cash and Cash Equivalents
Short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company's cash and cash equivalents are held with major financial institutions and may at times exceed federally insured limits.

Restricted Cash
Restricted cash consists primarily of amounts related to operating real estate and loans receivable as well as cash held by the Company’s foreign subsidiaries due to certain regulatory capital requirements.
Real Estate Assets
Real Estate Acquisitions
Real estate acquisitions are recorded at the fair values of the acquired components at the time of acquisition, allocated among land, building, improvements, equipment, lease-related tangible and identifiable intangible assets and liabilities, such as tenant improvements, deferred leasing costs, in-place lease values, above- and below-market lease values. The estimated fair value of acquired land is derived from recent comparable sales of land and listings within the same local region based on available market data. The estimated fair value of acquired buildings and building improvements is derived from comparable sales, discounted cash flow analysis using market-based assumptions, or replacement cost, as appropriate. The fair value of site and tenant improvements is estimated based upon current market replacement costs and other relevant market rate information.
Real Estate Held for Investment
Real estate held for investment are carried at cost less accumulated depreciation.
Costs Capitalized or Expensed—Expenditures for ordinary repairs and maintenance are expensed as incurred, while expenditures for significant renovations that improve or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives.
Depreciation—Real estate held for investment, other than land, are depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:

Real Estate Assets	Term
Building (fee interest)	5 to 51 years
Building leasehold interests	Lesser of remaining term of the lease or remaining life of the building
Building improvements	Lesser of useful life or remaining life of the building
Land improvements	6 to 20 years
Tenant improvements	Lesser of useful life or remaining term of the lease
Furniture, fixtures and equipment	3 to 20 years

Impairment—The Company evaluates its real estate held for investment for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company evaluates real estate for impairment generally on an individual property basis. If an impairment indicator exists, the Company evaluates the undiscounted future net cash flows that are expected to be generated by the property, including any estimated proceeds from the eventual disposition of the property. If multiple outcomes are under consideration, the Company may apply a probability-weighted approach to the impairment analysis. Based upon the analysis, if the carrying value of a property exceeds its undiscounted future net cash flows, an impairment loss is recognized for the excess of the carrying value of the property over the estimated fair value of the property. In evaluating and/or measuring impairment, the Company considers, among other things, current and estimated future cash flows associated with each property, market information for each sub-market, including, where applicable, competition levels, foreclosure levels, leasing trends, occupancy trends, lease or room rates, and the market prices of similar properties recently sold or currently being offered for sale, and other quantitative and qualitative factors. Another key consideration in this assessment is the Company's assumptions about the highest and best use of its real estate investments and its intent and ability to hold them for a reasonable period that would allow for the recovery of their carrying values. If such assumptions change and the Company shortens its expected hold period, this may result in the recognition of impairment losses.
Real Estate Held for Sale
Real estate is classified as held for sale in the period when (i) management approves a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, subject only to usual and customary terms, (iii) a program is initiated to locate a buyer and actively market the asset for sale at a reasonable price, and (iv) completion of the sale is probable within one year.

Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal cost, with any write-down to fair value less disposal cost recorded as an impairment loss. For any increase in fair value less disposal cost subsequent to classification as held for sale, the impairment loss may be reversed, but only up to the amount of cumulative loss previously recognized. Depreciation is not recorded on assets classified as held for sale. At the time a sale is consummated, the excess, if any, of sale price less selling costs over carrying value of the real estate is recognized as a gain.
If circumstances arise that were previously considered unlikely and, as a result, the Company decides not to sell the real estate asset previously classified as held for sale, the real estate asset is reclassified as held for investment. Upon reclassification, the real estate asset is measured at the lower of (i) its carrying amount prior to classification as held for sale, adjusted for depreciation expense that would have been recognized had the real estate been continuously classified as held for investment, or (ii) its estimated fair value at the time the Company decides not to sell.
Foreclosed Properties
The Company receives foreclosed properties in full or partial settlement of loans receivable by taking legal title or physical possession of the properties. Foreclosed properties are generally recognized at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value. If the fair value of the property is lower than the carrying value of the loan, the difference is recognized as provision for loan loss and the cumulative allowance on the loan is charged off. The Company periodically evaluates foreclosed properties for subsequent decrease in fair value which is recorded as additional impairment loss. Fair value of foreclosed properties is generally based on third party appraisals, broker price opinions, comparable sales or a combination thereof.
Loans Receivable
The Company originates and purchases loans receivable. The accounting framework for loans receivable depends on the Company's strategy whether to hold or sell the loan, whether the loan was credit-impaired at the time of acquisition, or if the lending arrangement is an acquisition, development and construction loan.
Loans Held for Investment (other than Purchased Credit-Impaired Loans)
Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Originated loans are recorded at amortized cost, or outstanding unpaid principal balance less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by the Company. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Interest Income—Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Net deferred loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method. Premium or discount on purchased loans are amortized as adjustments to interest income over the expected life of the loans using the effective yield method. For revolving loans, net deferred loan fees, premium or discount are amortized to interest income using the straight-line method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as additional interest income.
Nonaccrual—Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual. Interest receivable is reversed against interest income when loans are placed on nonaccrual status. Interest collected is recognized on a cash basis by crediting income when received; or if ultimate collectability of loan principal is uncertain, interest collected is recognized using a cost recovery method by applying interest collected as a reduction to loan carrying value. Loans may be restored to accrual status when all principal and interest are current and full repayment of the remaining contractual principal and interest are reasonably assured.
Impairment and Allowance for Loan Losses—On a periodic basis, the Company analyzes the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, financial and operating capability of the borrower or sponsor, as well as amount and status of any senior loan, where applicable. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, liquidation value of collateral properties, financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. The Company does not utilize a statistical credit rating system to monitor and assess the credit risk and investment quality of its acquired or originated loans. Given the diversity of the Company's portfolio, management believes there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, the Company evaluates impairment and allowance for loan losses on an individual loan basis.
Loans are considered to be impaired when it is probable that the Company will not be able to collect all amounts due in accordance with contractual terms of the loans, including consideration of underlying collateral value. Allowance for loan losses represents the estimated probable credit losses inherent in loans held for investment at balance sheet date. Changes in allowance for loan losses are recorded in the provision for loan losses on the statement of operations. Allowance for loan losses generally excludes interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. Allowance for loan losses is generally measured as the difference between the carrying value of the loan and either the present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan or an observable market price for the loan. Subsequent changes in impairment are recorded as adjustments to the provision for loan losses. Loans are charged off against allowance for loan losses when all or a portion of the principal amount is determined to be uncollectible. A loan is considered to be collateral-dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Impaired collateral dependent loans are written down to the fair value of the collateral less disposal cost through a provision and a charge-off against allowance for loan losses.
Troubled Debt Restructuring ("TDR")—A loan with contractual terms modified in a manner that grants concession to the borrower who is experiencing financial difficulty is classified as a TDR. Concessions could include term extensions, payment deferrals, interest rate reductions, principal forgiveness, forbearance, or other actions designed to maximize the Company's collection on the loan. As a TDR is generally considered to be an impaired loan, it is measured for impairment based on the Company's allowance for loan losses methodology.
Loans Held for Sale
Loans that the Company intends to sell or liquidate in the foreseeable future are classified as held for sale. Loans held for sale are carried at the lower of amortized cost or fair value less disposal cost, with valuation changes recognized as impairment loss. Loans held for sale are not subject to allowance for loan losses. Net deferred loan origination fees and loan purchase premiums or discounts are deferred and capitalized as part of the carrying value of the held for sale loan until the loan is sold, therefore included in the periodic valuation adjustments based on lower of cost or fair value less disposal cost.
Purchased Credit-Impaired ("PCI") Loans
PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan using the effective interest method. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected ("nonaccretable difference") is not recognized as an adjustment of yield, loss accrual or valuation allowance.
The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing such PCI loans on nonaccrual, with interest income recognized using the cost recovery method or on a cash basis. Subsequent decreases in cash flows expected to be collected are evaluated to determine whether a provision for loan loss should be established. If decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost, the Company records a provision for loan losses calculated as the difference between the loan’s amortized cost and the revised cash flows, discounted at the loan’s effective yield. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life.
Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.

PCI loans may be aggregated into pools based upon common risk characteristics, such as loan performance, collateral type and/or geographic location of the collateral. A pool is accounted for as a single asset with a single composite yield and an aggregate expectation of estimated future cash flows. A PCI loan modified within a pool remains in the pool, with the effect of the modification incorporated into the expected future cash flows. A loan resolution within a loan pool, which may involve the sale of the loan or foreclosure on the underlying collateral, results in the removal of an allocated carrying amount, including an allocable portion of any existing allowance.
Acquisition, Development and Construction ("ADC") Arrangements
The Company provides loans to third party developers for the acquisition, development and construction of real estate. Under an ADC arrangement, the Company participates in the expected residual profits of the project through the sale, refinancing or other use of the property. The Company evaluates the characteristics of each ADC arrangement, including its risks and rewards, to determine whether they are more similar to those associated with a loan or an investment in real estate. ADC arrangements with characteristics implying loan classification are presented as loans receivable and result in the recognition of interest income. ADC arrangements with characteristics implying real estate joint ventures are presented as investments in unconsolidated joint ventures and are accounted for using the equity method. The classification of each ADC arrangement as either loan receivable or real estate joint venture involves significant judgment and relies on various factors, including market conditions, amount and timing of expected residual profits, credit enhancements in the form of guaranties, estimated fair value of the collateral, significance of borrower equity in the project, among others. The classification of ADC arrangements is performed at inception, and periodically reassessed when significant changes occur in the circumstances or conditions described above.
Equity Investments
A noncontrolling, unconsolidated ownership interest in an entity may be accounted for using one of: (i) equity method where applicable; (ii) fair value option if elected; (iii) fair value through earnings if fair value is readily determinable, including election of net asset value ("NAV") practical expedient where applicable; or (iv) for equity investments without readily determinable fair values, the measurement alternative to measure at cost adjusted for any impairment and observable price changes, as applicable.
Marketable equity securities are recorded as of trade date. Dividend income is recognized on the ex-dividend date and is included in other income.
Fair value changes of equity method investments under the fair value option are recorded in earnings from investments in unconsolidated ventures. Fair value changes of other equity investments, including adjustments for observable price changes under the measurement alternative, are recorded in other gain (loss).
Equity Method Investments
The Company accounts for investments under the equity method of accounting if it has the ability to exercise significant influence over the operating and financial policies of an entity, but does not have a controlling financial interest. The equity method investment is initially recorded at cost and adjusted each period for capital contributions, distributions and the Company's share of the entity’s net income or loss as well as other comprehensive income or loss. The Company's share of net income or loss may differ from the stated ownership percentage interest in an entity if the governing documents prescribe a substantive non-proportionate earnings allocation formula or a preferred return to certain investors. For certain equity method investments, the Company records its proportionate share of income on a one to three month lag. Distributions of operating profits from equity method investments are reported as operating activities, while distributions in excess of operating profits are reported as investing activities in the statement of cash flows under the cumulative earnings approach.
Carried Interest—The Company's equity method investments include its interests as general partner or equivalent in investment vehicles that it sponsors or co-sponsors. The Company recognizes earnings based on its proportionate share of results from these investment vehicles and a disproportionate allocation of returns based on the extent to which cumulative performance exceeds minimum return hurdles pursuant to terms of their respective governing agreements (“carried interests”). To the extent the investment vehicles qualify for investment company accounting, their underlying results and consequently, the calculation of carried interests, reflect changes in fair value of their investments each period. The amount of carried interest recognized based on the cumulative performance of each investment vehicle if it were liquidated as of the reporting date may be subject to reversal until such time the carried interest, if any, is realized. Realization of carried interest generally occurs upon disposition of all underlying investments of an investment vehicle, or in part with each disposition, pursuant to the governing documents of the investment vehicles.

Impairment
Evaluation of impairment applies to equity method investments and equity investments under the measurement alternative. If indicators of impairment exist, the Company will first estimate the fair value of its investment. In assessing fair value, the Company generally considers, among others, the estimated enterprise value of the investee or fair value of the investee's underlying net assets, including net cash flows to be generated by the investee as applicable, and for equity method investees with publicly traded equity, the traded price of the equity securities in an active market.
For investments under the measurement alternative, if carrying value of the investment exceeds its fair value, an impairment is deemed to have occurred.
For equity method investments, further consideration is made if a decrease in value of the investment is other-than-temporary to determine if impairment loss should be recognized. Assessment of other-than-temporary impairment ("OTTI") involves management judgment, including, but not limited to, consideration of the investee’s financial condition, operating results, business prospects and creditworthiness, the Company's ability and intent to hold the investment until recovery of its carrying value, or a significant and prolonged decline in traded price of the investee’s equity security. If management is unable to reasonably assert that an impairment is temporary or believes that the Company may not fully recover the carrying value of its investment, then the impairment is considered to be other-than-temporary.
Investments that are other-than-temporarily impaired are written down to their estimated fair value. Impairment loss is recorded in equity method earnings for equity method investments and in other gain (loss) for investments under the measurement alternative.
Debt Securities
Debt securities are recorded as of the trade date. Debt securities designated as available-for-sale (“AFS”) are carried at fair value with unrealized gains or losses included as a component of other comprehensive income. Upon disposition of AFS debt securities, the cumulative gains or losses in other comprehensive income (loss) that are realized are recognized in other gain (loss), net, on the statement of operations based on specific identification.
Interest Income—Interest income from debt securities, including stated coupon interest payments and amortization of purchase premiums or discounts, is recognized using the effective interest method over the expected lives of the debt securities.
For beneficial interests in debt securities that are not of high credit quality (generally credit rating below AA) or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, interest income is recognized as the accretable yield over the life of the securities using the effective yield method. The accretable yield is the excess of current expected cash flows to be collected over the net investment in the security, including the yield accreted to date. The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing the securities on nonaccrual, with interest income recognized using the cost recovery method.
Impairment—The Company performs an assessment, at least quarterly, to determine whether a decline in fair value below amortized cost of AFS debt securities is other than temporary. Other-than-temporary impairment exists when either (i) the holder has the intent to sell the impaired security, (ii) it is more likely than not the holder will be required to sell the security, or (iii) the holder does not expect to recover the entire amortized cost of the security. For beneficial interests in debt securities that are not of high credit quality or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, OTTI also exists when there has been an adverse change in cash flows expected to be collected from the last measurement date.
If the Company intends to sell the impaired debt security or more likely than not will be required to sell the impaired debt security before recovery of its amortized cost, the entire impairment amount is recognized in earnings. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost, the Company further evaluates the debt security for impairment due to credit losses. In determining whether a credit loss exists, an assessment is made of the cash flows expected to be collected from the debt security. The credit component of OTTI is recognized in earnings within other gain (loss), while the remaining non-credit component is recognized in other comprehensive income. The amortized cost basis of the debt security is written down by the amount of impairment recognized in earnings and will not be adjusted for subsequent recoveries in fair value. The difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

In assessing OTTI and estimating future expected cash flows, factors considered include, but are not limited to, credit rating of the security, financial condition of the issuer, defaults for similar securities, performance and value of assets underlying an asset-backed security.
PCI Debt Securities—Debt securities acquired that are deemed to be credit-impaired at acquisition date are recorded at their initial investment and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured at acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the debt security using the effective yield method. The difference between contractually required payments at the acquisition date and the cash flows expected to be collected ("nonaccretable difference"), which reflects estimated future credit losses expected to be incurred over the life of the debt security, is not accreted to interest income nor recorded on the balance sheet. Subsequent decreases in undiscounted expected cash flows attributable to further credit deterioration as well as changes in expected timing of future cash flows can result in recognition of OTTI. Subsequent increases in expected cash flows, other than due to interest rate changes on variable rate securities, are recognized prospectively over the remaining life of the debt security as an adjustment to accretable yield.
Identifiable Intangibles
In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual legal criterion or the separability criterion. An indefinite-lived intangible is not subject to amortization until such time that its useful life is determined to no longer be indefinite, at which point, it will be assessed for impairment and its adjusted carrying amount amortized over its remaining useful life. Finite-lived intangibles are amortized over their useful life in a manner that reflects the pattern in which the intangible is being consumed if readily determinable, such as based upon expected cash flows; otherwise they are amortized on a straight-line basis. The useful life of all identified intangibles will be periodically reassessed and if useful life changes, the carrying amount of the intangible will be amortized prospectively over the revised useful life.
Lease Intangibles—Identifiable intangibles recognized in acquisitions of operating real estate properties generally include in-place leases, above- or below-market leases and deferred leasing costs, all of which have finite lives. In-place leases generate value over and above the tangible real estate because a property that is occupied with leased space is typically worth more than a vacant building without an operating lease contract in place. The estimated fair value of acquired in-place leases is derived based on management's assessment of costs avoided from having tenants in place, including lost rental income, rent concessions and tenant allowances or reimbursements that hypothetically would be incurred to lease a vacant building to its actual existing occupancy level on the valuation date. The net amount recorded for acquired in-place leases is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If an in-place lease is terminated, the unamortized portion is charged to depreciation and amortization expense.
The estimated fair value of the above- or below-market component of acquired leases represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. Above- or below-market operating lease values are amortized on a straight-line basis as a decrease or increase to rental income, respectively, over the applicable lease terms. This includes fixed rate renewal options in acquired leases that are below market, which are amortized to decrease rental income over the renewal period. Above- or below-market ground lease obligations are amortized on a straight-line basis as a decrease or increase to rent expense, respectively, over the applicable lease terms. If the above- or below-market operating lease values or above- or below-market ground lease obligations are terminated, the unamortized portion of the lease intangibles are recorded in rental income or rent expense, respectively.
Deferred leasing costs represent management's estimate of the avoided leasing commissions and legal fees associated with an existing in-place lease. The net amount is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable lease.
Investment Management Intangibles—Identifiable intangibles recognized in acquisition of an investment management business generally include management contracts, which represent contractual rights to future fee income from in-place management contracts, and customer relationships, which represent potential fee income generated from future reinvestment by existing investors, both of which generally have finite lives and are amortized over their individual useful lives.
Impairment—Identifiable intangible assets are reviewed periodically to determine if circumstances exist which may indicate a potential impairment. If such circumstances are considered to exist, the Company evaluates if carrying value of the intangible asset is recoverable based upon an undiscounted cash flow analysis. Impairment loss is recognized for the excess, if any, of carrying value over estimated fair value of the intangible asset. An impairment establishes a new basis for the intangible asset and any impairment loss recognized is not subject to subsequent reversal.
Impairment analysis on lease intangible assets is performed in connection with the impairment assessment of the related real estate. In evaluating investment management intangibles intangibles for impairment, such as management contracts and customer relationships, the Company considers various factors that may affect future fee income, including but not limited to, changes in fee basis, amendments to contractual fee terms, and projected capital raising for future vehicles.
Goodwill
Goodwill is an unidentifiable intangible asset and is recognized as a residual, generally measured as the excess of consideration transferred in a business combination over the identifiable assets acquired, liabilities assumed and noncontrolling interests in the acquiree. Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination.
Goodwill is tested for impairment at the reporting units to which it is assigned at least on an annual basis in the fourth quarter of each year, or more frequently if events or changes in circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value, including goodwill. The assessment of goodwill for impairment may initially be performed based on qualitative factors to determine if it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying value, including goodwill. If so, a quantitative assessment is performed to identify both the existence of impairment and the amount of impairment loss. The Company may bypass the qualitative assessment and proceed directly to performing a quantitative assessment to compare the fair value of a reporting unit with its carrying value, including goodwill. Impairment is measured as the excess of carrying value over fair value of the reporting unit, with the loss recognized limited to the amount of goodwill assigned to that reporting unit.
An impairment establishes a new basis for goodwill and any impairment loss recognized is not subject to subsequent reversal. Goodwill impairment tests require judgment, including identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.
Accounts Receivable and Related Allowance
Property Operating Income Receivables—The Company periodically evaluates aged receivables as well as considers the collectability of unbilled receivables for each tenant, operator, resident or guest, individually. The Company establishes an allowance when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due under existing contractual terms, and the amount can be reasonably estimated.
Cost Reimbursements and Recoverable Expenses—The Company is entitled to reimbursements and/or recovers certain costs paid on behalf of the retail companies and private funds managed by the Company, which include: (i) organization and offering costs associated with the formation and offering of the retail companies not to exceed a certain percentage of the proceeds expected to be raised from the offering and excluding shares being offered pursuant to distribution reinvestment plans; (ii) direct and indirect operating costs associated with managing the operations of the retail companies; and (iii) costs incurred in performing investment due diligence. Indirect operating costs are recorded as expenses of the Company when incurred and amounts allocated and reimbursable are recorded as other income in the consolidated statements of operations. The Company facilitates the payments of organization and offering costs, due diligence costs to the extent the related investments are consummated and direct operating costs, all of which are recorded as due from affiliates on the consolidated balance sheets, until such amounts are repaid. Due diligence costs related to unconsummated investments are borne by the Company and expensed as investment, servicing and commission expense in the consolidated statement of operations. The Company assesses the collectability of such receivables considering the offering period, historical and forecasted sales of shares and capital reinvestment of the proceeds from the sale of shares under the respective offerings of the retail companies, and establishes an allowance for any balances considered not collectible.

Fixed Assets
Fixed assets of the Company are presented within other assets and carried at cost less accumulated depreciation and amortization. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of assets are capitalized and depreciated over their useful life. Depreciation and amortization is recognized on a straight-line basis over the estimated useful life of the assets, which range between 3 to 5 years for furniture, fixtures, equipment and capitalized software, 15 years for aircraft and over the shorter of the lease term or useful life for leasehold improvements.
Transfers of Financial Assets
Sale accounting for transfers of financial assets is limited to the transfer of an entire financial asset, a group of financial assets in its entirety, or a component of a financial asset which meets the definition of a participating interest with characteristics that are similar to the original financial asset.
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting requires that the transfer meets the following conditions: (1) the transferred asset has been legally isolated; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (3) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.
If the criteria for sale accounting are met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions.
Derivative Instruments and Hedging Activities
The Company uses derivative instruments to manage its foreign currency risk and interest rate risk. The Company does not use derivative instruments for speculative or trading purposes. All derivative instruments are recorded at fair value and included in other assets or other liabilities on a gross basis on the balance sheet. The accounting for changes in fair value of derivatives depends upon whether or not the Company has elected to designate the derivative in a hedging relationship and the derivative qualifies for hedge accounting. The Company has economic hedges that have not been designated for hedge accounting.
Changes in fair value of derivatives not designated as accounting hedges are recorded in the statement of operations in other gain (loss).
For designated accounting hedges, the relationships between hedging instruments and hedged items, risk management objectives and strategies for undertaking the accounting hedges as well as the methods to assess the effectiveness of the derivative prospectively and retrospectively, are formally documented at inception. Hedge effectiveness relates to the amount by which the gain or loss on the designated derivative instrument exactly offsets the change in the hedged item attributable to the hedged risk. If it is determined that a derivative is not expected to be or has ceased to be highly effective at hedging the designated exposure, hedge accounting is discontinued.
Cash Flow Hedges—The Company uses interest rate caps and swaps to hedge its exposure to interest rate fluctuations in forecasted interest payments on floating rate debt. The effective portion of the change in fair value of the derivative is recorded in accumulated other comprehensive income, while hedge ineffectiveness is recorded in earnings. If the derivative in a cash flow hedge is terminated or the hedge designation is removed, related amounts in accumulated other comprehensive income (loss) are reclassified into earnings.
Net Investment Hedges—The Company uses foreign currency hedges to protect the value of its net investments in foreign subsidiaries or equity method investees whose functional currencies are not U.S. dollars. Changes in the fair value of derivatives used as hedges of net investment in foreign operations, to the extent effective, are recorded in the cumulative translation adjustment account within accumulated other comprehensive income (loss).
At the end of each quarter, the Company reassesses the effectiveness of its net investment hedges and as appropriate, dedesignates the portion of the derivative notional that is in excess of the beginning balance of its net investments as undesignated hedges.

Release of accumulated other comprehensive income related to net investment hedges occurs upon losing a controlling financial interest in an investment or obtaining control over an equity method investment. Upon sale, complete or substantially complete liquidation of an investment in a foreign subsidiary, or partial sale of an equity method investment, the gain or loss on the related net investment hedge is reclassified from accumulated other comprehensive income to earnings.
Financing Costs
Debt discounts and premiums as well as debt issuance costs (except for revolving credit arrangements) are presented net against the associated debt on the balance sheet and amortized into interest expense using the effective interest method over the contractual term or expected life of the debt instrument. Costs incurred in connection with revolving credit arrangements are recorded as deferred financing costs in other assets, and amortized on a straight-line basis over the expected term of the credit facility.
Property Operating Income
Property operating income includes the following.
Rental Income—Rental income is recognized on a straight-line basis over the noncancelable term of the related lease which includes the effects of minimum rent increases and rent abatements under the lease. Rents received in advance are deferred.
When it is determined that the Company is the owner of tenant improvements, the cost to construct the tenant improvements, including costs paid for or reimbursed from the tenants, is capitalized. For Company-owned tenant improvements, the amount funded by or reimbursed from the tenants are recorded as deferred revenue, which is amortized on a straight-line basis as additional rental income over the term of the related lease. Rental income recognition commences when the leased space is substantially ready for its intended use and the tenant takes possession of the leased space.
When it is determined that the tenant is the owner of tenant improvements, the Company's contribution towards those improvements is recorded as a lease incentive, included in deferred leasing costs and intangible assets on the balance sheet, and amortized as a reduction to rental income on a straight-line basis over the term of the lease. Rental income recognition commences when the tenant takes possession of the lease space.
Tenant Reimbursements—In net lease arrangements, the tenant is generally responsible for operating expenses relating to the property, including real estate taxes, property insurance, maintenance, repairs and improvements. Costs reimbursable from tenants and other recoverable costs are recognized as revenue in the period the recoverable costs are incurred. When the Company is the primary obligor with respect to purchasing goods and services for property operations and has discretion in selecting the supplier and retains credit risk, tenant reimbursement revenue and property operating expenses are presented on a gross basis in the statements of operations. For certain triple net leases where the lessee self-manages the property, hires its own service providers and retains credit risk for routine maintenance contracts, no reimbursement revenue and expense are recognized.
Resident Fee Income—The Company earns resident fee income from senior housing operating facilities that operate through management agreements with independent third-party operators. Resident fee income related to independent living and assisted living facilities is recorded when services are rendered based on the terms of their respective lease agreements.
Hotel Operating Income—Hotel operating income includes room revenue, food and beverage sales and other ancillary services. Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services.
Fee Income
Fee income consists of the following:
Base Management Fees—The Company earns base management fees for the administration of its managed private funds, and for the management of traded and non-traded REITs and investment companies, including management of their investments, which constitute a series of distinct services satisfied over time. Base management fees are recognized over the life of the investment vehicle as services are provided.
Asset Management Fees—The Company receives a one-time asset management fee upon closing of each investment made by certain managed private funds. The underlying services of managing the investments of the private funds consist of a series of distinct services satisfied over time, for which asset management fees are recognized ratably over the life of each investment as services are rendered.

Acquisition and Disposition Fees—The Company earns fees related to acquisition and disposition of investments by certain managed non-traded REITs, which are recognized upon closing of the respective acquisition or disposition of underlying investments.
Incentive Fees—The Company may earn incentive fees from its managed private funds, traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. Incentive fees take the form of a contractual fee arrangement with the investment vehicles, and unlike carried interests, do not represent an allocation of returns among equity holders of the investment vehicles. Incentive fees are a form of variable consideration and are recognized when it is probable that a significant reversal of the cumulative revenue will not occur, which is generally at the end of the performance measurement period of the respective investment vehicles.
Selling Commission and Dealer Manager Fees—Prior to May 2018, these fees were earned by the Company for selling equity in the non-traded REITs and investment companies, and recognized on trade date.
Other Income
Other income includes the following:
Expense Recoveries from Borrowers—Expenses, primarily legal costs incurred in administering non-performing loans and foreclosed properties held by investment entities, may be subsequently recovered through payments received when these investments are resolved. The Company recognizes income when the cost recoveries are determinable and repayment is assured.
Cost Reimbursements from Affiliates—For various services provided to certain affiliates, including managed investment vehicles, the Company is entitled to receive reimbursements of expenses incurred, generally based on expenses that are directly attributable to providing those services and/or a portion of overhead costs. The Company acts in the capacity of a principal under these arrangements. Accordingly, the Company records the expenses and corresponding reimbursement income on a gross basis in the period the services are rendered and costs are incurred.
Equity Awards Granted by Managed Companies—These are equity awards granted by publicly-traded REITs managed by the Company, NorthStar Realty Europe Corp ("NRE") and Colony Credit, to the Company to be granted to its employees or directly to certain employees of the Company. The initial grant is recorded as an other asset and deferred income liability on the balance sheet. The liability is amortized on a straight-line basis to other income over the initial vesting period of the award and equity-based compensation expense is recognized as the award vests to the recipient employee.
Collateral Management Fees—These fees are earned in the Company's capacity as collateral manager or collateral manager delegate of collateralized debt obligation vehicles ("CDOs") sponsored by the Company or by third parties. Collateral management fees are recognized over the period in which the related services are performed in accordance with contractual terms of the underlying agreements. If amounts distributable on any payment date are insufficient to pay the collateral management fees according to the priority of payments, any shortfall is deferred and payable on subsequent payment dates. Collateral management fees earned from consolidated CDOs are eliminated in consolidation.
Compensation
Compensation comprises salaries, bonus including discretionary awards and contractual amounts for certain senior executives, benefits, severance payments, equity-based compensation and performance-based compensation. Bonus is accrued over the employment period to which it relates.
Carried Interest and Incentive Fee Compensation—This represents a portion of carried interest and incentive fees earned by the Company that are allocated (generally 40% to 50%) to senior management, investment professionals and certain other employees of the Company. Carried interest and incentive fee compensation are generally recorded as the related carried interest and incentive fees are recognized in earnings by the Company. Carried interest compensation amounts may be reversed if there is a decline in the cumulative carried interest amounts previously recognized by the Company. Carried interest and incentive fee compensation are generally not paid to management or other employees until the related carried interest and incentive fee amounts are distributed by the investment vehicles to the Company.
Equity-Based Compensation—Equity-classified stock awards granted to employees and non-employees that have a service condition and/or a market condition are measured at fair value at date of grant and remeasured at fair value only upon a modification of the award.

A modification in the terms or conditions of an award, unless the change is non-substantive, represents an exchange of the original award for a new award. The modified award is revalued and incremental compensation cost is recognized for the excess, if any, between fair value of the award upon modification and fair value of the award immediately prior to modification. Total compensation cost recognized for a modified award, however, cannot be less than its grant date fair value, unless at the time of modification, the service or performance condition of the original award was not expected to be satisfied.
Liability-classified stock awards are remeasured at fair value at the end of each reporting period until the award is fully vested.
The Company recognizes compensation expense on a straight-line basis over the requisite service period of each award, with the amount of compensation expense recognized at the end of a reporting period at least equal the portion of fair value of the respective award at grant date or modification date, as applicable, that has vested through that date. For awards with a market condition, compensation cost is not reversed if a market condition is not met so long as the requisite service has been rendered, as a market condition does not represent a vesting condition. Compensation expense is adjusted for actual forfeitures upon occurrence.
Income Taxes
A REIT is generally not subject to corporate-level federal and state income tax on net income it distributes to its stockholders. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year and if the statutory relief provisions were not to apply, the Company would be subject to federal and state income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S federal, state and local as well as foreign taxes on its income and property and to U.S federal income and excise taxes on its undistributed taxable income.
The Company has elected or may elect to treat certain of its existing or newly created corporate subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS may perform non-customary services for tenants of the REIT, hold assets that the REIT cannot or does not intend to hold directly and, subject to certain exceptions related to hotels and healthcare properties, may engage in any real estate or non-real estate related business. The Company uses TRS entities to conduct certain activities that cannot be conducted directly by a REIT, such as investment management, property management including hotel and healthcare operations as well as loan servicing and workout activities. A TRS is treated as a regular, taxable corporation for U.S income tax purposes and therefore, is subject to U.S federal corporate tax on its income and property. Additionally, the Company has invested in real estate assets in foreign countries for which related earnings or other measures are subject to income taxes in the respective foreign jurisdictions, and in some cases, the repatriation of earnings are subject to withholding taxes.
Deferred Income Taxes—The provision for income taxes includes current and deferred portions. The current income tax provision differs from the amount of income tax currently payable because of temporary differences in the recognition of certain income and expense items between financial reporting and income tax reporting. The Company uses the asset and liability method to provide for income taxes, which requires that the Company's income tax expense reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for financial reporting versus income tax purposes. Accordingly, a deferred tax asset or liability for each temporary difference is determined based on enacted tax rates that the Company expects to be in effect when the underlying items of income and expense are realized and the differences reverse. A deferred tax asset is also recognized for net operating loss carryforwards and the income tax effect of accumulated other comprehensive income items of the TRS and foreign taxable entities. A valuation allowance for deferred tax assets is established if the Company believes it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the Company's TRS and foreign taxable entities generating sufficient taxable income in future periods or employing certain tax planning strategies to realize such deferred tax assets.
Uncertain Tax Positions—Income tax benefits are recognized for uncertain tax positions that are more likely than not to be sustained based solely on their technical merits. Such uncertain tax positions are measured as the largest amount of benefit that is more likely than not to be realized upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return results in an unrecognized tax benefit. The Company periodically evaluates whether it is more likely than not that its uncertain tax positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations.

Earnings Per Share
The Company calculates basic earnings per share using the two-class method which defines unvested share based payment awards that contain nonforfeitable rights to dividends as participating securities. The two-class method is an allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends. Earnings per common share is calculated by dividing earnings allocated to common shareholders by the weighted-average number of common shares outstanding during the period.
Diluted earnings per common share is based on the weighted-average number of common shares and the effect of potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents include shares to be issued upon the assumed conversion of the Company's outstanding convertible notes, which are included under the if-converted method when dilutive. The earnings allocated to common shareholders is adjusted to add back the after-tax amount of interest expense associated with the convertible notes, except when doing so would be antidilutive.
Reclassifications
In addition to reclassifications on the statements of cash flows resulting from the adoption of ASU No. 2016-18 as discussed below and reclassifications on the balance sheets and statements of operations related to discontinued operations as discussed above, certain other prior period amounts have been reclassified as follows.
On the balance sheet, marketable equity securities of a consolidated fund of $35.6 million at December 31, 2017 have been reclassified from securities to equity investments to conform to current period presentation.
For the year ended December 31, 2018, the Company presents the portion of carried interests earned by the Company that is allocated to employees as carried interest and incentive compensation on the statement of operations. Such amounts had previously been presented as net income attributable to noncontrolling interests in investment entities for the first three quarters of 2018, in each respective Quarterly Report on Form 10-Q. For the quarters ended March 31, June 30 and September 30, $0.9 million, $1.1 million, $1.9 million, respectively, were reclassified to income (loss) from discontinued operations as carried interest compensation expense and additionally, for the quarter ended September 30, 2018, $1.5 million was reclassified to carried interest and incentive compensation expense within continuing operations. The reclassifications increased net loss by the amounts reclassified for each of the three quarterly periods but did not have an impact on net loss attributable to Colony Capital, Inc. and net loss attributable to common stockholders. The reclassification increased accrued and other liabilities as well as liabilities related to assets held for sale and decreased noncontrolling interests in investment entities by the amount reclassified at the end of each quarterly period in 2018, with no net impact on the balance sheet. Additionally, the reclassification did not have an impact on the balance sheet as of December 31, 2017. Refer to the Company's accounting policy for carried interest compensation above in "Compensation—Carried Interest and Incentive Fee Compensation."
Accounting Standards Adopted in 2018
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition standards by establishing principles for a single comprehensive model for revenue measurement and recognition, along with enhanced disclosure requirements. Key provisions include, but are not limited to, determining which goods or services are capable of being distinct in a contract to be accounted for separately as a performance obligation and recognizing variable consideration only to the extent that it is probable a significant revenue reversal would not occur. The FASB subsequently issued several amendments to the standard, including clarifying the guidance on assessing principal versus agent based on the notion of control, which affects recognition of revenue on a gross or net basis. The Company adopted the standard on January 1, 2018 using the modified retrospective approach, applied to contracts not yet completed as of January 1, 2018, with cumulative effect recognized in retained earnings.
The Company evaluated the principal versus agent considerations under the guidance and determined that certain cost reimbursement arrangements with investment vehicles managed by the Company that were previously reported net on the statement of operations would be reported on a gross basis as reimbursement income and expenses on the statement of operations. Such reimbursements include travel and entertainment costs, third party due diligence costs, asset management costs, and other shared costs for which the Company is deemed to be the primary obligor, whether or not the payment is made directly by the investment vehicles or initially by the Company on behalf of the investment vehicles. The gross presentation has no impact on the Company's net income to the extent the expense incurred and corresponding cost reimbursement income are recognized in the same period (see Note 22).
The standard excludes from its scope accounting for financial instruments and leases, but is applicable to certain property operating income and fee income streams of the Company, as discussed below.
Resident Fee Income—The Company earns resident fee income from senior housing operating facilities and in 2017, from skilled nursing facilities that operate through management agreements with independent third-party operators. The Company has determined that independent living and assisted living agreements are leases subject to the leasing standard, while certain agreements within skilled nursing facilities, which entitle residents to reside in the community rather than an explicitly or implicitly identified unit, are not leases. Revenue for services provided within skilled nursing facilities, whether they are routine services such as room and bed maintenance, nursing, dietary services, and resident activities or programs, or separately covered services such as those ordered by physicians, are satisfied over the duration of care. These services are a series of distinct services satisfied over time, and revenue is recognized over time as services are provided. The Company determined that there is no change to revenue recognition for such services provided within the skilled nursing facilities in 2017. In 2018, all of the Company's skilled nursing facilities are structured under net leases to healthcare operators and the Company no longer earns resident fee income from skilled nursing facilities, only rental income.
Hotel Operating Income—Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services. The Company determined that there is no change to revenue recognized under the new guidance as revenue is recognized over time based on the transaction price.
Base Management Fees—The Company earns base management fees for the day-to-day operations and administration of its managed private funds, traded and non-traded REITs and investment companies. The Company determined that there is no change to revenue recognition for base management fees as the underlying services consist of a series of distinct services satisfied over time, for which revenue is recognized over the life of the fund as services are provided.
Asset Management Fees—The Company receives a one-time asset management fee upon closing of each investment made by certain managed private funds. Prior to the adoption of the revenue standard, a portion of asset management fees was recognized upon closing of an investment, with remaining fees deferred and recognized over the estimated life of each investment. Under the new guidance, the Company determined that the underlying service of managing the investments of the funds consists of a series of distinct services satisfied over time, for which revenue should be recognized ratably over the estimated life of each investment. As a result of the change in revenue recognition under the new standard, the Company recorded a cumulative impact of approximately $1.6 million as a decrease to retained earnings and an increase to deferred income liability on January 1, 2018. The impact of the change in revenue recognition for the year ended December 31, 2018 was an increase to asset management fees of $0.7 million.
Acquisition and Disposition Fees—The Company receives fees related to acquisition and disposition of investments by certain managed non-traded REITs. The Company determined that there is no change to revenue recognition as acquisition and disposition fees are earned at a point in time upon closing of the respective acquisition or disposition of underlying investments.
Performance-Related Fees—The Company may earn performance-related fees from its managed private funds, traded and non-traded REITs. Performance-related fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles.
Performance-related fees that take the form of a contractual fee arrangement with the investment vehicle and do not represent an allocation of returns among equity holders of the investment vehicle (or “incentive fees”) are within the scope of the new revenue standard. The Company previously recognized incentive fees when they were fixed or determinable and related contingencies have been resolved, which was generally at the end of the incentive measurement period of the respective investment vehicles. Under the new revenue guidance, incentive fees are a form of variable consideration and will be recognized when it is probable that a significant reversal of the cumulative revenue recognized will not occur, which may result in earlier recognition of revenue relative to the Company’s previous policy. There was no cumulative impact as of January 1, 2018.
Performance-related fees that take the form of a disproportionate allocation of returns to the Company’s capital account within the equity structure of the investment vehicle (or “carried interests”) are outside the scope of the new revenue standard. Carried interests are financial instruments and accounted for as earnings from the Company’s ownership interests in the investment vehicles under the equity method. As carried interest represents income from equity method investments, it is presented, along with other proportionate allocation of returns based on the Company’s ownership interests in the investment vehicles, in equity method earnings on the statement of operations. Adoption of the new standard did not have an impact to the Company's recognition of carried interests.
Derecognition and Partial Sales of Nonfinancial Assets
In February 2017, the FASB issued ASU No. 2017-05, Clarifying the Scope of Asset Derecognition and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope and application of Accounting Standards Codification ("ASC") 610-20, Other Income—Gains and Losses from Derecognition of Nonfinancial Assets, and defines in substance nonfinancial assets. ASC 610-20 applies to derecognition of all nonfinancial assets which are not contracts with customers or revenue transactions under ASC 606, Revenue from Contracts with Customers. Derecognition of a business is governed by ASC 810, Consolidation, while derecognition of financial assets, including equity method investments, even if the investee holds predominantly nonfinancial assets, is governed by ASC 860, Transfers and Servicing. The ASU also aligns the accounting for partial sales of nonfinancial assets to be more consistent with accounting for sale of a business. Specifically, in a partial sale to a noncustomer, when a noncontrolling interest is received or retained, the latter is considered a noncash consideration and measured at fair value in accordance with ASC 606, which would result in full gain or loss recognized upon sale. This ASU removes guidance on partial exchanges of nonfinancial assets in ASC 845, Nonmonetary Transactions, and eliminates the real estate sales guidance in ASC 360-20, Property, Plant and Equipment—Real Estate Sales.
The Company adopted this standard on January 1, 2018, concurrent with the adoption of the new revenue standard, using the modified retrospective approach. Under the new standard, if the Company sells a partial interest in its real estate assets to noncustomers or contributes real estate assets to unconsolidated ventures, and the Company retains a noncontrolling interest in the asset, such transactions could result in a larger gain on sale. The adoption of this standard did not have an impact on the Company's financial statements. There were no sales of partial interests in real estate assets in the year ended December 31, 2018 or for the year ended December 31, 2017.
Financial Instruments
In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which affects accounting for investments in equity securities, financial liabilities under the fair value option, as well as for presentation and disclosures, but does not affect accounting for investments in debt securities and loans. Investments in equity securities, other than equity method investments, will be measured at fair value through earnings, except for equity securities without readily determinable fair values which may be measured at cost less impairment and adjusted for observable price changes, unless these equity securities qualify for the NAV practical expedient. This provision eliminates cost method accounting and recognition of unrealized holding gains or losses on equity investments in other comprehensive income. For financial liabilities under the fair value option, changes in fair value resulting from the Company's own instrument-specific credit risk will be recorded separately in other comprehensive income. Fair value disclosures of financial instruments measured at amortized cost will be based on exit price and corresponding disclosures of valuation methodology and significant inputs will no longer be required. In February 2018, the FASB issued ASU No. 2018-03, Technical Corrections and Improvements to Financial Instruments, Recognition and Measurement of Financial Assets and Financial Liabilities, which provided several clarifications and amendments to the standard. These include specifying that for equity instruments without readily determinable fair values for which the measurement alternative is applied: (i) adjustments made when an observable transaction occurs for a similar security are intended to reflect the fair value as of the observable transaction date, not as of current reporting date; (ii) the measurement alternative may be discontinued upon an irrevocable election to change to a fair value measurement approach under fair value guidance, which would apply to all identical and similar investments of the same issuer; and (iii) the prospective transition approach for equity securities without readily determinable fair values is applicable only when the measurement alternative is applied. ASU No. 2016-01 and ASU No. 2018-03 are to be applied retrospectively with cumulative effect as of the adoption date recognized in retained earnings, except for provisions related to equity investments without readily determinable fair values and exit price fair value disclosures for financial instruments measured at amortized cost, which are to be applied prospectively.
The Company adopted ASU No. 2016-01 and ASU No. 2018-03 on January 1, 2018, and recorded a cumulative adjustment to increase retained earnings by approximately $0.6 million. This includes $0.2 million of unrealized gains on available for sale equity securities held by an equity method investee that was reclassified from accumulated other comprehensive income. In connection with the adoption, the Company elected the NAV practical expedient to measure its previous cost method investments in non-traded REITs and limited partnership interest in a third party private fund based on their respective NAV per share. The new standard does not affect equity securities held by the Company's consolidated fund for which the Company has retained investment company accounting applied by the fund, and limited partnership interests in third party private funds for which the Company has elected the fair value option, as in both instances, unrealized fair value gains and losses are currently recorded in earnings. The Company's remaining cost method investments do not have readily determinable fair values. To the extent the Company becomes aware of observable price changes in the future, the Company will adjust the carrying value of these investments through earnings.
Cash Flow Classifications
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in certain classifications on the statement of cash flows. This guidance addresses eight types of cash flows, which includes clarifying how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows, as well as requiring an accounting policy election for classification of distributions received from equity method investees using either the cumulative earnings or nature of distributions approach, among others. The Company adopted this guidance on January 1, 2018 on a retrospective basis and made an accounting policy election for classification of distributions from its equity method investees using the cumulative earnings approach, which is largely consistent with its previous accounting policy. The adoption of this standard did not have a material effect on the presentation of the Company's statement of cash flows.
Restricted Cash
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. As a result of the adoption of the new guidance, changes in restricted cash and restricted cash equivalents are no longer presented as separate activities in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation between the totals in the statement of cash flows and the related captions on the balance sheet. The new guidance also requires disclosure of the nature of restricted cash and restricted cash equivalents, similar to existing requirements under Regulation S-X; however, it does not define restricted cash and restricted cash equivalents. The Company adopted ASU 2016-18 on January 1, 2018. The retrospective application of this new standard resulted in changes to the previously reported statements of cash flows as follows:

	Year Ended December 31, 2017		Year Ended December 31, 2016
(In thousands)	As Previously Reported	After Adoption of ASU 2016-18	As Previously Reported	After Adoption of ASU 2016-18
Net cash provided by operating activities	$549,617	$582,546	$408,361	$405,172
Net cash provided by investing activities	1,331,542	1,666,387	251,812	215,457
Net cash used in financing activities	(1,346,505)	(1,364,381)	(465,957)	(491,251)

For the year ended December 31, 2017, the increase in net cash provided by investing activities is primarily due to restricted cash assumed in business combinations (Note 3), which were previously reported as noncash investing activities, and the restricted cash deposits capital expenditures with the lender in connection with a refinancing. For the year ended December 31, 2016, return of borrower funds from escrow deposits and distributions to noncontrolling interests from restricted working capital reserves are now reflected in cash flows from investing and financing activities, respectively.
Share-Based Payments
In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to nonemployees by generally aligning it with the accounting for share-based payments to employees, with certain exceptions. The new guidance applies to nonemployee awards issued in exchange for goods or services used in an entity’s own operations and to awards granted by an investor to an equity method investee, but does not apply to equity instruments issued to a lender or investor in a financing transaction or equity instruments issued when selling goods or services to customers, which is under the revenue recognition model. Key changes in the guidance include measuring nonemployee awards based on fair value of the equity instrument issued, rather than on fair value of goods or services received or equity instrument issued, whichever is more reliably measured. In terms of timing, equity-classified nonemployee awards that were previously remeasured through performance completion date will now have a fixed measurement on grant date, which will reduce volatility on the income statement. For nonemployee awards with performance conditions, compensation cost will be recognized when achievement of the performance condition is probable, rather than upon actual achievement of the performance condition. Similar to employee awards, forfeitures may be recognized as they occur or based on an estimate under an accounting policy election, but the guidance allows separate elections for employee and nonemployee awards. The accounting model for nonemployee awards, however, remains different for attribution of share-based payment costs over the vesting period, in which compensation cost for nonemployee awards continues to be recognized in the same period and in the same manner (i.e., capitalize or expense) as if the grantor had paid cash for the goods or services. No changes to disclosure requirements were prescribed. Transition is on a modified retrospective basis, with a remeasurement at fair value as of the adoption date through a cumulative effect adjustment to opening retained earnings, applied to all equity-classified nonemployee awards where a measurement date has not been established by the adoption date and unsettled liability-classified nonemployee awards. If the cost of a nonemployee award has been included in completed assets (such as finished goods inventory or fixed assets that have begun to be depreciated), the cost basis of those assets will not be remeasured. The transition provisions eliminate the need to retrospectively determine fair values at historical grant dates. ASU No. 2018-07 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted in an interim period for which financial statements have not been issued, with adjustments to be reflected as of the beginning of the fiscal year of adoption. The Company early adopted this standard on July 1, 2018. The adoption did not have an impact on the Company's financial statements.
Future Application of Accounting Standards
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases, which amends existing lease accounting standards, primarily requiring lessees to recognize most leases on balance sheet as a right of use asset and a corresponding liability for future lease obligations, and to a lesser extent, making targeted changes to lessor accounting. Under the new lease standard, only incremental initial direct costs incurred in the execution of a lease can be capitalized by both lessor and lessee. For lessors of operating leases, if collection of lease-related receivables is subsequently assessed to not be probable, lease income is reversed if lease payments collected from the lessee are less than the income recognized to date.
ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted. The new leases standard requires adoption using a modified retrospective approach for all leases existing at, or entered into after, beginning of the earliest comparative period presented. Full retrospective application is prohibited. In applying the modified retrospective approach, the standard provides the option to elect a package of practical expedients that exempts an entity from having to reassess whether any expired or expiring contracts contain leases, revisit lease classification for any expired or expiring leases and reassess initial direct costs for any existing leases.
In July 2018, the FASB issued ASU No. 2018-11, Targeted Improvements to Topic 842, Leases, which provides the option of (i) applying the effective date of the new lease standard as the date of initial application in transition instead of the earliest comparative period presented; as well as (ii) electing as practical expedient, by class of underlying asset, not to segregate lease and non-lease components in a contract but to account for it as a single component in accordance with either the new lease standard or the revenue standard depending on whether the lease or non-lease component is predominant.
In December 2018, the FASB issued ASU No. 2018-20, Narrow Scope Improvements for Lessors, which provides certain practical expedients for lessor accounting. ASU No. 2018-20: (i) allows lessor to make an accounting policy election to present on a net basis sales and similar taxes arising from a leasing transaction with related collections from lessee (otherwise to present on a gross basis if lessor is determined to be the primary obligor); (ii) requires net presentation of lessor costs paid directly by lessee to a third party (for example, property taxes and insurance paid directly by lessee) and gross presentation of lessor costs that are paid by the lessor and reimbursed by the lessee (for example, property taxes and insurance initially paid by lessor and reimbursed by lessee); and (iii) requires allocation of variable payments to lease and non-lease components when applicable changes in facts and circumstances occur and that the non-lease component be subject to recognition under other applicable guidance, such as the revenue standard.
The Company will adopt the new lease standard effective January 1, 2019 and will adopt the package of practical expedients as well as the transition option. As a result, the Company will apply the new lease standard prospectively to leases existing or commencing on or after January 1, 2019. Comparative periods presented will not be restated upon adoption. Similarly, new disclosures under the standard will be made for periods beginning January 1, 2019, and not for comparative periods. In addition, the Company, as lessor, will make accounting policy elections to: (i) treat the lease and non-lease components in a contract as a single performance obligation to the extent that the timing and pattern of transfer are similar for the lease and non-lease components and the lease component qualifies as an operating lease; and (ii) to present on a net basis sales and similar taxes assessed by a governmental authority imposed on specific lease revenue producing transactions.

The Company is in the process of finalizing the aggregation and evaluation of its leasing arrangements, and implementing a lease module in its accounting system to address the new accounting model for leases, including any transition adjustments. The most significant change to the Company, as lessee, will be the gross-up of the right of use asset and lease liability on the balance sheet. The lease liability is estimated to be between $55 million and $65 million for office leases and $65 million and $75 million for ground leases, discounted using estimated incremental borrowings rates ranging from 5.0% to 5.8%. The effect of the new standard to the Company, as lessor, is not expected to have a material effect on its financial condition or results of operations.
Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses, which amends the credit impairment model for financial instruments. The existing incurred loss model will be replaced with a lifetime current expected credit loss ("CECL") model for financial instruments carried at amortized cost and off-balance sheet credit exposures, such as loans, loan commitments, held-to-maturity ("HTM") debt securities, financial guarantees, net investment in leases, reinsurance and trade receivables, which will generally result in earlier recognition of allowance for losses. For available-for-sale ("AFS") debt securities, unrealized credit losses will be recognized as allowances rather than reductions in amortized cost basis and elimination of the other than temporary impairment ("OTTI") concept will result in more frequent estimation of credit losses. The accounting model for purchased credit-impaired loans and debt securities will be simplified, including elimination of some of the asymmetrical treatment between credit losses and credit recoveries, to be consistent with the CECL model for originated and purchased non-credit-impaired assets. The existing model for beneficial interests that are not of high credit quality will be amended to conform to the new impairment models for HTM and AFS debt securities. Expanded disclosures on credit risk include credit quality indicators by vintage for financing receivables and net investment in leases. Transition will generally be on a modified retrospective basis, with prospective application for other than temporarily impaired debt securities and purchased credit-impaired assets. ASU No. 2016-13 is effective for fiscal years and interim periods beginning after December 15, 2019. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. The Company expects that recognition of credit losses will generally be accelerated under the CECL model. Evaluation of the impact of this new guidance is ongoing.
Hedge Accounting
In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, which simplifies and expands the application of hedge accounting. This standard amends hedge accounting recognition and presentation, including eliminating the requirement to separately measure and present hedge ineffectiveness as well as presenting the entire fair value change of a hedging instrument in the same income statement line as the hedged item. The new guidance also provides alternatives for applying hedge accounting to additional hedging strategies, and easing requirements for effectiveness testing and hedging documentation, although the "highly effective" threshold for a qualifying hedging relationship has not changed. Revised disclosures include tabular disclosures that focus on the effect of hedge accounting by income statement line item. Transition will generally be on a modified retrospective basis applied to existing hedging relationships as of date of adoption, with prospective application for income statement presentation and disclosure, and specific transition elections are available to modify existing hedge documentation. ASU 2017-12 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted, with adjustments to be reflected as of the beginning of the fiscal year of adoption if early adopted in an interim period.
The Company plans to adopt the standard on its effective date. Upon adoption, as it relates to the Company’s cash flow and net investment hedges, the Company will record the entire change in fair value of the hedging instrument (other than amounts excluded from assessment of hedge effectiveness for net investment hedges) in other comprehensive income and there will be no hedge ineffectiveness recorded in earnings. Additionally, subsequent to initial quantitative hedge assessment, the Company may elect to perform effectiveness testing qualitatively so long as the Company can reasonably support an expectation that the hedge is highly effective now and in subsequent periods. As the standard allows more flexibility in hedging interest rate risk in cash flow hedges beyond a specified benchmark rate, the Company may be able to designate in the future other contractually specified variable interest rate as the hedged risk, which if effective, could decrease fluctuations in earnings. The Company continues to evaluate the impact of this new guidance but at this time, does not expect the adoption of this standard to have a material effect on its financial condition or results of operations.
Fair Value Disclosures
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements. The ASU requires new disclosures of changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements of instruments held at balance sheet date, as well as the range and weighted average or other quantitative information, if more relevant, of significant unobservable inputs for recurring and nonrecurring Level 3 fair values. Certain previously required disclosures are eliminated, specifically around the valuation process required for Level 3 fair values, policy for timing of transfers between levels of the fair value hierarchy, as well as amounts and reason for transfers between Levels 1 and 2. Additionally, the new guidance clarifies or modifies certain existing disclosures, including clarifying that information about measurement uncertainty of Level 3 fair values should be as of reporting date and requiring disclosures of the timing of liquidity events for investments measured under the NAV practical expedient, but only if the investee has communicated this information or has announced it publicly. The provisions on new disclosures and modification to disclosure of Level 3 measurement uncertainty are to be applied prospectively, while all other provisions are to be applied retrospectively. ASU No. 2018-13 is effective for fiscal years and interim periods beginning after December 15, 2019. Early adoption is permitted in an interim period for which financial statements have not been issued, and may be made only to provisions that eliminate or modify existing disclosures. The adoption of this standard is not expected to have a material effect on the Company's existing disclosures.
Variable Interest Entities
In November 2018, the FASB issued ASU No. 2018-17, Targeted Improvements to Related Party Guidance for Variable Interest Entities. The ASU amends the VIE guidance to align the evaluation of a decision maker's or service provider's fee in assessing a variable interest with the guidance in the primary beneficiary test. Specifically, indirect interests held by a related party that is under common control will now be considered on a proportionate basis, rather than in their entirety, when assessing whether the fee qualifies as a variable interest. The proportionate basis approach is consistent with the treatment of indirect interests held by a related party under common control when evaluating the primary beneficiary of a VIE. This effectively means that when a decision maker or service provider has an interest in a related party, regardless of whether they are under common control, it will consider that related party's interest in a VIE on a proportionate basis throughout the VIE model, for both the assessment of a variable interest and the determination of a primary beneficiary. Transition is generally on a modified retrospective basis, with the cumulative effect adjusted to retained earnings at the beginning of the earliest period presented. ASU No. 2018-17 is effective for fiscal years and interim periods beginning after December 15, 2019, with early adoption permitted in an interim period for which financial statements have not been issued. The Company is currently evaluating the impact of this new guidance but does not expect the adoption of this standard to have a material effect on its financial condition or results of operations.
3. Business Combinations
Merger with NSAM and NRF
The Company was created through the Merger of NSAM, Colony and NRF in an all-stock exchange on the Closing Date.
The Merger was accomplished through a series of transactions. On the Closing Date, NSAM merged with and into the Company in order to redomesticate NSAM as a Maryland corporation, followed by a series of internal reorganization transactions with subsidiaries of NRF resulting in NRF becoming a subsidiary of the Company, and the merger of Colony into the Company, with the Company surviving as the combined entity.
Upon the closing of the Merger, NSAM outstanding common stock was converted into the Company's common stock, and the outstanding common stock and preferred stock of NRF and Colony were converted into the right to receive shares of common stock and preferred stock of the Company at pre-determined exchange ratios.
The specific exchanges of common stock and preferred stock as a result of the Merger were as follows:

•
Each share of NSAM common stock and performance common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into one share of the Company's class A common stock and performance common stock, respectively;

•
Each share of class A and class B common stock of Colony issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive 1.4663 shares of the Company's class A and class B common stock for each share of Colony's class A and class B common stock;

•
Each share of common stock of NRF issued and outstanding prior to the effective time of the Merger was canceled and converted into the right to receive 1.0996 shares of the Company's class A common stock for each share of NRF common stock;

•
Each share of each series of the preferred stock of Colony and of NRF issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive one share of a corresponding series of the Company's preferred stock with substantially identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividend, qualification and terms and conditions of redemption; and

•	Concurrently, the OP issued OP Units to equal the number of OP membership units outstanding on the day prior to the closing of the Merger multiplied by the exchange ratio of 1.4663.
Upon consummation of the Merger, the former stockholders of Colony, NSAM and NRF owned, or had the right to own, approximately 33.25%, 32.85% and 33.90%, respectively, of the Company, on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Merger.
The Merger was accounted for as a reverse acquisition, with NSAM as the legal acquirer for certain legal and regulatory matters and Colony as the accounting acquirer for purposes of the financial information set forth herein. See Note 2 for further discussion on the accounting treatment of the Merger.
Merger Consideration
As the Merger was accounted for as a reverse acquisition, the fair value of the consideration transferred in common stock was measured based upon the number of shares of common stock that Colony, as the accounting acquirer, would theoretically have issued to the shareholders of NSAM and NRF to achieve the same ratio of ownership in the Company upon completion of the Merger, multiplied by the closing price of Colony class A common stock of $21.52 on the Closing Date. As a result, the implied shares of Colony common stock issued in consideration was computed as the number of outstanding shares of NSAM and NRF common stock prior to the Closing Date divided by the exchange ratios of 1.4663 and 1.3335, respectively.
Substantially all NSAM and NRF equity awards outstanding on the Closing Date vested upon consummation of the Merger. As the Company issued its common stock upon consummation of the Merger and settlement of these equity awards relate to pre-Merger services, these equity awards were included in the outstanding shares of NSAM and NRF common stock used to determine the merger consideration.
NSAM and NRF equity awards outstanding on the Closing Date that did not vest upon consummation of the Merger were assumed by the Company through the conversion of such equity awards into comparable equity awards of the Company with substantially the same vesting terms pre-Merger. The portion of the replacement awards attributable to pre-Merger services was deemed part of the merger consideration, while the portion attributable to post-Merger services is recognized prospectively as compensation expense of the Company in the post-Merger period.
The Company's preferred stock issued as merger consideration upon the closing of the Merger to the holders of NRF preferred stock was on a one-for-one basis.
The Company assumed certain liabilities of NSAM and NRF which arose as a result of the Merger and were settled shortly after the Closing Date. These amounts included approximately $226.1 million which was paid to former NSAM stockholders, representing a one-time special dividend, and approximately $78.9 million in payroll taxes representing shares that were canceled and remitted to taxing authorities on behalf of employees whose equity-based compensation was accelerated and fully vested on the Closing Date. Cash and restricted cash assumed of $437.4 million is presented net of these payments as an investing cash inflow in the consolidated statement of cash flows.

Fair value of the merger consideration was determined as follows:

(In thousands, except price per share)	NSAM	NRF	Total
Outstanding shares of common stock prior to closing of the Merger	190,202	183,147
Replacement equity-based awards attributable to pre-combination services(i)	300	150
	190,502	183,297
Exchange ratio(ii)	1.4663	1.3335
Implied shares of Colony common stock issued in consideration	129,920	137,456	267,376
Price per share of Colony class A common stock	$21.52	$21.52	$21.52
Fair value of implied shares of Colony common stock issued in consideration	$2,795,890	$2,958,039	$5,753,929
Fair value of the Company's preferred stock issued(iii)	—	1,010,320	1,010,320
Fair value of NRF stock owned by NSAM (iv)	(43,795)	—	(43,795)
Total merger consideration	$2,752,095	$3,968,359	$6,720,454
__________

(i)	Represents the portion of non-employee restricted stock unit awards that did not vest upon consummation of the Merger and pertains to services rendered prior to the Merger.

(ii)
Represents (a) the pre-determined exchange ratio of one share of Colony common stock for 1.4663 shares of the Company's common stock; and (b) the derived exchange ratio of one share of Colony common stock for 1.3335 shares of NRF common stock based on the pre-determined exchange ratio of one NRF share of common stock for 1.0996 shares of the Company's common stock.

(iii)
Fair value of the Company's preferred stock issued was measured based on the shares of NRF preferred stock outstanding at the Closing Date and the closing traded price of the respective series of NRF preferred stock on the Closing Date, including accrued dividends, as follows:

(In thousands, except price per share)	Number of Shares Outstanding	Price Per Share	Fair Value
NRF preferred stock
Series A 8.75%	2,467	$25.61	$63,182
Series B 8.25%	13,999	25.15	352,004
Series C 8.875%	5,000	25.80	128,995
Series D 8.50%	8,000	25.82	206,597
Series E 8.75%	10,000	25.95	259,542
Fair value of the Company's preferred stock issued	39,466		$1,010,320

(iv)
Represents 2.7 million shares of NRF common stock owned by NSAM prior to the Merger and canceled upon consummation of the Merger, valued at the closing price of NRF common stock of $16.13 on the Closing Date.

The following table presents the final allocation of the merger consideration to assets acquired, liabilities assumed and noncontrolling interests of NSAM and NRF based on their respective fair values as of the Closing Date. The resulting goodwill represents the value expected from the economies of scale and synergies created through combining the operations of the merged entities, and is assigned to the investment management segment.

	Final Amounts at December 31, 2017
(In thousands)	NSAM	NRF	Total
Assets
Cash and cash equivalents	$152,858	$107,751	$260,609
Restricted cash	18,052	158,762	176,814
Real estate	—	9,874,406	9,874,406
Loans receivable	28,485	331,056	359,541
Investments in unconsolidated ventures	76,671	544,111	620,782
Securities	3,065	427,560	430,625
Identifiable intangible assets	661,556	352,551	1,014,107
Management agreement between NSAM and NRF	1,514,085	—	1,514,085
Assets held for sale	—	2,096,671	2,096,671
Other assets	93,455	681,003	774,458
Total assets	2,548,227	14,573,871	17,122,098
Liabilities
Debt	—	6,723,222	6,723,222
Intangible liabilities	—	213,218	213,218
Management agreement between NSAM and NRF	—	1,514,085	1,514,085
Liabilities related to assets held for sale	—	1,281,406	1,281,406
Tax liabilities	169,387	60,446	229,833
Accrued and other liabilities	979,969	307,450	1,287,419
Total liabilities	1,149,356	10,099,827	11,249,183
Redeemable noncontrolling interests	78,843	—	78,843
Noncontrolling interests—investment entities	—	505,685	505,685
Noncontrolling interests—Operating Company	8,162	—	8,162
Fair value of net assets acquired	$1,311,866	$3,968,359	$5,280,225

Merger consideration	2,752,095	3,968,359	6,720,454
Goodwill	$1,440,229	$—	$1,440,229

The Merger effectively resulted in the settlement of the pre-merger management agreement between NSAM and NRF. The terms of the management agreement were determined to be off-market when compared to the terms of similar management agreements of other externally managed mortgage and equity REITs. The off-market component was valued at $1.5 billion based on a discounted cash flow analysis using a discount rate of 10%, and recorded as an intangible asset attributed to NSAM and a corresponding intangible liability attributed to NRF, in each case as of the Closing Date. Upon settlement of the management agreement, the intangible asset and the corresponding intangible liability were eliminated. No net gain or loss was recognized by the Company from the settlement.
Certain deferred tax liabilities were recognized in connection with the Merger, related primarily to NSAM's investment management contract intangible assets and basis differences in NRF's real estate assets in the United Kingdom arising from recording those assets at fair value on the Closing Date.
Fair value of other assets acquired, liabilities assumed and noncontrolling interests were measured as follows:
Real Estate and Related Intangibles—Fair value is based on the income approach which includes a direct capitalization method, applying overall capitalization rates ranging between 4.4% and 12.5%. For real estate held for sale, fair value was determined based on contracted sale price or a sales comparison approach, adjusted for estimated selling costs. Real estate fair value was allocated to tangible assets such as land, building and leaseholds, tenant and land improvements as well as identified intangible assets and liabilities such as above- and below-market leases, below-market ground lease obligations and in-place lease value. Useful lives of the intangibles acquired range from 6 to 90 years for ground lease obligations and 1 to 17 years for all other real estate related intangibles.
Loans Receivable—Fair value is determined by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment; or based on discounted cash flow projections of principal and interest expected to be collected, which include consideration of borrower or sponsor credit, as well as operating results of the underlying collateral. For certain loans receivable considered to be impaired, their carrying value approximated fair value.

Investments in Unconsolidated Ventures—Fair value is based on timing and amount of expected future cash flows for income as well as realization events of the underlying assets of the investees, and for certain investments in funds, a proportionate share of its most recent net asset value.
Securities—Fair value is based on quotations from brokers or financial institutions that act as underwriters of the debt securities, third-party pricing service or discounted cash flows depending on the type of debt securities. Fair value of NRE common stock is based on the closing stock price on the Closing Date.
Investment Management Related Intangible Assets—These consist primarily of management contracts, customer relationships, trade names and the broker-dealer license, including those related to an 84% interest acquired by NSAM in January 2016 in Townsend, which provides real estate investment management and advisory services. The fair value of management contracts represents the discounted excess earnings attributable to the future management fee income from in-place management contracts, with discount rates ranging between 8% and 10%. The management contracts have useful lives ranging from 2 years to 18 years. The fair value of customer relationships represents the potential fee income from repeat customers through future sponsored investment vehicles, with the useful lives of such vehicles ranging from 20 to 30 years. The trade names of NSAM and Townsend were valued as the discounted savings of royalty fees by applying a royalty rate of 1.5% and 2%, respectively, against expected fee income, and have useful lives of 20 years and 30 years, respectively. The fair value of NSAM's broker-dealer license represents the estimated cost of obtaining a license. On December 29, 2017, the Company sold its 84% interest in Townsend.
Debt—Fair value of exchangeable notes was determined based on unadjusted quoted prices in a non-active market. Fair value of mortgage and other notes payable was estimated by reviewing rates currently available with similar terms and remaining maturities. Fair value of securitization bonds payable was based on quotations from brokers or financial institutions that act as underwriters of the securitized bonds. Fair value of junior subordinated debt was based on unadjusted quotations from a third party valuation firm, with such quotes derived using a combination of internal valuation models, comparable trades in non-active markets and other market data.
Noncontrolling Interests—Fair value of noncontrolling interests in investment entities was estimated as their share of fair values of the net assets of the underlying investment entities, including any incentive distributions. The fair value of noncontrolling interests in Operating Company was determined based upon the closing price of Colony class A common stock multiplied by the number of OP Units assumed in the Merger, after applying the exchange ratio.
Restructuring of Real Estate Loans into Equity Ownership
In the normal course of business, the Company may foreclose on the underlying asset in settlement of its loan receivable or otherwise undertake various restructuring measures in connection with its investments.
CPI Group
On January 25, 2017, the Company and its joint venture partners, through a consolidated investment venture of the Company, acquired a controlling equity interest in a defaulted borrower, a real estate investment group in Europe ("CPI") in connection with a restructuring of the CPI group. Certain entities within the CPI group were in receivership proceedings at the time of the restructuring. The Company acquired CPI's real estate portfolio, consisting of hotels, offices and mixed-use properties, and assumed the underlying mortgage debt, some of which were in payment default, including maturity default. Certain CPI employees responsible for asset and property management became employees of the Company. As a result of the acquisition, the Company's outstanding loans receivable to CPI were deemed to be effectively settled at their carrying value and formed part of the consideration transferred.

The following table summarizes the consideration and allocation to assets acquired and liabilities assumed.

(In thousands)	Final Amounts at December 31, 2017
Consideration
Carrying value of loans receivable outstanding at the time of restructuring	$182,644
Cash	49,537
Total consideration	$232,181
Identifiable assets acquired and liabilities assumed
Cash	$303
Restricted cash	12,600
Real estate	543,649
Real estate held for sale	21,605
Lease intangibles and other assets	27,685
Debt	(277,590)
Tax liabilities	(32,078)
Lease intangibles and other liabilities	(61,205)
Liabilities related to assets held for sale	(2,788)
Fair value of net assets acquired	$232,181

Fair value of assets acquired and liabilities assumed were measured as follows:
Real Estate and Related Intangibles—Fair value of real estate was based upon a direct capitalization analysis or a discounted cash flow analysis with weighted average capitalization rate of 6.6%. For real estate held for sale, fair value was determined based upon a sales comparison approach, adjusted for estimated selling costs. Real estate fair value was allocated to tangible assets of land, building and tenant and site improvements and identified intangibles, such as above- and below-market leases and in-place lease values.
Debt—Fair value of debt is estimated by discounting expected future cash outlays at interest rates currently available for instruments with similar terms and remaining maturities, applying discount rates ranging between 1.25% and 3.6%, with such debt fair values not exceeding the fair value of their underlying collateral, or estimated based upon expected payoff amounts.
THL Hotel Portfolio
In May 2013, the Company and certain investment vehicles managed by the Company participated in the refinancing of a limited service hospitality portfolio, primarily located across the Southwest and Midwest U.S. (the "THL Hotel Portfolio"), through the origination of a junior and senior mezzanine loan. On July 1, 2017, the Company and certain investment vehicles managed by the Company took control of the THL Hotel Portfolio of 148 limited service hotels through a consensual foreclosure following a maturity default by the borrower on the Company's outstanding junior mezzanine loan. Through the consensual foreclosure, the Company assumed the borrower's in-place hotel management contracts with third party operators, which were determined to be at market, the borrower's in-place franchise obligations, primarily with Marriott, as well as the borrower's outstanding senior mortgage debt and senior mezzanine debt.
The consideration for the consensual foreclosure consisted of the following:

•	Carrying value of the Company’s junior mezzanine loan to the borrower which is considered to be effectively settled upon the consensual foreclosure;

•
Cash to pay down principal and accrued interest on the borrower’s senior mortgage and senior mezzanine debt to achieve a compliant debt yield, and payment of an extension fee to exercise an extension option on the senior mortgage debt; and

•
In consideration of the former preferred equity holder of the borrower providing certain releases, waivers and covenants to and in favor of the Company and certain investment vehicles managed by the Company in executing the consensual foreclosure, the former preferred equity holder is entitled to an amount up to $13.0 million based on the performance of the THL Hotel Portfolio, subject to meeting certain repayment and return thresholds to the Company (and certain investment vehicles managed by the Company).

The following table summarizes the consideration and the final allocation to assets acquired and liabilities assumed. The estimated fair values and allocation were subject to retrospective adjustments during the measurement period, not to exceed twelve months, based upon new information obtained about facts and circumstances that existed as of the date of acquisition. During the six months ended June 30, 2018, adjustments were made to the allocation of values among real estate held for sale, real estate held for investment, intangible assets and intangible liabilities. Included in the consolidated statement of operations for the six months ended June 30, 2018 was a $1.8 million decrease to depreciation expense and an immaterial increase to ground lease expense to reflect the effects of the measurement period adjustments as of the acquisition date on July 1, 2017.

(In thousands)	Final Amounts at June 30, 2018
Consideration
Carrying value of the Company's junior mezzanine loan receivable at the time of foreclosure	$310,932
Cash	43,643
Contingent consideration (Note 14)	6,771
Total consideration	$361,346
Identifiable assets acquired and liabilities assumed
Cash	$16,188
Restricted cash	18,479
Real estate	1,184,447
Real estate held for sale	69,676
Intangible and other assets	26,711
Debt	(907,867)
Intangible and other liabilities	(46,288)
Fair value of net assets acquired	$361,346

Fair value of assets acquired and liabilities assumed were estimated as follows:
Real Estate and Related Intangibles—Fair value of real estate was based on a combination of the cost, income and market approaches which applies capitalization rates between 7.0% and 12.0% (weighted average rate of 8.9%) as well as discount rates between 8.0% and 13.5% (weighted average rate of 10.4%), and also considers future capital expenditure needs of the hotels. For real estate held for sale, fair value was determined based on a sales comparison approach, adjusted for estimated selling costs. Real estate fair value was allocated to tangible assets of land, building, site improvements and furniture, fixtures and equipment as well as identified intangibles for above-market and below-market ground lease obligations.
Debt—The assumed senior mortgage and senior mezzanine debt had carrying values that approximated fair values based on current market rates and recent rates on the Company's refinancing of its other hotel portfolios.
4. Colony Credit
The contribution of the CLNY Contributed Portfolio (as described in Note 1) to Colony Credit and the concurrent all-stock merger of Colony Credit with NorthStar I and NorthStar II closed on January 31, 2018. Colony Credit's class A common stock began trading on the NYSE on February 1, 2018.
Upon closing of the Combination, the Company and its affiliates, NorthStar I stockholders and NorthStar II stockholders each owned approximately 37%, 32% and 31%, respectively, of Colony Credit on a fully diluted basis.
The Company, through certain of its subsidiaries, received 44,399,444 shares of Colony Credit's class B-3 common stock and 3,075,623 common membership units in Colony Credit's operating company (the “CLNC OP Units”) in exchange for its contribution of the CLNY Contributed Portfolio to Colony Credit.
The CLNY Contributed Portfolio comprised the Company's interests in certain commercial real estate loans, net lease properties and limited partnership interests in third party sponsored funds, which represented a select portfolio of U.S. investments within the Company’s other equity and debt segment that were transferable assets consistent with Colony Credit's strategy.
Each share of Colony Credit's class B-3 common stock automatically converted into Colony Credit's class A common stock on a one-for-one basis upon close of trading on February 1, 2019. The CLNC OP Units are redeemable for cash or Colony Credit’s Class A common stock on a one-for-one basis, in the sole discretion of Colony Credit.
In connection with the merger of NorthStar I and NorthStar II with and into Colony Credit, their respective stockholders received shares of Colony Credit's class A common stock based on pre-determined exchange ratios.

As contemplated in the combination agreement, a certain loan receivable previously held by NorthStar I in the original principal amount of $150.2 million was not transferred to Colony Credit (the “NorthStar I Excluded Asset”). Upon closing of the Combination, the Company acquired a $65 million senior participation interest in the NorthStar I Excluded Asset at par, and the remaining junior participation interest in the NorthStar I Excluded Asset (the "NorthStar I Retained Asset") was transferred to a liquidating trust in exchange for beneficial interests in the liquidating trust and subsequently distributed to NorthStar I stockholders.
As a result of the Combination, the Company's management contracts with NorthStar I and NorthStar II were terminated and the related management contract intangible assets totaling $139.0 million were written off (Note 9). Concurrent with the closing of the Combination, a wholly-owned subsidiary of the Company entered into a management agreement with Colony Credit.
Upon closing of the Combination, the Company's contribution of the CLNY Contributed Portfolio to Colony Credit, and the merger of Colony Credit with NorthStar I and NorthStar II, resulted in a deconsolidation of the CLNY Investment Entities. The following table presents the assets, liabilities and noncontrolling interests of the CLNY Investment Entities that were deconsolidated on January 31, 2018:

(In thousands)	January 31, 2018
Assets
Cash and cash equivalents	$99,883
Restricted cash	41,270
Real estate	219,748
Loans receivable	1,287,994
Investments in unconsolidated ventures	208,738
Deferred leasing costs and intangible assets	10,831
Other assets	25,755
1,894,219
Liabilities
Debt	$379,927
Accrued and other liabilities	41,318
421,245
Noncontrolling interests
Noncontrolling interests—investment entities	330,980
Noncontrolling interests—Operating Company	64,294
395,274
Equity attributable to Colony Capital, Inc.	$1,077,700

The Company measured its interest in Colony Credit based upon its proportionate share of Colony Credit's fair value at the closing date of the Combination. The excess of fair value over carrying value of the Company's equity interest in the CLNY Investment Entities upon deconsolidation of $9.9 million was recognized in other gain on the consolidated statement of operations.
The Company does not control Colony Credit as the Company's role as the external manager of Colony Credit is under the supervision and direction of the board of directors of Colony Credit, the majority of whom are independent directors. However, the Company has significant influence over Colony Credit through its representation on the board of directors and through its role as the external manager. Accordingly, the Company accounts for its investment in Colony Credit under the equity method.

5. Real Estate
As discussed in Note 4, upon closing of the Combination on January 31, 2018, the Company contributed its interests in the CLNY Investment Entities to Colony Credit and deconsolidated these entities, including $219.7 million of primarily net lease properties.
The Company's real estate held for investment was as follows. Real estate held for sale is presented in Note 10.

(In thousands)	December 31, 2018	December 31, 2017
Land	$1,443,250	$1,584,524
Buildings and improvements	9,442,443	10,258,055
Tenant improvements	96,740	80,071
Furniture, fixtures and equipment	389,969	383,855
Construction in progress	123,002	94,111
	11,495,404	12,400,616
Less: Accumulated depreciation	(669,394)	(387,449)
Real estate assets, net	$10,826,010	$12,013,167

Real Estate Sales
Results from sales of real estate, including discontinued operations, were as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Proceeds from sales of real estate	$864,347	$1,607,806	$390,943
Gain on sale of real estate	167,231	135,262	73,616

Real Estate Acquisitions
The following table summarizes the Company's real estate acquisitions, excluding real estate acquired as part of business combinations discussed in Note 3. Light industrial properties acquired, as presented below, form part of the industrial segment which is classified as held for sale.

($ in thousands)				Purchase Price Allocation (1)
Acquisition Date	Property Type and Location	Number of Buildings	Purchase Price (1)	Land and Improvements	Building and Improvements	Lease Intangible Assets	Lease Intangible Liabilities
Year Ended December 31, 2018
Asset Acquisitions(2)
September	Healthcare—United Kingdom(3)	1	$24,444	$10,506	$12,458	$1,480	$—
November	Office and Industrial—France	220	478,844	125,949	314,661	38,234	—
Various	Industrial—Various in U.S.(4)	40	569,442	131,334	412,900	30,183	(4,975)
			$1,072,730	$267,789	$740,019	$69,897	$(4,975)
Year Ended December 31, 2017
Asset Acquisitions
January	Industrial—Spain	2	$10,374	$3,855	$5,564	$955	$—
June	Office—Los Angeles, CA (5)	1	455,699	93,577	314,590	50,518	(2,986)
Various	Industrial—Various in U.S.	55	636,690	137,005	472,747	31,512	(4,574)
			$1,102,763	$234,437	$792,901	$82,985	$(7,560)

($ in thousands)				Purchase Price Allocation (1)
Acquisition Date	Property Type and Location	Number of Buildings	Purchase Price (1)	Land and Improvements	Building and Improvements	Lease Intangible Assets	Lease Intangible Liabilities
Year Ended December 31, 2016
Business Combinations (6)
January	Industrial—Spain	23	$94,403	$33,265	$56,585	$5,318	$(765)
April	Industrial—Massachusetts, U.S.	1	34,900	5,235	27,731	1,934	—
May	Office—France	1	18,203	14,150	3,815	388	(150)
Various	Industrial—Various in U.S.	18	201,635	36,974	151,689	16,063	(3,091)
Asset Acquisitions
Various	Industrial—Various in U.S.	12	113,200	20,749	84,724	8,398	(671)
			$462,341	$110,373	$324,544	$32,101	$(4,677)
__________

(1)	Dollar amounts of purchase price and allocation to assets acquired and liabilities assumed are translated using foreign exchange rates as of the respective dates of acquisition, where applicable.

(2)
Useful life of real estate acquired in 2018 is 5 to 51 years for buildings, 6 to 14 years for site improvements and 4 months (based on remaining lease terms) to 10 years for both tenant improvements and lease intangibles.

(3)	Net leased senior housing acquired pursuant to a purchase option under the Company's development facility to the healthcare operator at a purchase price equivalent to the outstanding loan balance.

(4)	Includes acquisition of $13.1 million of land for co-development with operating partners.

(5)
In September 2017, 90% of equity in the property holding entity was syndicated to third party investors. The new equity partners were granted certain participation rights in the business, resulting in a deconsolidation of the investment. The interest retained by the Company is reflected as an equity method investment.

(6)	Prior to adoption of the new definition of a business effective October 1, 2016, real estate acquisitions with existing leases generally met the definition of a business combination.
Depreciation and Impairment
Depreciation expense on real estate, excluding amounts related to discontinued operations (Note 18), was $374.7 million, $372.9 million and $43.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.
Refer to Note 14 for discussion of impairment on real estate.
Property Operating Income
The components of property operating income, excluding amounts related to discontinued operations (Note 18), were as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Rental income	$410,368	$492,570	$129,542
Tenant reimbursements	69,995	77,373	17,849
Resident fee income (1)	275,911	286,818	—
Hotel operating income	1,204,285	1,016,294	29,021
	$1,960,559	$1,873,055	$176,412
__________

(1)
Healthcare properties that operate through management agreements with independent third-party operators through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) allow us, through a TRS, to have direct exposure to resident fee income and incur customary related operating expenses.

Future Minimum Rents
The Company has operating leases with tenants that expire at various dates through 2061. Future contractual minimum rental payments to be received under noncancelable operating leases for real estate held for investment as of December 31, 2018 are as follows.

Year Ending December 31,	(In thousands)
2019	$293,906
2020	285,051
2021	265,612
2022	254,881
2023	242,151
2024 and thereafter	961,591
Total (1)	$2,303,192
__________

(1)	Excludes future contractual minimum lease payments for real estate in the industrial segment that is held for sale totaling $894.4 million.
Commitments and Contractual Obligations
Purchase Commitments—At December 31, 2018, the Company had funded aggregate deposits of $6.1 million with remaining unfunded purchase commitments totaling $1.3 billion for the acquisition of 61 buildings in the industrial segment, of which four are under construction. These are real estate acquisitions in the industrial segment and will be classified as held for sale upon closing. The Company also funded a deposit of $25.1 million with remaining unfunded purchase commitment of $0.3 billion for the acquisition of a distressed hotel operator and its portfolio of six hotels in France alongside the Company's sponsored credit fund.
Guarantee Agreements—In connection with the THL Hotel Portfolio, the Company entered into guarantee agreements with various hotel franchisors, pursuant to which the Company guaranteed the payment of its obligations as a franchisee, including payments of franchise fees and marketing fees for the term of the agreements, which expire between 2027 and 2032. In the event of default or termination of the franchise agreements, the Company is liable for liquidated damages not to exceed $81 million. The Company had similar provisions related to its core hotel portfolio in the hospitality segment, but has met the required minimum payments under the respective franchise agreements and no longer has an obligation to the franchisors.
Ground Lease Obligation—In connection with real estate acquisitions, the Company assumed certain noncancelable operating ground leases as lessee or sublessee. Rents on certain ground leases are paid directly by the tenants or operators. Ground rent expense, including contingent rent, presented within property operating expense from continuing operations, was $8.1 million, $6.6 million and $0.3 million for the years ended December 31, 2018, 2017 and 2016, respectively.
At December 31, 2018, future minimum rental payments on noncancelable ground leases, excluding any contingent rent payments, on real estate held for investment were as follows.

Year Ending December 31,	(In thousands)
2019	$5,149
2020	5,217
2021	5,386
2022	5,776
2023	5,720
2024 and thereafter	87,150
Total	$114,398

6. Loans Receivable
As discussed in Note 4, upon closing of the Combination on January 31, 2018, the Company contributed its interests in the CLNY Investment Entities to Colony Credit and deconsolidated these entities, including $1.29 billion of loans receivable.
The following table provides a summary of the Company’s loans held for investment, including purchased credit-impaired ("PCI") loans:

	December 31, 2018				December 31, 2017
($ in thousands)	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years
Loans at amortized cost
Non-PCI Loans
Fixed rate
Mortgage loans	$643,973	$667,590	10.7%	2.2	$1,081,030	$1,082,513	9.1%	2.8
Securitized loans (1)	—	—	—%	N/A	35,566	36,603	5.9%	16.8
Mezzanine loans	357,590	354,326	12.5%	1.5	459,433	456,463	12.2%	2.3
Corporate loans	108,944	107,796	12.3%	5.8	46,840	46,592	9.9%	10.0
	1,110,507	1,129,712			1,622,869	1,622,171
Variable rate
Mortgage loans	178,650	179,711	4.3%	0.1	414,428	423,199	6.0%	1.7
Securitized loans (1)	—	—	—%	N/A	461,489	462,203	6.4%	3.5
Mezzanine loans	27,772	27,417	13.4%	2.5	34,391	34,279	9.8%	1.3
	206,422	207,128			910,308	919,681
	1,316,929	1,336,840			2,533,177	2,541,852
PCI Loans
Mortgage loans	1,324,287	351,646			1,865,423	682,125
Securitized loans	—				23,298	3,400
Mezzanine loans	7,425	3,671			7,425	3,671
	1,331,712	355,317			1,896,146	689,196
Allowance for loan losses		(32,940)				(52,709)
	2,648,641	1,659,217			4,429,323	3,178,339
Loans at fair value
Securitized loans (2)	—	—			72,511	45,423
Total loans receivable	$2,648,641	$1,659,217			$4,501,834	$3,223,762

__________

(1)
Represents loans held in securitization trusts consolidated by the Company (Note 15). The Company contributed its interests in three securitization trusts to Colony Credit in January 2018 and sold its interests in a remaining securitization trust to a third party in June 2018, resulting in the deconsolidation of these securitization trusts along with their underlying mortgage loans and bonds payable.

(2)
Represents loans held by a securitization trust that was consolidated by a N-Star CDO. The N-Star CDO was in turn consolidated by the Company at December 31, 2017. The Company had elected the fair value option and adopted the measurement alternative to value the loans receivable at the same fair value as the bonds payable issued by the consolidated securitization trust (Note 14). In May 2018, the Company sold its interests in the N-Star CDO and deconsolidated the N-Star CDO (Note 8) along with the securitization trust consolidated by the N-Star CDO.

Nonaccrual and Past Due Loans
Non-PCI loans, excluding loans carried at fair value, that are 90 days or more past due as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status.
The following table provides an aging summary of non-PCI loans held for investment at carrying values before allowance for loan losses, excluding loans carried at fair value:

(In thousands)	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due and Nonaccrual	Total Non-PCI Loans
December 31, 2018	$1,052,303	$—	$44,392	$240,145	$1,336,840
December 31, 2017	2,268,599	145,986	9,410	117,857	2,541,852

Troubled Debt Restructuring
During the year ended December 31, 2016, there was one loan with a carrying value of $37.6 million before allowance for loan loss that was modified as a TDR, in which the Company provided the borrower, who was experiencing financial difficulties, with concessions in interest rate and payment terms. During the years ended December 31, 2018, 2017 and 2016, there were no loans modified as TDRs.
At December 31, 2018 and 2017, carrying value of existing TDR loans before allowance for loan losses was $37.8 million and $66.4 million, respectively. At December 31, 2018, the one outstanding TDR loan was in maturity default, for which the Company recorded an allowance for loan loss. The Company has no additional lending commitment on this TDR loan.
Non-PCI Impaired Loans
Non-PCI loans, excluding loans carried at fair value, are identified as impaired when it is no longer probable that interest or principal will be collected according to the contractual terms of the original loan agreement. Non-PCI impaired loans include predominantly loans under nonaccrual, performing and nonperforming TDRs, as well as loans in maturity default.
The following table summarizes non-PCI impaired loans:

	Unpaid Principal Balance	Gross Carrying Value			Allowance for Loan Losses
(In thousands)		With Allowance for Loan Losses	Without Allowance for Loan Losses	Total
December 31, 2018	$280,337	$75,179	$206,628	$281,807	$18,304
December 31, 2017	383,594	138,136	248,759	386,895	7,424
The average carrying value and interest income recognized on non-PCI impaired loans were as follows.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Average carrying value before allowance for loan losses	$282,325	$202,397	$90,447
Total interest income recognized during the period impaired	7,127	10,192	3,929
Cash basis interest income recognized	1,190	—	—
Purchased Credit-Impaired Loans
PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected, which represents the nonaccretable difference, is not recognized as an adjustment of yield, loss accrual or valuation allowance.
There were no PCI loans acquired in the year ended December 31, 2018:
In January 2017, the Company acquired additional PCI loans through the Merger as well as part of a loan portfolio secured by commercial properties in Ireland. Information about these PCI loans at the time of their acquisition is presented below:

(In thousands)	January 2017
Contractually required payments including interest	$1,154,596
Less: Nonaccretable difference	(878,257)
Cash flows expected to be collected	276,339
Less: Accretable yield	(23,594)
Fair value of loans acquired	$252,745

Changes in accretable yield of PCI loans were as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Beginning accretable yield	$42,435	$52,572	$66,639
Additions	—	23,594	22,493
Dispositions	(5,484)	—	—
Changes in accretable yield	1,882	25,720	31,171
Accretion recognized in earnings	(27,911)	(61,809)	(65,911)
Deconsolidation	(991)	—	—
Effect of changes in foreign exchange rates	(311)	2,358	(1,820)
Ending accretable yield	$9,620	$42,435	$52,572

The Company applied either the cash basis or cost recovery method for recognition of interest income on PCI loans with carrying value before allowance for loan losses of $175.6 million at December 31, 2018 and $196.5 million at December 31, 2017, as the Company did not have reasonable expectations of the timing and amount of future cash receipts on these loans.
Allowance for Loan Losses
The allowance for loan losses and related carrying values of loans held for investment, excluding loans carried at fair value, were as follows:

	December 31, 2018		December 31, 2017
(In thousands)	Allowance for Loan Losses	Carrying Value	Allowance for Loan Losses	Carrying Value
Non-PCI loans	$18,304	$75,179	$7,424	$138,136
PCI loans	14,636	54,440	45,285	169,789
	$32,940	$129,619	$52,709	$307,925
Changes in allowance for loan losses is presented below:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Allowance for loan losses at January 1	$52,709	$67,980	$37,571
Contribution to Colony Credit (Note 4)	(518)	—	—
Deconsolidation	(5,983)	—	—
Provision for loan losses, net	43,034	19,741	34,864
Charge-off	(56,302)	(35,012)	(4,455)
Allowance for loan losses at December 31	$32,940	$52,709	$67,980

Provision for loan losses by loan type is as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Non-PCI loans	$22,557	$7,534	$5,815
PCI loans (1)	20,477	12,207	29,190
Total provision for loan losses, net	$43,034	$19,741	$35,005
__________

(1)
Net of recoveries in provision for loan losses on PCI loans of $4.1 million and $6.3 million for the year ended December 31, 2018 and 2017, respectively. There were no recoveries in provision for loan losses on PCI loans for the year ended December 31, 2016.

Lending Commitments
The Company has lending commitments to borrowers pursuant to certain loan agreements in which the borrower may submit a request for funding contingent on achieving certain criteria, which must be approved by the Company as lender, such as leasing, performance of capital expenditures and construction in progress with an approved budget. At December 31, 2018, total unfunded lending commitments was $180.9 million, of which the Company's share was $77.8 million, net of amounts attributable to noncontrolling interests.

7. Equity Investments
As discussed in Note 4, upon closing of the Combination on January 31, 2018, the Company contributed its interests in the CLNY Investment Entities to Colony Credit and deconsolidated these entities, which included interests in third party private funds and acquisition, development and construction or ADC loans with a combined carrying value of approximately $208.7 million. In consideration for its contribution, the Company received equity interest in Colony Credit, accounted for under the equity method.
The Company's investments represent noncontrolling equity interests in various entities, including investments for which fair value option was elected but excluding equity investments classified as held for sale, as follows:

(In thousands)	December 31, 2018	December 31, 2017
Equity method investments
Investment ventures	$2,151,847	$1,297,180
Private funds	124,826	227,034
	2,276,673	1,524,214
Other equity investments
Marketable equity securities of consolidated funds	26,754	35,600
Investment ventures	95,196	89,261
Private funds and retail companies	34,291	38,924
	$2,432,914	$1,687,999

Equity Method Investments
The Company owns significant interests in Colony Credit and NRE, both publicly-traded REITs that it manages. The Company accounts for its investments under the equity method as it exercises significant influence over operating and financial policies of these entities through a combination of its ownership interest, its role as the external manager and board representation, but does not control these entities. The Company also owns equity method investments that are structured as joint ventures with one or more private funds or other investment vehicles managed by the Company, or with third party joint venture partners. These investment ventures are generally capitalized through equity contributions from the members and/or leveraged through various financing arrangements. The Company elected the fair value option to account for its interests in certain investment ventures and limited partnership interests in third party private equity funds acquired through the Merger (see Note 14).
The assets of the equity method investment entities may only be used to settle the liabilities of these entities and there is no recourse to the general credit of either the Company or the other investors for the obligations of these investment entities. Neither the Company nor the other investors are required to provide financial or other support in excess of their capital commitments. The Company’s exposure to the investment entities is limited to its equity method investment balance.

The Company’s investments accounted for under the equity method, including investments for which fair value option was elected, are summarized below:

($ in thousands)			Ownership Interest at December 31, 2018 (1)	Carrying Value at
Investments	Description			December 31, 2018	December 31, 2017
Colony Credit Real Estate, Inc.	Common equity in publicly traded commercial real estate credit REIT managed by the Company and membership units in its operating subsidiary	(2)	36.6%	$1,037,754	$—
NorthStar Realty Europe Corp	Common equity in publicly traded equity REIT managed by the Company	(2)	11.2%	87,696	73,578
RXR Realty	Common equity in investment venture with a real estate investor, developer and investment manager		27.2%	95,418	105,082
Preferred equity	Preferred equity investments with underlying real estate	(3)	NA	219,913	440,704
ADC investments	Investments in acquisition, development and construction loans in which the Company participates in residual profits from the projects, and the risk and rewards of the arrangements are more similar to those associated with investments in joint ventures	(4)	Various	481,477	331,268
Private funds	General partner and/or limited partner interests in private funds (excluding carried interest allocation)	(5)	Various	109,393	22,261
Private funds—carried interest	Disproportionate allocation of returns to the Company as general partner or equivalent based on the extent to which cumulative performance of the fund exceeds minimum return hurdles	(5)	Various	9,525	—
Other investment ventures	Interests in 18 investments, each with no more than $66 million carrying value at December 31, 2018		Various	154,412	187,420
Fair value option	Interests in initial stage or real estate development ventures and limited partnership interests in private equity funds		Various	81,085	363,901
				$2,276,673	$1,524,214
__________

(1)
The Company's ownership interest represents capital contributed to date and may not be reflective of the Company's economic interest in the entity because of provisions in operating agreements governing various matters, such as classes of partner or member interests, allocations of profits and losses, preferential returns and guaranty of debt. Each equity method investment has been determined to be either a VIE for which the Company was not deemed to be the primary beneficiary or a voting interest entity in which the Company does not have the power to control through a majority of voting interest or through other arrangements.

(2)
These entities are governed by their respective boards of directors. The Company's role as manager is under the supervision and direction of such entity's board of directors, which includes representatives from the Company but the majority of whom are independent directors. In connection with the Company's investment in NRE, the Company has an ownership waiver under NRE’s charter which allows the Company to own up to 45% of NRE’s common stock, and to the extent the Company owns more than 25% of NRE’s common stock, the Company will vote the excess shares in the same proportion that the remaining NRE shares not owned by the Company are voted.

(3)	Some preferred equity investments may not have a stated ownership interest.

(4)	The Company owns varying levels of stated equity interests in certain ADC investments as well as profit participation interests without a stated ownership interest in other ADC investments.

(5)	Excludes the Company's general partner equity, including carried interest, associated with the open-end industrial fund which is classified as held for sale for all periods presented (Note 10).
Significant Sale of Investments—In 2017, the Company had an investment in the single family residential business through its equity method investee, Starwood Waypoint Homes (formerly, Colony Starwood Homes). The Company monetized its investment through a sale of all of its shares in Starwood Waypoint Homes in March 2017 and June 2017 for total net proceeds of $500.5 million and recognized a gain of $191.2 million in aggregate, included in earnings from investments in unconsolidated ventures.
Impairment—The Company evaluated its equity method investments for OTTI and determined that certain equity method investments were other-than-temporarily impaired and recorded aggregate impairment in equity method earnings of $61.2 million and $6.8 million for the years ended December 31, 2018 and 2017, respectively. In making these assessments, the Company considered a variety of factors and assumptions specific to each investment, including: offer prices on the Company's investment; expected payoffs from sales of the underlying business of the investee; estimated fair values or sale proceeds of the underlying real estate held by the investee; estimated enterprise value of the investee; or discounted cash flows from the investment.
As discussed in Note 4, the Company had measured its interest in Colony Credit based upon its proportionate share of Colony Credit's fair value at the closing date of the Combination. Colony Credit’s class A common stock had traded between $15.56 and $23.23 per share in 2018, and closed at $15.79 per share on December 31, 2018. At December 31, 2018, the carrying value of the Company's investment in Colony Credit was $21.65 per share. As of December 31, 2018, the Company determined that its investment in Colony Credit was not other-than-temporarily impaired as the Company believes that the carrying value of its investment in Colony Credit is recoverable in the near term. If Colony Credit's common stock continues to trade below the Company's carrying value for a prolonged period of time, an other-than-temporary impairment may be recognized in the future.
Combined Financial Information of Equity Method Investees
The following tables present selected combined financial information of the Company's equity method investees:
Selected Combined Balance Sheet Information

(In thousands)	December 31, 2018	December 31, 2017
Total assets	$15,499,159	$9,537,068
Total liabilities	9,803,705	5,357,936
Owners' equity	5,511,548	3,662,764
Noncontrolling interests	183,906	516,368
Selected Combined Statements of Operations Information

	Year Ended December 31,
(In thousands)	2018	2017	2016
Total revenues	$1,486,511	$1,519,728	$819,726
Net income (loss)	220,191	174,222	(32,493)
Net income (loss) attributable to noncontrolling interests	23,878	(18,381)	(3,494)
Net income (loss) attributable to owners	196,313	192,603	(28,999)

Other Equity Investments
Other equity investments that do not qualify for equity method accounting consist of the following:
Marketable Equity Securities—These are publicly traded equity securities held by a consolidated investment company and a consolidated private open-end fund. These equity securities comprise listed stock predominantly in the U.S. and to a lesser extent, in the United Kingdom, and primarily in the financial, real estate and consumer sectors.
Investment Ventures—This represents primarily common equity in the Albertsons/Safeway supermarket chain (with 50% ownership by a co-investment partner) which was initially recorded at cost and prior to 2018, adjusted for distributions in excess of cumulative earnings. There were no adjustments for any impairment or observable price changes in 2018.
Retail Companies—At December 31, 2018, the Company has an interest in its sponsored non-traded REIT, NorthStar Healthcare Income, Inc. ("NorthStar Healthcare") and an investment in a third party managed open-end mutual fund for which the Company applies the NAV practical expedient (see Note 14). Another sponsored non-traded REIT, NorthStar/RXR New York Metro Real Estate, Inc. ("NorthStar/RXR NY Metro") terminated its offering period effective March 31, 2018 and was subsequently liquidated in October 2018, whereby the Company, together with its co-sponsor, RXR Realty LLC, had their shares redeemed for $0.01 per share, effectively forfeiting their investments. As a result, the Company wrote off its $1.5 million equity investment in NorthStar/RXR NY Metro in the third quarter of 2018.
Private Funds—This represents a limited partnership interest in a third party private fund sponsored by an equity method investee for which the Company elected the NAV practical expedient (see Note 14).
Investment Commitments
Investment Ventures—Pursuant to the operating agreements of certain unconsolidated ventures, the venture partners may be required to fund additional amounts for future investments, unfunded lending commitments, ordinary operating costs, guaranties or commitments of the venture entities. The Company also has lending commitments under ADC arrangements which are accounted for as equity method investments. At December 31, 2018, the Company’s share of these commitments was $47.8 million.
Private Funds—At December 31, 2018, the Company has unfunded commitments of $288.3 million to funds sponsored or co-sponsored by the Company that are accounted for as equity method investments.

8. Debt Securities
The following table summarizes the Company's investment in debt securities.

		Gross Cumulative Unrealized
(in thousands)	Amortized Cost	Gains	Losses	Fair Value
December 31, 2018
Available-for-sale debt securities:
N-Star CDO bonds	$67,513	$1,565	$(4,951)	$64,127
CMBS of consolidated fund				32,706
				$96,833
December 31, 2017
Available-for-sale debt securities:
CRE securities of consolidated N-Star CDOs (2):
CMBS	$144,476	$3,999	$(530)	$147,945
Other securities (3)	61,302	5,994	(313)	66,983
N-Star CDO bonds	88,374	2,778	(219)	90,933
CMBS and other securities (1)	13,829	3,739	(186)	17,382
	307,981	16,510	(1,248)	323,243
CMBS of consolidated fund				25,099
				$348,342
__________

(1)	Other securities include a trust preferred security and certain investments in other third party CDO bonds.
(2) Carrying value of CDO bonds in consolidated N-Star CDOs was $215.5 million at December 31, 2017.
(3) Represents primarily agency debentures, and to a lesser extent, unsecured REIT debt and trust preferred securities.
N-Star CDOs and N-Star CDO Bonds—The Company acquired, upon the Merger, NRF's legacy CDOs. NRF had sponsored collateralized debt obligations ("CDOs"), collateralized primarily by commercial real estate ("CRE") debt and CRE securities, of which two of the sponsored CRE securities CDOs were consolidated. Additionally, NRF had acquired the equity interests of CRE debt focused CDOs sponsored by third parties. These CDOs are collectively referred to as the N-Star CDOs. At December 31, 2018, the Company no longer has any consolidated CDOs as the remaining assets of one CDO was liquidated, and the Company sold all of its interest in another CDO which resulted in the deconsolidation of that CDO. A gain of $10.9 million was recorded upon deconsolidation, included in other gain on the consolidated statement of operations.
At the time of issuance of the sponsored CDOs, NRF retained investment-grade subordinate bonds. NRF also retained equity interests in the form of preferred shares in all of its sponsored CDOs. Additionally, NRF repurchased CDO bonds originally issued to third parties at discounts to par. These repurchased CDO bonds and retained investment-grade subordinate bonds are collectively referred to as N-Star CDO bonds.
All of the legacy NRF sponsored CDOs are past their reinvestment period and are amortizing over time as the underlying assets pay down or are sold.
CMBS and Other Securities—These debt securities are predominantly commercial mortgage-backed securities (“CMBS”), including investments in mezzanine positions.
At December 31, 2018, the contractual maturities of CRE securities ranged from 8 to 43 years. The expected maturity, on a weighted average basis, was 5 years.
CMBS of Consolidated Fund—These are CMBS held by a consolidated investment company, that are accounted for at fair value through earnings.

Disposition of Debt Securities
Realized gains (losses) from sale of debt securities are recorded in other gain (loss), as follows.

	Year Ended December 31,
(In thousands)	2018	2017
Available-for-sale debt securities:
Proceeds from sale	$78,197	$30,279
Gross realized gain	11,304	951
Gross realized (loss)	(592)	—
Impairment of AFS Debt Securities
The following table presents AFS debt securities in a gross unrealized loss position:

	December 31, 2018		December 31, 2017
	Less Than 12 Months		Less Than 12 Months
(In thousands)	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
CRE securities of consolidated N-Star CDOs:
CMBS	$—	$—	$2,229	$(530)
Other securities	—	—	8,218	(313)
N-Star CDO bonds	54,459	(4,951)	13,392	(219)
CMBS and other securities	—	—	12,956	(186)
	$54,459	$(4,951)	$36,795	$(1,248)
At December 31, 2018 and 2017, there were no AFS debt securities in an unrealized loss position for more than 12 months.
The Company recorded $8.2 million and $33.0 million of OTTI loss in other gain (loss) for the year ended December 31, 2018 and 2017, respectively. The OTTI loss was due to an adverse change in expected cash flows on N-Star CDO bonds as well as CMBS held by consolidated N-Star CDOs (such N-Star CDOs were deconsolidated in the second quarter of 2018) as the Company believed that it was not likely that it would recover the amortized cost on those securities prior to selling them.
At December 31, 2018, the Company believes that the remaining AFS securities with unrealized loss in accumulated other comprehensive income were not other than temporarily impaired as it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases. At December 31, 2017, there were no AFS securities with unrealized loss in accumulated other comprehensive income that have not otherwise been other than temporarily impaired.
Purchased Credit-Impaired Debt Securities
Certain debt securities acquired by the Company through the Merger, consisting of certain N-Star CDOs, other CDOs and CMBS securities, were considered to be credit-impaired at acquisition, with the following outstanding balance:

(In thousands)	December 31, 2018	December 31, 2017
Outstanding principal	$213,929	$411,174
Amortized cost	2,757	26,761
Carrying value	3,619	31,789
PCI debt securities are recorded at their initial investment and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured at acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the security. The difference between contractually required payments at the acquisition date and the cash flows expected to be collected, which represents the nonaccretable difference, reflects the estimated future credit losses expected to be incurred over the life of the security and is not accreted to interest income nor recorded on the balance sheet. Subsequent decreases in undiscounted expected cash flows attributable to further credit deterioration as well as changes in expected timing of future cash flows can result in recognition of OTTI.

Information about these PCI debt securities upon acquisition is presented below:

(In thousands)	January 2017
Contractually required payments including interest	$574,088
Less: Nonaccretable difference	(449,261)
Cash flows expected to be collected	124,827
Less: Accretable yield	(70,283)
Fair value of PCI debt securities acquired	$54,544
The following table presents changes in accretable yield related to these PCI debt securities.

	Year Ended December 31,
(In thousands)	2018	2017
Beginning accretable yield	$44,610	$—
Assumed through the Merger	—	70,283
Accretion recognized in earnings	(3,489)	(12,461)
Reduction due to payoffs, disposals or deconsolidation	(17,081)	(8,963)
Net reclassifications to nonaccretable difference (1)	(24,040)	(4,249)
Ending accretable yield	$—	$44,610

__________

(1)	Includes reclassifications to nonaccretable difference for PCI securities for which cash flows can no longer be reasonably estimated.
9. Goodwill, Deferred Leasing Costs and Other Intangibles
Goodwill
The following table presents changes in the carrying value of goodwill, which resides in the investment management segment.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Beginning balance	$1,514,561	$660,127	$658,267
Business combinations (1)	—	1,440,229	1,860
Transfer to held for sale (2)	—	(20,000)	—
Disposition (3)	—	(249,795)	—
Impairment	—	(316,000)	—
Ending balance (4)	$1,514,561	$1,514,561	$660,127
__________

(1)	Includes the effects of measurement period adjustments within a one year period following the consummation of a business combination.

(2)
Represents goodwill assigned to the broker-dealer reporting unit that was acquired as part of the Merger and classified as held for sale in 2017 (Note 10). The broker-dealer business was contributed to the Colony S2K joint venture, an equity method investee, in April 2018.

(3)	Represents goodwill assigned to the Townsend investment management reporting unit that was acquired as part of the Merger, subsequently transferred to held for sale and sold on December 29, 2017.

(4)	Total goodwill amount is not deductible for income tax purposes.
Goodwill assigned to the industrial segment of $20.0 million is classified as held for sale (Note 10).
Impairment
Goodwill is assessed for impairment at the Company's operating segments or one level below. The Company performs its annual impairment test in the fourth quarter of each year.
Investment Management
For its annual evaluation of goodwill for impairment, the Company performed a quantitative assessment in 2018 and 2017 and a qualitative assessment in 2016.
2018—In 2018, the Company determined that the carrying value of its investment management reporting unit, including goodwill, was not in excess of its estimated fair value and concluded that the investment management goodwill was not impaired.

2017—The Company's quantitative assessment in 2017 indicated that the carrying value of the investment management reporting unit, including its assigned goodwill, exceeded its estimated fair value. As a result of this assessment, the Company recognized an impairment to the investment management goodwill of $316.0 million in 2017.
In determining the carrying value of the investment management reporting unit for goodwill impairment testing in 2017, the Company used the net book value of its investment management subsidiary at October 1, 2017, adjusted to (i) exclude the Townsend and broker-dealer businesses; (ii) account for measurement period adjustments in the fourth quarter of 2017; and (iii) account for impairments recorded on management contract intangible assets in the fourth quarter of 2017 as well as expected write-off of the management contract intangible assets for NorthStar I and NorthStar II as a result of the Combination in 2018.
The fair value of the investment management reporting unit in 2017 was estimated using the income approach. Projections of discounted cash flows were based on various factors, including, but not limited to, assumptions around forecasted capital raising for existing and future investment vehicles, fee related earnings multiples, incentive fee multiples, operating profit margins and discount rates, adjusted for certain risk characteristics such as the predictability of fee streams and the estimated life of managed investment vehicles. The Company applied terminal year residual multiples on fee related earnings ranging from 6.5x to 20x, incentive fee multiples ranging from 3x to 5x and discount rates ranging from 9% to 25%. The Company considered a range of fee related earnings multiples, incentive fee multiples and discount rates for a peer group of alternative asset managers as indicators to assess for reasonableness, noting that direct comparison generally cannot be drawn due to differences that exist between the Company's business and those of other asset managers. The Company also considered the hypothetical value of its investment management business in a spin-off that would result in the Company becoming externally managed, and assigned a value to internally managing the Company's balance sheet assets based on market terms of management contracts of externally-managed REITs that otherwise engage in similar real estate operations. As a final step, the Company assessed the reasonableness of the valuation as a whole by comparing the aggregate fair value of its reporting units to its market capitalization, and considered in its assessment the impact of short-term market volatility and other market factors that may not directly affect the value of the Company's individual reporting units.
Due to the inherently judgmental nature of the various projections and assumptions used as well as the unpredictability of economic or market conditions, actual results may differ from estimates, and negative changes to these variables may result in further decline in the fair value of the investment management reporting unit, which would result in further impairment charge to goodwill in the future.
2016—The Company's qualitative assessment in 2016 indicated that the investment management goodwill was not impaired.

Deferred Leasing Costs, Other Intangible Assets and Intangible Liabilities
The Company's deferred leasing costs, other intangible assets and intangible liabilities, excluding those related to assets held for sale, are as follows.

	December 31, 2018			December 31, 2017
(In thousands)	Carrying Amount (Net of Impairment)(1)	Accumulated Amortization	Net Carrying Amount	Carrying Amount (Net of Impairment)(1)	Accumulated Amortization	Net Carrying Amount
Deferred Leasing Costs and Intangible Assets
In-place lease values	$170,869	$(55,103)	$115,766	$162,804	$(54,646)	$108,158
Above-market lease values	111,903	(29,497)	82,406	146,402	(20,675)	125,727
Below-market ground lease obligations	16,258	(984)	15,274	29,625	(316)	29,309
Deferred leasing costs	17,154	(4,465)	12,689	43,599	(6,127)	37,472
Lease incentives	14,169	(1,134)	13,035	14,169	(136)	14,033
Trade name (2)	15,500	—	15,500	79,700	(3,131)	76,569
Investment management contracts	194,698	(92,618)	102,080	342,127	(70,394)	271,733
Customer relationships	49,291	(15,027)	34,264	59,400	(10,421)	48,979
Other (3)	59,157	(4,241)	54,916	54,061	(2,041)	52,020
Total deferred leasing costs and intangible assets	$648,999	$(203,069)	$445,930	$931,887	$(167,887)	$764,000
Intangible Liabilities
Below-market lease values	$176,013	$(42,895)	$133,118	$191,062	$(24,563)	$166,499
Above-market ground lease obligations	15,909	(1,557)	14,352	13,246	(698)	12,548
Total intangible liabilities	$191,922	$(44,452)	$147,470	$204,308	$(25,261)	$179,047
__________

(1)
For intangible assets and intangible liabilities recognized in connection with business combinations, purchase price allocations may be subject to adjustments during the measurement period, not to exceed twelve months from date of acquisition, based upon new information obtained about facts and circumstances that existed at time of acquisition. Amounts are presented net of impairments and write-offs, including contracts written off in connection with the Combination (Notes 4 and 14).

(2)
The Colony trade name is determined to have an indefinite useful life and not currently subject to amortization. The NorthStar trade name, prior to its write-off in June 2018, was amortized over an estimated useful life of 20 years.

(3)
Represents primarily the value of certificates of need associated with certain healthcare portfolios which are not amortized and franchise agreements associated with certain hotel properties which are subject to amortization over the term of the respective agreements.

Impairment
Investment Management Contracts—In 2018, $147.4 million of impairment was recorded on investment management contract intangibles related to non-traded REITs. This consisted of $139.0 million write-off of the NorthStar I and NorthStar II management contract intangibles as the contracts were terminated upon closing of the Combination, $1.4 million write off of the NorthStar/RXR NY Metro management contract intangible in consideration of the termination of its offering period (see Note 7), and $7.0 million impairment on the NorthStar Healthcare management contract intangible resulting from a decrease in expected fees, with fair value estimated based upon future net cash flows, discounted at 10%.
In the fourth quarter of 2017, impairment of $59.1 million was recorded on investment management contract intangibles of non-traded REITs, including $55.3 million on NorthStar Healthcare following an amendment to its advisory agreement and $3.7 million on NorthStar/RXR NY Metro based on revised capital raising projections. Fair value of these management contract intangibles were estimated based upon an analysis of future net cash flows, discounted at 9%.
Customer Relationships—In 2018, the remaining value of the retail customer relationship intangible of $10.1 million was written off based on a reassessment of future capital raising for retail vehicles.
Trade Name—In June 2018, the Company changed its name from Colony NorthStar, Inc. to Colony Capital, Inc. and the remaining value of the NorthStar trade name of $59.5 million was written off.

Amortization of Intangible Assets and Liabilities
The following table summarizes the amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities, excluding amounts related to discontinued operations (Note 18):

	Year Ended December 31,
(In thousands)	2018	2017	2016
Above-market lease values	$(27,299)	$(20,787)	$(2,611)
Below-market lease values	31,019	35,484	3,126
Lease incentives	(997)	(136)	—
Net increase (decrease) to rental income	$2,723	$14,561	$515

Above-market ground lease obligations	$(919)	$(746)	$482
Below-market ground lease obligations	669	854	—
Net increase (decrease) to ground rent expense	$(250)	$108	$482

In-place lease values	$28,047	$59,142	$16,971
Deferred leasing costs	3,419	5,801	2,795
Trade name	1,606	3,682	—
Investment management contracts	22,386	38,640	11,446
Customer relationships	4,606	12,514	3,343
Other	2,291	10,215	—
Amortization expense	$62,355	$129,994	$34,555

The following table presents the effect of future amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities, excluding those related to assets and related liabilities held for sale:

	Year Ending December 31,
(In thousands)	2019	2020	2021	2022	2023	2024 and Thereafter	Total (1)
Net increase (decrease) to rental income	$7,863	$7,466	$8,369	$7,932	$8,636	$(2,589)	$37,677
Net increase (decrease) to rent expense	(220)	(218)	(213)	(210)	(218)	2,001	922
Amortization expense	106,698	35,953	30,150	25,979	24,516	67,301	290,597

__________

(1)
Excludes $8.3 million net increase to rental income, $0.1 million net decrease to rent expense, and $90.9 million amortization expense related to deferred leasing costs and intangible assets and intangible liabilities of the industrial segment that is held for sale.

10. Assets and Related Liabilities Held for Sale
The Company's assets and related liabilities held for sale are summarized below:

(In thousands)	December 31, 2018	December 31, 2017
Assets
Restricted cash	$6,213	$5,186
Real estate, net	3,645,406	3,171,777
Equity investment	13,422	2,840
Goodwill (1)	20,000	40,000
Intangible assets, net	135,924	126,209
Other assets	146,380	61,361
Due from affiliates	2,290	1,157
Total assets held for sale	$3,969,635	$3,408,530

Liabilities
Debt, net	$1,064,585	$1,198,363
Lease intangibles and other liabilities, net	153,910	149,749
Total liabilities related to assets held for sale	$1,218,495	$1,348,112
__________

(1)	Goodwill is associated with the broker-dealer and the industrial businesses. The broker-dealer business was contributed to the Colony S2K joint venture, an equity method investee, in April 2018.
Assets and Liabilities Related to Discontinued Operations
At December 31, 2018 and 2017, assets held for sale totaling $3.2 billion and $2.6 billion, respectively, and related liabilities totaling $1.2 billion and $1.1 billion, respectively, constituted discontinued operations. This is composed of the industrial segment and associated management platform in both years and to a lesser extent, at December 31, 2017, certain properties in the THL Hotel Portfolio that qualified as held for sale upon consensual foreclosure. The assets held for sale consisted primarily of real estate and related intangible assets of $3.0 billion and approximately $2.6 billion at December 31, 2018 and 2017, respectively, as well as goodwill associated with the industrial management platform of $20.0 million, fee receivable from the industrial open-end fund, presented as due from affiliates, and the Company's general partner interest in the industrial open-end fund, presented as equity investment in the table above. Outstanding debt of the industrial segment is expected to be assumed by the buyer or extinguished concurrent with closing of the sale and is classified as held for sale, totaling $1.1 billion and $1.0 billion at December 31, 2018 and 2017, respectively.

11. Restricted Cash, Other Assets and Other Liabilities
Restricted Cash
The following table summarizes the Company's restricted cash balance:

(In thousands)	December 31, 2018	December 31, 2017
Capital expenditures reserves (1)	$214,863	$248,668
Real estate escrow reserves (2)	49,702	39,198
Borrower escrow deposits	10,412	41,545
Working capital and other reserves (3)	19,586	23,043
Tenant lock boxes (4)	15,666	16,486
Restricted cash of consolidated N-Star CDOs (5)	—	13,656
Other	54,376	84,316
Total restricted cash	$364,605	$466,912
__________

(1)	Represents primarily capital improvements, furniture, fixtures and equipment, tenant improvements, lease renewal and replacement reserves related to real estate assets.

(2)	Represents primarily insurance, real estate tax, repair and maintenance, tenant security deposits and other escrows related to real estate assets.

(3)
Represents reserves for working capital and property development expenditures, as well as in connection with letter of credit provisions, as required in joint venture arrangements with the Federal Deposit Insurance Corporation.

(4)	Represents tenant rents held in lock boxes controlled by the lender. The Company receives the monies after application of rent receipts to service its debt.

(5)
Balance at December 31, 2017 represents proceeds from repayments and/or sales of debt securities which are pending distribution in consolidated N-Star CDOs. The Company sold all of its interest in the sponsored N-Star CDOs in May 2018 and deconsolidated the N-Star CDOs.

Other Assets
The following table summarizes the Company's other assets:

(In thousands)	December 31, 2018	December 31, 2017
Interest receivable	$14,005	$21,529
Straight-line rents	34,931	20,934
Hotel-related deposits and reserves (1)	21,636	29,208
Investment deposits and pending deal costs	27,534	1,186
Deferred financing costs, net (2)	5,467	8,324
Contingent consideration escrow account (3)	—	15,730
Derivative assets (Note 13)	33,558	10,152
Prepaid taxes and deferred tax assets, net	71,656	78,957
Receivables from resolution of investments (4)	30,770	15,215
Accounts receivable (5)	58,830	84,725
Prepaid expenses	23,771	26,306
Other assets	30,604	20,296
Fixed assets, net	47,381	53,632
Total other assets	$400,143	$386,194
__________

(1)
Represents reserves held by the Company's third party managers at certain of the Company's hotel properties to fund furniture, fixtures and equipment expenditures. Funding is made periodically based on a percentage of hotel operating income.

(2)	Deferred financing costs relate to revolving credit arrangements.

(3)
Contingent consideration escrow account holds certificates of deposit and cash for dividends paid on OP Units held in escrow for the contingent consideration that may be earned by certain executives in connection with the acquisition of the investment management business of Colony's former manager (Note 14). Upon final measurement of the contingent consideration at the end of its earnout period on June 30, 2018, the final amount of dividends on class A common stock and OP Units payable to the executives was determined to be $6.4 million, which was settled in August 2018, and the remaining escrow balance was released back to the Company.

(4)	Represents primarily proceeds from loan repayments held in escrow and sales of marketable equity securities pending settlement.

(5)	Includes receivables for hotel operating income, resident fees, rent and other tenant receivables.

Accrued and Other Liabilities
The following table summarizes the Company's accrued and other liabilities:

(In thousands)	December 31, 2018	December 31, 2017
Tenant security deposits and payable	$15,135	$14,657
Borrower escrow deposits	13,001	46,231
Deferred income (1)	27,124	30,819
Interest payable	40,622	42,462
Derivative liabilities (Note 13)	132,808	204,848
Contingent consideration—THL Hotel Portfolio (Note 3)	8,903	7,419
Share repurchase payable (2)	7,567	—
Current and deferred income tax liability	92,808	165,882
Accrued compensation	79,320	77,483
Accrued carried interest and contractual incentive fee compensation	7,486	—
Accrued real estate and other taxes	38,714	52,714
Other accrued expenses	80,794	96,306
Accounts payable and other liabilities	89,862	98,046
Total accrued and other liabilities	$634,144	$836,867
__________

(1)
Represents primarily prepaid rental income and interest income held in reserve accounts. Includes deferred asset management fee income of $3.2 million at December 31, 2018 and $2.7 million at December 31, 2017, which will be recognized as fee income on a straight-line basis through 2025. Adoption of the new revenue recognition standard had resulted in approximately $1.6 million increase to deferred management fee income on January 1, 2018. For the year ended December 31, 2018, $0.6 million relating to the deferred asset management fee balance at January 1, 2018 was recognized as fee income.

(2)	Represents the Company's common stock repurchases transacted in December 2018 and settled in January 2019.

12. Debt
As discussed in Note 4, upon closing of the Combination on January 31, 2018, the Company contributed its interests in the CLNY Investment Entities to Colony Credit and deconsolidated these entities, which included $379.9 million of debt.
The Company's debt consists of the following components, excluding debt classified as held for sale (Note 10):

(In thousands)	Corporate Credit Facility(1)	Convertible and Exchangeable Senior Notes	Secured and Unsecured Debt (2)	Securitization Bonds Payable (3)	Junior Subordinated Notes	Total Debt
December 31, 2018
Debt at amortized cost
Principal	$—	$616,105	$8,275,707	$—	$280,117	$9,171,929
Premium (discount), net	—	2,697	(41,217)	—	(81,031)	(119,551)
Deferred financing costs	—	(6,652)	(70,354)	—	—	(77,006)
	$—	$612,150	$8,164,136	$—	$199,086	$8,975,372
December 31, 2017
Debt at amortized cost
Principal	$50,000	$616,105	$8,777,940	$391,231	$280,117	$10,115,393
Premium (discount), net	—	3,131	(78,634)	(87,319)	(83,064)	(245,886)
Deferred financing costs	—	(8,905)	(78,589)	(203)	—	(87,697)
	50,000	610,331	8,620,717	303,709	197,053	9,781,810
Debt at fair value (4)	—	—	—	44,542	—	44,542
	$50,000	$610,331	$8,620,717	$348,251	$197,053	$9,826,352
__________

(1)	Deferred financing costs related to the corporate credit facility are included in other assets.

(2)	Debt principal totaling $425.9 million at December 31, 2018 and $216.6 million at December 31, 2017 were not classified as held for sale but were related to financing on assets held for sale.

(3)
Represents bonds payable issued by securitization trusts consolidated by the Company at December 31, 2017 (Note 15). Senior notes issued by these securitization trusts were generally sold to third parties and subordinated notes retained by the Company. The Company contributed its interests in three securitization trusts to Colony Credit upon closing of the Combination in the first quarter of 2018. In the second quarter of 2018, the

Company sold its equity interests in two securitization trusts to third parties, resulting in a deconsolidation of these securitization trusts, while the underlying assets of the remaining securitization trust was liquidated. At December 31, 2018, the Company no longer has any consolidated securitization trusts.

(4)
Debt at fair value at December 31, 2017 represents a securitization trust that was consolidated by a N-Star CDO and the N-Star CDO was in turn consolidated by the Company. The Company had elected the fair value option to value the bonds payable issued by the consolidated securitization trust (Note 14). In May 2018, the Company sold its interests in the N-Star CDO and deconsolidated the N-Star CDO (Note 8).

The following table summarizes certain information about the different components of debt carried at amortized cost, excluding debt classified as held for sale (Note 10). Weighted average years remaining to maturity is based on initial maturity dates or extended maturity dates to the extent criteria are met and the extension option is at the borrower’s discretion.

	Fixed Rate			Variable Rate			Total
($ in thousands)	Outstanding Principal	Weighted Average Interest Rate (Per Annum)	Weighted Average Years Remaining to Maturity	Outstanding Principal	Weighted Average Interest Rate (Per Annum)	Weighted Average Years Remaining to Maturity	Outstanding Principal	Weighted Average Interest Rate (Per Annum)	Weighted Average Years Remaining to Maturity
December 31, 2018
Recourse
Corporate credit facility	$—	N/A	N/A	$—	N/A	3.0	$—	N/A	3.0
Convertible and exchangeable senior notes	616,105	4.27%	3.0	—	N/A	N/A	616,105	4.27%	3.0
Junior subordinated debt	—	N/A	N/A	280,117	5.66%	17.4	280,117	5.66%	17.4
Secured debt (1)	37,199	5.02%	6.9	—	N/A	N/A	37,199	5.02%	6.9
	653,304			280,117			933,421
Non-recourse
Secured debt (2)
Healthcare (3)	2,130,999	4.62%	1.9	1,109,681	6.64%	2.7	3,240,680	5.31%	2.2
Hospitality	12,019	12.99%	2.6	2,636,053	5.68%	3.8	2,648,072	5.71%	3.8
Other Real Estate Equity	200,814	4.02%	3.8	1,789,431	4.43%	3.6	1,990,245	4.39%	3.7
Real Estate Debt	—	N/A	N/A	359,511	4.50%	2.4	359,511	4.50%	2.4
	2,343,832			5,894,676			8,238,508
	$2,997,136			$6,174,793			$9,171,929
December 31, 2017
Recourse
Corporate credit facility	$—	N/A	N/A	$50,000	3.51%	3.0	$50,000	3.51%	3.0
Convertible and exchangeable senior notes	616,105	4.27%	4.0	—	N/A	N/A	616,105	4.27%	4.0
Junior subordinated debt	—	N/A	N/A	280,117	4.56%	18.4	280,117	4.56%	18.4
Secured debt (1)	39,219	5.02%	7.9	—	N/A	N/A	39,219	5.02%	7.9
	655,324			330,117			985,441
Non-recourse
Securitization bonds payable	30,132	3.45%	29.9	361,099	3.02%	28.4	391,231	3.05%	28.5
Secured debt (2)
Healthcare	2,168,936	4.65%	2.9	1,119,320	5.75%	3.0	3,288,256	5.03%	3.0
Hospitality	9,038	11.00%	3.6	2,599,681	4.67%	3.7	2,608,719	4.69%	3.7
Other Real Estate Equity	374,789	4.07%	5.5	1,841,209	4.02%	4.4	2,215,998	4.03%	4.6
Real Estate Debt	—	N/A	N/A	625,748	4.05%	3.3	625,748	4.05%	3.3
	2,582,895			6,547,057			9,129,952
	$3,238,219			$6,877,174			$10,115,393
__________

(1)	The fixed rate recourse debt represents two promissory notes secured by the Company's aircraft.

(2)
Mortgage debt in the healthcare segment and other real estate equity segment with an aggregate outstanding principal of $538.5 million at December 31, 2018 and $384.5 million at December 31, 2017 was either in payment default or was not in compliance with certain debt and/or lease covenants. The Company is negotiating with the lenders and the tenants to restructure the debt and leases, as applicable, or otherwise refinance the debt.

(3)
In November 2018, the Company applied proceeds from the refinancing of a select portfolio of medical office buildings to repay in full a $100.5 million floating rate component of a $1.8 billion non-recourse mortgage debt on certain properties in the U.S. healthcare portfolio. The remaining $1.7 billion fixed rate component of the debt is scheduled to mature in December 2019. The Company is currently evaluating its options in connection with the scheduled debt maturity. In the fourth quarter of 2018, the Company impaired the real estate collateralizing the debt by $109.1 million based on a reassessment of the expected hold period, taking into consideration the upcoming debt maturity (see Note 14). In pursuing the options available to the Company in connection with the scheduled debt maturity, the Company will continue to re-evaluate certain assumptions, including with respect to the holding period of the real estate collateralizing the debt, which could result in further impairment of the underlying real estate in a future period. At December 31, 2018, carrying value of the real estate collateralizing the remaining debt maturing in December 2019 was $2.5 billion.
Corporate Credit Facility
On January 10, 2017, the OP entered into an amended and restated credit agreement (the “Credit Agreement”) with several lenders and JPMorgan Chase Bank, N.A. as administrative agent, and Bank of America, N.A. as syndication agent. The Credit Agreement provides a secured revolving credit facility in the maximum principal amount of $1.0 billion, with an option to increase up to $1.5 billion, subject to agreement of existing or substitute lenders to provide the additional loan commitment and satisfaction of customary closing conditions. The credit facility is scheduled to mature in January 2021, with two 6-month extension options, each subject to a fee of 0.10% of the commitment amount upon exercise.
The maximum amount available at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value or a multiple of base management fee EBITDA (as defined in the Credit Agreement). At December 31, 2018, the borrowing base was sufficient to permit borrowings up to the full $1.0 billion commitment.
Advances under the Credit Agreement accrue interest at a per annum rate equal to the sum of one-month London Inter-bank Offered Rate ("LIBOR") plus 2.25% or a base rate determined according to a prime rate or federal funds rate plus a margin of 1.25%. The Company pays a commitment fee of 0.25% or 0.35% per annum of the unused amount (0.35% at December 31, 2018), depending upon the amount of facility utilization.
Some of the Company’s subsidiaries guarantee the obligations of the Company under the Credit Agreement. As security for the advances under the Credit Agreement, the Company and some of its affiliates pledged their equity interests in certain subsidiaries through which the Company directly or indirectly owns substantially all of its assets.
The Credit Agreement contains various affirmative and negative covenants, including financial covenants that require the Company to maintain minimum tangible net worth, liquidity levels and financial ratios, as defined in the Credit Agreement. At December 31, 2018, the Company was in compliance with all of the financial covenants.
The Credit Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure. The occurrence of an event of default may result in the termination of the credit facility, accelerate the Company’s repayment obligations, in certain cases limit the Company’s ability to make distributions, and allow the lenders to exercise all rights and remedies available to them with respect to the collateral. There have been no events of default since the inception of the credit facility.
Convertible and Exchangeable Senior Notes
Convertible senior notes and exchangeable senior notes (assumed from NRF at fair value in the Merger) are senior unsecured obligations of the Company and are guaranteed by the Company on a senior unsecured basis.
Convertible and exchangeable senior notes issued by the Company and outstanding are as follows:

Description	Issuance Date	Due Date	Interest Rate	Conversion or Exchange Price (per share of common stock)	Conversion or Exchange Ratio (2) (In Shares)	Conversion or Exchange Shares (in thousands)	Earliest Redemption Date	Outstanding Principal
								December 31, 2018	December 31, 2017

5.00% Convertible Notes	April 2013	April 15, 2023	5.00	$15.76	63.4700	12,694	April 22, 2020	$200,000	$200,000
3.875% Convertible Notes	January and June 2014	January 15, 2021	3.875	16.57	60.3431	24,288	January 22, 2019	402,500	402,500
5.375% Exchangeable Notes	June 2013 (1)	June 15, 2033	5.375	12.04	83.0837	1,130	June 15, 2023	13,605	13,605
								$616,105	$616,105
__________

(1)	Represents initial date of issuance of exchangeable senior notes by NRF prior to the Merger.

(2)
The conversion or exchange rate for convertible and exchangeable senior notes is subject to periodic adjustments to reflect the carried-forward adjustments relating to common stock splits, reverse stock splits, common stock adjustments in connection with spin-offs and cumulative cash dividends paid on the Company's common stock since the issuance of the convertible and exchangeable senior notes. The conversion or exchange ratios are presented in shares of common stock per $1,000 principal of each convertible or exchangeable note.

The convertible and exchangeable senior notes mature on their respective due dates, unless redeemed, repurchased or exchanged prior to such date in accordance with the terms of their respective governing documents. The convertible and exchangeable senior notes are redeemable at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest up to, but excluding, the redemption date.
The Company may redeem the convertible notes for cash at its option at any time on or after their respective redemption dates if the last reported sale price of the Company's common stock has been at least 130% of the conversion price of the convertible notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption.
The exchangeable notes may be exchanged for cash, common stock or a combination thereof, at the Company's election, upon the occurrence of specified events, and at any time on or after their respective redemption dates, and on the second business day immediately preceding their maturity dates. The holders of the exchangeable notes have the right, at their option, to require the Company to repurchase the exchangeable notes for cash on certain specific dates in accordance with the terms of their respective governing documents.
In June 2017 and July 2017, the Company repurchased all $13.0 million of the outstanding principal of the 7.25% exchangeable notes for $13.4 million in aggregate, equal to the sum of outstanding principal and accrued interest, upon exercise of the repurchase option by note holders.
In August 2017 and November 2017, the Company exchanged a combined $2.8 million of the outstanding principal of the 5.375% exchangeable notes into 232,669 shares of the Company's class A common stock. The excess of fair value of the class A common stock issued over carrying value of the corresponding notes on the exchange date resulted in an immaterial charge to earnings.
Secured and Unsecured Debt
These are primarily investment level financing, which are generally subject to customary non-recourse carve-outs, secured by underlying commercial real estate and mortgage loans receivable.
Junior Subordinated Debt
The junior subordinated debt was assumed by the Company through the Merger at fair value. Prior to the Merger, subsidiaries of NRF, which were formed as statutory trusts, NRF Realty Trust Financial LLC I through VIII (the “Trusts”), issued trust preferred securities ("TruPS") in private placement offerings. The sole assets of the Trusts consist of a like amount of junior subordinated notes issued by NRF at the time of the offerings (the "Junior Notes").
The Company may redeem the Junior Notes at par, in whole or in part, for cash, after five years. To the extent the Company redeems the Junior Notes, the Trusts are required to redeem a corresponding amount of TruPS. The ability of the Trusts to pay dividends depends on the receipt of interest payments on the Junior Notes. The Company has the right, pursuant to certain qualifications and covenants, to defer payments of interest on the Junior Notes for up to six consecutive quarters. If payment of interest on the Junior Notes is deferred, the Trust will defer the quarterly distributions on the TruPS for a corresponding period. Additional interest accrues on deferred payments at the annual rate payable on the Junior Notes, compounded quarterly.
Future Minimum Principal Payments
The following table summarizes future scheduled minimum principal payments of debt at December 31, 2018, excluding industrial secured debt of $1.1 billion classified as held for sale. Future debt principal payments are presented based on initial maturity dates or extended maturity dates to the extent criteria are met and the extension option is at the borrower’s discretion. Financing on certain loan portfolios are based on the Company's expectation of cash flows from underlying loan collateral as principal repayments on the loan financing depend upon net cash flows from collateral assets and ratio of outstanding principal to collateral.

(In thousands)	Corporate Credit Facility	Convertible and Exchangeable Senior Notes	Secured Debt	Junior Subordinated Notes	Total
Year Ending December 31,
2019	$—	$—	$2,468,141	$—	$2,468,141
2020	—	—	625,678	—	625,678
2021	—	402,500	943,297	—	1,345,797
2022	—	—	2,820,212	—	2,820,212
2023	—	200,000	180,289	—	380,289
2024 and thereafter	—	13,605	1,238,090	280,117	1,531,812
Total	$—	$616,105	$8,275,707	$280,117	$9,171,929

Interest Incurred
Total interest incurred on the Company's debt, which includes debt presented as held for sale and encompasses interest capitalized on real estate under development or construction beginning in 2018, was as follows:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Interest expensed (includes interest presented as discontinued operations in Note 18)	$595,551	$574,822	$170,083
Interest capitalized	5,554	—	—
Total interest incurred	$601,105	$574,822	$170,083

13. Derivatives
The Company uses derivative instruments to manage the risk of changes in interest rates and foreign exchange rates, arising from both its business operations and economic conditions. Specifically, the Company enters into derivative instruments to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and cash payments, the values of which are driven by interest rates, principally relating to the Company’s investments and borrowings. Additionally, the Company’s foreign operations expose the Company to fluctuations in foreign interest rates and exchange rates. The Company enters into derivative instruments to protect the value or fix certain of these foreign denominated amounts in terms of its functional currency, the U.S. dollar. Derivative instruments used in the Company’s risk management activities may be designated as qualifying hedge accounting relationships (“designated hedges”) or otherwise used for economic hedging purposes (“non-designated hedges”).
Fair value of derivative assets and derivative liabilities were as follows:

	December 31, 2018			December 31, 2017
(In thousands)	Designated Hedges	Non-Designated Hedges	Total	Designated Hedges	Non-Designated Hedges	Total
Derivative Assets
Foreign exchange contracts	$31,127	$1,069	$32,196	$8,009	$975	$8,984
Interest rate contracts	862	500	1,362	—	1,168	1,168
Included in other assets	$31,989	$1,569	$33,558	$8,009	$2,143	$10,152
Derivative Liabilities
Foreign exchange contracts	$6,193	$211	$6,404	$39,101	$5,307	$44,408
Interest rate contracts	—	126,404	126,404	—	160,440	160,440
Included in accrued and other liabilities	$6,193	$126,615	$132,808	$39,101	$165,747	$204,848

Certain counterparties to the derivative instruments require the Company to deposit cash or other eligible collateral. The Company had $0.8 million and $1.9 million of cash collateral on deposit as of December 31, 2018 and 2017, respectively, included in other assets.

Foreign Exchange Contracts
The following table summarizes the aggregate notional amounts of designated and non-designated foreign exchange contracts in place at December 31, 2018, along with certain key terms:

Hedged Currency	Instrument Type	Notional Amount (in thousands)		FX Rates ($ per unit of foreign currency)	Range of Expiration Dates
		Designated	Non-Designated
EUR	FX Collar	€84,549	€114	Min $1.06/ Max $1.53	October 2019 to November 2020
GBP	FX Collar	£39,881	£2,309	Min $1.45 / Max $1.82	June 2019 to December 2019
EUR	FX Forward	€431,874	€14,944	Min $1.10 / Max $1.38	January 2019 to December 2023
GBP	FX Forward	£88,313	£26,257	Min $1.24 / Max $1.29	May 2019 to December 2020

Designated Net Investment Hedges
The Company’s foreign denominated net investments in subsidiaries or joint ventures were €614.0 million and £235.7 million, or a total of $1.0 billion at December 31, 2018, and €499.2 million, £250.6 million and NOK771.2 million, or a total of $1.1 billion at December 31, 2017.
The Company entered into foreign exchange contracts to hedge the foreign currency exposure of certain investments in foreign subsidiaries or equity method joint ventures, designated as net investment hedges, as follows:

•	forward contracts whereby the Company agrees to sell an amount of foreign currency for an agreed upon amount of U.S. dollars; and

•
    foreign exchange collars (caps and floors) without upfront premium costs, which consist of a combination of currency options with single date expirations, whereby the Company gains protection against foreign currency weakening below a specified level and pays for that protection by giving up gains from foreign currency appreciation above a specified level.

Foreign exchange contracts are used to protect the Company’s foreign denominated investments from adverse foreign currency fluctuations, with notional amounts and termination dates based upon the anticipated return of capital from the investments.
Release of accumulated other comprehensive income ("AOCI") related to net investment hedges occurs upon losing a controlling financial interest in an investment or obtaining control over an equity method investment. Upon sale, complete or substantially complete liquidation of an investment in a foreign subsidiary, or partial sale of an equity method investment, the gain or loss on the related net investment hedge is reclassified from AOCI to other gain (loss) as summarized below.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Designated net investment hedges:
Realized gain (loss) transferred from AOCI to earnings	$7,426	$(3,931)	62
Non-Designated Hedges
At the end of each quarter, the Company reassesses the effectiveness of its net investment hedges and as appropriate, dedesignates the portion of the derivative notional that is in excess of the beginning balance of its net investments. Any unrealized gain or loss on the dedesignated portion of net investment hedges is recorded in other gain (loss).

	Year Ended December 31,
(In thousands)	2018	2017	2016
Non-designated net investment hedges:
Unrealized gain (loss) transferred from AOCI to earnings	$3,726	$(3,928)	1,600

Interest Rate Contracts
The Company uses various interest rate contracts, some of which may be designated as cash flows hedges, to limit its exposure to changes in interest rates on various floating rate debt obligations.

At December 31, 2018, the Company held the following interest rate contracts:

	Notional Amount (in thousands)			Strike Rate / Forward Rate
Instrument Type	Designated	Non-Designated	Index		Expiration
Interest rate swap (1)	$—	$2,000,000	3-Month LIBOR	3.39%	December 2019
Interest rate caps	$—	$4,009,957	1-Month LIBOR	3.0% - 4.5%	January 2019 to December 2020
Interest rate caps	$—	$52,155	3-Month LIBOR	2.24%	March 2019
Interest rate caps	€247,513	€441,151	3-Month EURIBOR	0.75% - 1.5%	October 2019 to November 2023
Interest rate caps	£—	£363,716	3-Month GBP LIBOR	1.5% - 2.5%	November 2019 to February 2020
Deliverable swap futures	$—	$19,000	(2)	(2)	March 2019

__________

(1)	Represents a forward-starting interest rate swap that has a maturity date in December 2029, with mandatory settlement at fair value in December 2019.

(2)	A consolidated sponsored investment company sold a 10-year USD deliverable swap futures contract to economically hedge the interest rate exposure on its long dated fixed rate securities.
The following table summarizes amounts recorded in other gain (loss) related to interest rate derivative contracts:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Unrealized gain (loss):
Cash flow hedge ineffectiveness	$—	$—	$(401)
Non-designated interest rate contracts	33,307	(15,080)	(1,455)

Offsetting Assets and Liabilities
The Company enters into agreements subject to enforceable master netting arrangements with its derivative counterparties that allow the Company to offset the settlement of derivative assets and liabilities in the same currency by derivative instrument type or, in the event of default by the counterparty, to offset all derivative assets and liabilities with the same counterparty. The Company has elected not to net derivative asset and liability positions, notwithstanding the conditions for right of offset may have been met. The Company presents derivative assets and liabilities with the same counterparty on a gross basis on the consolidated balance sheets.

The following table sets forth derivative positions where the Company has a right of offset under netting arrangements with the same counterparty.

	Gross Amounts of Assets (Liabilities) Included on Consolidated Balance Sheets	Gross Amounts Not Offset on Consolidated Balance Sheets		Net Amounts of Assets (Liabilities)
(In thousands)		(Assets) Liabilities	Cash Collateral Pledged
December 31, 2018
Derivative Assets
Foreign exchange contracts	$32,196	$(1,743)	$—	$30,453
Interest rate contracts	1,362	(823)	—	539
	$33,558	$(2,566)	$—	$30,992
Derivative Liabilities
Foreign exchange contracts	$(6,404)	$1,743	$—	$(4,661)
Interest rate contracts	(126,404)	823	840	(124,741)
	$(132,808)	$2,566	$840	$(129,402)

December 31, 2017
Derivative Assets
Foreign exchange contracts	$8,984	$(8,944)	$—	$40
Interest rate contracts	1,168	(4)	—	1,164
	$10,152	$(8,948)	$—	$1,204
Derivative Liabilities
Foreign exchange contracts	$(44,408)	$8,944	$—	$(35,464)
Interest rate contracts	(160,440)	4	1,900	(158,536)
	$(204,848)	$8,948	$1,900	$(194,000)

14. Fair Value
Recurring Fair Values
The table below presents a summary of financial assets and financial liabilities carried at fair value on a recurring basis, including financial instruments for which the fair value option was elected but excluding financial assets under the NAV practical expedient.

	Fair Value Measurements
(In thousands)	Level 1	Level 2	Level 3	Total
December 31, 2018
Assets
Equity method investments	$—	$—	$81,085	$81,085
Equity securities of consolidated funds	26,754	—	—	26,754
Debt securities available for sale—N-Star CDO bonds	—	—	64,127	64,127
CMBS of consolidated fund	—	32,706	—	32,706
Other assets—derivative assets	—	33,558	—	33,558
Liabilities
Other liabilities—derivative liabilities	—	132,808	—	132,808
Other liabilities—contingent consideration for THL Hotel Portfolio	—	—	8,903	8,903

	Fair Value Measurements
(In thousands)	Level 1	Level 2	Level 3	Total
December 31, 2017
Assets
Loans receivable—securitized loans	$—	$—	$45,423	$45,423
Equity method investments	—	—	363,901	363,901
Equity securities of consolidated fund	35,600	—	—	35,600
Debt securities available for sale
CRE securities of consolidated N-Star CDOs:
CMBS	—	—	147,945	147,945
Other securities	—	—	66,983	66,983
N-Star CDO bonds	—	—	90,933	90,933
CMBS and other securities	—	—	17,382	17,382
CMBS of consolidated fund	—	25,099	—	25,099
Other assets—derivative assets	—	10,152	—	10,152
Liabilities
Debt—securitization bonds payable	—	—	44,542	44,542
Other liabilities—derivative liabilities	—	204,848	—	204,848
Other liabilities—contingent consideration for THL Hotel Portfolio	—	—	7,419	7,419
Due to affiliates—contingent consideration for Internalization	—	—	20,650	20,650

Equity Method Investments
Equity method investments for which fair value option was elected are carried at fair value on a recurring basis. This includes investments in private equity funds acquired in connection with the Merger.
Fair values are determined using either discounted cash flow models based on expected future cash flows for income and realization events of the underlying assets, applying revenue multiples, based on transaction price for recently acquired investments, or pending or comparable market sales price on an investment, as applicable. In valuing the Company's investment in third party private equity funds, the Company considers cash flows provided by the general partners of the funds and the implied yields of the funds. The Company has not elected the practical expedient to measure the fair value of its investments in these private equity funds using NAV of the underlying funds. Fair value of equity method investments are classified as Level 3 of the fair value hierarchy, unless investments are valued based on contracted sales prices which are classified as Level 2 of the fair value hierarchy. Changes in fair value of equity method investments under the fair value option are recorded in equity method earnings.
Equity Securities
Fair value of equity securities held by consolidated funds are based on listed prices in active markets and classified as Level 1 of the fair value hierarchy.
Debt Securities
N-Star CDO bonds—Fair value of N-Star CDO bonds are determined internally based on recent trades, if any with such securitizations, the Company's knowledge of the underlying collateral and are determined using an internal price interpolated based on third party prices of the senior N-Star CDO bonds of the respective CDOs. All N-Star CDO bonds are classified as Level 3 of the fair value hierarchy.
CMBS and other securities—Fair value is determined based on broker quotes, third party pricing services or an internal price, all of which are generally derived from unobservable inputs, and therefore classified as Level 3 of the fair value hierarchy. Management determines the prices are representative of fair value through a review of available data, including recent transactions as well as its knowledge of and experience in the market.
Derivatives
Derivative instruments consist of interest rate contracts and foreign exchange contracts that are generally traded over-the-counter, and are valued using a third-party service provider, except for exchange traded futures contracts which are Level 1 fair values. Quotations on over-the-counter derivatives are not adjusted and are generally valued using observable inputs such as contractual cash flows, yield curve, foreign currency rates and credit spreads, and are classified as Level 2 of the fair value hierarchy. Although credit valuation adjustments, such as the risk of default, rely on

Level 3 inputs, these inputs are not significant to the overall valuation of its derivatives. As a result, derivative valuations in their entirety are classified as Level 2 of the fair value hierarchy.
Due To Affiliates—Contingent Consideration for Internalization
In connection with the Company's acquisition of the investment management business and operations of its former manager in April 2015 (the "Internalization"), contingent consideration is payable to certain senior management personnel of the Company. The contingent consideration is payable in a combination of up to approximately 1.29 million shares of class A common stock, 115,226 shares of class B common stock and 4.40 million OP Units, measured based on multi-year performance targets for achievement of a contractually-defined funds from operations ("Benchmark FFO") per share target, as well as real estate and non-real estate capital-raising thresholds from the funds management business, to the extent these targets are met. If the minimum performance target for either of these metrics is not met or exceeded, a portion of the contingent consideration paid in respect of the other metric would not be paid out in full.
At December 31, 2017, the contingent consideration had been remeasured at fair value using a third party valuation service provider and classified as Level 3 of the fair value hierarchy, with the change in fair value recorded in other gain (loss) in the consolidated statement of operations. Fair value of the contingent consideration was measured using a Monte Carlo probability simulation model for the Benchmark FFO component and a discounted payout analysis based on probabilities of achieving prescribed targets for the capital-raising component, adjusted for certain targets that had not been met and that had expired. The Company's class A common stock price and related equity volatilities were applied to convert the contingent consideration payout into shares.
At June 30, 2018, the end of the measurement period for the contingent consideration, and in accordance with the terms of the contribution agreement for the Internalization, it was determined that one of the prescribed performance targets was met, specifically the real estate capital raising target. As a result, the contingent consideration was settled with certain senior management personnel of the Company in a combination of approximately 15,000 shares of class A common stock, 40,000 shares of class B common stock and 1.95 million OP Units. At June 30, 2018, as the contingency was resolved and the number of shares and units to be issued was no longer variable, the payable of $12.5 million, valued based on the closing price of the Company's class A common stock on June 29, 2018, the last trading day of the second quarter, was reclassified out of liabilities into equity, while the associated dividends payable of approximately $6.4 million remained in liabilities. The contingent consideration and associated dividends were fully settled in August 2018.
Other Liabilities—Contingent Consideration for THL Hotel Portfolio
In connection with a consensual foreclosure of the THL Hotel Portfolio, contingent consideration is payable to the former preferred equity holder of the borrower in an amount up to $13.0 million (Note 3). Fair value of the contingent consideration is measured using discounted cash flows based on the probability of the former preferred equity holder receiving such payment.
Securitized Loans and Securitized Bonds Payable
The Company had elected the fair value option for loans receivable and bonds payable issued by a securitization trust that was consolidated by a N-Star CDO. The N-Star CDO was in turn consolidated by the Company. In May 2018, the Company sold its interests in the N-Star CDO and deconsolidated the N-Star CDO (Note 8) along with the securitization trust consolidated by the N-Star CDO.
Prior to deconsolidation, the Company had adopted the measurement alternative to measure the fair value of the loans receivable held by the securitization trust using the fair value of the bonds payable issued by the securitization trust as the latter represented the more observable fair value. As such, the net gain or loss that was reflected in earnings was limited to changes in fair value of the beneficial interest held by the Company in the previously consolidated securitization trust, and not as a result of a remeasurement of the loans receivable and bonds payable held by third parties in the previously consolidated securitization trust. Fair value of the bonds payable issued by the securitization trust was determined based on broker quotes, which were generally derived from unobservable inputs, and therefore classified as Level 3 of the fair value hierarchy. Correspondingly, the fair value of the loans receivable held by the securitization trust was also classified as Level 3. Management determined that the quotes were representative of fair value through a review of available data, including recent transactions as well as its knowledge of and experience in the market.
Level 3 Recurring Fair Value Measurements
The Company relies on the third party pricing exception with respect to the requirement to provide quantitative disclosures about significant Level 3 inputs being used to determine fair value measurements for CRE debt securities, except for N-Star CDO bonds, and prior to May 2018, loans receivable and bonds payable issued by a consolidated securitization trust held by a previously consolidated N-Star CDO. The Company believes that the pricing service or broker quotations for these instruments may be based on market transactions of comparable securities, inputs including forecasted market rates, contractual terms, observable discount rates for similar securities and credit, such as credit support and delinquency rates.
Quantitative information about recurring Level 3 fair value measurements, for which information about unobservable inputs is reasonably available to the Company, are as follows.

		Valuation Technique	Key Unobservable Inputs	Input Value	Effect on Fair Value from Increase in Input Value (1)
Financial Instrument	Fair Value (In thousands)			Weighted Average (Range)
December 31, 2018
Level 3 Assets
Equity method investments—third party private equity funds	$5,908	Transaction price and NAV(2)	Not applicable	Not applicable	Not applicable
Equity method investments—other	21,831	Discounted cash flows	Discount rate	17.5% (9.1% - 18.4%)	Decrease
Equity method investments—other	25,000	Multiple	Revenue multiple	5.8x	Increase
Equity method investments—other	28,346	Transaction price(3)	Not applicable	Not applicable	Not applicable
N-Star CDO bonds	64,127	Discounted cash flows	Discount rate	21.6% (13.6% - 56.5%)	Decrease
Level 3 Liabilities
Other liabilities—contingent consideration for THL Hotel Portfolio	8,903	Discounted cash flows	Discount rate	20.0%	Decrease

December 31, 2017
Level 3 Assets
Equity method investments—third party private equity funds	$204,774	Discounted cash flows	Discount rate	14.6% (11.0% - 20.0%)	Decrease
Equity method investments—other	26,408	Discounted cash flows	Discount rate	14.2% (8.8% - 14.8%)	Decrease
Equity method investments—other	132,719	Transaction price(3)	Not applicable	Not applicable	Not applicable
N-Star CDO bonds	90,933	Discounted cash flows	Discount rate	24.0% (10.8% - 87.4%)	Decrease
Level 3 Liabilities
Due to affiliates—contingent consideration for Internalization	20,650	Monte Carlo simulation	Benchmark FFO volatility	11.8%	Increase
			Equity volatility	18.7%	Increase
			Correlation (4)	80.0%	Increase
Other liabilities—contingent consideration for THL Hotel Portfolio	7,419	Discounted cash flows	Discount rate	20.0%	Decrease
__________

(1)
Represents the directional change in fair value that would result from an increase to the corresponding unobservable input. A decrease to the unobservable input would have the reverse effect. Significant increases or decreases in these inputs in isolation could result in significantly higher or lower fair value measures.

(2)	Fair value was estimated based on a combination of inputs, namely indicative prices of investments sold by the Company as well as underlying NAV of the respective funds on a quarter lag.

(3)	Valued based upon transaction price of investments recently acquired or offer prices on investments pending sales.

(4)	Represents assumed correlation between Benchmark FFO and the Company's class A common stock price.

The following table presents changes in recurring Level 3 fair value measurements, including realized and unrealized gains (losses) included in earnings and accumulated other comprehensive income.

	Level 3 Assets			Level 3 Liabilities
(In thousands)	Loans Receivable	Equity Method Investments	Securities	Debt	Due to Affiliates—Contingent Consideration for Internalization	Other Liabilities—Contingent Consideration for THL Hotel Portfolio
Fair value at December 31, 2015	$—	$—	$—	$—	$(52,990)	$—
Unrealized gain in earnings	—	—	—	—	11,740	—
Fair value at December 31, 2016	$—	$—	$—	$—	$(41,250)	$—
Unrealized gain related to balance recorded in earnings	$—	$—	$—	$—	$11,740	$—

Fair value at December 31, 2016	$—	$—	$—	$—	$(41,250)	$—
Acquired through the Merger	—	362,269	427,560	—	—	—
Consideration for business combination	—	—	—	—	—	(6,771)
Consolidation of securitization trust	58,296	—	—	(56,928)	—	—
Purchases, contributions or accretion	—	162,323	40,035	10,564	—	—
Paydowns or distributions	(10,564)	(166,795)	(120,728)	—	—	—
Realized losses in earnings	—	—	(38,885)	—	—	—
Unrealized gains:
In earnings	(2,309)	6,104	—	1,822	20,600	(648)
In other comprehensive income	—	—	15,261	—	—	—
Fair value at December 31, 2017	$45,423	$363,901	$323,243	$(44,542)	$(20,650)	$(7,419)
Unrealized gains (losses) on ending balance:
In earnings	$(2,309)	$6,104	$—	$1,822	$20,600	$(648)
In other comprehensive income (loss)	$—	$—	$15,261	$—	$—	$—

Fair value at December 31, 2017	$45,423	$363,901	$323,243	$(44,542)	$(20,650)	$(7,419)
Purchases, contributions or accretion	—	61,113	21,049	—	—	—
Paydowns, distributions or sales	(638)	(188,409)	(138,261)	638	—	—
Deconsolidation	(44,070)	—	(124,344)	43,847	—	—
Transfer out of liabilities into equity	—	—	—	—	12,539	—
Transfers out of Level 3	—	(132,527)	—	—	6,381	—
Contribution to Colony Credit (Note 4)	—	(26,134)	—	—	—	—
Realized gains in earnings	—	3,208	3,877	—	—	—
Unrealized gains (losses):
In earnings	(715)	(67)	—	57	1,730	(1,484)
In other comprehensive income (loss)	—	—	(21,437)	—	—	—
Fair value at December 31, 2018	$—	$81,085	$64,127	$—	$—	$(8,903)
Unrealized gains (losses) on ending balance:
In earnings	$(715)	$(67)	$—	$57	$1,730	$(1,484)
In other comprehensive income (loss)	$—	$—	$(3,386)	$—	$—	$—

Transfers of Level 3 Assets and Liabilities
Transfers of assets and liabilities into or out of Level 3 are presented at their fair values as measured at the end of the reporting period. Assets transferred out of Level 3 represent investments in third party private equity funds that were valued based on their contracted sales price in June 2018 and sold in September 2018. Liabilities transferred out of Level 3 represent dividends earned on the final number of shares of class A common stock and OP Units determined as of June 30, 2018, the end of the measurement period of the contingent consideration associated with the Internalization, and which were paid out in August 2018.

Investments Carried at Fair Value Using Net Asset Value
Investments in retail companies, which include a Company-sponsored non-traded REIT and a third party managed open-end mutual fund, as well as limited partnership interest in a third party private fund are valued using NAV of the respective vehicles effective January 1, 2018.

	December 31, 2018
(In thousands)	Fair Value	Unfunded Commitments
Private fund—real estate	$12,617	$13,658
Retail Companies—real estate	21,674	—

The Company's limited partnership interest in the private fund is not subject to redemption, with distributions to be received through liquidation of underlying investments of the fund. The private fund has an expected life of eight years from its inception in 2017, which may be extended in one year increments up to two years at the discretion of its general partner, an equity method investee of the Company.
There are no restrictions on the Company's ability to redeem its investment in the third party managed open-end fund.
No secondary market currently exists for shares of the non-traded REIT and the Company does not currently expect to seek liquidity of its shares of the non-traded REIT. Subject to then-existing market conditions, the board of directors of the non-traded REIT, along with the Company, as sponsor, expects to consider alternatives for providing liquidity to the non-traded REIT shares beginning five years from completion of the offering stage in January 2016, but with no definitive date by which it must do so. In addition, the Company has agreed that any right to have its shares redeemed is subordinated to third party stockholders for so long as its advisory agreement is in effect.
Nonrecurring Fair Values
The Company measures fair value of certain assets on a nonrecurring basis when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Adjustments to fair value generally result from the application of lower of amortized cost or fair value accounting for assets held for sale or write-down of asset values due to impairment.
The following table summarizes assets carried at fair value on a nonrecurring basis, measured at the time of impairment.

	December 31, 2018			December 31, 2017
(In thousands)	Level 2	Level 3	Total	Level 2	Level 3	Total
Real estate held for sale	$68,864	$200,281	$269,145	$13,252	$36,246	$49,498
Real estate held for investment	—	416,272	416,272	—	224,935	224,935
Intangible assets—investment management contracts	—	36,400	36,400	—	51,100	51,100
Equity method investments	—	32,761	32,761	—	11,871	11,871
The following table summarizes the fair value write-downs to assets carried at nonrecurring fair values during the periods presented.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Impairment loss
Real estate held for sale	$77,211	$25,619	$11,334
Real estate held for investment	280,418	19,668	57
Intangible assets—lease intangibles	12,744	—	—
Intangible assets—investment management contracts	147,429	59,073	320
Intangible assets—customer relationships	10,109	—	—
Intangible assets—trade name	59,464	—	—
Equity method earnings	61,182	6,774	—
Impairment is discussed in Note 6 for loans receivable, Note 7 for equity method investments and Note 9 for goodwill and investment management intangible assets.

Real Estate Held For Sale—At December 31, 2018, real estate held for sale carried at fair value consisted primarily of properties in the European portfolio, valued using either broker price opinions, or a combination of market information, including third-party appraisals and indicative selling prices, adjusted as deemed appropriate by management to account for the inherent risk associated with the properties, and net of 5% selling cost, classified as Level 3.
Other significant real estate held for sale carried at fair value at December 31, 2018 comprised of certain hotels in the hospitality segment for which the Company previously held a long term hold strategy but in the third quarter of 2018, adopted a sales strategy. The majority of these hotels were classified as held for sale in the fourth quarter of 2018. Impairment was mostly recorded when the hotels were classified as held for investment, based on broker price opinions and net of 3% selling cost, classified as Level 3.
Additionally, real estate held for sale carried at fair value at December 31, 2018 include multi-tenant office buildings and certain hotels in the THL Hotel Portfolio. These properties were valued based on either broker quotes, classified as Level 3, or auction prices or contracted sales prices, classified as Level 2, and in all cases, net of 1.5% or 2% selling costs.
At December 31, 2017, real estate held for sale carried at fair value were made up of properties in the healthcare and European portfolios as well as foreclosed properties.
Real Estate Held For Investment—At December 31, 2018, real estate held for investment carried at fair value consisted of $282.4 million of healthcare properties that were impaired in the fourth quarter of 2018, driven by shorter hold periods. In the fourth quarter of 2018, the Company reassessed the hold period on its healthcare properties, taking into consideration the Company's ability to refinance the related debt with upcoming maturities. The Company considered the possibility of shorter hold periods to be an indicator of impairment, among other factors. For properties for which indicators of impairment were identified, the Company compared their carrying values to the undiscounted future net cash flows expected to be generated by these properties over their hold periods, with terminal values estimated based on indicative capitalization rates, adjusted as appropriate for risk characteristics of each property. In performing this analysis, the Company considered the likelihood of possible outcomes under various hold period scenarios depending on its ability to refinance the related debt and applied a probability-weighted approach to different hold periods for each property. For properties where carrying value exceeded undiscounted future net cash flows, the carrying value was determined to not be recoverable. Fair values were estimated for these properties based on the income capitalization approach, using net operating income for each property and applying capitalization rates ranging from 5.5% to 11%. Impairment was measured as the excess of carrying value over fair value, totaling $212.0 million. As the impairment assessment involved subjectivity and judgment, actual results may differ if changes occur in the assumptions used and/or in market conditions and accordingly, negative changes to these variables would result in further impairment charge in the future.
Other significant real estate held for investment carried at fair value at December 31, 2018 pertained to certain healthcare properties and THL Hotel Portfolio that were damaged by hurricanes or fire in 2017, and further impaired in 2018, with impairment based on estimates from insurance appraisers.
At December 31, 2017, impaired real estate held for investment also included properties in the European portfolio which have mostly been transferred to held for sale or sold in 2018, as well as certain RIDEA properties that were converted into net lease properties in the healthcare segment.
Lease Intangible Assets—These represent lease intangibles that were evaluated and impaired in connection with the related healthcare properties that were impaired in the fourth quarter of 2018, consisting predominantly of above-market leases.

Fair Value Information on Financial Instruments Reported at Cost
Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below. The carrying values of cash, interest receivable, accounts receivable, due from and to affiliates, interest payable and accounts payable approximate fair value due to their short term nature and credit risk, if any, are negligible.

	Fair Value Measurements				Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
December 31, 2018
Assets
Loans at amortized cost	$—	$—	$1,667,892	$1,667,892	$1,659,217
Liabilities
Debt at amortized cost
Convertible and exchangeable senior notes	547,300	13,095	—	560,395	612,150
Secured debt	—	—	8,141,497	8,141,497	8,164,136
Secured debt related to assets held for sale	—	—	1,077,195	1,077,195	1,064,585
Junior subordinated debt	—	—	169,619	169,619	199,086
December 31, 2017
Assets
Loans at amortized cost	$—	$—	$3,232,301	$3,232,301	$3,178,339
Liabilities
Debt at amortized cost
Corporate credit facility	—	50,000	—	50,000	50,000
Convertible and exchangeable senior notes	608,491	13,979	—	622,470	610,331
Secured and unsecured debt	—	—	8,689,386	8,689,386	8,620,717
Secured debt related to assets held for sale	—	—	1,212,068	1,212,068	1,198,363
Securitization bonds payable	—	132,815	169,908	302,723	303,709
Junior subordinated debt	—	—	216,316	216,316	197,053

Loans Receivable—Loans receivable carried at amortized cost consist of first mortgages, subordinated mortgages and corporate loans, including such loans held by securitization trusts consolidated by the Company. Fair values were determined by comparing the current yield to the estimated yield of newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment; or based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. Carrying values of loans held for investment carried at amortized cost are presented net of allowance for loan losses, where applicable.
Debt—Fair value of convertible notes was determined using the last trade price in active markets. Fair value of exchangeable notes was determined based on unadjusted quoted prices in a non-active market. Fair values of the corporate credit facility and secured and unsecured debt were estimated by discounting expected future cash outlays at interest rates currently available to the Company for instruments with similar terms and remaining maturities; and such fair values approximated carrying value for floating rate debt with credit spreads that approximate market rates. Fair value of junior subordinated debt was based on unadjusted quotations from a third party valuation firm, with such quotes derived using a combination of internal valuation models, comparable trades in non-active markets and other market data. Fair value of securitization bonds payable was based on quotations from brokers or financial institutions that act as underwriters of the securitized bonds.
Other—The carrying values of cash, due from and to affiliates, other receivables and other payables approximate fair value due to their short term nature, and credit risk, if any, are negligible.

15. Variable Interest Entities
A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. The following discusses the Company's involvement with VIEs where the Company is the primary beneficiary and consolidates the VIEs or where the Company is not the primary beneficiary and does not consolidate the VIEs.
Operating Subsidiary
The Company's operating subsidiary, OP, is a limited liability company that has governing provisions that are the functional equivalent of a limited partnership. The Company holds the majority of membership interest in OP, acts as the managing member of OP and exercises full responsibility, discretion and control over the day-to-day management of OP. The noncontrolling interests in OP do not have substantive liquidation rights, substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of noncontrolling interest members (including by such a member unilaterally). The absence of such rights, which represent voting rights in a limited partnership equivalent structure, would render OP to be a VIE. The Company, as managing member, has the power to direct the core activities of OP that most significantly affect OP's performance, and through its majority interest in OP, has both the right to receive benefits from and the obligation to absorb losses of OP. Accordingly, the Company is the primary beneficiary of OP and consolidates OP. As the Company conducts its business and holds its assets and liabilities through OP, the total assets and liabilities of OP represent substantially all of the total consolidated assets and liabilities of the Company.
Securitizations
The Company previously securitized loans receivable and CRE debt securities using VIEs. Upon securitization, the Company had retained beneficial interests in the securitization vehicles, usually in the form of equity tranches or subordinate securities. The Company also acquired securities issued by securitization trusts that are VIEs. The securitization vehicles were structured as pass-through entities that receive principal and interest on the underlying mortgage loans and debt securities and distribute those payments to the holders of the notes, certificates or bonds issued by the securitization vehicles. The loans and debt securities were transferred into securitization vehicles such that these assets are restricted and legally isolated from the creditors of the Company, and therefore are not available to satisfy the Company's obligations but only the obligations of the securitization vehicles. The obligations of the securitization vehicles did not have any recourse to the general credit of the Company and its other subsidiaries.
Consolidated Securitizations—Prior to June 30, 2018, the Company consolidated securitization trusts for which it had a retained interest and for which it acted as special servicer or collateral manager or otherwise, its interest in the trust may have become the controlling class or directing holder. As special servicer, the Company had the power to direct activities during the loan workout process on defaulted and delinquent loans. As collateral manager of certain N-Star CDOs, the Company had the power to invest in additional or replacement collateral during the investment period and subsequent to the investment period, had the power to identify an asset as distressed or credit risk and sell certain distressed collateral. As directing holder or controlling class representative, the Company had the right to appoint or remove the third party special servicer. As a result, the Company's role as special servicer, collateral manager or as controlling class or directing holder provided the Company with the ability to direct activities that most significantly impact the economic performance of the securitization vehicles, and together with the interests previously retained by the Company in the securitization vehicles, the Company was deemed to be the primary beneficiary and consolidated these securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and were accounted for as secured financing with the underlying mortgage loans and debt securities pledged as collateral.
As of June 30, 2018, the Company no longer has any consolidated securitization trusts. The Company contributed its interests in three consolidated securitization trusts to Colony Credit upon closing of the Combination and sold its interests in two consolidated securitization trusts to third parties in the second quarter of 2018, resulting in a deconsolidation of these securitization trusts. The Company has retained its role as special servicer or as collateral manager in these securitization trusts. However, the Company may be removed as special servicer by the controlling class interest holders and may be removed as collateral manager through a right of removal provided to the buyer. Additionally, as of June 30, 2018, the underlying assets of the Company's remaining consolidated securitization trust has been liquidated.
The Company’s exposure to the obligations of its previously consolidated securitization vehicles was generally limited to its investment in these entities, which was $490.1 million at December 31, 2017. The Company was not obligated to provide any financial support to these securitization vehicles, although it could, in its sole discretion, provide support such as protective and other advances as it deemed appropriate. The Company did not provide any such financial support to these securitization vehicles in 2018 prior to their deconsolidation nor in 2017.

Unconsolidated Securitizations—The Company does not consolidate the assets and liabilities of CDOs in which the Company has an interest but does not retain the collateral management function. NRF had previously delegated the collateral management rights for certain sponsored N-Star CDOs and third party-sponsored CDOs to a third party collateral manager or collateral manager delegate who is entitled to a percentage of the senior and subordinate collateral management fees. The Company continues to receive fees as named collateral manager or collateral manager delegate and retained administrative responsibilities. The Company determined that the fees paid to the third party collateral manager or collateral manager delegate represent a variable interest in the CDOs and that the third party is acting as a principal. The Company concluded that it does not have the power to direct the activities that most significantly impact the economic performance of these CDOs, which include but are not limited to, the ability to sell distressed collateral, and therefore the Company is not the primary beneficiary of such CDOs and does not consolidate these CDOs. The Company’s exposure to loss is limited to its investment in these unconsolidated CDOs, comprising CDO equity and CDO bonds, which aggregate to $67.5 million at December 31, 2018 and $102.2 million at December 31, 2017.
Company-Sponsored Private Funds
The Company sponsors private funds and other investment vehicles as general partner for the purpose of providing investment management services in exchange for management fees and performance-based fees. These private funds are established as limited partnerships or equivalent structures. Limited partners of the private funds do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of limited partners or by a single limited partner. Accordingly, the absence of such rights, which represent voting rights in a limited partnership, results in the private funds being considered VIEs. The nature of the Company's involvement with its sponsored funds comprise fee arrangements and equity interests. The fee arrangements are commensurate with the level of management services provided by the Company, and contain terms and conditions that are customary to similar at-market fee arrangements.
Consolidated Company-Sponsored Private Fund—The Company currently consolidates a sponsored private fund where it has more than insignificant equity interest in the fund as general partner during the early stages of the fund while additional third party capital is being raised. As a result, the Company is considered to be acting in the capacity of a principal of the sponsored private fund and is therefore the primary beneficiary of the fund. The Company’s exposure is limited to the value of its outstanding investment in the consolidated private fund of $13.2 million at December 31, 2018 and $10.2 million at December 31, 2017. The Company, as general partner, is not obligated to provide any financial support to the consolidated private fund.
Unconsolidated Company-Sponsored Private Funds—The Company does not consolidate its sponsored private funds where it has insignificant direct equity interests or capital commitments to these funds as general partner. The Company may invest alongside certain of its sponsored private funds through joint ventures between the Company and these funds, or the Company may have capital commitments to its sponsored private funds that are satisfied directly through the co-investment joint ventures as an affiliate of the general partner. In these instances, the co-investment joint ventures are consolidated by the Company. As the Company's direct equity interests in its sponsored private funds as general partner absorb insignificant variability, the Company is considered to be acting in the capacity of an agent of these funds and is therefore not the primary beneficiary of these funds. The Company accounts for its equity interests in unconsolidated sponsored private funds under the equity method. The Company's maximum exposure to loss is limited to the carrying value of its investment in the unconsolidated sponsored private funds, totaling $117.3 million at December 31, 2018 and $6.9 million at December 31, 2017, included within investments in unconsolidated ventures on the consolidated balance sheets.
Trusts
The Company, through the Merger, acquired the Trusts, wholly-owned subsidiaries of NRF formed as statutory trusts. The Trusts issued preferred securities in private placement offerings, and used the proceeds to purchase junior subordinated notes to evidence loans made to NRF (Note 12). The Company owns all of the common stock of the Trusts but does not consolidate the Trusts as the holders of the preferred securities issued by the Trusts are the primary beneficiaries of the Trusts. The Company accounts for its interest in the Trusts under the equity method and its maximum exposure to loss is limited to its investment carrying value of $3.7 million at December 31, 2018 and 2017, recorded in investments in unconsolidated ventures on the consolidated balance sheet. The junior subordinated notes are recorded as debt on the Company's consolidated balance sheet.

16. Stockholders’ Equity
The table below summarizes the share activities of the Company's preferred and common stock.
As a result of the Merger, each outstanding share of Colony's class A and class B common stock was converted into the right to receive 1.4663 shares of the Company's class A and class B common stock, respectively. Accordingly, the Company's common shares outstanding for all periods prior to January 10, 2017 have been adjusted to reflect the Colony exchange ratio of 1.4663.

	Number of Shares
(In thousands)	Preferred Stock	Class A Common Stock	Class B Common Stock
Shares outstanding at December 31, 2015	25,030	163,777	801
Repurchase of preferred stock (1)	(964)	—	—
Contribution of preferred stock to an affiliate (1)	964	—	—
Shares issued upon redemption of OP units	—	1,370	—
Conversion of class B to class A common stock	—	31	(31)
Equity-based compensation, net of forfeitures	—	1,478	—
Shares canceled for tax withholding on vested stock awards	—	(216)	—
Shares outstanding at December 31, 2016	25,030	166,440	770
Consideration for the Merger (2)	39,466	392,120	—
Issuance of preferred stock	26,400	—	—
Redemption of preferred stock	(25,432)	—	—
Shares canceled (3)	—	(2,984)	—
Shares issued upon redemption of OP Units	—	1,684	—
Conversion of class B to class A common stock	—	34	(34)
Repurchase of common stock	—	(23,371)	—
Exchange of notes for class A common stock	—	233	—
Equity-based compensation, net of forfeitures	—	8,096	—
Redemption of restricted stock units	—	775	—
Shares canceled for tax withholding on vested stock awards	—	(428)	—
Shares outstanding at December 31, 2017	65,464	542,599	736
Redemption of preferred stock	(8,000)	—	—
Shares issued upon redemption of OP Units (4)	—	2,074	—
Shares issued for settlement of contingent consideration—Internalization (Note 14)	—	15	40
Conversion of class B to class A common stock	—	42	(42)
Repurchase of common stock	—	(61,418)
Equity-based compensation, net of forfeitures	—	3,394	—
Shares canceled for tax withholding on vested stock awards	—	(3,359)	—
Shares outstanding at December 31, 2018	57,464	483,347	734
__________

(1)
In January 2016, the Company repurchased 963,718 shares in aggregate of its preferred stock for approximately $20.0 million. In March 2016, the Company contributed the preferred stock at its purchase price to an investment vehicle (the "REIT Securities Venture"), which is a joint venture with a private fund managed by the Company. The Company holds an approximate 4.4% interest in the REIT Securities Venture, accounted for under the equity method. The REIT Securities Venture invests in equity of publicly traded U.S. REITs, including securities of the Company.

(2)
Shares were legally issued by the Company, as the surviving combined entity, as consideration for the Merger. However, as the Merger was accounted for as a reverse acquisition, the consideration transferred was measured based upon the number of shares of common stock and preferred stock that Colony, as the accounting acquirer, would theoretically have issued to the shareholders of NSAM and NRF to achieve the same ratio of ownership in the Company upon completion of the Merger (Note 3).

(3)	Represents NRF shares held by NSAM that were canceled upon consummation of the Merger, after giving effect to the exchange ratio.

(4)
Includes 572,567 shares of class A common stock issued upon redemption of an equivalent number of OP Units that were issued for settlement of the contingent consideration in connection with the Internalization (Note 17).

Preferred Stock
In the event of a liquidation or dissolution of the Company, preferred stockholders have priority over common stockholders for payment of dividends and distribution of net assets.

The table below summarizes the preferred stock issued and outstanding at December 31, 2018:

Description	Dividend Rate Per Annum	Initial Issuance Date	Shares Outstanding (in thousands)	Par Value (in thousands)	Liquidation Preference (in thousands)	Earliest Redemption Date
Series B	8.25%	February 2007 (1)	6,114	$61	$152,855	Currently redeemable
Series E	8.75%	May 2014 (1)	10,000	100	250,000	May 15, 2019
Series G	7.5%	June 2014 (1)	3,450	35	86,250	June 19, 2019
Series H	7.125%	April 2015 (1)	11,500	115	287,500	April 13, 2020
Series I	7.15%	June 2017	13,800	138	345,000	June 5, 2022
Series J	7.125%	September 2017	12,600	126	315,000	September 22, 2022
			57,464	$575	$1,436,605

__________

(1)	Represents initial issuance date pre-Merger by NRF or Colony, as applicable.
All series of preferred stock are at parity with respect to dividends and distributions, including distributions upon liquidation, dissolution or winding up of the Company. Dividends on each series of preferred stock of the Company are payable quarterly in arrears, in the case of the Series B and E preferred stock, in February, May, August and November, and in the case of Series G, H, I and J preferred stock, in January, April, July and October.
Each series of preferred stock is redeemable on or after the earliest redemption date for that series at $25.00 per share plus accrued and unpaid dividends (whether or not declared) exclusively at the Company’s option. The redemption period for each series of preferred stock is subject to the Company’s right under limited circumstances to redeem the preferred stock earlier in order to preserve its qualification as a REIT or upon the occurrence of a change of control (as defined in the articles supplementary relating to each series of preferred stock).
Preferred stock generally does not have any voting rights, except if the Company fails to pay the preferred dividends for six or more quarterly periods (whether or not consecutive). Under such circumstances, the preferred stock will be entitled to vote, together as a single class with any other series of parity stock upon which like voting rights have been conferred and are exercisable, to elect two additional directors to the Company’s board of directors, until all unpaid dividends have been paid or declared and set aside for payment. In addition, certain changes to the terms of any series of preferred stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of each such series of preferred stock voting separately as a class for each series of preferred stock.
Issuance and Redemption of Preferred Stock
The Company issued 13.8 million shares of Series I preferred stock in June 2017 and 12.6 million shares of Series J preferred stock in September 2017 with dividend rates of 7.15% and 7.125% per annum, respectively. Proceeds received for Series I and Series J preferred stock totaled $637.9 million, net of underwriting discounts and offering costs payable by the Company. The Company applied the proceeds from the offerings, combined with available cash, to redeem all of the outstanding shares of Series A, Series F and Series C preferred stock and a portion of the outstanding shares of Series B preferred stock for $644.9 million in aggregate.
In May 2018, the Company issued a notice of redemption for all outstanding Series D preferred stock, with the redemption settled in July 2018.
All preferred stock redemptions were at $25.00 per share liquidation preference plus accrued and unpaid dividends prorated to their respective redemption dates. The excess or deficit of the $25.00 per share liquidation preference over the carrying value of the respective preferred stock redeemed results in a decrease or increase to net income attributable to common stockholders, respectively.
Common Stock
Except with respect to voting rights, class A common stock and class B common stock have the same rights and privileges and rank equally, share ratably in dividends and distributions, and are identical in all respects as to all matters. Class A common stock has one vote per share and class B common stock has thirty-six and one-half votes per share. This gives the holders of class B common stock a right to vote that reflects the aggregate outstanding non-voting economic interest in the Company (in the form of OP Units) attributable to class B common stock holders and therefore, does not provide any disproportionate voting rights. Class B common stock was issued as consideration in the Company's acquisition in April 2015 of the investment management business and operations of its former manager, which was previously controlled by the Company's Executive Chairman. Each share of class B common stock shall convert automatically into one share of class A common stock if the Executive Chairman or his beneficiaries directly or indirectly transfer beneficial ownership of class B common stock or OP Units held by them, other than to certain qualified transferees, which generally includes affiliates and employees. In addition, each holder of class B common stock has the right, at the holder’s option, to convert all or a portion of such holder’s class B common stock into an equal number of shares of class A common stock.
In connection with the consummation of the Merger, on January 20, 2017, the Company paid a dividend of $0.04444 per share of each Colony and NRF common stock to stockholders of record on January 9, 2017, representing a pro rata dividend for the period from January 1, 2017 through January 10, 2017 on a pre-exchange basis (or $0.03 after giving effect to the Colony exchange ratio of 1.4663). Additionally, the Company declared a dividend of $0.24 per share for the period from January 11, 2017 through March 31, 2017. Accordingly, dividends declared for the first quarter of 2017 per common share is equivalent to $0.27 per share after giving effect to the exchange ratio. On January 27, 2017, the Company paid a one-time special dividend of $1.16 per share of common stock to former NSAM stockholders of record on January 3, 2017.
Common Stock Repurchases
On May 23, 2018, the Company announced that its board of directors authorized a common stock repurchase program pursuant to which the Company may repurchase up to $300 million of its outstanding shares of class A common stock over a one-year period, either in the open market or through privately negotiated transactions. The newly announced program is in addition to the $300 million share repurchase program the Company announced in February 2018, which program was completed in May 2018.
During the year ended December 31, 2018, the Company repurchased 61,417,755 shares of its class A common stock, at an aggregate cost of approximately $350.1 million (excluding commissions), or a weighted-average price of $5.70 per share.
In 2017, the Company had a similar stock repurchase program in which the Company repurchased the full authorized amount of $300.0 million (excluding commissions) of its outstanding class A common stock, equivalent to a total of 23,371,071 shares, at a weighted-average price of $12.84 per share. This included 2,150,120 shares of class A common stock repurchased for $29.8 million concurrent with the termination of the Call Spread, as discussed below.
Dividend Reinvestment and Direct Stock Purchase Plan
The Company's Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP Plan”) provides existing common stockholders and other investors the opportunity to purchase shares (or additional shares, as applicable) of the Company's class A common stock by reinvesting some or all of the cash dividends received on their shares of the Company's class A common stock or making optional cash purchases within specified parameters. The DRIP Plan involves the acquisition of the Company's class A common stock either in the open market, directly from the Company as newly issued common stock, or in privately negotiated transactions with third parties. There were no shares of class A common stock acquired under the DRIP Plan in the form of new issuances during the years ended December 31, 2018 and 2017.
Call Spread
Subsequent to the Merger, the Company guaranteed NSAM's obligation to a third party counterparty under a call option previously sold by NSAM, specifically a call spread transaction (the “Call Spread”) in which NSAM had previously purchased and sold a call option on its common stock. In March 2017, the Company terminated the Call Spread and received $21.9 million in settlement, including the release of $15.0 million of cash pledged as collateral. The net settlement was accounted for as a capital transaction.
Accumulated Other Comprehensive Income (Loss)
The following tables present the changes in each component of AOCI attributable to stockholders and noncontrolling interests in investment entities, net of immaterial tax effect. AOCI attributable to noncontrolling interests in Operating Company is immaterial.

Changes in Components of AOCI—Stockholders

(In thousands)	Company's Share in AOCI of Equity Method Investments	Unrealized Gain (Loss) on Securities	Unrealized Gain (Loss) on Cash Flow Hedges	Foreign Currency Translation Gain (Loss)	Unrealized Gain (Loss) on Net Investment Hedges	Total
AOCI at December 31, 2015	$—	$—	$(245)	$(42,125)	$23,948	$(18,422)
Other comprehensive income (loss) before reclassifications	131	(112)	7	(34,234)	21,123	(13,085)
Amounts reclassified from AOCI	(46)	—	197	(67)	(686)	(602)
AOCI at December 31, 2016	$85	$(112)	$(41)	$(76,426)	$44,385	$(32,109)
Other comprehensive income (loss) before reclassifications	5,450	(22,014)	41	124,846	(68,581)	39,742
Amounts reclassified from AOCI	81	36,544	—	(2,489)	5,547	39,683
AOCI at December 31, 2017	$5,616	$14,418	$—	$45,931	$(18,649)	$47,316
Cumulative effect of adoption of new accounting pronouncements	(202)	—	—	—	—	(202)
Other comprehensive income (loss) before reclassifications	(1,785)	(16,238)	(91)	(46,183)	34,113	(30,184)
Amounts reclassified from AOCI	—	(3,951)	—	6,870	(8,446)	(5,527)
Deconsolidation of N-Star CDO	—	2,596	—	—	—	2,596
AOCI at December 31, 2018	$3,629	$(3,175)	$(91)	$6,618	$7,018	$13,999

Changes in Components of AOCI—Noncontrolling Interests in Investment Entities

(In thousands)	Unrealized Gain (Loss) on Securities	Unrealized Gain (Loss) on Cash Flow Hedges	Foreign Currency Translation Gain (Loss)	Unrealized Gain (Loss) on Net Investment Hedges	Total
AOCI at December 31, 2015	$—	$(149)	$51	$(1)	$(99)
Other comprehensive income (loss) before reclassifications	(527)	—	(56,479)	12,669	(44,337)
Amounts reclassified from AOCI	—	149	(785)	(870)	(1,506)
AOCI at December 31, 2016	$(527)	$—	$(57,213)	$11,798	$(45,942)
Other comprehensive income (loss) before reclassifications	981	—	97,840	(10,659)	88,162
Amounts reclassified from AOCI	(454)	—	(1,679)	1,988	(145)
AOCI at December 31, 2017	$—	—	$38,948	$3,127	$42,075
Other comprehensive income (loss) before reclassifications	—	(390)	(39,621)	8,696	(31,315)
Amounts reclassified from AOCI	—	—	73	(2,179)	(2,106)
AOCI at December 31, 2018	$—	$(390)	$(600)	$9,644	$8,654

Reclassifications out of AOCI—Stockholders
Information about amounts reclassified out of AOCI attributable to stockholders by component is presented below:

(In thousands)	Year Ended December 31,			Affected Line Item in the Consolidated Statements of Operations
Component of AOCI reclassified into earnings	2018	2017	2016
Realized gain (loss) on marketable securities	$10,100	$(5,285)	$46	Other gain (loss), net
Other-than-temporary impairment and write-offs of securities	(6,149)	(31,259)	—	Other gain (loss), net
Deconsolidation of N-Star CDO	(2,596)	—	—	Other gain (loss), net
Unrealized gain on ineffective cash flow hedge	—	—	(197)	Other gain (loss), net
Release of cumulative translation adjustments	(6,870)	2,489	67	Other gain (loss), net
Unrealized gain (loss) on dedesignated net investment hedges	1,454	(1,829)	634	Other gain (loss), net
Realized gain (loss) on net investment hedges	6,992	(3,718)	52	Other gain (loss), net
Release of equity in AOCI of unconsolidated ventures	—	(81)	—	Earnings from investments in unconsolidated ventures

17. Noncontrolling Interests
Redeemable Noncontrolling Interests
This represents noncontrolling interests in a consolidated open-end fund sponsored by the Company beginning in August 2017, and in Townsend for the period from January 10, 2017 through December 29, 2017, the date the Company sold its interest in Townsend. In connection with the Townsend sale, $20.0 million of the consideration received was allocated to certain members of Townsend management and the noncontrolling interests in Townsend were fully redeemed.
The following table presents a summary of changes in redeemable noncontrolling interests:

	Year Ended December 31,
(In thousands)	2018	2017
Beginning balance	$34,144	$—
Assumed through the Merger	—	78,843
Assumed through consolidation of sponsored private fund	—	24,763
Contributions	354	8,550
Distributions and redemptions	(21,405)	(100,830)
Net income (loss)	(3,708)	23,543
Currency translation adjustment and other	—	(725)
Ending balance	$9,385	$34,144

Noncontrolling Interests in Investment Entities
These are interests in consolidated investment entities held by private investment funds managed by the Company, or by third party joint venture parties.
The Company's investment in the real estate portfolio of its industrial segment is made alongside third party limited partners through a joint venture consolidated by the Company. Over time, additional capital contributions from limited partners reduce the Company's ownership interest in the joint venture. New limited partners are admitted at the net asset value of the joint venture, based upon valuations determined by independent third parties, at the time of their contributions. For the years ended December 31, 2018 and 2017, the difference between contributions received and the limited partners' share of the joint venture resulted in an increase to additional paid-in capital of $34.1 million and $21.8 million, respectively.
In January 2017, the Company sold an 18.7% noncontrolling interest in its healthcare real estate portfolio through a newly formed joint venture pursuant to a purchase and sale agreement executed in November 2016 based upon terms negotiated prior to the Merger. The net excess of the carrying value of the noncontrolling interest sold over the consideration received resulted in a $41.2 million decrease to additional paid-in capital, including $9.2 million of cost of new capital.
Noncontrolling Interests in Operating Company
Certain employees of the Company directly or indirectly own interests in OP, presented as noncontrolling interests in the Operating Company. Noncontrolling interests in OP have the right to require OP to redeem part or all of such member’s OP Units for cash based on the market value of an equivalent number of shares of class A common stock at the time of redemption, or at the Company's election as managing member of OP, through issuance of shares of class A common stock (registered or unregistered) on a one-for-one basis. At the end of each period, noncontrolling interests in OP is adjusted to reflect their ownership percentage in OP at the end of the period, through a reallocation between controlling and noncontrolling interests in OP, as applicable.
For the year ended December 31, 2018, the Company redeemed 2,870,422 OP Units, of which 2,074,457 OP Units were redeemed in exchange for an equal number of shares of class A common stock on a one-for-one basis, and 795,965 OP Units were redeemed in exchange for cash of $4.8 million to satisfy the tax obligations of OP unitholders. The redemptions included 1.0 million OP Units issued for settlement of the contingent consideration in connection with the Internalization (Note 14).
For the year ended December 31, 2017, the Company redeemed 2,076,214 OP Units through the issuance of 1,684,170 shares of class A common stock (adjusted for the Merger exchange ratio) on a one-for-one basis and cash settlement of approximately $5.1 million to satisfy tax obligations of the OP unitholders.

18. Discontinued Operations
All of discontinued operations in 2016 and predominantly in 2017 and 2018 represent the results of operations of (i) the industrial segment which includes direct compensation and administrative expenses of the industrial business, and (ii) associated fee income, equity method earnings from the Company's general partner interest in the industrial open-end fund, predominantly carried interest, and compensation related to carried interest sharing, which are reported under the investment management segment.
Discontinued operations also consisted of a manufactured housing portfolio acquired through the Merger in January 2017 and sold in March 2017, and certain properties acquired through consensual foreclosure of the THL Hotel Portfolio in July 2017, which were fully disposed in the second quarter of 2018. All of these properties qualified as held for sale at the time of acquisition, therefore reported as discontinued operations. The manufactured housing portfolio generated net income of $12.6 million in 2017 prior to its sale, while results from discontinued operations of the properties in the THL Hotel Portfolio were immaterial in 2017 and 2018.
Income or loss from discontinued operations is presented below.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Revenues
Property operating income	$288,367	$284,051	$194,670
Fee income	7,378	4,022	—
Interest and other income	3,775	4,742	1,687
Revenues from discontinued operations	299,520	292,815	196,357
Expenses
Property operating expenses	84,162	87,726	55,924
Interest expense	42,713	47,594	44,834
Investment and servicing expense	436	542	167
Transaction costs	—	—	921
Placement fees	234	1,650	—
Depreciation and amortization	129,104	109,265	88,854
Impairment loss	948	44	407
Compensation expense—cash and equity-based (1)	11,156	8,119	7,856
Compensation expense—carried interest	4,696	—	—
Administrative expenses	4,569	4,703	2,699
Expenses from discontinued operations	278,018	259,643	201,662
Other income
Gain on sale of real estate	7,633	22,504	2,888
Equity method earnings, including carried interest	10,636	1,868	27
Income (loss) from discontinued operations before income taxes	39,771	57,544	(2,390)
Income tax expense	(189)	(2,096)	(586)
Income (loss) from discontinued operations	39,582	55,448	(2,976)
Income (loss) from discontinued operations attributable to:
Noncontrolling interests in investment entities	21,260	24,407	(1,924)
Noncontrolling interests in Operating Company	1,113	1,249	(168)
Income (loss) from discontinued operations attributable to Colony Capital, Inc.	$17,209	$29,792	$(884)

__________

(1)	Includes equity-based compensation of $2.9 million, $3.3 million and $0.6 million for the years ended December 31, 2018, 2017 and 2016, respectively.

19. Earnings per Share
The following table provides the basic and diluted earnings per common share computations:

	Year Ended December 31,
(In thousands, except per share data)	2018	2017	2016
Net income (loss) allocated to common stockholders
Loss from continuing operations	$(534,757)	$(120,061)	$293,702
Income from continuing operations attributable to noncontrolling interests	(2,059)	(107,530)	(175,408)
Loss from continuing operations attributable to Colony Capital, Inc.	(536,816)	(227,591)	118,294
Income (loss) from discontinued operations attributable to Colony Capital, Inc.	17,209	29,700	(2,976)
Net income (loss) attributable to Colony Capital, Inc.	(519,607)	(197,891)	115,318
Preferred stock redemption	3,995	(4,530)	—
Preferred dividends	(117,097)	(130,672)	(48,159)
Net income (loss) attributable to common stockholders	(632,709)	(333,093)	67,159
Net income allocated to participating securities	(2,504)	(9,168)	(2,293)
Net income (loss) allocated to common stockholders—basic	(635,213)	(342,261)	64,866
Interest expense attributable to convertible notes (1)	—	—	—
Net income (loss) allocated to common stockholders—diluted	$(635,213)	$(342,261)	$64,866
Weighted average common shares outstanding (2)
Weighted average number of common shares outstanding—basic	496,993	532,600	164,570
Weighted average effect of dilutive shares (1)(3)(4)	—	—	—
Weighted average number of common shares outstanding—diluted	496,993	532,600	164,570
Basic earnings (loss) per share
Income (loss) from continuing operations	$(1.31)	$(0.70)	$0.40
Income (loss) from discontinued operations	0.03	0.06	(0.01)
Net income (loss) attributable to common stockholders per basic common share	$(1.28)	$(0.64)	$0.39
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(1.31)	$(0.70)	$0.40
Income (loss) from discontinued operations	0.03	0.06	(0.01)
Net income (loss) attributable to common stockholders per diluted common share	$(1.28)	$(0.64)	$0.39
__________

(1)
For the years ended December 31, 2018, 2017 and 2016, excluded from the calculation of diluted earnings per share is the effect of adding back $28.6 million, $28.9 million and $27.3 million of interest expense, respectively, and 38,112,100, 38,564,400 and 36,582,700 weighted average dilutive common share equivalents, respectively, for the assumed conversion or exchange of the Company's outstanding convertible and exchangeable notes, as applicable, as their inclusion would be antidilutive.

(2)
As a result of the Merger, each outstanding share of common stock of Colony was exchanged for 1.4663 of newly issued common shares of the Company. Accordingly, the historical share counts used to calculate the weighted average number of shares post-Merger reflect the exchange ratio of 1.4663 applied to shares outstanding prior to the Closing Date.

(3)
The calculation of diluted earnings per share excludes the effect of weighted average unvested non-participating restricted shares of 571,500, 534,100 and 0 for the years ended December 31, 2018, 2017 and 2016, as well as the weighted average shares of class A common stock that are contingently issuable in relation to PSUs (Note 21) of 532,900 for the year ended December 31, 2018, as the effect would be antidilutive.

(4)
OP Units, subject to lock-up agreements, may be redeemed for registered or unregistered class A common shares on a one-for-one basis. At December 31, 2018, 2017 and 2016, there were 31,358,500, 32,282,500 and 30,296,100 redeemable OP Units, respectively. These OP Units would not be dilutive and were not included in the computation of diluted earnings per share for all periods presented.

20. Fee Income
The Company's real estate investment management platform manages capital on behalf of institutional and retail investors in private funds, traded and non-traded REITs and investment companies, for which the Company earns fee income. For investment vehicles in which the Company co-sponsors with a third party or for which the Company engages a third party sub-advisor, such fee income is shared with the respective co-sponsor or sub-advisor.
On December 29, 2017, the Company sold its interest in Townsend, an investment management subsidiary acquired through the Merger. Upon closing of the Combination on January 31, 2018, the Company's management contracts with NorthStar I and NorthStar II were terminated; concurrently, the Company entered into a new management agreement with Colony Credit. On April 30, 2018, the Company combined NorthStar Securities, LLC ("NorthStar

Securities"), the Company's captive broker-dealer platform that raises capital in the retail market, with a third party joint venture partner, S2K Financial Holdings, LLC ("S2K") to form Colony S2K Holdings, LLC ("Colony S2K"). Colony S2K distributes current and future investment products sponsored by the Company and S2K as well as third party sponsored products. Beginning in May 2018, the Company's share of income and expense from Colony S2K is reflected as earnings from investments in unconsolidated ventures.
Fee income for all periods presented excludes management fees from the Company's industrial open-end fund which is classified as held for sale. Such fees are included in income from discontinued operations (Note 18).
The Company's fee income is earned from the following sources:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Institutional funds	$48,624	$56,966	$67,731
Non-traded REITs	29,597	88,081	—
Public companies (Colony Credit, NRE)	65,258	14,003	—
Broker-dealer, Townsend and other clients	964	57,717	—
	$144,443	$216,767	$67,731
The following table presents the Company's fee income by type:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Base management fees ($130,384, $161,414 and $63,212 from affiliates, respectively)	$131,406	$179,816	$63,212
Asset management fees—from affiliates	2,078	3,069	4,519
Acquisition and disposition fees—from affiliates	1,922	16,237	—
Incentive fees ($5,445, $172, $0 from affiliates, respectively)	5,445	1,043	—
Other fee income ($3,389, $0 and $0 from affiliates, respectively)	3,592	16,602	—
Total fee income	$144,443	$216,767	$67,731

Base Management Fees—The Company earns base management fees for the day-to-day operations and administration of its managed private funds, traded and non-traded REITs, and investment companies, calculated as follows:

•	Private Funds—generally 1% per annum of the limited partners' net funded capital;

•
Non-Traded REITs—1% to 1.25% per annum of gross assets for NorthStar/RXR NY Metro (through its liquidation in October 2018) and for NorthStar I and NorthStar II (through January 31, 2018 upon closing of the Combination), as well as 1.5% per annum of most recently published net asset value (as may be subsequently adjusted for any special distribution) for NorthStar Healthcare. Effective January 1, 2018, $2.5 million per quarter of base management fee for NorthStar Healthcare will be paid in shares of NorthStar Healthcare common stock at a price per share equal to its most recently published NAV per share (as may be subsequently adjusted for any special distribution);

•
NRE—a variable fee of 1.5% per annum of NRE's reported European Public Real Estate Association Net Asset Value ("EPRA NAV" as defined in its management agreement) for EPRA NAV up to and including $2.0 billion, and 1.25% per annum for EPRA NAV amounts exceeding $2.0 billion. Prior to 2018, it was a fixed fee of $14.2 million per annum, subject to increase by an amount equal to 1.5% per annum of certain provisions in accordance with terms set out in its governing agreement. The management agreement had provided for the Company's management of NRE through at least January 1, 2023. On November 7, 2018, NRE and the Company reached an agreement to terminate the management agreement upon a sale of NRE or, if no sale is consummated, upon internalization of the management of NRE. Such termination will result in a termination payment to the Company of $70 million, less any incentive fees. The strategic review committee of NRE's board of directors is in the process of evaluating strategic alternatives to maximize NRE's shareholder value, which includes the potential sale of NRE; and

•	Colony Credit—1.5% per annum of Colony Credit's stockholders' equity (as defined in its management agreement).
In 2017, the Company also earned base management fees from Townsend private funds at a fixed percentage of either assets under management, net asset value, total assets, committed capital or invested capital.

Asset Management Fees—The Company earns asset management fees from its managed private funds, which represents a one-time fee upon closing of each investment, calculated as a fixed percentage, generally 0.5% of the limited partners' net funded capital on each investment.
Acquisition and Disposition Fees—The Company earns an acquisition fee of 1% of the amount funded or allocated to originate or acquire an investment by NorthStar I and NorthStar II (through January 31, 2018 upon closing of the Combination) and a disposition fee of 1% to 2% of the contractual sales price for disposition of an investment by NorthStar I and NorthStar II (through January 31, 2018 upon closing of the Combination) and by NorthStar Healthcare (through December 31, 2017 following an amendment to its advisory agreement).
Incentive Fees—The Company may earn incentive fees from NRE and Colony Credit (and in 2017, from Townsend segregated mandate accounts). Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles, with such thresholds varying across investment vehicles in accordance with the terms set out in their respective governing agreements. A portion of the incentive fees earned by the Company (generally 40% to 50%) is allocable to senior management, investment professionals, certain other employees and former employees of the Company, included in carried interest and incentive fee compensation expense.
Other Fee Income—Other fees include advisory fees from affiliated and/or unaffiliated third parties, and prior to May 2018, selling commission and dealer manager fees. The Company, through NorthStar Securities, had earned fees for selling equity in certain classes of shares in the retail companies, calculated as a percentage of the gross offering proceeds raised, up to 8% for selling commissions and dealer manager fees, depending on the share classes of the retail companies. All or a portion of selling commission and dealer manager fees may be reallowed to participating broker-dealers. In 2017, other income also included advisory fees from Townsend clients at a fixed annual retainer.
21. Equity-Based Compensation
Upon consummation of the Merger, each outstanding Colony employee restricted stock award granted under the 2014 Equity Incentive Plan (the “Colony Equity Incentive Plan”) that did not vest and was not forfeited was assumed by the Company and was converted into an equivalent restricted stock award of the Company, after giving effect to the Colony exchange ratio. As of January 2, 2017, all shares reserved under the Colony Equity Incentive Plan had been issued. While the Colony Equity Incentive Plan continues to exist following the Merger, no new awards will be granted under this plan.
Outstanding equity awards granted under Colony's 2009 Non-Executive Director Stock Plan (the “Colony Director Stock Plan”) fully vested upon consummation of the Merger and were settled through the issuance of 44,464 shares of the Company's class A common stock. The Colony Director Stock Plan was assumed by the Company upon closing of the Merger.
Substantially all of the outstanding NSAM and NRF equity awards prior to the Merger, except for certain awards as described below, vested upon consummation of the Merger. The vested equity awards were settled in NSAM and NRF shares respectively and converted into the Company's class A common stock based on their respective exchange ratios. All of the vested NSAM and NRF equity awards relate to pre-combination services and form part of the merger consideration.
NSAM 2014 Stock Plan
Upon consummation of the Merger, the Company assumed the following outstanding awards previously issued under NSAM's 2014 Omnibus Stock Incentive Plan ("NSAM 2014 Stock Plan"). Subsequent to the Merger, the Company adopted the NSAM 2014 Stock Plan, as further described below.
Townsend—Restricted stock awards granted to Townsend’s management team, who were previously employees of the Company, did not vest by their terms in connection with the Merger and were converted into the Company's restricted stock awards on a one-for-one basis. On December 29, 2017, the outstanding Townsend awards were fully vested upon the sale of the Company's interest in Townsend.
American Healthcare Investors Joint Venture—In December 2014, NSAM acquired a 43% interest in American Healthcare Investors, LLC (“AHI"), structured as a joint venture between NSAM and the principals of AHI, a healthcare-focused real estate investment management firm, and James F. Flaherty III, former Chief Executive Officer of HCP, Inc., that is accounted for as an equity method investment.
In connection with this arrangement, certain AHI employees were granted equity awards for a fixed dollar amount with a variable number of shares, classified as a liability award. The outstanding award to certain AHI employees did not vest in the Merger. In March 2017, $1.0 million or the equivalent of 70,261 shares of class A common stock were issued in settlement of the equity award to certain AHI employees, and the corresponding $1.0 million outstanding liability was relieved. This was a non-employee award, with equity-based compensation recorded in earnings from investments in unconsolidated ventures on the consolidated statement of operations
Pursuant to a separate contractual arrangement entered into in connection with the investment in AHI, the AHI principals, subject to certain annual performance targets being met, are also entitled to incremental grants of the Company's common stock, which will vest immediately upon issuance. As of December 31, 2018, no incremental awards have been granted.
NRF Incentive Plan
Upon consummation of the Merger, the Company assumed the following outstanding non-employee stock awards that were previously issued under NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan (the "NRF Incentive Plan"), and which continue to be governed by the terms of the NRF Incentive Plan subsequent to the Merger.
Healthcare Partnership—In January 2014, NRF entered into a partnership with James F. Flaherty, III, with the intention of expanding the Company’s healthcare business (“Healthcare Partnership”). In connection with this arrangement, Mr. Flaherty was granted NRF restricted stock units ("RSUs"), which upon the spin-off of NSAM from NRF in July 2014, were adjusted to also relate to an equal number of units of NSAM RSUs, and continue to be governed by the NRF Incentive Plan. This RSU award did not vest by its terms in connection with the consummation of the Merger and was converted into the right to receive an award in the same form for that number of units of the Company's RSU, after giving effect to the relevant Merger exchange ratios. As a non-employee award, the RSUs were remeasured each period end based on the closing price of the Company's class A common stock as of such period end, with related equity-based compensation cost recorded in investment and servicing expense on the consolidated statement of operations and in equity on the consolidated balance sheet. In September 2017, the RSU award was fully vested upon the occurrence of a vesting event under the terms of the applicable award agreement.
CLNY Equity Incentive Plan
Following the Merger, the Company adopted the NSAM 2014 Stock Plan as the Company's successor equity incentive plan and named such plan the Colony NorthStar 2014 Omnibus Stock Incentive Plan, thereafter renamed Colony Capital 2014 Omnibus Stock Incentive Plan in June 2018 (the "CLNY Equity Incentive Plan"). The CLNY Equity Incentive Plan provides for the grant of restricted stock, performance stock units ("PSUs"), Long Term Incentive Plan ("LTIP") units, RSUs, deferred stock units ("DSUs"), options, warrants or rights to purchase shares of the Company's common stock, cash incentives and other equity-based awards. Shares reserved for the issuance of awards under the CLNY Equity Incentive Plan are subject to equitable adjustment upon the occurrence of certain corporate events, provided that this number automatically increases each January 1st by 2% of the outstanding number of shares of the Company’s class A common stock on the immediately preceding December 31st. At December 31, 2018, an aggregate of 44.7 million shares of the Company's class A common stock were reserved for the issuance of awards under the CLNY Equity Incentive Plan.
In 2017, the Company issued certain equity awards, which had a service condition only, in connection with the Merger. This included replacement equity awards issued in January 2017 to certain executives of NSAM, consisting of an aggregate of 4,669,518 shares of restricted common stock and 3,506,387 LTIP units. The number of shares and units issued for the replacement awards were determined based on the volume-weighted average price of the Company's class A common stock over the first five trading days following the Closing Date, subject to a floor of $15.00 per share. All of the replacement equity awards vested on January 10, 2018. Additionally, restricted stock awards were also granted to certain employees as retention awards, subject to graded vesting through January 2020.
Restricted Stock—Restricted stock awards relating to the Company's class A common stock are granted to senior executives and certain employees, with a service condition only and generally subject to annual time-based vesting in equal tranches over a three-year period. Restricted stock is entitled to dividends declared and paid on the Company's class A common stock and such dividends are not forfeitable prior to vesting of the award. Restricted stock awards are valued based on the Company's class A common stock price on grant date and equity-based compensation expense is recognized on a straight-line basis over the requisite three-year service period.
Performance Stock Units ("PSUs")—PSUs are granted to senior executives and certain employees, and are subject to both a service condition and market condition. Following the end of the measurement period for the PSUs, the recipient of PSUs who remain employed will vest in, and be issued a number of shares of the Company's class A common stock, ranging from 0% to 200% of the number of PSUs granted, to be determined based upon the performance of the Company's class A common stock relative to that of a specified peer group over a three-year measurement period (such measurement metric the "total shareholder return"). In addition, recipients of PSUs who terminate after the first anniversary of the PSU grant are eligible to vest in a portion of the PSU award following the end of the measurement period based on achievement of the total shareholder return metric otherwise applicable to the award. PSUs also contain dividend equivalent rights which entitle the recipients to a payment equal to the amount of dividends that would have been paid on the shares that are ultimately issued at the end of the measurement period. In February 2019, the PSUs issued in 2018 were modified to, among other things, reduce the potential maximum number of shares of the Company’s class A common stock to be issued upon final vesting from 200% to 125% of the number of PSUs granted. This modification is not expected to have a material impact on the Company’s financial condition or results of operations.
Fair value of PSUs, including dividend equivalent rights, was determined using a Monte Carlo simulation under a risk-neutral premise, with the following assumptions:

2018 PSU Grant
Expected volatility of the Company's class A common stock (1)	38%
Expected annual dividend yield (2)	7.6%
Risk-free rate (per annum) (3)	2.44%
__________

(1)	Based on a combination of implied volatilities on actively traded stock options and historical volatilities, on the stock of the Company and the specified peer group.

(2)	Based on an average of the Company's current and historical dividend yields.

(3)	Based on the prevailing 3-year zero coupon US Treasury yield on grant date.
Fair value of the PSU award on grant date, excluding dividend equivalent rights, is recognized on a straight-line basis over the three-year measurement period as compensation expense, and is not subject to reversal even if the market condition is not achieved. The dividend equivalent right is accounted for as a liability-classified award. The fair value of the dividend equivalent right is recognized as compensation expense on a straight-line basis over the measurement period, and is subject to adjustment to fair value at each reporting period.
LTIP Units—LTIP units are designated as profits interests for federal income tax purposes. Unvested LTIP units do not accrue distributions. Each vested LTIP unit is convertible, at the election of the holder, into one common OP Unit and upon conversion, subject to the redemption terms of OP Units (Note 17). LTIP units are valued based on the Company's class A common stock price on grant date, with equity-based compensation cost recognized on a straight-line basis over the service period and represent an allocation to noncontrolling interest in the Operating Company.
Deferred Stock Units—Certain non-employee directors may elect to defer the receipt of annual base fees and/or restricted stock awards, and in lieu, receive awards of DSUs. DSUs awarded in lieu of annual base fees are fully vested on their grant date, while DSUs awarded in lieu of restricted stock awards vest one year from their grant date. DSUs are entitled to a dividend equivalent, in the form of additional DSUs based on dividends declared and paid on the Company's class A common stock. Any such additional DSUs will also be credited with additional DSUs as cash dividends are paid, subject to the same restrictions and vesting conditions, if any. Upon separation of service from the Company, vested DSUs are to be settled in shares of the Company’s class A common stock. Fair value of DSUs are determined based on the price of the Company's class A common stock on grant date and recognized immediately if fully vested upon grant, otherwise, on a straight-line basis over the vesting period as equity based compensation expense and equity.
Equity-based compensation expense, excluding amounts related to the industrial segment which is presented as discontinued operations (Note 18), is included in the following line items in the consolidated statements of operations:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Compensation expense (including $270, $0 and $0 amortization of fair value of dividend equivalent right)	$38,928	$146,563	$13,012
Earnings from investments in unconsolidated ventures	—	61	—
Investment and servicing expense	—	4,070	—
	$38,928	$150,694	$13,012

Changes in the Company’s unvested equity awards are summarized below:

						Weighted Average Grant Date Fair Value
	Restricted Stock	LTIP Units	DSUs	PSUs (1)	Total	PSUs	All Other Awards
Unvested shares and units at December 31, 2017	9,149,516	3,506,387	78,267	—	12,734,170	$—	$14.53
Granted	3,605,137	—	263,506	2,138,858	6,007,501	5.09	6.19
Vested	(7,121,545)	(3,506,387)	(158,639)	—	(10,786,571)	—	14.27
Forfeited	(211,018)	—	—	(94,909)	(305,927)	5.09	11.42
Unvested shares and units at December 31, 2018	5,422,090	—	183,134	2,043,949	7,649,173	$5.09	$9.39
__________

(1)
Represents the number of PSUs granted which does not reflect potential increases or decreases that could result from the final outcome of the total shareholder return at the end of the performance period. No PSUs were granted during 2017 and 2016.

Fair value of equity awards that vested, determined based on their respective fair values at vesting date, was $111.2 million, $31.9 million and $9.9 million for the year ended December 31, 2018, 2017 and 2016, respectively.
At December 31, 2018, aggregate unrecognized compensation cost for all unvested equity awards was $35.7 million, which is expected to be recognized over a weighted-average period of 2.0 years.
Awards Granted by Managed Companies
In March 2018, NRE and Colony Credit issued restricted stock and performance stock units to the Company and certain of the Company's employees (collectively, "managed company awards"). NRE awards generally have similar terms as the Company's stock awards, except that the NRE performance stock units measure NRE's stock performance against either an absolute total shareholder return threshold or relative to the performance of a specified market index. Employees are entitled to receive shares of NRE common stock if service conditions and/or market conditions are met. Colony Credit awards are primarily restricted stock grants that typically vest over a three-year period, subject to service conditions. Generally, the Company then grants the managed company awards that it receives in its capacity as manager to its employees with substantially the same terms and service requirements. Such grants are made at the discretion of the Company, and the Company may consult with the board of directors or compensation committees of the respective managed companies as to final allocation of awards to its employees.
Managed company awards granted to the Company, pending the grant by the Company to its employees, are recognized based upon their fair value at grant date as an investment in unconsolidated ventures and other liabilities on the consolidated balance sheet. The deferred revenue liability is amortized into other income as the awards vest to the Company. Managed company awards granted to employees, directly by NRE or Colony Credit, or through the Company, are recorded as other asset and other liability, and amortized on a straight-line basis as equity-based compensation expense and as other income, respectively, as the awards vest to the employees. The other asset and other liability associated with managed company awards granted to employees are subject to adjustment to fair value at each reporting period, with changes reflected in equity-based compensation and other income, respectively.
Equity-based compensation expense recognized in relation to managed company awards was $9.6 million for the year ended December 31, 2018. A corresponding amount is recognized in other income for managed company awards granted to employees (Note 22). At December 31, 2018, aggregate unrecognized compensation cost for unvested managed company awards was $14.4 million, which is expected to be recognized over a weighted-average period of 2.3 years.
22. Transactions with Affiliates
Affiliates include (i) private funds, traded and non-traded REITs and investment companies that the Company manages or sponsors, and in which the Company may have an equity interest or co-invests with; (ii) the Company's investments in unconsolidated ventures; and (iii) directors, senior executives and employees of the Company (collectively, "employees").

Amounts due from and due to affiliates, excluding amounts classified as held for sale (Note 10), consist of the following:

(In thousands)	December 31, 2018	December 31, 2017
Due from Affiliates
Investment vehicles and unconsolidated ventures
Fee income	$32,139	$18,209
Cost reimbursements and recoverable expenses	10,754	30,749
Employees and other affiliates	596	1,403
	$43,489	$50,361
Due to Affiliates
Investment vehicles and unconsolidated ventures	$—	$2,884
Employees	—	20,650
	$—	$23,534

Transactions with affiliates include the following:
Fee Income—Fee income earned from investment vehicles that the Company manages and/or sponsors, and may have an equity interest or co-investment, are presented in Note 20.
Cost Reimbursements—The Company received cost reimbursement income related primarily to the following arrangements:

•
Direct and indirect operating costs, including but not limited to compensation, overhead and other administrative costs, for managing the operations of the non-traded REITs, investment companies and Colony Credit, with reimbursements for non-traded REITs limited to the greater of 2% of average invested assets or 25% of net income (net of base management fees);

•
Direct costs of personnel dedicated solely to NRE plus 20% of such personnel costs for related overhead charges, not to exceed, in aggregate, specified thresholds as set out in the NRE management agreement;

•
Costs incurred in performing investment due diligence for retail companies and private funds managed by the Company (presented gross on the consolidated statement of operations effective January 1, 2018);

•
Equity awards granted by NRE and Colony Credit to employees of the Company, which are presented gross on the consolidated statement of operations as other income and compensation expense (see Note 21);

•	Certain expenses incurred on behalf of the clients of Townsend such as legal, due diligence and investment advisory team travel expenses (in 2017 only);

•	Services provided to the Company's unconsolidated investment ventures for servicing and managing their loan portfolios, including foreclosed properties;

•	Administrative services provided to an equity method investee (through July 2017 only); and

•	Administrative services provided to certain senior executives of the Company.
Cost reimbursements, included in other income, were as follows. These amounts include $4.0 million for the year ended December 31, 2018 of costs incurred by the Company and reimbursed by its managed private funds that are presented gross on the consolidated statement of operations beginning in 2018 pursuant to the new revenue recognition guidance (Note 2).

	Year Ended December 31,
(In thousands)	2018	2017	2016
Retail companies	$4,672	$19,545	$—
Public companies—NRE and Colony Credit	10,747	—	—
Private funds and other	9,198	3,779	4,296
Equity awards of NRE and Colony Credit (Note 21)	10,078	—	—
Townsend	—	2,306	—
	$34,695	$25,630	$4,296

Recoverable Expenses—The Company pays organization and offering costs associated with the formation and capital raising of the retail companies and private funds sponsored by the Company, for which the Company recovers from these investment vehicles, up to specified thresholds for certain private funds and up to 1% of proceeds expected to be raised from the offering of retail companies (excluding shares offered pursuant to distribution reinvestment plans).

NorthStar Healthcare Credit Facility—The Company has committed to provide NorthStar Healthcare with an unsecured revolving credit facility at market terms with a maximum principal amount of $35.0 million. The credit facility matures in December 2020, with a six-month extension option. Advances under the credit facility accrue interest at LIBOR plus 3.5%. There is no commitment fee for the unused portion of the facility. The credit facility is intended to provide additional liquidity to NorthStar Healthcare on an as needed basis. At December 31, 2018 and 2017, there were no outstanding advances under the revolving credit facility.
Liquidating Trust—In connection with the closing of the Combination, a wholly-owned subsidiary of the Company entered into a management services agreement with the liquidating trust that holds the NorthStar I Retained Asset (as discussed in Note 4). The Company was engaged as an advisor to service and assist in the potential sale of the NorthStar I Retained Asset, and to provide administrative services to the liquidating trust on such terms and conditions as approved by the trustees for a management fee of 1.25% per annum of the net assets of the liquidating trust, amounting to $1.0 million for the year ended December 31, 2018.
Sales to Colony Credit—In May 2018, the Company sold a preferred equity investment sponsored by the Company's equity method investee, RXR Realty, to Colony Credit at the unpaid principal amount of the investment of $89.1 million.
In July 2018, the Company sold to Colony Credit its interest in a subsidiary holding a net lease property in Norway that was partially financed by a non-callable bond for $121.5 million based on an appraised value of the property, resulting in a gain on sale of real estate of $28.6 million.
Healthcare Partnership—The Healthcare Partnership was previously formed by NRF with the intention of expanding the Company’s healthcare business (see Note 21). The Healthcare Partnership is entitled to incentive fees ranging from 20% to 25% of distributions above certain hurdles for new and existing healthcare real estate investments held by the Company and a portion of incentive fees earned from NorthStar Healthcare. To date, no incentive fees have been earned by the Healthcare Partnership.
American Healthcare Investors Joint Venture—The Company has an equity method investment in AHI, through a joint venture with the principals of AHI and Mr. Flaherty (see Note 21). AHI had previously provided certain healthcare-focused real estate investment management and related services to the Company and NorthStar Healthcare. The management agreement with AHI was terminated effective October 2018. For the years ended December 31, 2018 and 2017, the Company incurred property management fees and sub-advisory fees to AHI totaling $4.1 million and $4.8 million, respectively.
Arrangements with Company-Sponsored Private Fund—The Company co-invests alongside a Company-sponsored private fund through joint ventures between the Company and the sponsored private fund. These co-investment joint ventures are consolidated by the Company. The Company has capital commitments, as general partner, directly into the private fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company's commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the private fund such as financing and administrative costs. Such costs expensed during the years ended December 31, 2018 and 2017 were immaterial and relate primarily to the Company's share of the fund's operating costs and deferred financing costs on borrowings of the fund.
Contingent Consideration for Internalization—Contingent consideration for Internalization was payable to certain senior management personnel of the Company in connection with Colony's acquisition of the real estate investment management business and operations of its former manager in April 2015, amounting to $20.7 million at December 31, 2017. As discussed in Note 14, the final contingent consideration was measured at the end of its earnout period on June 30, 2018, with the common stock and OP Units issuable to the senior management personnel valued at $12.5 million reclassified out of liabilities into equity, while the associated dividends of approximately $6.4 million remained in due to affiliates liability. Contingent consideration, including the accrued dividends thereon, was settled in August 2018 in a combination of class A and class B common stock, OP Units and cash.
Equity Awards of NRE and Colony Credit—As discussed in Note 21, NRE and Colony Credit grant equity awards to the Company and certain of the Company's employees, either directly by NRE and Colony Credit, or indirectly through the Company, are recognized as a gross-up of equity-based compensation expense over the vesting period with a corresponding amount in other income.
Investment in Managed Investment Vehicles—Subject to the Company's related party policies and procedures, senior management, investment professionals and certain other employees may participate on a discretionary basis in investment vehicles sponsored by the Company, either directly in the vehicle or indirectly through the general partner entity. These investments are generally not subject to management fees, but otherwise bear their proportionate share of other operating expenses of the investment vehicles. At December 31, 2018 and 2017, such investments amounted to $5.7 million and $4.8 million, respectively, reflected in redeemable noncontrolling interests and noncontrolling interests on the consolidated balance sheet. Their share of net income was $0.4 million for the year ended December 31, 2018 and was immaterial in 2017.
Corporate Aircraft—The Company, through its subsidiary, Colony Capital Advisors, LLC, has entered into a time sharing agreement with Thomas J. Barrack, Jr., the Company's Executive Chairman and Chief Executive Officer, under which Mr. Barrack may use the Company’s aircraft for personal travel. Under this arrangement, Mr. Barrack pays the Company for personal usage based on the incremental cost to the Company, including direct and indirect variable costs, but in no case more than the maximum reimbursement permitted by the Federal Aviation Regulations under the agreement. Mr. Barrack has reimbursed the Company $0.7 million, $1.9 million and $0.9 million for personal flights taken during the years ended December 31, 2018, 2017 and 2016, respectively.
23. Income Taxes
The Company is subject to income tax laws of the various jurisdictions in which it operates, including U.S. federal, state and local and non-U.S. jurisdictions, primarily in Europe. The Company's current primary sources of income subject to tax are income from its investment management business, operations of its hotel and healthcare portfolios as well as real estate and loan investments in Europe.
On December 22, 2017, the Tax Cuts and Jobs Act was enacted, which provides for a reduction in the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. At December 31, 2017, the Company recognized a provisional amount of $24.9 million relating to the effects of the tax rate change on our existing deferred tax balances, which is included as a component of income tax benefit. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for U.S. federal corporate income tax purposes. During the fourth quarter of 2018, the Company completed its analysis of the Tax Cuts and Jobs Act, which resulted in the recognition of an additional $2.2 million of income tax benefit relating to the effects of the tax rate change on the Company's existing deferred tax balances.
Income Tax Benefit (Expense)
The components of current and deferred tax benefit (expense), including amounts presented as discontinued operations (Note 18), were as follows.

	Year ended December 31,
(In thousands)	2018	2017	2016
Current
Federal	$2,881	$(20,316)	$(2,720)
State and local	1,168	(3,606)	(1,436)
Foreign	(13,698)	(16,138)	(8,244)
Total current tax benefit (expense)	(9,649)	(40,060)	(12,400)
Deferred
Federal	64,962	110,711	6,214
State and local	1,320	18,235	(713)
Foreign	3,148	9,513	2,117
Total deferred tax benefit	69,430	138,459	7,618
Total income tax benefit (expense) from continuing and discontinued operations (1)	$59,781	$98,399	$(4,782)

__________

(1)
Includes current tax expense of $0.2 million, $0.7 million and $0.1 million, respectively, and deferred tax expense of $5,000, $1.4 million and $0.5 million, respectively, related to discontinued operations.

Deferred Income Tax Assets and Liabilities
Deferred tax asset is included in other assets, while deferred tax liability is included in accrued and other liabilities and in liabilities related to assets held for sale.
Through the Merger, the Company assumed approximately $218.2 million of deferred tax liabilities as well as deferred tax assets which were fully reserved with a valuation allowance of $31.9 million.
Valuation allowances are established against net operating losses and capital losses when it is more likely than not that these carry forward losses will not be utilized. As of December 31, 2018, the Company believes that it is more likely than not that the carry forward net operating losses on certain hotel portfolios will be utilized prior to their expiration based on the Company’s reassessment of expected future profitability on these portfolios, therefore the related valuation allowance that was previously established of $10.7 million was released in 2018.
The components of deferred tax assets and deferred tax liabilities arising from temporary differences were as follows.

(In thousands)	December 31, 2018	December 31, 2017
Deferred tax assets
Net operating and capital loss carry forwards (1)	$56,609	$30,019
Equity-based compensation	17,162	28,071
Basis difference—investment in partnerships	7,745	—
Foreign tax credits (2)	892	1,682
Straight-line and prepaid rent expense	7,850	3,601
Deferred income	—	1,932
Deferred interest expense	472	1,924
Other	2,904	7,947
Gross deferred tax assets	93,634	75,176
Valuation allowance (3)	(22,062)	(23,852)
Deferred tax assets, net of valuation allowance	71,572	51,324
Deferred tax liabilities
Management contract intangibles	33,693	90,605
Basis difference—investment in partnerships	—	5,822
Basis difference—real estate	63,901	68,687
Deferred income	1,263	—
Other	108	1,643
Gross deferred tax liabilities	98,965	166,757
Net deferred tax liability	$(27,393)	$(115,433)
__________

(1)
At December 31, 2018 and 2017, deferred tax asset was recognized on net operating losses of $251.2 million and $121.3 million, respectively. Net operating losses attributable to U.S. federal and state, where applicable, generally begin to expire in 2030, or can be carried forward indefinitely. Net operating losses attributable to foreign operations can generally be carried forward indefinitely.

(2)	Foreign tax credits expire beginning 2026.

(3)	The ending balance of the valuation allowance at December 31, 2017 reflects a $12.3 million reduction resulting from the impact of the Tax Cuts and Jobs Act.
Effective Income Tax
The Company's income tax benefit varied from the amount computed by applying the statutory income tax rate to income from continuing and discontinued operations before income taxes. A reconciliation of the statutory U.S. income tax to the Company's effective income tax is presented as follows:

	Year Ended December 31,
(Amounts in thousands)	2018	2017	2016
Income (loss) from continuing and discontinued operations before income taxes	$(554,956)	$(163,012)	$295,508
Pre-tax income attributable to pass-through subsidiaries	312,939	(89,104)	(306,644)
Pre-tax loss attributable to taxable subsidiaries	(242,017)	(252,116)	(11,136)
Federal tax benefit at statutory tax rate (21%, 35% and 35%, respectively)	50,824	88,241	3,365
State and local income taxes, net of federal income tax benefit	10,983	9,380	88
Foreign income tax differential	(3,533)	6	(5,441)
Nondeductible expenses	(4,648)	(20,372)	(1,128)
Excess inclusion income tax expense	—	—	(1,311)
Valuation allowance, net	2,874	(3,555)	(692)
Impact of Tax Cuts and Jobs Act	2,190	24,908	—
Other	1,091	(209)	337
Income tax benefit (expense) from continuing and discontinued operations	$59,781	$98,399	$(4,782)

Tax Examinations
The Company is no longer subject to U.S. federal, state and local or foreign income tax examinations by tax authorities for years prior to 2015.
24. Commitments and Contingencies
Lease Commitments
Office Leases—The Company leases office space under noncancelable operating leases. The lease agreements require minimum rent payments and reimbursement of operating expenses incurred by the landlord, subject to escalation clauses. Rent expense on office leases, included in administrative expenses from continuing operations, was $10.1 million, $13.3 million and $5.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. Future contractual minimum rental payments for office leases at December 31, 2018, excluding $3.6 million that is part of discontinued operations, are as follows:

Year Ending December 31,	(In thousands)
2019	$8,980
2020	8,598
2021	8,200
2022	7,176
2023	6,610
2024 and thereafter	28,144
Total	$67,708

Contingent Consideration
In connection with a consensual foreclosure of the THL Hotel Portfolio, contingent consideration is payable to a preferred equity holder of the borrower in an amount up to $13.0 million, as discussed in Notes 3 and 14.
Litigation and Claims
The Company may be involved in litigation and claims in the ordinary course of business. As of December 31, 2018, the Company was not involved in any legal proceedings that are expected to have a material adverse effect on the Company’s results of operations, financial position or liquidity.
25. Segment Reporting
The Company conducts its business through the following six reportable segments:

•
Healthcare—The Company's healthcare segment is composed of a diverse portfolio of senior housing, skilled nursing facilities, medical office buildings, and hospitals. The Company earns rental income from senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, certain of the Company's senior housing properties are managed by operators under a RIDEA (REIT Investment Diversification and Empowerment Act) structure, which effectively allows the Company to gain financial exposure to underlying operations of the facility in a tax efficient manner versus receiving contractual rent under a net lease arrangement.

•
Industrial—The Company's industrial segment is composed of and primarily invests in light industrial assets throughout the U.S. that serve as the “last mile” of the logistics chain, which are vital for e-commerce and tenants that require increasingly quick delivery times. These properties are generally multi-tenant warehouses that are less than 250,000 square feet. Driven by significant appreciation in the value of the Company's industrial portfolio, in June 2019, the Company engaged advisors to market its industrial portfolio and related management platform for sale. In September 2019, the Company entered into definitive sale agreements for the sale of its light industrial portfolio and related management platform, with the sale closing in December 2019. Separately, the Company is in the process of negotiating a sale of the bulk industrial portfolio that was acquired in February 2019. As the sale represents a strategic shift that will have a major effect on the Company’s operations and financial results, the operating results of the industrial business are presented as discontinued operations on the consolidated statements of operations effective June 2019 (Note 18).

•
Hospitality—The Company's hospitality portfolio is composed of primarily extended stay and select service hotels located mainly in major metropolitan and high-demand suburban markets in the U.S., with the majority affiliated with top hotel brands such as Marriott and Hilton.

•
CLNC—This represents the Company's investment in Colony Credit, a commercial real estate credit REIT with a diverse portfolio consisting primarily of CRE senior mortgage loans, mezzanine loans, preferred equity, debt securities and net lease properties primarily in the U.S.

•
Other Equity and Debt—The Company's other equity and debt segment consists of a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity, real estate debt, and net leased assets, among other holdings.

•
Investment Management—The Company's investment management business raises, invests and manages funds on behalf of a diverse set of institutional and individual investors, for which the Company earns management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or carried interest based on the performance of the investment vehicles managed subject to the achievement of minimum return hurdles.

In 2018, the Company determined that its equity interests in various investment vehicles as sponsor and general partner, which were previously included in the industrial and other equity and debt segments, would be part of its investment management segment. The reclassification of investments in unconsolidated ventures and corresponding earnings on investments in unconsolidated ventures was applied retrospectively to all prior periods presented. The reclassification was not material to segment results.
Amounts not allocated to specific segments include corporate level cash and corresponding interest income, fixed assets for administrative use, corporate level financing and related interest expense, income and expense related to cost reimbursement arrangements with certain affiliates, costs in connection with unconsummated investments, compensation expense not directly attributable to reportable segments, corporate level administrative and overhead costs as well as Merger-related transaction and integration costs.
The chief operating decision maker assesses the performance of the business based on net income (loss) of each of the reportable segments. The various reportable segments generate distinct revenue streams, consisting of property operating income, interest income and fee income. Costs which are directly attributable, or otherwise can be subjected to a reasonable and systematic allocation, have been allocated to each of the reportable segments.
Selected Segment Results of Operations
The following table presents selected results of operations of the Company's reportable segments:

(In thousands)	Healthcare	Industrial	Hospitality	CLNC	Other Equity and Debt	Investment Management	Amounts Not Allocated to Segments	Total

Year Ended December 31, 2018
Total revenues	$592,455	$—	$849,513	$—	$739,167	$176,568	$9,239	$2,366,942
Property operating expenses	271,166	—	563,453	—	316,037	—	—	1,150,656
Interest expense	194,898	—	153,395	—	150,032	—	54,513	552,838
Depreciation and amortization	164,389	—	144,528	—	99,525	28,653	6,207	443,302
Provision for loan losses	213	—	—	—	42,821	—	—	43,034
Impairment loss	217,524	—	72,469	—	79,432	217,850	—	587,275
Gain on sale of real estate	—	—	—	—	159,598	—	—	159,598
Equity method earnings (losses)	—	—	—	(65,366)	99,400	(43,635)	—	(9,601)
Equity method earnings—carried interest	—	—	—	—	—	9,525	—	9,525
Income tax benefit (expense)	(4,991)	—	9,875	—	(4,298)	59,179	205	59,970
Income (loss) from continuing operations	(283,516)	—	(90,581)	(65,366)	268,870	(141,190)	(222,974)	(534,757)
Income (loss) from discontinued operations	—	26,749	—	—	(102)	12,935	—	39,582
Net income (loss)	(283,516)	26,749	(90,581)	(65,366)	268,768	(128,255)	(222,974)	(495,175)
Net income (loss) attributable to Colony Capital, Inc.	(199,277)	4,246	(82,798)	(61,457)	143,065	(120,286)	(203,100)	(519,607)

(In thousands)	Healthcare	Industrial	Hospitality	CLNC	Other Equity and Debt	Investment Management	Amounts Not Allocated to Segments	Total

Year Ended December 31, 2017
Total revenues	$613,169	$—	$815,831	$—	$873,046	$240,632	$6,862	$2,549,540
Property operating expenses	274,528	—	537,884	—	233,901	—	—	1,046,313
Interest expense	185,256	—	134,729	—	161,993	—	54,278	536,256
Depreciation and amortization	183,897	—	133,269	—	128,942	56,616	5,790	508,514
Provision for loan losses	1,588	—	—	—	18,153	—	—	19,741
Impairment loss	14,375	—	—	—	30,867	375,074	—	420,316
Gain on sale of real estate	—	—	—	—	112,758	—	—	112,758
Equity method earnings	—	—	—	—	265,079	18,204	—	283,283
Income tax benefit (expense)	(5,639)	—	(2,779)	—	(3,950)	111,049	1,814	100,495
Income (loss) from continuing operations	(64,767)	—	(9,863)	—	567,752	(174,564)	(438,619)	(120,061)
Income from discontinued operations	—	37,497	—	—	995	4,396	12,560	55,448
Net income (loss)	(64,767)	37,497	(9,863)	—	568,747	(170,168)	(426,059)	(64,613)
Net income (loss) attributable to Colony Capital, Inc.	(51,428)	12,537	(9,199)	—	426,052	(182,038)	(393,815)	(197,891)
Year Ended December 31, 2016
Total revenues	$—	$—	$—	$—	$569,780	$68,331	$4,389	$642,500
Property operating expenses	—	—	—	—	62,537	—	—	62,537
Interest expense	—	—	—	—	80,503	—	44,746	125,249
Depreciation and amortization	—	—	—	—	63,480	14,767	4,581	82,828
Provision for loan losses	—	—	—	—	35,005	—	—	35,005
Impairment loss	—	—	—	—	10,990	320	—	11,310
Gain on sale of real estate	—	—	—	—	70,728	—	—	70,728
Equity method earnings	—	—	—	—	97,188	2,160	—	99,348
Income tax benefit (expense)	—	—	—	—	(10,143)	6,608	(661)	(4,196)
Income (loss) from continuing operations	—	—	—	—	431,903	21,202	(159,403)	293,702
Income (loss) from discontinued operations	—	(3,003)	—	—	—	27	—	(2,976)
Net income (loss)	—	(3,003)	—	—	431,903	21,229	(159,403)	290,726
Net income (loss) attributable to Colony Capital, Inc.	—	(911)	—	—	226,202	17,903	(127,876)	115,318

Total assets and equity method investments of the reportable segments are summarized as follows:

(In thousands)	Healthcare	Industrial	Hospitality	CLNC	Other Equity and Debt	Investment Management	Amounts Not Allocated to Segments	Total
December 31, 2018
Total assets	$5,395,550	$3,185,906	$3,980,988	$1,037,754	$6,371,999	$1,983,911	$259,141	$22,215,249
Equity method investments(1)	—	—	—	1,037,754	1,054,295	180,882	3,742	2,276,673
December 31, 2017
Total assets	$5,813,552	$2,810,135	$4,094,596	$—	$9,251,963	$2,714,840	$100,564	$24,785,650
Equity method investments(1)	—	—	—	—	1,315,670	204,802	3,742	1,524,214

_________

(1)	Excludes the Company's general partner equity, including carried interest allocation, in connection with its open-end industrial fund that is classified as held for sale (Note 10).

Geography
Geographic information about the Company's total income from continued operations, and long-lived assets, excluding assets held for sale, are as follows. Geography is generally presented as the location in which the income producing assets reside or the location in which income generating services are performed.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Total income by geography:
United States	$2,002,260	$2,492,800	$536,544
Europe	329,609	310,783	194,923
Other	302	3,610	6,083
Total (1)	$2,332,171	$2,807,193	$737,550

(In thousands)	December 31, 2018	December 31, 2017
Long-lived assets by geography:
United States	$9,566,982	$10,684,234
Europe	1,600,623	1,749,282
Total (2)	$11,167,605	$12,433,516

__________

(1)
Total income includes equity method earnings (loss), and excludes cost reimbursement income from affiliates and income from discontinued operations. All income from discontinued operations was sourced in the United States.

(2)
Long-lived assets comprise real estate, real estate related intangible assets, and fixed assets, and exclude financial instruments, assets held for sale and investment management related intangible assets. Long-lived assets held for sale at December 31, 2018 and 2017 included $3.3 billion and $2.7 billion located in the United States, respectively and $0.5 billion and $0.6 billion located in Europe, respectively.

26. Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
(In thousands)	2018	2017	2016
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$507,495	$452,726	$118,365
Cash paid for income taxes, net of refunds	14,476	53,017	7,190
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	$158,666	$153,379	$93,492
Net cash provided by (used in) investing activities of discontinued operations	(599,940)	82,408	(310,564)
Net cash provided by financing activities of discontinued operations	351,052	378,788	255,861
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividends and distributions payable	$84,013	$188,202	$65,972
Net assets of CLNY Investment Entities deconsolidated, net of cash and restricted cash contributed (Note 4)	936,547	—	—
Redemption of OP Units for common stock	29,034	22,831	18,571
Improvements in operating real estate in accrued and other liabilities	2,249	18,221	—
Deconsolidation of net assets of securitization trusts (Note 15)	131,386	—	—
Increase in contributions receivable from noncontrolling interests	29,721	—	—
Assets held for sale contributed to equity method investee	20,350	—	—
Deferred tax liabilities assumed by buyer of related real estate	26,629	—	—
Debt assumed by buyer in sale of real estate	196,416	1,258,558	—
Foreclosures and exchanges of loans receivable for real estate	47,097	54,615	128,124
Share repurchase payable	7,567	—	—
Proceeds from loan repayments and asset sales held in escrow	19,425	27,426	—
Distributions payable to noncontrolling interests included in other liabilities	19,297	10,786	—
Net assets of investment entity deconsolidated, net of cash and restricted cash contributed	—	153,368	—

	Year Ended December 31,
(In thousands)	2018	2017	2016
Investment deposits applied to acquisition of loans receivable, real estate and CPI Group	—	66,020	—
Assets acquired in Merger, net of cash and restricted cash assumed (Note 3)	—	16,684,675	—
Liabilities assumed in Merger (Note 3)	—	11,249,183	—
Noncontrolling interests assumed in Merger (Note 3)	—	592,690	—
Common stock issued for acquisition of NSAM and NRF (Note 3)	—	5,710,134	—
Preferred stock issued for acquisition of NRF (Note 3)	—	1,010,320	—
Net assets acquired in CPI restructuring, net of cash and restricted cash assumed (Note 3)	—	219,278	—
Net assets acquired in THL Hotel Portfolio, net of cash and restricted cash assumed (Note 3)	—	326,679	—
Net assets of sponsored fund consolidated, net of cash and restricted cash assumed (Note 15)	—	13,370	—
Contributions receivable from noncontrolling interests	—	25,501	—
Exchange of notes for class A common shares	—	3,279	—
Assets of consolidated securitization trust	—	58,296	—
Liabilities of consolidated securitization trust	—	56,928	—
Net settlement of redemption and investment in equity method investee	—	—	117,241

27. Subsequent Events
Common Stock Repurchase
Between January 1, 2019 and February 25, 2019, the Company repurchased 652,311 shares of its class A common stock at an aggregate cost of $3.2 million, excluding commissions, or a weighted average price of $4.84 per share. As of February 25, 2019, $246.7 million of the previously authorized $300 million was remaining in its stock repurchase program.
Acquisition of Real Estate
In February 2019, the Company acquired 54 buildings in its industrial segment (of which four buildings are under construction and expected to close over the next six months) at a purchase price of $1.16 billion, part of which includes the initiation of a new bulk industrial strategy that is expected to be complementary to, and synergistic with, the existing light industrial platform. In connection with the acquisition, the Company closed on a $500 million floating rate unsecured term debt and replaced the existing $400 million credit facility within its industrial segment with a $600 million facility that was $142 million drawn at closing. The combined financing is secured by the light industrial portfolio and is non-recourse to the Company. Separately, the Company also obtained a $235 million first mortgage debt secured by the bulk industrial portfolio. All of the assets and related liabilities of the industrial segment were classified as held for sale upon acquisition.
The Company closed on the sale of the light industrial portfolio and the related management platform in December 2019, and is in the process of negotiating a sale of the bulk industrial portfolio.

COLONY CAPITAL, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2018, 2017 and 2016

The following table summarizes the activities in the allowance for doubtful accounts established on all of the Company's receivable balances, including non-interest receivables from borrowers, receivables from tenants including base rents, expense reimbursements and straight-line rents, receivables from hotel guest and city ledgers, resident fees, and fees and other receivables from managed companies and funds. The balances include allowances on receivables related to held for sale properties.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Balance at January 1	$6,869	$1,708	$1,786
Allowance for doubtful accounts	26,860	14,602	3,314
Charge-offs	(19,155)	(9,531)	(3,316)
Effect of changes in foreign exchange rates	(60)	90	(76)
Balance at December 31	$14,514	$6,869	$1,708

COLONY CAPITAL, INC.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2018

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

Real estate held for investment
Healthcare
Assisted Living Facilities
Alabama	1	$4,540	$337	$2,583	$1,469	$337	$4,052	$4,389	$233	$4,156	2017
Arizona	1	8,998	536	14,434	1,234	536	15,668	16,204	851	15,353	2017
California	5	36,361	12,157	76,393	809	12,157	77,202	89,359	4,151	85,208	2017
Colorado	2	104,052	7,734	138,276	2,228	7,734	140,504	148,238	7,574	140,664	2017
Florida	2	725	419	303	—	419	303	722	51	671	2017
Georgia	1	7,227	516	14,220	314	516	14,534	15,050	853	14,197	2017
Illinois	23	161,951	9,433	289,465	6,289	9,433	295,754	305,187	16,235	288,952	2017
Indiana	9	25,835	7,170	26,900	100	7,170	27,000	34,170	1,826	32,344	2017
Kansas	1	6,128	915	12,105	(5,203)	915	6,902	7,817	768	7,049	2017
Massachusetts	5	9,900	1,346	1,523	198	1,346	1,721	3,067	182	2,885	2017
Minnesota	11	31,436	3,763	66,922	(27,784)	3,763	39,138	42,901	3,669	39,232	2017
North Carolina	8	99,712	11,656	151,555	297	11,656	151,852	163,508	8,141	155,367	2017
Nebraska	1	2,602	559	3,161	104	559	3,265	3,824	207	3,617	2017
Ohio	30	186,107	16,108	247,227	2,705	16,108	249,932	266,040	14,253	251,787	2017
Oklahoma	5	10,580	1,419	17,467	1,400	1,419	18,867	20,286	1,370	18,916	2017
Oregon	25	181,352	20,905	269,521	(2,254)	20,905	267,267	288,172	15,364	272,808	2017
South Carolina	1	16,183	1,105	17,975	238	1,105	18,213	19,318	1,022	18,296	2017
Tennessee	2	12,269	2,179	24,880	735	2,179	25,615	27,794	1,487	26,307	2017
Texas	8	119,707	18,144	138,400	4,495	18,144	142,895	161,039	8,422	152,617	2017
Washington	6	45,483	3,765	68,188	757	3,765	68,945	72,710	3,824	68,886	2017
United Kingdom	45	272,529	124,664	492,612	20,957	124,664	513,569	638,233	25,107	613,126	2017-2018
Hospitals
California	5	103,968	17,079	135,979	—	17,079	135,979	153,058	6,976	146,082	2017
Georgia	1	13,566	2,047	16,650	—	2,047	16,650	18,697	855	17,842	2017
Louisiana	1	11,993	1,591	13,991	—	1,591	13,991	15,582	713	14,869	2017
Missouri	3	31,264	3,586	22,684	—	3,586	22,684	26,270	1,209	25,061	2017
Oklahoma	1	11,499	536	15,954	—	536	15,954	16,490	811	15,679	2017
Texas	2	35,222	3,191	52,444	2,037	3,191	54,481	57,672	2,699	54,973	2017
Utah	1	14,464	2,151	7,073	—	2,151	7,073	9,224	374	8,850	2017
Medical Office Buildings
Alabama	2	31,466	—	56,271	(23,484)	—	32,787	32,787	3,116	29,671	2017
Arkansas	1	494	—	1,343	—	—	1,343	1,343	200	1,143	2017

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

California	2	20,908	5,708	33,859	982	5,708	34,841	40,549	2,139	38,410	2017
Colorado	6	37,735	8,330	57,631	1,578	8,330	59,209	67,539	4,001	63,538	2017
Florida	3	23,299	2,119	41,291	(5,226)	2,119	36,065	38,184	2,470	35,714	2017
Georgia	13	58,308	12,976	100,200	2,249	12,976	102,449	115,425	6,486	108,939	2017
Hawaii	1	8,175	519	14,030	4	519	14,034	14,553	732	13,821	2017
Idaho	1	22,459	—	30,473	—	—	30,473	30,473	1,769	28,704	2017
Illinois	6	63,246	9,809	97,777	43	9,809	97,820	107,629	6,018	101,611	2017
Indiana	27	178,317	18,106	297,968	(5,048)	18,106	292,920	311,026	19,388	291,638	2017
Louisiana	4	33,777	2,406	52,423	(5,421)	2,406	47,002	49,408	3,332	46,076	2017
Michigan	3	31,508	3,856	48,736	(9,680)	3,856	39,056	42,912	2,849	40,063	2017
Minnesota	2	6,828	1,144	9,348	126	1,144	9,474	10,618	598	10,020	2017
Mississippi	1	13,720	—	21,465	—	—	21,465	21,465	1,353	20,112	2017
New Mexico	3	14,751	—	16,344	173	—	16,517	16,517	1,772	14,745	2017
Ohio	5	48,534	5,036	99,147	(10,879)	5,036	88,268	93,304	5,865	87,439	2017
Oklahoma	2	11,865	—	18,382	—	—	18,382	18,382	1,114	17,268	2017
South Carolina	2	9,681	761	22,966	(5,174)	761	17,792	18,553	1,496	17,057	2017
Tennessee	2	11,342	449	20,215	(3,887)	449	16,328	16,777	1,201	15,576	2017
Texas	21	102,014	5,808	169,067	1,353	5,808	170,420	176,228	12,135	164,093	2017
Washington	1	22,470	998	47,052	89	998	47,141	48,139	2,647	45,492	2017
Skilled Nursing Facilities
Alabama	1	9,074	433	7,169	—	433	7,169	7,602	474	7,128	2017
Arizona	1	10,781	1,043	17,013	—	1,043	17,013	18,056	984	17,072	2017
California	2	19,987	1,936	37,612	—	1,936	37,612	39,548	4,646	34,902	2017
Florida	24	173,422	25,304	347,560	—	25,304	347,560	372,864	19,902	352,962	2017
Georgia	7	100,169	12,140	130,707	—	12,140	130,707	142,847	7,270	135,577	2017
Illinois	4	54,744	6,546	137,591	(62,141)	6,546	75,450	81,996	7,871	74,125	2017
Indiana	19	95,295	5,634	132,921	—	5,634	132,921	138,555	8,404	130,151	2017
Kentucky	1	8,979	362	17,493	3,084	362	20,577	20,939	1,195	19,744	2017
Louisiana	1	18,866	1,068	28,675	—	1,068	28,675	29,743	1,637	28,106	2017
Massachusetts	3	17,145	6,179	8,966	(960)	6,179	8,006	14,185	434	13,751	2017
Maryland	1	6,908	1,219	14,556	—	1,219	14,556	15,775	836	14,939	2017
Michigan	2	8,188	1,717	13,988	1	1,717	13,989	15,706	857	14,849	2017
North Carolina	1	5,735	286	10,549	—	286	10,549	10,835	622	10,213	2017
Oregon	6	26,190	4,330	38,024	(6,359)	4,330	31,665	35,995	2,238	33,757	2017
Pennsylvania	11	188,683	20,010	240,922	—	20,010	240,922	260,932	13,747	247,185	2017
Tennessee	4	40,869	4,236	62,156	2,975	4,236	65,131	69,367	3,545	65,822	2017
Virginia	8	50,168	7,650	88,135	—	7,650	88,135	95,785	5,124	90,661	2017
Washington	3	13,927	3,647	16,108	(1,263)	3,647	14,845	18,492	1,062	17,430	2017
	413	3,165,680	456,776	4,945,018	(115,740)	456,776	4,829,278	5,286,054	290,756	4,995,298

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

Hospitality
Extended Stay
Arizona	1	12,861	1,897	15,843	249	1,897	16,092	17,989	1,146	16,843	2017
California	8	220,715	59,120	241,574	6,846	59,120	248,420	307,540	18,276	289,264	2017
Colorado	3	61,776	13,163	67,804	5,736	13,163	73,540	86,703	5,757	80,946	2017
Connecticut	2	25,056	3,454	30,231	1,498	3,454	31,729	35,183	2,356	32,827	2017
Florida	2	12,943	2,991	50,761	621	2,991	51,382	54,373	3,884	50,489	2017
Georgia	2	43,517	7,278	52,967	505	7,278	53,472	60,750	3,760	56,990	2017
Illinois	1	27,884	4,375	34,567	317	4,375	34,884	39,259	2,729	36,530	2017
Kentucky	2	16,809	2,956	29,407	(8,126)	2,956	21,281	24,237	2,169	22,068	2017
Louisiana	1	12,168	1,874	15,043	719	1,874	15,762	17,636	1,683	15,953	2017
Massachusetts	3	60,054	8,274	74,973	637	8,274	75,610	83,884	5,294	78,590	2017
Maryland	1	19,889	3,003	24,644	302	3,003	24,946	27,949	1,903	26,046	2017
Maine	1	13,346	1,572	15,610	1,735	1,572	17,345	18,917	1,426	17,491	2017
Michigan	2	32,982	4,521	39,797	1,776	4,521	41,573	46,094	2,880	43,214	2017
North Carolina	1	18,108	1,693	23,893	423	1,693	24,316	26,009	2,295	23,714	2017
New Hampshire	3	48,084	7,167	59,440	801	7,167	60,241	67,408	4,437	62,971	2017
New Jersey	7	123,033	20,639	145,058	8,689	20,639	153,747	174,386	13,119	161,267	2017
New Mexico	1	17,594	2,125	22,446	733	2,125	23,179	25,304	2,262	23,042	2017
New York	3	39,657	4,108	48,124	3,584	4,108	51,708	55,816	3,606	52,210	2017
Ohio	1	8,761	575	11,747	235	575	11,982	12,557	1,080	11,477	2017
Pennsylvania	2	30,727	4,526	36,759	1,925	4,526	38,684	43,210	2,630	40,580	2017
Tennessee	1	23,898	4,118	28,471	912	4,118	29,383	33,501	2,150	31,351	2017
Texas	11	137,555	19,932	165,947	9,474	19,932	175,421	195,353	14,905	180,448	2017
Virginia	3	33,075	5,981	38,545	2,375	5,981	40,920	46,901	3,346	43,555	2017
Washington	4	102,182	22,388	116,391	3,036	22,388	119,427	141,815	7,931	133,884	2017
Full Service
Florida	2	45,001	12,328	133,394	24,026	12,328	157,420	169,748	12,072	157,676	2017
Maryland	1	11,765	3,086	12,964	276	3,086	13,240	16,326	918	15,408	2017
New Jersey	1	39,893	16,282	35,308	3,786	16,282	39,094	55,376	3,118	52,258	2017
Select Service
Alabama	1	14,962	1,134	19,213	651	1,134	19,864	20,998	1,404	19,594	2017
Arizona	2	30,561	7,831	34,616	585	7,831	35,201	43,032	3,009	40,023	2017
California	10	202,529	45,970	232,362	5,248	45,970	237,610	283,580	18,215	265,365	2017
Colorado	1	15,962	2,018	20,047	430	2,018	20,477	22,495	1,591	20,904	2017
Connecticut	3	53,877	6,735	67,148	1,696	6,735	68,844	75,579	5,013	70,566	2017
Florida	8	124,232	16,852	219,288	7,347	16,852	226,635	243,487	15,947	227,540	2017
Georgia	4	58,264	11,505	77,275	(6,466)	9,932	72,382	82,314	6,012	76,302	2017
Illinois	1	18,501	2,738	22,368	801	2,738	23,169	25,907	1,678	24,229	2017

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

Kentucky	1	29,201	6,660	31,618	2,456	6,660	34,074	40,734	2,483	38,251	2017
Louisiana	2	19,355	2,409	23,780	1,534	2,409	25,314	27,723	2,376	25,347	2017
Massachusetts	1	25,131	3,272	31,343	490	3,272	31,833	35,105	2,194	32,911	2017
Maryland	3	39,090	10,405	78,892	(34,838)	4,994	49,465	54,459	3,267	51,192	2017
Michigan	4	79,189	10,430	97,029	3,738	10,430	100,767	111,197	7,487	103,710	2017
North Carolina	6	100,253	13,689	123,653	3,224	13,689	126,877	140,566	9,260	131,306	2017
New Hampshire	3	41,159	6,092	50,557	854	6,092	51,411	57,503	3,601	53,902	2017
New Jersey	4	93,153	18,073	110,251	2,182	18,073	112,433	130,506	8,484	122,022	2017
New York	5	102,426	30,292	107,812	5,838	30,292	113,650	143,942	9,803	134,139	2017
Ohio	1	16,534	7,655	56,496	(40,120)	2,633	21,398	24,031	1,693	22,338	2017
Oklahoma	1	4,569	447	5,387	767	447	6,154	6,601	615	5,986	2017
Pennsylvania	3	41,918	7,469	47,626	3,641	7,469	51,267	58,736	3,841	54,895	2017
Tennessee	2	35,092	5,699	42,462	1,284	5,699	43,746	49,445	3,489	45,956	2017
Texas	15	132,938	27,974	177,156	(13,879)	24,389	166,862	191,251	16,039	175,212	2017
Virginia	6	101,057	23,071	140,115	(21,833)	17,577	123,776	141,353	9,009	132,344	2017
Washington	1	28,786	2,125	36,312	368	2,125	36,680	38,805	1,107	37,698	2017
	158	2,648,072	509,971	3,424,514	(912)	488,886	3,444,687	3,933,573	264,749	3,668,824
Other Equity and Debt
Hotel—Arizona	5	41,363	10,917	43,884	7,124	10,917	51,008	61,925	3,596	58,329	2017
Hotel—California	21	290,323	57,970	274,907	19,254	57,970	294,161	352,131	20,202	331,929	2017
Hotel—Florida	3	25,822	8,508	24,764	4,281	8,508	29,045	37,553	2,051	35,502	2017
Hotel—Georgia	1	10,753	1,905	9,296	751	1,905	10,047	11,952	759	11,193	2017
Hotel—Iowa	3	17,346	—	15,832	71	—	15,903	15,903	1,066	14,837	2017
Hotel—Illinois	5	28,805	4,553	30,274	261	4,553	30,535	35,088	2,672	32,416	2017
Hotel—Indiana	1	9,183	1,232	9,325	410	1,232	9,735	10,967	693	10,274	2017
Hotel—Kansas	1	4,866	517	4,930	1,065	517	5,995	6,512	498	6,014	2017
Hotel—Kentucky	1	6,122	1,358	5,576	11	1,358	5,587	6,945	429	6,516	2017
Hotel—Massachusetts	1	9,183	1,152	9,261	1,846	1,152	11,107	12,259	721	11,538	2017
Hotel—Michigan	3	23,860	3,276	22,820	773	3,276	23,593	26,869	1,815	25,054	2017
Hotel—Missouri	1	4,788	471	5,597	561	471	6,158	6,629	509	6,120	2017
Hotel—Nevada	4	84,687	27,160	71,823	2,951	27,160	74,774	101,934	5,211	96,723	2017
Hotel—New Jersey	2	15,776	3,572	13,553	2,154	3,572	15,707	19,279	1,514	17,765	2017
Hotel—New York	8	28,962	3,791	25,267	6,863	3,791	32,130	35,921	2,991	32,930	2019
Hotel—Ohio	7	24,488	4,557	31,786	4,554	4,557	36,340	40,897	3,127	37,770	2017
Hotel—Oklahoma	1	2,826	—	4,751	42	—	4,793	4,793	488	4,305	2017
Hotel—Oregon	1	16,247	2,413	12,142	71	2,413	12,213	14,626	796	13,830	2017

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

Hotel—Pennsylvania	8	60,592	12,148	71,347	4,238	12,148	75,585	87,733	5,689	82,044	2017
Hotel—Rhode Island	1	6,750	910	7,017	972	910	7,989	8,899	728	8,171	2017
Hotel—Tennessee	1	9,575	2,020	8,803	58	2,020	8,861	10,881	713	10,168	2017
Hotel—Texas	14	115,140	16,720	90,428	10,909	16,720	101,337	118,057	6,738	111,319	2017
Hotel—Virginia	3	38,459	8,446	37,575	171	8,446	37,746	46,192	2,733	43,459	2017
Industrial—France	4	37,075	13,034	36,185	604	13,034	36,789	49,823	1,960	47,863	2017
Industrial—Spain	1	—	—	2,346	9	—	2,355	2,355	146	2,209	2017
Mixed-Use—Italy	1	10,467	13,293	18,972	4,232	13,293	23,204	36,497	1,521	34,976	2015
Multifamily—US	1	—	1,659	269	14,156	1,659	14,425	16,084	392	15,692	2017
Office—France	33	142,126	60,301	139,169	15,448	60,301	154,617	214,918	7,573	207,345	2016-2017
Office—Spain	2	12,931	96,002	88,770	168	96,002	88,938	184,940	4,731	180,209	2017
Office—US	6	73,015	24,510	198,612	11,508	24,510	210,120	234,630	28,039	206,591	2013-2017
Office/Industrial—France	206	346,727	109,406	329,735	663	109,406	330,398	439,804	1,798	438,006	2018
Retail—France	1	11,349	4,876	8,871	62	4,876	8,933	13,809	427	13,382	2017
Retail—UK	1	8,405	911	11,766	(3,705)	911	8,061	8,972	1,563	7,409	2015
	352	1,518,011	497,588	1,665,653	112,536	497,588	1,778,189	2,275,777	113,889	2,161,888
Real estate held for investment	923	7,331,763	1,464,335	10,035,185	(4,116)	1,443,250	10,052,154	11,495,404	669,394	10,826,010

Real estate held for sale
Industrial
Atlanta	63	200,821	58,491	381,489	13,442	58,491	394,933	453,424	48,777	404,647	2014-2018
Austin	6	—	9,174	60,537	955	9,174	61,492	70,666	6,066	64,600	2014-2017
Chicago	26	—	30,587	119,918	7,595	30,587	127,513	158,100	20,570	137,530	2014
Dallas	64	192,007	73,448	351,074	12,280	73,448	363,354	436,802	47,030	389,772	2014-2018
Denver	8	38,689	14,253	60,415	4,359	14,253	64,774	79,027	7,565	71,462	2014-2017
Houston	12	21,446	27,635	135,408	3,963	27,635	139,371	167,006	16,908	150,098	2014-2017
Jacksonville	13	5,474	21,565	103,560	12,400	21,565	115,960	137,525	3,755	133,770	2017-2018
Kansas City	14	49,000	13,423	75,709	3,635	13,423	79,344	92,767	9,902	82,865	2014-2017
Las Vegas	8	—	24,553	77,093	11,394	24,553	88,487	113,040	2,670	110,370	2017-2018
Maryland-BWI	20	113,198	51,042	170,623	1,537	51,042	172,160	223,202	11,158	212,044	2015-2018
Minneapolis	17	102,755	26,311	141,513	7,089	26,311	148,602	174,913	22,047	152,866	2014-2016
New Jersey, Northern	10	—	20,133	70,432	812	20,133	71,244	91,377	1,645	89,732	2018
New Jersey, South / Philadelphia	31	58,852	38,540	162,730	5,931	38,540	168,661	207,201	26,825	180,376	2014-2017
Oakland	2	60,000	20,648	74,993	1,660	20,648	76,653	97,301	1,907	95,394	2018
Orlando	16	131,500	27,610	180,144	5,996	27,610	186,140	213,750	17,726	196,024	2014-2017

(Amounts in thousands)			Initial Cost		Costs Capitalized Subsequent to Acquisition (1)	Gross Cost Basis at December 31, 2018			Accumulated Depreciation (2)	Net Carrying Amount (3)	Date of Acquisition (4)
Property Description / Location	Number of Properties	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total

Phoenix	22	59,000	31,983	181,795	5,068	31,983	186,863	218,846	16,429	202,417	2014-2018
Salt Lake City	15	44,453	18,892	85,594	3,131	18,892	88,725	107,617	10,206	97,411	2014-2017
San Antonio	3	—	11,045	61,638	459	11,045	62,097	73,142	1,596	71,546	2018
St. Louis	8	—	8,813	43,702	3,140	8,813	46,842	55,655	7,403	48,252	2014
Tampa	4	—	4,278	32,138	2,317	4,278	34,455	38,733	5,505	33,228	2014
	362	1,077,195	532,424	2,570,505	107,163	532,424	2,677,670	3,210,094	285,690	2,924,404
Hotel										69,699	2017
Other Equity & Debt—US										180,029	Various
Other Equity & Debt—Europe										471,274	Various
Real estate held for sale										3,645,406
Total real estate assets										$14,471,416
__________

(1)	Includes adjustment for impairment of real estate.

(2)	Depreciation is calculated using a useful life ranging from 4 months based on the shortest remaining lease term for improvements and up to 51 years for buildings.

(3)	The aggregate gross cost of total real estate assets for federal income tax purposes is $13.2 billion at December 31, 2018.

(4)	Properties consolidated upon the Internalization reflect an acquisition date of April 2, 2015, the effective date of consolidation.

The following tables summarize the activity in real estate assets and accumulated depreciation:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Real Estate, at Gross Cost Basis
Balance at January 1	$15,791,144	$3,656,094	$3,518,682
Assumed through the Merger	—	11,730,087	—
Foreclosures and exchanges of loans receivable for real estate	45,617	1,867,655	128,124
Acquisitions	984,844	1,027,889	434,266
Improvements and capitalized costs (1)	276,210	237,125	16,072
Deconsolidation of real estate held by investment entity (Note 4)	(226,004)	(407,653)	—
Dispositions (2)	(933,217)	(2,484,616)	(313,982)
Impairment	(357,629)	(59,652)	(11,391)
Measurement period adjustments for real estate acquired in 2015 business combination	—	—	(16,688)
Effect of changes in foreign exchange rates	(80,163)	224,215	(98,989)
Balance at December 31	15,500,802	15,791,144	3,656,094
Classified as held for sale, net (3)	(4,005,398)	(3,390,528)	(2,349,210)
Balance at December 31, held for investment	$11,495,404	$12,400,616	$1,306,884

	Year Ended December 31,
(In thousands)	2018	2017	2016
Accumulated Depreciation
Balance at January 1	$606,200	$188,509	$88,577
Depreciation	471,599	453,331	108,298
Deconsolidation of real estate held by investment entity (Note 4)	(6,256)	(3,212)	—
Dispositions (2)	(42,873)	(34,854)	(6,025)
Effect of changes in foreign exchange rates	716	2,426	(2,341)
Balance at December 31	1,029,386	606,200	188,509
Classified as held for sale, net (3)	(359,992)	(218,751)	(132,505)
Balance at December 31, held for investment	$669,394	$387,449	$56,004
__________

(1)	Includes transaction costs capitalized for asset acquisitions.

(2)	Includes amounts classified as held for sale during the year and disposed before the end of the year.

(3)	Amounts classified as held for sale during the year and remain as held for sale at the end of the year.

COLONY CAPITAL, INC.
SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE
December 31, 2018

(Dollars in thousands)
Loan Type / Collateral / Location (1)	Number of Loans	Payment Terms (2)	Interest Rate Range (3)	Maturity Date Range (4)	Prior Liens (5)	Unpaid Principal Balance	Carrying Amount (6)(7)	Principal Amount Subject to Delinquent Principal or Interest (8)
Loans at amortized cost
First mortgage:
Residential—France	1	I/O	15.0%	October 2020	$—	$19,254	$18,788	$—
Multifamily—Ireland	1	I/O	3.1%	January 2018	—	83,220	83,218	83,220
Office—France	1	I/O	4.0%	December 2018	—	866	732	—
Office—Ireland	1	I/O	2.3%	January 2018	—	45,220	45,216	45,220
Office—Ireland	1	I/O	12.5%	December 2021	—	125,594	125,594	—
Retail—Various, USA	1	I/O	8.6%	May 2019	—	45,575	46,038	—
Retail—France	1	I/O	3.5%	June 2018	—	2,497	2,920	2,497
Hospitality—France	1	I/O	10.0%	December 2021	—	91,652	91,470	—
Hospitality—Spain	1	I/O	11.0%	July 2019	—	42,692	44,392	—
Healthcare—UK	5	I/O	7.5%	March 2022	—	48,330	48,330	—
Land—TX, USA	1	I/O	14.0%	May 2019	—	34,745	34,639	—
Other—France	3	I/O	3.5% - 15.0%	June 2018 to December 2020	—	6,743	6,866	1,633
	18				—	546,388	548,203	132,570
Subordinated mortgage and mezzanine:
Multifamily—CA, USA	2	I/O	13.4%	April 2021 to September 2021	—	27,772	27,417	—
Office—Various, USA	2	I/O	8.0% - 12.0%	July 2019 to April 2025	78,000	31,027	28,107	—
Office—Ireland / France	1	I/O	11.0%	January 2022	161,854	124,020	136,009	—
Retail—NC, USA	1	P&I	5.7%	December 2018	74,712	37,766	21,500	37,766
Retail—Germany	1	I/O	10.0%	June 2020	126,485	114,449	123,282	—
Retail—UK	1	I/O	12.0%	August 2019	118,314	64,161	64,161	64,161
Mixed Use—CA, USA	1	I/O	12.9%	July 2020	254,297	262,402	262,061	—
	9				813,662	661,597	662,537	101,927

(Dollars in thousands)
Loan Type / Collateral / Location (1)	Number of Loans	Payment Terms (2)	Interest Rate Range (3)	Maturity Date Range (4)	Prior Liens (5)	Unpaid Principal Balance	Carrying Amount (6)(7)	Principal Amount Subject to Delinquent Principal or Interest (8)
Purchased credit-impaired loans (9)
Residential—WI, USA	1					444	—	—
Multifamily—Various, USA	99					43,913	29,140	7,425
Multifamily—Ireland	2					5,360	739	—
Industrial—Ireland	3					89,477	14,740	—
Office—NC, USA	1					475	—	—
Office—France	1					6,032	4,578	—
Office—Ireland	7					73,206	20,318	—
Office—Ireland	1					182,569	168,940	182,569
Office—Spain	1					9,585	4,733	—
Retail—VA, USA	1					19,555	19,455	—
Retail—Ireland	7					101,862	22,168	—
Hospitality—France	1					16,259	17,581	—
Hospitality—Ireland	7					55,293	—	—
Land—Ireland	4					107,099	25,642	—
Other—NY, USA	1					3,216	2,628	—
Other—Bahamas	1					25,397	2,997	25,397
Other—Ireland	38					591,970	7,022	—
	176				—	1,331,712	340,681	215,391
Corporate loans
N/A (10)	2	I/O	8.0% - 13.0%	March 2019 to January 2027	—	41,935	41,608	—
N/A (10)	1	I/O	14.0%	January 2025	—	67,009	66,188	—
	3				—	108,944	107,796	—
Total	206				$813,662	$2,648,641	$1,659,217	$449,888
__________

(1)	Loans with carrying amounts that are individually less than 3% of the total carrying amount have been aggregated according to collateral type and location.

(2)	Payment terms: P&I = Periodic payment of principal and interest; I/O = Periodic payment of interest only with principal at maturity

(3)	Variable rate loans are determined based on the applicable index in effect at December 31, 2018.

(4)	Represents contractual maturity that does not contemplate exercise of extension option.

(5)	Prior liens represent loan amounts owned by third parties that are senior to the Company’s subordinated or mezzanine positions and are approximate.

(6)	Carrying amounts at December 31, 2018 are presented net of $32.9 million of allowance for loan losses.

(7)	The aggregate cost basis of loans held for investment for federal income tax purposes was approximately $1.7 billion at December 31, 2018.

(8)
Represents principal balance of loans which are 90 days or more past due as to principal or interest. For purchased credit-impaired loans, amounts represent principal balance of loans on nonaccrual status for which the Company is not able to determine a reasonable expectation of cash flows to be collected.

(9)
Purchased credit-impaired loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. Payment terms, stated interest rate and contractual maturity are not presented as they are not meaningful for purchased credit-impaired loans.

(10)	Corporate loans are either unsecured or secured by the assets of the parent entities that own the underlying real estate operations but are not secured by mortgages on the real estate.

Activity in loans held for investment is summarized below:

	Year Ended December 31,
(In thousands)	2018	2017	2016
Balance at January 1	$3,223,762	$3,430,608	$4,046,093
Loans acquired in Merger	—	359,541	—
Loan acquisitions and originations	386,532	991,239	551,456
Paid-in-kind interest added to loan principal	52,234	56,131	43,864
Discount and net loan fee amortization	14,524	43,877	27,038
Loan repayments	(166,267)	(902,190)	(735,162)
Payments received from PCI loans	(187,140)	(419,232)	(197,453)
Accretion on PCI loans	27,911	61,809	65,911
Transfer to loans held for sale	—	(50,894)	(56,357)
Carrying value of loans sold	(111,864)	—	(118,068)
Transfer to real estate assets upon foreclosure	(47,097)	(515,055)	(128,124)
Loans receivable contributed to Colony Credit (Note 4)	(1,287,994)	—	—
Deconsolidation of loans receivable in securitization trusts	(149,447)	—	—
Provision for loan losses	(43,034)	(19,741)	(34,864)
Other loss	—	(2,309)	—
Consolidation of loans receivable held by investment entities and securitization trusts (Notes 3 and 6)	—	58,296	—
Effect of changes in foreign exchange rates	(52,903)	131,682	(33,726)
Balance at December 31	$1,659,217	$3,223,762	$3,430,608